     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2002


                                                      REGISTRATION NO. 333-72598
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           WEIRTON STEEL CORPORATION
             (Exact name of registrant as specified in its charter)

            06-1075442                          DELAWARE                             3312
         (I.R.S. employer           (State or other jurisdiction of      (Primary Standard Industrial
      identification number)         incorporation or organization)      Classification Code Number)

                            400 THREE SPRINGS DRIVE
                          WEIRTON, WEST VIRGINIA 26062
                           TELEPHONE: (304) 797-2000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                             ---------------------

                           WILLIAM R. KIEFER, ESQUIRE
                            400 THREE SPRINGS DRIVE
                          WEIRTON, WEST VIRGINIA 26062
                           TELEPHONE: (304) 797-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

          MICHAEL C. MCLEAN, ESQUIRE                         ROD MILLER, ESQUIRE
          KIRKPATRICK & LOCKHART LLP                      WEIL, GOTSHAL & MANGES LLP
           HENRY W. OLIVER BUILDING                            767 FIFTH AVENUE
            535 SMITHFIELD STREET                             NEW YORK, NY 10153
     PITTSBURGH, PENNSYLVANIA 15222-2312                  TELEPHONE: (212) 310-8000
          TELEPHONE: (412) 355-6500

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 23, 2002

PRELIMINARY PROSPECTUS

                    EXCHANGE OFFER AND CONSENT SOLICITATION
                         IN RESPECT OF ALL OUTSTANDING
                         11 3/8% SENIOR NOTES DUE 2004
                                      AND
                         10 3/4% SENIOR NOTES DUE 2005

                                 [WEIRTON LOGO]
                             ---------------------

              TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

    - We are offering to exchange up to 100% of our 11 3/8% Senior Notes due 2004 (NYSE: WS04) and 10 3/4% Senior Notes due 2005 (NYSE: WS05). Concurrently with this exchange offer, we are soliciting consents from the holders of our outstanding notes to amend the indentures that govern those notes.


    - Representatives of an informal committee composed of institutional holders of 60.1% of the aggregate principal amount outstanding of our 11 3/8% Senior Notes due 2004 and 51.9% of the aggregate principal amount outstanding of our 10 3/4% Senior Notes due 2005 contacted us in November 2001 and negotiated the terms of the exchange offer, new senior secured notes and new Series C preferred stock set forth in this prospectus. The holders comprising this informal committee have agreed to tender in this exchange offer all of the outstanding senior notes that they now hold or that they acquire prior to the expiration of the exchange offer and to consent to the proposed amendments to the indentures governing the outstanding notes.


    - If you decide to participate in the exchange offer, for each $1,000 principal amount of outstanding notes that you validly tender on or before the consent solicitation expires, you will receive the total consideration of $550 principal amount of new 10% Senior Secured Notes due 2008, which includes a consent payment of $50 principal amount of new senior secured notes, and $450 in liquidation preference of Series C preferred stock. However, if you tender your outstanding notes after the consent solicitation expires but before the exchange offer expires, for each $1,000 principal amount of outstanding notes that you tender, you will receive only the exchange offer consideration of $500 principal amount of senior secured notes and $450 in liquidation preference of Series C preferred stock. The principal amount of the new senior secured notes is not necessarily the issue price that will apply for United States federal income tax purposes.


    - The new senior secured notes will be secured by a security agreement and second lien deeds of trust granting second priority security interests in our hot strip mill, No. 9 tin tandem mill and tin assets, which are integral facilities in our downstream steel processing operations. The lenders under our senior credit facility will hold first priority security interests in the same collateral.



    - The consent solicitation expires at 5:00 p.m., New York time, on May   ,
      2002, unless extended. We do not currently intend to extend the consent solicitation.



    - This exchange offer expires at 5:00 p.m., New York time, on May   , 2002,
      unless extended. We do not currently intend to extend the exchange offer.


    - After the consent solicitation expires, you will not be permitted to withdraw outstanding notes that you tender unless we reduce the exchange offer consideration.

    - If you tender your outstanding notes before the consent solicitation expires, you are obligated to consent to the proposed amendments. You may not consent to the proposed amendments without tendering your outstanding notes.


    - In addition to this exchange offer and consent solicitation, at our request, the City of Weirton, West Virginia is offering to exchange all of its outstanding Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due November 1, 2014 for new Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2002 due April 1, 2012. The new secured series 2002 bonds will also be secured by a security agreement and deeds of trust granting second priority security interests in our hot strip mill, No. 9 tin tandem mill and tin assets.


    - We are conditioning the completion of this exchange offer on, among other things, the tender of at least 95% of each series of our outstanding notes in this exchange offer and on the completion of the series 1989 bonds exchange offer.

    - If you do not exchange your outstanding notes and the proposed amendments are adopted, you will continue to hold those notes, but most of the restrictive covenants, the events of default relating to cross defaults and judgment defaults and many other provisions of the indentures governing those outstanding notes will be removed or substantially modified, and you may be subject to United States federal income tax.
                             ---------------------


     WE ENCOURAGE YOU TO CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 23 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                 THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                                LEHMAN BROTHERS

                THE DATE OF THIS PROSPECTUS IS           , 2002

                               TABLE OF CONTENTS


Questions and Answers About the Exchange Offer and Consent
  Solicitation..............................................    1
Summary.....................................................   11
Risk Factors................................................   23
Forward-Looking Information.................................   36
Accounting Treatment for the Exchange Offers................   37
Capitalization..............................................   38
Selected Consolidated Financial Data........................   41
Unaudited Pro Forma Consolidated Financial Statements.......   44
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   52
Steel Industry Overview.....................................   63
Business....................................................   67
Management..................................................   85
Security Ownership of Certain Beneficial Owners and
  Management................................................   93
Description of Other Indebtedness and Financing
  Arrangements..............................................   95
The Exchange Offer and Consent Solicitation.................  108
Description of the Senior Secured Notes.....................  122
Description of Series C Preferred Stock.....................  154
Summary Comparison of Key Differences Between the Senior
  Secured Notes and the Outstanding Notes...................  156
Description of Our Capital Stock............................  162
Material United States Federal Income Tax Consequences......  165
Plan of Distribution........................................  178
Legal Matters...............................................  178
Experts.....................................................  178
Where You Can Find More Information.........................  178
Index to Consolidated Financial Statements..................  F-1


                            INDUSTRY AND MARKET DATA

     In this prospectus, we rely on and refer to historical and projected market and market share data for the United States steel industry which is derived from third-party sources, including American Iron and Steel Institute, World Steel Dynamics, New Steel, DRI and Economic Associates. The most recent historical market and market share data available is as of the year ended December 31, 2001. We believe that this data is generally indicative of the market and industry trends and our relative domestic market share.

                             QUESTIONS AND ANSWERS
               ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q: WHAT IS THE PROPOSED TRANSACTION?

A: We are offering to exchange our new 10% Senior Secured Notes due 2008 and shares of our new Series C preferred stock for all of our outstanding 11 3/8% Senior Notes due 2004 and our outstanding 10 3/4% Senior Notes due 2005. We are also soliciting consents to amend provisions of the indentures governing our outstanding notes, including the elimination of events of default relating to cross defaults and judgment defaults, the modification of the definition of change of control and the elimination of the following restrictive covenants:

     - limitations on indebtedness;

     - limitations on restricted payments;


     - limitations on transactions with affiliates;


     - restrictions on dispositions of our assets;

     - limitations on liens;

     - limitations on sale and leaseback transactions; and

     - limitations on dividends and other payments restrictions affecting subsidiaries.

     The City of Weirton is also offering, at our request, to exchange all of its outstanding Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due November 1, 2014 for its new Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2002 due April 1, 2012 and is soliciting consents to eliminate the limitations on liens and limitations on sale and leaseback transactions, covenants and corresponding events of default contained in the related loan agreement between the City of Weirton and us.

     The consummation of this exchange offer and the series 1989 bonds exchange offer are each conditioned upon consummation of the other exchange offer.

Q: WHAT WILL I RECEIVE IN THIS EXCHANGE OFFER IF I TENDER MY OUTSTANDING NOTES?

A: For each $1,000 principal amount of outstanding notes that you validly tender before the consent solicitation expires, you will receive the total consideration of $550 principal amount of new senior secured notes, which includes a consent payment of $50 principal amount of new senior secured notes, and $450 in liquidation preference (9 shares) of Series C preferred stock. However, if you tender your outstanding notes after the consent solicitation expires but before the exchange offer expires, for each $1,000 principal amount of outstanding notes that you tender, you will receive only the exchange offer consideration of $500 principal amount of senior secured notes and $450 in liquidation preference (9 shares) of Series C preferred stock.

     For example, if you tender $10,000 principal amount of outstanding notes on or before the consent solicitation expires, you will receive the total consideration of $5,500 principal amount of new senior secured notes and $4,500 in liquidation preference (90 shares) of Series C preferred stock. If you tender $10,000 principal amount of outstanding notes after the consent solicitation expires but before the exchange offer expires, you will receive only the exchange offer consideration of $5,000 principal amount of new senior secured notes and $4,500 in liquidation preference (90 shares) of Series C preferred stock.


     The new senior secured notes will be senior secured obligations. The new senior secured notes will rank equal in right of payment with any of our existing and future senior indebtedness. The new senior secured notes will effectively rank senior in right of payment to our unsecured indebtedness, but junior to the senior credit facility, to the extent of the value of the collateral. As of December 31, 2001, on a pro forma basis, we had outstanding senior indebtedness in principal amount of $235.8 million, and our secured indebtedness in principal amount totalled $269.6 million (including capital leases), of which

$101.6 million (including $9.5 million in letters of credit) was outstanding under our senior credit facility. See "Description of the Senior Secured Notes."



     The Series C preferred stock will not be entitled to receive dividends and will be subject to mandatory redemption on April 1, 2013 at a redemption price of $25 per share in cash. Prior to April 1, 2013, we will have the option of redeeming the Series C preferred stock in whole or in part at the end of each 12-month period beginning April 1 of each year based on the following redemption schedule:



  12-MONTH PERIOD          REDEMPTION PRICE
 BEGINNING APRIL 1            PER SHARE
 -----------------         ----------------
       2002                     $10.00
       2003                      12.50
       2004                      15.00
       2005                      17.50
       2006                      20.00
       2007                      22.50
2008 and thereafter              25.00



     In addition, if our capital structure is amended to permit the issuance of additional shares of common stock, among other matters, we have the option to redeem all of the outstanding shares of the Series C preferred stock at any time prior to April 1, 2013 by delivering to the holders of the Series C preferred stock shares of common stock having a market value equal to the then current aggregate redemption price for all outstanding shares of Series C preferred stock. Any mandatory or optional redemption by us in cash would be subject to restrictions contained in our senior credit facility or other senior indebtedness then in existence at the time we elect to redeem the Series C preferred stock.


Q: HOW WERE THE TERMS OF THIS EXCHANGE OFFER, THE NEW SENIOR SECURED NOTES AND
   THE NEW SERIES C PREFERRED STOCK DETERMINED?


A: After we had filed the registration statement of which this prospectus is a part, we were contacted in November 2001 by representatives of an informal committee composed of institutional holders of 60.1% of the aggregate principal amount outstanding of our 11 3/8% Senior Notes due 2004 and 51.9% of the aggregate principal amount outstanding of our 10 3/4% Senior Notes due 2005. From November 2001 through February 2002, we negotiated terms of this exchange offer and the related securities being offered through financial and legal advisors for this informal committee. The holders comprising this informal committee have agreed to tender in this exchange offer all of the outstanding notes that they now hold, or that may acquire prior to the expiration of the exchange offer, and to consent to the proposed amendments to the indentures governing the outstanding notes. For more information regarding our negotiations with the informal committee, see "The Exchange Offer -- Informal Noteholders Committee."


Q: WILL I RECEIVE ANY INTEREST ON THE OUTSTANDING NOTES THAT HAS BEEN ACCRUING
   SINCE THE LAST PAYMENT ON INTEREST?


A: We will not pay any of the interest on the outstanding notes tendered in this exchange offer, which has been accruing since the last payment of interest on the outstanding notes. The last payment of interest on the 11 3/8% Senior Notes due 2004 was made on July 1, 2001 and the last payment of interest on the 10 3/4% Senior Notes due 2005 was made on June 1, 2001. We did not pay the semi-annual interest payments due January 1, 2002 and December 1, 2001 respectively, on the outstanding notes. We are not permitted to pay cash interest during a 12-month period under the terms of our senior credit facility, reflecting our voluntary financial restructuring plan presented to our senior lenders.


Q: WHAT ARE THE BENEFITS TO ME OF THIS EXCHANGE OFFER?

A: If the exchange offers are completed and we exchange substantially all of our outstanding notes and bond obligations, there will be significantly less uncertainty about our ability to make interest payments, to finance our operations, to implement our strategic plan and to repay our debt in the future.

     Holders of our outstanding notes currently hold an aggregate of approximately $244 million in principal amount of unsecured claims, excluding any accrued interest. If the exchange offer is completed and all of our outstanding notes are exchanged for new senior secured notes prior to the expiration of the consent solicitation, the holders of those new senior secured notes will hold an aggregate of approximately $134.2 million principal amount in secured claims and up to an aggregate of $109.8 million liquidation preference of new Series C preferred stock.



     The new senior secured notes will be secured by a security agreement and second lien deeds of trust granting second priority security interests in our recently rebuilt hot strip mill, our No. 9 tin tandem mill and our tin assets. The new secured series 2002 bonds will also be secured by those assets on parity with the new senior secured notes. The lenders under our senior credit facility, as amended, will hold first priority security interests in the same collateral. Because secured claims are paid prior to unsecured claims in a bankruptcy, holders of new senior secured notes will be effectively senior to holders of unsecured claims (but junior to the lenders under our senior secured credit facility) to the extent of the value of the collateral.


     In contrast, if the exchange offers are not completed and we seek bankruptcy protection or commence liquidation proceedings, obligations represented by the outstanding notes and the series 1989 bonds would be treated as unsecured claims, together with other unsecured claims, such as trade payables, contract rejection and litigation claims, and unsecured employee benefit claims. Of the unsecured claims, in the event a bankruptcy case is commenced, certain administrative expenses may be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status include but are not limited to, claims for professional fees, claims for operational shutdown and liquidation costs, and to a limited extent, claims for employee wages and benefits and contributions to pension plans.

     As of December 31, 2001, total secured and unsecured claims in a liquidation of Weirton are estimated to exceed $2 billion, of which approximately $113 million were secured claims. In the context of a reorganization under applicable bankruptcy law, total claims may be significantly less than this estimate, if we do not incur certain facility shutdown costs and the resulting acceleration of pension and other employee claims that would be incurred in a liquidation and may or may not be incurred in a reorganization. In the event a bankruptcy case is commenced, expenses of administering the case and various other categories of unsecured claims will be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status include but are not limited to claims for professional fees, claims for operational shutdown and liquidation costs paid and, to a limited extent, claims for employee wages and benefits. Prepetition employee compensation and benefit claims may be given priority status for up to $4,650 per employee. For example, if there were a bankruptcy filing, the maximum prepetition compensation benefit priority would be the number of employees on the date of the filing multiplied by $4,650. In addition, post-employment benefit liabilities for benefits such as retiree medical and life (as described on the Unaudited Pro Forma Consolidated Balance Sheet) receive administrative expense status in a Chapter 11 proceeding and must be paid in full unless otherwise modified or terminated through a bankruptcy proceeding (in a Chapter 7 proceeding such benefits do not receive administrative priority and would be treated as general unsecured claims). We believe that it is unlikely that secured claimants and the holders of claims assigned priority status in a bankruptcy would agree to receive equity in satisfaction of claims. Consequently, in a bankruptcy, we believe, based on estimates of the liquidation value of our assets, that the owners of the outstanding notes and series 1989 bonds may receive repayments of little or none of the principal amount of their outstanding notes or series 1989 bonds.


Q:WHAT ARE THE RISKS TO ME IF I TENDER MY OUTSTANDING NOTES IN THIS EXCHANGE
  OFFER?



A: There are a number of risks if you tender outstanding notes in the exchange offer, including, among others:



     - The value of the new senior secured notes and Series C preferred stock that you will receive may not be equal to or greater than the outstanding notes that you tender for exchange;

     - In the event of a liquidation, we may have inadequate collateral to satisfy payments on the new senior secured notes and you may not receive any payment on the new senior secured notes that you hold;



     - The trustee under the indenture may be unable to foreclose on the collateral securing the new senior secured notes and pay you the amount due on the new senior secured notes;



     - You may not receive payment on the new senior secured notes because those obligations and the security interest that will secure their payment may not be enforceable under federal and state fraudulent transfer laws;



     - In the event a petition for relief under the United States Bankruptcy Code is filed by or against us, the grant of a second priority interest in the hot strip mill, No. 9 tin tandem mill and tin assets may be avoided as a preferential transfer;



     - We may be unable to purchase the new senior secured notes upon a change of control because we may have insufficient funds or we may be prohibited from doing so by the terms of our senior credit facility;



     - The trading markets for the new senior secured notes, the new Series C preferred stock and our common stock may be limited;



     - The new Series C preferred stock that you receive is not secured by collateral and ranks junior to all of our debt obligations;



     - We will not be permitted to convert the Series C preferred stock into shares of common stock without first obtaining board and stockholder approval to amend our charter to permit the issuance of additional shares of common stock;



     - The new senior secured notes are being issued with original issue discount which may be considered taxable income to you over the term of the new senior secured notes and before your receipt of cash payments relating to such income;



     - Although our counsel has concluded that the exchange of outstanding notes for new senior secured notes and Series C preferred stock generally should be treated as a tax-free recapitalization for United States federal income tax purposes, the IRS could determine that the exchange is taxable (in whole or in part) to a tendering holder under certain circumstances and there can be no assurance that a reviewing court would disagree with such a conclusion;



     - Although our counsel has concluded that a holder of Series C preferred stock generally should not be required to include the redemption premium on such stock in income prior to its redemption, the IRS could reach a different conclusion and there can be no assurance that a reviewing court would disagree with such a conclusion, and if we make distributions with respect to our common stock in the future, a holder of Series C preferred stock could be required to include a portion of the redemption premium in income prior to its redemption.



For a discussion of these risks, see "Risk Factors -- Risks Associated with the Exchange Offers."


Q: WHAT ASSETS COMPRISE THE COLLATERAL SECURING THE NEW SENIOR SECURED NOTES?


A: The new senior secured notes will be secured by a security agreement and second lien deeds of trust granting second priority security interests in our hot strip mill, No. 9 tin tandem mill and tin assets. Our senior credit facility will be secured by first priority security interests in our hot strip mill, No. 9 tin tandem mill and tin assets, as well as first priority security interests in our accounts receivable and inventory.


     With a domestic market share of 25% and representing approximately 49% of Weirton's 2001 revenues, our tin mill facilities generate more stable profit margins than our sheet products. The hot strip mill is essential in supplying substrate to our downstream tin producing facilities. Our No. 9 tin tandem mill, also an integral part of our downstream processing operations, was rebuilt in 1994 and is dedicated to our tin product lines. It is one of the most modern mills of its kind in the United States and supplies nearly one million tons per year of substrate to our four tin platers. According to a recent industry report, "Steel Mills Capacity and Performance: 2000-2001," available from Economic Associates, our hot strip mill and No. 9 tin tandem mill are rated superior in terms of energy, operating cost and product quality and are rated among the top 30% of United States facilities. Our hot strip mill is one of the few hot strip mills in the industry that is capable of rolling both carbon and stainless steel substrate. Our tin production assets consist of annealing operations, double reduction mills, temper mills and electrolytic tin lines. Our tin mill assets in the aggregate are rated the highest of any full-line domestic tin plate producer, according to this industry report from Economic Associates.


     Taking advantage of the capability of rolling both carbon and stainless substrate, we have a long-term tolling agreement with J&L Specialty Steel, a domestic stainless steel producer owned by a major foreign steel producer, to convert stainless slabs into stainless coils. We believe that at the present time only a limited number of hot strip mills in operation are capable of converting the stainless slabs required by our customer. Due to the importance of these facilities to this major stainless steel producer's United States market position, our customer has entered into a five year tolling agreement with us that extends until 2006. This agreement currently provides more stable profit margins than potential carbon slab conversion opportunities and accounts for approximately 20% of our hot strip mill's overall capacity.

     The facility load from our existing tin and stainless conversion business now accounts for over 50% of the hot strip mill's overall capacity. The balance of the hot strip mill capacity supports our galvanizing operations and our hot and cold rolled commodity sheet production. Under our strategic plan, we anticipate that these assets will be further utilized by increasing the proportion of our carbon steel substrate used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.


Q: WHAT IS THE APPRAISED VALUE OF THE ASSETS COMPRISING THE COLLATERAL SECURING
   THE NEW SENIOR SECURED NOTES?


A: Based on recent independent appraisals prepared by American Appraisal Associates, Inc., our hot strip mill, No. 9 tin tandem mill and tin assets have an aggregate "in place, in use" value of approximately $587 million, an aggregate liquidation-in-place value of approximately $383 million and, based on assumptions regarding future hot band steel prices, an aggregate estimated discounted cash flow value of approximately $657 million. The "in place, in use" value represents the estimated amount that would be realized were the hot strip mill, No. 9 tin tandem mill and tin assets sold on a negotiated basis for continued use together with the current operations. The liquidation-in-place value represents the estimated amount that would be realized were these assets sold intact, as a complete, installed assembly of property, on a negotiated basis for continued use in similar operations, but not as a part of a sale of the entire current operations. On the other hand, in the event of a piecemeal liquidation of these assets, the hot strip mill, No. 9 tin tandem mill and tin assets are estimated to have a relatively minimal liquidation value for appraisal purposes.

     We believe that the "in place, in use" value is a reasonable basis for valuing these assets because, even in a bankruptcy, our hot strip mill and our No. 9 tin tandem mill could continue to supply substrate for our tin mill products business. In a bankruptcy, we believe that our hot strip mill, No. 9 tin tandem mill and tin assets could continue to operate because of the very competitive nature of our equipment and the relative supply and demand balance existing in the United States tin plate market. Indeed, a shutdown of Weirton's facilities in a liquidation scenario could have an adverse effect on the packaging industry because there is currently little excess domestic capacity for tin mill products. Under a Chapter 11 reorganization, we would most likely shut down our primary steel making facilities, including our steel slab production facilities, and purchase slabs in the open market while continuing to operate our rolling and finishing operations, including the hot strip mill, No. 9 tin tandem mill and tin assets. In the current environment, this would provide an immediate improvement in operating margins as the costs associated with our "front-end" production currently exceed the spot price of steel slabs.

Q: WHY IS WEIRTON MAKING THIS EXCHANGE OFFER AND CONSENT SOLICITATION?

A: We are making this exchange offer and we have requested that the City of Weirton make the series 1989 bonds exchange offer as a critical part of our strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products.

     Our strategic plan has five integral steps, and we began to recognize the benefits of the first three steps in the fourth quarter of 2001:


     - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (which is expected to generate approximately $51 million in annual cost savings when fully implemented by the second quarter of 2002);



     - improving our liquidity and long-term supplier relationships through financing programs we entered into primarily with our vendors, including over 60 suppliers, in late October 2001, and through ongoing negotiations with other suppliers of services and raw materials (which have generated at least $40 million in near term liquidity);


     - increasing our borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in late October 2001 (which has resulted in $30 million to $35 million in additional availability compared to our prior inventory facility and accounts receivable securitization program);


     - restructuring our long-term debt and lowering our debt service costs through this exchange offer and the series 1989 bonds exchange offer in order to increase our liquidity and financial flexibility by approximately $28 million in 2002, and similar amounts in 2003 and 2004, provided we are not required to pay contingent interest, as well as to provide greater overall financial stability and to permit the fundamental repositioning of our business through strategic acquisitions and targeted investments; and


     - fundamental repositioning of our business to focus on tin mill and other higher margin value-added sheet products and significantly reduce our presence in the commodity flat-rolled product market through strategic acquisitions and targeted investments and further improvements to our operating cost structure by increasing the use of our hot strip mill capacity dedicated to tolling or converting stainless steel slabs and increasing the proportion of our coils used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.


     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products principally through strategic acquisitions and targeted investments. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin value-added sheet products and other strategic opportunities in order to add new product capabilities, better serve existing customers and attract new customers.


     The consummation of the exchange offers to restructure our long-term debt is critical to the success of our strategic plan. If we are unable to reduce our current debt obligations and extend debt maturities on the outstanding notes through the exchange offers and thus improve our liquidity and financial stability, we may be unable to attract the necessary outside debt or equity financing needed to implement the final step of our plan, the fundamental repositioning of our business through strategic acquisitions and targeted investments. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.

Q: WHAT ARE WEIRTON'S ALTERNATIVES IF THE EXCHANGE OFFERS ARE NOT CONSUMMATED?

A: The consummation of the exchange offers is critical to the success of our strategic plan. If we are unable to consummate the exchange offers, we will have no ability to pay cash interest for 12 months under the terms of our senior credit facility reflecting our voluntary financial restructuring plan presented to our senior lenders. If the outstanding notes and bonds are accelerated as a result of the failure to pay interest, then we may have to seek bankruptcy protection or commence liquidation proceedings. In either case, owners of the outstanding notes and series 1989 bonds may only receive repayments of little or none of the principal amount of their notes or bonds. As of December 31, 2001, total secured and unsecured claims in a liquidation are estimated to exceed $2 billion, of which approximately $113 million was secured. In the context of a restructuring under applicable bankruptcy law, any such repayments may be in the form of cash or other securities. However, based on the size of claims of the noteholders as compared to total secured and unsecured claims, it is unlikely that the noteholders would receive a controlling interest in Weirton in the event of a bankruptcy proceeding. In a bankruptcy proceeding, our ability to reposition our business would also be significantly impaired, delayed or may never occur. A number of United States steel producers that have filed for bankruptcy protection over the past two years have subsequently commenced liquidation proceedings.

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY OUTSTANDING NOTES?


A: Unless Weirton extends this exchange offer, it will expire at 5:00 p.m., New
York time, on           , 2002. In order to receive the total consideration, you
must tender your outstanding notes and consent to the proposed amendment before
the consent solicitation expires at 5:00 p.m., New York time, on May   , 2002,
unless we extend the consent solicitation. We do not currently intend to extend the expiration date of either the consent solicitation or the exchange offer.


Q: UNDER WHAT CIRCUMSTANCES CAN THIS CONSENT SOLICITATION OR EXCHANGE OFFER BE
   EXTENDED?

A: We expressly reserve the right, at any time or from time to time, to extend the period of time during which this consent solicitation or exchange offer is open. During any extension of the exchange offer after the consent solicitation expires, outstanding notes that were tendered after the expiration of the consent solicitation will remain subject to the exchange offer and may not be withdrawn.

Q: HOW WILL I BE NOTIFIED IF THIS CONSENT SOLICITATION OR EXCHANGE OFFER IS
   EXTENDED?

A: If we decide to extend the consent solicitation or exchange offer, we will notify the exchange agent of any extension. We also will issue a press release or make another form of public announcement of the extension no later than 9:00 a.m., New York time, on the first business day after the previously scheduled expiration date.

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THIS EXCHANGE OFFER?


A: This exchange offer is conditioned on, among other things, our receiving tenders of at least 95% of the principal amount outstanding of each series of the outstanding senior notes, as well as the completion of the series 1989 bonds exchange offer. For more information regarding the conditions to this exchange offer, please see the section of this prospectus entitled "The Exchange
Offer -- Conditions to this Exchange Offer and Consent Solicitation." Although we reserve the right to waive these and other conditions, completion of the exchange offer on the terms and conditions set forth in this prospectus is critical to improving our near term liquidity and to repositioning our business.

Q: MAY I TENDER A PORTION OF THE OUTSTANDING NOTES THAT I HOLD?

A: Yes. You do not have to tender all of the outstanding notes that you hold to participate in this exchange offer. However, the consummation of this exchange offer is conditioned upon our receiving tenders of at least 95% of the principal amount of the outstanding notes, unless we waive that condition.

Q: MAY I TENDER THE OUTSTANDING NOTES THAT I HOLD WITHOUT CONSENTING TO THE
   PROPOSED AMENDMENTS?

A: If you tender the outstanding notes that you hold in this exchange offer before the consent solicitation expires, you will automatically consent to the proposed amendments to the applicable indenture governing the notes that you tender. Each note's indenture may be amended with the consent of holders of at least a majority of the principal amount of notes outstanding under that indenture.

Q: WILL MY RIGHTS AS A HOLDER OF OUTSTANDING NOTES CHANGE IF I TENDER MY
   OUTSTANDING NOTES IN THIS EXCHANGE OFFER?

A: Yes. Currently, your rights as a holder of outstanding notes are governed by the indenture under which those notes were issued. If you exchange your outstanding notes for new senior secured notes, your rights as a holder of new senior secured notes will be governed by a new indenture under which the new senior secured notes will be issued, the terms of which are described in this prospectus under "Description of the Senior Secured Notes" and "Summary Comparison of Key Differences Between the Senior Secured Notes and the Outstanding Notes." In addition, you will receive shares of Series C preferred stock, the terms of which are described in this prospectus under the heading "Description of Series C Preferred Stock."

Q: HOW WILL THIS EXCHANGE OFFER AFFECT MY RIGHTS AS A HOLDER OF OUTSTANDING
   NOTES IF I DO NOT TENDER MY OUTSTANDING NOTES IN THIS EXCHANGE OFFER?

A: If the exchange offer is completed and the proposed amendments become operative, holders of outstanding notes that are not tendered in the exchange offer will no longer be entitled to the benefits of the events of default and restrictive covenants that will be eliminated or modified by the proposed amendments to the indentures governing the outstanding notes. The modification or elimination of the restrictive covenants and other provisions could permit us or our affiliates to take actions that could increase our credit risks or that could otherwise be adverse to the holders.

     The indebtedness under the new senior secured notes, the new secured series 2002 bonds and our senior credit facility will rank equal in right of payment to the remaining 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005, but this secured indebtedness will effectively rank senior in right of payment to our unsecured indebtedness, including any remaining 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005, to the extent of the value of the collateral securing that indebtedness.

     Moreover, if we receive tenders of 95% of the principal amount of the outstanding notes, less than $6.5 million in aggregate principal amount of each series of our outstanding notes will remain outstanding after the completion of this exchange offer. We believe that opportunities to sell any of our outstanding senior notes or series 1989 bonds that remain outstanding after the exchange offers will, therefore, be extremely limited.

Q: WHAT ARE THE TAX CONSEQUENCES TO ME IF I DO NOT TENDER MY OUTSTANDING NOTES
   IN THIS EXCHANGE OFFER?

A: If you do not tender your outstanding notes in exchange for new senior secured notes and Series C preferred stock, you nevertheless should be deemed, in the opinion of our counsel, to have exchanged your outstanding notes for modified notes in a taxable transaction for United States federal income tax purposes. Under this treatment, you generally would recognize a gain or loss on the exchange equal to the difference between the fair market value of the modified notes deemed received and your tax basis in your outstanding notes. The modified notes also would be treated as being issued with original issue discount, which you generally would be required to include in your gross income for United States federal income tax purposes in advance of any cash payment attributable to such income. We anticipate that the amount of this original issue discount would be substantial. See "Material United States Federal Income Tax Consequences."

Q: WHAT ARE THE TAX CONSEQUENCES OF MY PARTICIPATION IN THIS EXCHANGE OFFER?

A: The exchange of outstanding notes for new senior secured notes and Series C preferred stock generally should be treated, in the opinion of our counsel, as a recapitalization for United States federal income tax purposes. Provided that the exchange so qualifies and the new senior secured notes constitute securities for United States federal income tax purposes, you generally would not recognize taxable income or loss as a result of the exchange except with respect to the consent payment and possibly with respect to any accrued interest. With respect to the receipt of new senior secured notes and Series C preferred stock for which no income or loss is recognized, your aggregate tax basis in such notes and stock would equal your adjusted tax basis in your outstanding notes surrendered in exchange therefor. This aggregate tax basis generally would be allocated between such notes and stock in proportion to their relative fair market values. Your holding period for such notes and stock would include your holding period for the outstanding notes. We intend to treat your receipt of a consent payment as an amount that you must include in your gross income as ordinary income. See "Material United States Federal Income Tax Consequences."

Q: AT WHAT PRICES HAVE THE OUTSTANDING NOTES RECENTLY TRADED?


A: The outstanding notes are listed on the New York Stock Exchange. The trading markets for outstanding notes are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in those notes and the balance between buy and sell orders for those notes. The most recent actual trading prices were 23.5% of par on $225,000 principal amount of the 10 3/4% Senior Notes due 2005 and 23.0% of par on $225,000 principal amount of the 11 3/8% Senior Notes due 2004, as reported on the New York Stock Exchange on April 22, 2002. We encourage you to obtain current price quotations from your broker.


Q: HAS THE BOARD OF DIRECTORS OF WEIRTON OR ANY OTHER PARTY RECOMMENDED THAT I
   TENDER THE OUTSTANDING NOTES THAT I HOLD UNDER THIS EXCHANGE OFFER?

A: None of our board of directors, the dealer manager, the information agent or the exchange agent expresses any opinion, and each is remaining neutral, regarding any recommendation to you whether or not to tender the outstanding notes that you hold under this exchange offer because the risks and benefits of the exchange offers to you will depend on your particular situation or status. None of our board of directors has made any determination that the exchange ratios represent a fair valuation of either the outstanding notes or the new senior secured notes and Series C preferred stock, and we have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to us or to you. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender the outstanding notes that you hold in this exchange offer based upon your own assessment of the market value of those notes and the likely value of the new senior secured notes and Series C preferred stock, your liquidity needs and your investment objectives.

Q: IF I TENDER THE OUTSTANDING NOTES THAT I HOLD AND CONSENT TO THE PROPOSED
   AMENDMENTS, WILL I BE ABLE TO REVOKE THIS DECISION IF I LATER CHANGE MY MIND?

A: You may validly withdraw outstanding notes that you tender before the consent solicitation expires at any time up until the consent solicitation expires. After the consent solicitation expires, you will not be permitted to withdraw outstanding notes that you tender unless we reduce the exchange offer consideration. In addition, if you tender notes after the consent solicitation expires, but before the exchange offer expires, you will not be permitted to withdraw tendered notes unless we reduce the exchange offer consideration.

     For a withdrawal to be effective:
     - if you hold your outstanding notes through DTC, you must comply with the appropriate procedures of DTC's automated program; or
     - if you do not hold your outstanding notes through DTC, you must send written notice of withdrawal to the exchange agent at its address on the back cover of this prospectus.

For additional information regarding a withdrawal of notes that you have already tendered in this exchange offer, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation -- Withdrawals of Tenders and Revocation of Consents."

Q: HOW DO I EXCHANGE THE OUTSTANDING NOTES THAT I HOLD?

A: If you wish to exchange your outstanding notes in this exchange offer and deliver your consent pursuant to the consent solicitation, you must comply with one of the following procedures:
     - if you hold your position through DTC, a timely confirmation of a book-entry transfer of your notes into the account of the exchange agent;
     - if you hold your position through a broker dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf of DTC, plus either (1) a properly completed and executed letter of transmittal, or (2) an agent's message in the case of a book-entry transfer; or
     - if you do not hold your position through DTC, certificates for your notes must be received by the exchange agent along with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), including any required signature guarantees.

     For additional information regarding the tender of your notes, please see the section of this prospectus entitled "The Exchange Offer and Consent Solicitation -- Procedures for Exchanging Notes."

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the exchange offer or consent solicitation, you should contact:

                              Lehman Brothers Inc.
                           Liability Management Group
                          745 7(th) Ave., 3(rd) Floor
                               New York, NY 10019
                            Attention: Hyonwoo Shin
                   Telephone:  (212) 528-7581 (call collect)
                                (800) 438-3242 (toll free)

     If you need additional copies of this prospectus, you should contact:

                             D.F. King & Co., Inc.
                         77 Water Street, 20(th) Floor
                            New York, New York 10005
                            Banks and Brokers call:
                         (212) 269-5550 (call collect)
                                All others call:
                           (800) 431-9643 (toll-free)

                                    SUMMARY

     This summary highlights some of the information in this prospectus. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to participate in this exchange offer. Therefore, you should read the entire prospectus, especially the section of this prospectus entitled "Risk Factors" and the financial and other information contained elsewhere or incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, in this prospectus, the terms "Weirton," "the Company," "we," "us" and "our" refer to Weirton Steel Corporation, the issuer of the 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005 and, through the City of Weirton, the Series 1989 Bonds, and its subsidiaries.

                                    WEIRTON

     We are a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. We are the second largest domestic manufacturer of tin mill products, with a 25% market share of domestic shipments during 2001, based on the most recent available data as reported by the American Iron and Steel Institute.

     Tin mill products include tin plate, chrome coated and black plate steels and are consumed principally by the container and packaging industry for food cans, general line cans and closure applications, such as caps and lids. Tin mill products accounted for 49% of our revenues and 36% of tons shipped in 2001. Sheet products include hot and cold rolled and both hot-dipped and electrolytic galvanized steels and are used in numerous end-use applications, including among others the construction, appliance and automotive industries. Sheet products accounted for 51% of our revenues and 64% of tons shipped in 2001. In addition, we currently are providing tolling services at our hot strip mill for a major stainless steel producer, which accounts for almost 20% of the overall capacity of our hot strip mill. We and our predecessor companies have been in the business of making and finishing steel products for over 90 years in Weirton, West Virginia.

                               THE STEEL INDUSTRY

     The United States steel industry is in a state of crisis characterized by record operating losses, more than two dozen bankruptcies, and a permanent closure of a significant amount of productive capacity, particularly in the past 18 months. The domestic steel industry is cyclical and highly competitive and is affected by excess world capacity that has limited price increases during periods of economic growth and led to greater price competition during periods of slowing demand and/or increasing supply. Weirton, like most United States integrated steel producers, has sustained significant operating losses and a decrease of liquidity as a result of adverse market conditions due to the current slowing economic conditions, which have been exacerbated by the September 11, 2001 terrorist attacks on the United States, and depressed selling prices caused in substantial part by dramatic increases in imported steel since 1998.


     Prior to the events of September 11, 2001, industry analysts had expected an improvement in steel prices as early as the fourth quarter of 2001. Based upon announced price increases it now appears that price improvements will begin to be realized in the second quarter of 2002. However, the sustainability of price improvements is predicated on decreasing supply because of permanent production cuts in the United States, a decline in imports due to trade cases filed by steel producers and the impact of recent tariffs imposed on March 5, 2002 by President Bush on 12 categories of steel products, including tin mill, hot-rolled, cold-rolled and galvanized products, which are produced by us, of up to 30% over a three-year period.



     The current crisis in the United States steel industry and the imposition of tariffs as a result of the International Trade Commission's section 201 proceeding regarding the illegal dumping of steel by foreign competitors may provide the opportunity for a restructuring of the United States steel industry to take place, greatly increasing the chances for a meaningful transformation of the United States steel industry. Although a number of countries have objected to the Bush Administration's decision and have indicated their intention to challenge the decision, the Bush Administration has stated publicly that, in its belief, the decision was made in conformity with World Trade Organization guidelines. However, we cannot assure you that the announced trade remedies will not be successfully challenged or that a restructuring of the United States steel industry will occur. See "Steel Industry Overview."

                               OUR STRATEGIC PLAN

     In response to severe weaknesses in the domestic steel industry and our worsening financial condition, we have developed a five point strategic plan to:

     -  reduce operating costs;

     -  improve our liquidity and long-term supplier relationships;

     -  increase our borrowing availability and liquidity;

     - restructure our long-term debt through the consummation of these exchange offers;


     - fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products and shift our product mix away from lower margin, commodity flat-rolled sheet products principally through strategic acquisitions and targeted investments.


     Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include:

     -  our superior product quality and range of product offerings;

     -  our strategic partnerships with large existing customers; and

     - the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products.


     We are also pursuing niche market opportunities for higher margin sheet products and other strategic opportunities in order to add new product capabilities, better serve existing customers and attract new customers. See "Business -- Our Strategic Plan" and "-- Our Competitive Advantages."


                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

     The material terms of this exchange offer and consent solicitation are summarized below and under "Question and Answers About the Exchange Offer and Consent Solicitation." However, in addition, we encourage you to read the detailed descriptions in the sections entitled "Description of Other Indebtedness and Financing Arrangements -- Senior Notes due 2004 and Senior Notes due 2005", "The Exchange Offer and Consent Solicitation," "Description of the Senior Secured Notes," "Description of Series C Preferred Stock" and "Summary Comparison of Key Differences Between the Senior Secured Notes and the Outstanding Notes.

Securities for which we are
making this Exchange Offer....   We are making this exchange offer and consent
                                 solicitation for all of our outstanding 11 3/8%
                                 Senior Notes due 2004 and 10 3/4% Senior Notes due 2005.

The Exchange Offer............   If you decide to participate in the exchange
                                 offer, for each $1,000 principal amount of outstanding notes that you validly tender on or before the consent solicitation expires, you will receive the total consideration of $550 principal amount of new 10% Senior Secured
                                 Notes due 2008, which includes a consent payment of $50 principal amount of new senior secured notes, and $450 in liquidation preference of Series C preferred stock. However, if you tender your outstanding notes after the consent solicitation expires but before the exchange offer expires, for each $1,000 principal amount of outstanding notes that you tender, you will receive only the exchange offer consideration of $500 principal amount of senior secured notes and $450 in liquidation preference of Series C preferred stock.

                                 Any outstanding notes not exchanged will remain outstanding. In order to be exchanged, your outstanding notes must be properly tendered before the expiration date. Subject to satisfaction of the conditions to the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be accepted for exchange.

                                 The City of Weirton, West Virginia is offering, at our request, to exchange all of its outstanding Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 for its new Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2002 due April 1, 2012.


Market Trading................   The outstanding notes are listed on the New
                                 York Stock Exchange. The trading markets for outstanding notes are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in those notes and the balance between buy and sell orders for those notes. The most recent actual trading prices were 23.5% of par on $225,000 principal amount of the 10 3/4% Senior Notes due 2005 ("WS05") and 23.0% of par on $225,000 principal amount of the 11 3/8% Senior Notes due 2004 ("WS04"), as reported on the New York Stock Exchange on April 22, 2002. We encourage you to obtain current price quotations from your broker.



Expiration Date...............   The expiration date of the exchange offer will
                                 be 5:00 p.m., New York time on May   , 2002,
                                 unless extended.



Closing Date..................   The closing of this exchange offer will be as
                                 promptly as practicable after the expiration date, subject to the satisfaction of the conditions to the exchange offer.


Conditions to the Exchange
Offer.........................   The exchange offer is conditioned on, among
                                 other things, the receipt of tenders of at least 95% in aggregate principal amount of each series of outstanding notes currently outstanding and the consummation of the series
                                 1989 bonds exchange offer.

                                 We will not be required to, but we reserve the right to, accept for exchange any outstanding notes tendered and may terminate this exchange offer if any condition of this exchange offer as described under "The Exchange
                                 Offer -- Conditions to the Exchange Offer" remains unsatisfied. Although we reserve the right to waive any of the conditions to this exchange offer, completion of the exchange offer on the terms and conditions set forth in this prospectus is critical to improving our near term liquidity and to repositioning our business.

Consent Solicitation
Expiration....................   The consent solicitation will expire at 5:00
                                 p.m. New York time on May      , 2002, unless
                                 extended.


Consent Solicitation..........   If you tender your outstanding notes in the
                                 exchange offer and they are accepted before the consent solicitation expires, you will be consenting to amend the indentures that govern the outstanding notes. These amendments will modify the definition of change of control and eliminate events of default relating to cross defaults and judgment defaults and the following restrictive covenants:

                                 - limitation on indebtedness;

                                 - limitation on restricted payments;



                                 - limitation on dividend and other payment
                                   restrictions affecting restricted
                                   subsidiaries;

                                 - limitation on transactions with affiliates;

                                 - restrictions on disposition of our assets;

                                 - limitation on liens; and

                                 - limitations on sale and leaseback
                                   transactions.

Minimum Consent Thresholds....   Duly executed (and not revoked) consents to the
                                 proposed amendments from holders representing at least a majority of the outstanding amount of each series of the outstanding notes are required to amend the indentures governing those notes.

Withdrawal Rights.............   You may validly withdraw outstanding notes that
                                 you tender before the consent solicitation expires at any time up until the consent solicitation expires. After the consent solicitation expires, you will not be permitted to withdraw outstanding notes that you tender unless we reduce the exchange offer consideration. In addition, if you tender notes after the consent solicitation expires, but before the exchange offer expires, you will not be permitted to withdraw tendered notes unless we reduce the exchange offer consideration.

Required Approvals............   No federal or state regulatory requirements
                                 must be complied with and no approvals need be obtained in the United States in connection with this exchange offer, other than those with which we have completed or will comply, or those approvals which we have obtained or will obtain.

Appraisal Rights..............   You do not have dissenters' rights or appraisal
                                 rights with respect to this exchange offer.

Certain United States Federal
Income Tax Consequences for
Note Holders..................   The exchange of outstanding notes for new
                                 senior secured notes and Series C preferred stock should be treated, in the opinion of our counsel, as a recapitalization for United
                                 States federal income tax purposes. Provided that the exchange so qualifies, and the new senior secured notes constitute securities for United States federal income tax purposes, you generally will not recognize taxable income or loss as a result of the exchange, except with respect to the consent payment and possibly with respect to any accrued interest. With respect to the receipt of new senior secured notes and Series C preferred stock for which no income or loss is recognized, your aggregate tax basis in such notes and stock will equal your adjusted tax basis in your outstanding notes surrendered in exchange therefor. This aggregate tax basis generally would be allocated between such notes and stock in proportion to their relative fair market values. Your holding period for such notes and stock would include your holding period for the outstanding notes. The new senior secured notes will be issued with original issue discount and the amount of this original issue discount could be substantial.
                                 We intend to treat your receipt of a consent payment as an amount that you must include in your gross income as ordinary income. Further, we intend to take the position that a holder of the Series C preferred stock will not be treated as receiving a constructive dividend as a result of the redemption premium. However, a holder of Series C preferred stock may be treated as receiving a constructive distribution if we declare and pay a dividend on our common stock while the Series C preferred stock is outstanding in a year in which the redemption price of such Series C preferred stock increases. Under our senior credit facility, we are not permitted to pay dividends on our common stock. See "Material
                                 United States Federal Income Tax Consequences."

                                 If you do not tender your outstanding notes in exchange for new senior secured notes, you nevertheless should be deemed, in the opinion of our counsel, to have exchanged your outstanding notes for modified notes in a taxable transaction. Under this treatment, you:
                                 (i) generally will recognize income or loss on the exchange equal to the difference between the fair market value of the modified notes deemed received and your tax basis in your outstanding notes; and (ii) generally will be required to include original issue discount with respect to your modified notes (which could be substantial) in your gross income as it accrues over the term of the notes. See "Material United States Federal Income Tax Consequences."

Brokerage Commissions.........   You are not required to pay any brokerage
                                 commissions to the dealer managers.

Dealer Manager................   Lehman Brothers Inc.

Information Agent.............   D.F. King & Co., Inc.

Exchange Agent................   J.P. Morgan Trust Company, National
                                 Association.

Further Information...........   Additional copies of this prospectus and other
                                 materials related to this exchange offer and consent solicitation may be obtained by contacting the information agent. For questions regarding the procedures to be followed for tendering your notes, please contact the exchange agent. For all other questions, please contact the dealer manager. The contact information for each of these parties is set forth on the back cover of this prospectus.

THE 10% SENIOR SECURED NOTES DUE 2008

Notes offered.................   Up to $134.2 million in aggregate principal
                                 amount at maturity of 10% Senior Secured Notes due 2008.

Maturity......................   The new senior secured notes will mature on
                                 April 1, 2008.


Collateral....................   A security agreement and second lien deeds of
                                 trust will provide holders of senior secured notes and secured series 2002 bonds second priority security interests in our hot strip mill, our No. 9 tin tandem mill and our tin assets in Weirton, West Virginia. The lenders under our senior credit facility will hold a first priority security interest in the same collateral, as well as a first priority lien on our inventory and accounts receivable.


                                 Liens on collateral may be released in
                                 connection with a sale and leaseback
                                 transaction of our No. 9 tin tandem mill and in other transactions in which the proceeds are used in accordance with the indenture.


Intercreditor Agreement.......   Pursuant to an intercreditor agreement, the
                                 lenders under the senior credit facility as holders of the first priority liens will, at all times, control all remedies and other actions enforcing security interests against the collateral. The second priority liens will not entitle holders of the senior secured notes or the secured series 2002 bonds to take any action against the collateral until the obligations outstanding covered by first priority liens are paid in full in cash. The intercreditor agreement also provides for the application of proceeds from sales, transfers and other types of dispositions of collateral outside the context of the enforcement of remedies against the collateral. Generally, if proceeds are not being used to acquire replacement assets, they must be used to pay down indebtedness under the senior credit facility before they can be used to meet obligations under the senior secured notes or secured series 2002 bonds.



Collateral Agency and Second
Lien Intercreditor
Agreement.....................   The trustee for the senior secured notes will
                                 be a party to a collateral agency and second lien intercreditor agreement with the trustee for the secured series 2002 bonds and a collateral agent appointed under the intercreditor agreement. This agreement will govern the enforcement of the respective rights of the trustee for the senior secured notes and the trustee for the secured series 2002 bonds.


Ranking.......................   The new senior secured notes will be senior
                                 secured obligations. The new senior secured notes will rank equal in right of payment with any of our existing and future senior indebtedness. The new senior secured notes will effectively rank senior in right of payment to our unsecured indebtedness, but junior to the senior credit facility, to the extent of the value of the collateral. As of December 31, 2001, on a pro forma basis, we had outstanding senior indebtedness in principal amount of $235.8 million, and our secured indebtedness in principal amount totalled $269.6 million
                                 (including capital leases), of which $101.6 million (including $9.5 million in letters of credit) was outstanding under our senior credit facility. See "Description of the Senior
                                 Secured Notes."

Interest payments.............   Until March 31, 2003, interest on the new
                                 senior secured notes will accrue and be payable at a rate equal to the greater of 0.5% per year or the rate determined from the difference between $4 million and such aggregate amount of interest as is to be paid on untendered outstanding senior notes and series 1989 bonds (allocated pro rata among the holders of the new senior secured notes). This rate will be determinable as of the issue date of the new senior secured notes.





                                 From April 1, 2003 until March 31, 2005, interest on the new senior secured notes will accrue and be payable at a fixed rate, plus a contingent interest payment, allocated pro rata among the holders of the new senior secured notes and the new secured series 2002 bonds, equal to 50% of our "excess cash flow" for the period consisting of two consecutive fiscal quarters immediately preceding the applicable period, up to an aggregate maximum of 10% per year.



                                 Beginning April 1, 2005, interest will accrue and be payable at a rate of 10% per year.



                                 Our "excess cash flow" will equal our
                                 Consolidated EBITDA, as defined in "Description of Senior Secured Notes -- Certain Definitions", for the period measured plus any decrease in working capital minus the sum of
                                 (i) expenditures on capital assets, (ii) increases in working capital and (iii) interest and certain mandatory principal payments. Our Consolidated EBITDA takes into account cash payments in excess of expense amounts and expense in excess of cash payments in respect of pension and other post-retirement requirements. We do not anticipate generating "excess cash flow" in 2003 and 2004 that would trigger the payment of contingent interest.


Qualified Stated Interest and
Original Issue Discount.......   For United States federal income tax purposes,
                                 the new senior secured notes will be treated as having been issued with "original issue discount" equal to the difference between the sum of all cash payments (other than payments of qualified stated interest) to be made on the new senior secured notes and the "issue price" of those notes (which will equal an allocated portion of the fair market value of the outstanding notes on the date of the exchange and, thus, may not equal the declared issue price of $1,000 principal amount). Original issue discount generally will be required to be included in the gross income of a holder of new senior secured notes on a constant yield basis over the term of the notes even though cash payments attributed to that income may be made in a later accrual period. Qualified stated interest will be included in gross income by a holder in accordance with the holder's regular method of accounting for United States federal income tax purposes. See "Material United
                                 States Federal Income Tax Consequences."

Optional Redemption...........   Except as described below, we will not redeem
                                 the senior secured notes prior to April 1, 2004. Thereafter, we may redeem the new senior secured notes at our option, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.
                                 See "Description of the Senior Secured
                                 Notes -- Redemption."

Change of Control.............   Upon the occurrence of a change of control,
                                 each holder of the new senior secured notes will have the right to require us to repurchase such holder's new senior secured notes at a price equal to 101% of, the principal amount of the new senior secured notes plus accrued and unpaid interest to the date of purchase.

Certain Covenants.............   The new senior secured notes indenture will
                                 contain covenants that will, subject to certain exceptions, limit, among other things, our ability to:

                                 - pay dividends or make certain other
                                   restricted payments or investments;

                                 - incur additional indebtedness and issue
                                   disqualified stock;

                                 - create liens on assets;



                                 - enter into certain transactions with
                                   affiliates; and

                                 - create restrictions on dividends or other
                                   payments by subsidiaries to us and/or its subsidiaries.

Absence of a Public Market....   There is currently no established market for
                                 the new senior secured notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the new senior secured notes. We are not eligible to list the new senior secured notes on the New York Stock
                                 Exchange or any other national securities exchange or for their quotation on an automated dealer quotation system.

Rating........................   We will obtain a rating from Moody's Investors
                                 Services prior to the consummation of the exchange offer.

THE NEW SERIES C PREFERRED STOCK

Shares to be Issued...........   Up to 2,196,000 shares.

Liquidation Preference........   In the event of a liquidation, the holders of
                                 each share of Series C preferred stock will be entitled to receive an amount equal to $50 per share.

Mandatory Redemption..........   April 1, 2013 at $25 per share, which will be
                                 paid in cash.

Rank..........................   The Series C preferred stock will be senior to
                                 existing common stock, on par with existing preferred stock or future preferred stock, but junior to future preferred stock issued in connection with certain permitted acquisitions, as defined in the indenture that will govern the new senior secured notes.

Dividends.....................   None.

Voting Rights.................   None.

Optional Redemption...........   We may redeem the Series C preferred stock, in
                                 whole or in part in cash, at the redemption prices set forth herein. See "Description of the Series C Preferred Stock -- Redemption."

                                 In addition, if our capital structure is amended to permit the issuance of additional shares of common stock, we may redeem the Series C preferred stock in whole or in part by delivering to the holders of the Series C preferred stock shares of common stock having a market value equal to the then current aggregate redemption price for all outstanding shares of Series C preferred stock.

                                 For certain United States federal income tax considerations relating to the redemption feature of the Series C preferred stock, see "Material United States Income Tax Consequences."

Conversion....................   The holders of the Series C preferred stock may
                                 not convert the Series C preferred stock at their option. In connection with a "significant transaction", we may, at our option, convert the Series C preferred stock on or prior to April 1, 2006, into the pro forma fully diluted common stock of us or our successor at a ratio of 2:1 times the pro forma fully diluted common stock of our existing common and preferred stock as of the completion of the exchange offer. For example, if a new investor acquires
                                 55% of our common stock (or securities
                                 convertible into common stock) in a
                                 "significant transaction," of the remaining 45% of our common stock, the holders of the Series
                                 C preferred stock will hold 30%, and 15% will be held by the holders of the then outstanding common stock on a fully-diluted, as converted basis. The 2:1 ratio will be adjusted proportionately for any redemption of shares of Series C preferred stock for cash prior to April 1, 2006.

                                 A "significant transaction" is any transaction in which either:

                                 - a person or entity or group of persons or
                                   entities acting in concert becomes the
                                   beneficial owner of an amount of our capital stock (or debt or equity issued in connection with a "permitted acquisition", as defined in "Description of the Senior Secured Notes", which is convertible or exchangeable for our capital stock) representing more than 50% of the voting power of our capital stock; or

                                 - we sell all or substantially all of our
                                   assets or enter into a merger or other
                                   business combination transaction in which we are not the surviving company.

Transfer Agent................   The transfer agent for the new Series C
                                 preferred stock will be ComputerShare.


Absence of a Public Market....   There is currently no established market for
                                 the new Series C preferred stock. Accordingly, there can be no assurance as to the development or liquidity of any market for the new Series C preferred stock. We are not eligible to list shares of the new Series C preferred stock on the New York Stock Exchange or any other national securities exchange or for their quotation on an automated dealer quotation system. Shares of our common stock are traded in the over-the-counter market on the OTC
                                 Bulletin Board under the symbol WRTL.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated historical financial information for the five years ended December 31, 2001 has been derived from the audited historical consolidated financial statements contained elsewhere in this prospectus. You should read the summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements which includes a report with an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 2 to the financial statements, and the notes thereto contained elsewhere in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------
                                                           1997     1998     1999     2000     2001
                                                          ------   ------   ------   ------   ------
                                                                    (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Net sales(1)............................................  $1,444   $1,297   $1,130   $1,118   $  960
  Costs of sales(1).....................................   1,305    1,159    1,076    1,053    1,041
  Selling, general and administrative expenses..........      36       39       45       42       35
  Depreciation..........................................      61       61       61       64       65
  Restructuring charges.................................      17        3       --       --      141
Income (loss) from operations...........................      25       35      (89)     (41)    (322)
  Gain on sale of investment, net(2)....................      --       --      170       --       --
  Loss from unconsolidated subsidiaries.................      --       --       (1)     (26)     (19)
  Interest expense(3)...................................     (48)     (44)     (44)     (35)     (38)
Income (loss) before income taxes, extraordinary item
  and minority interest.................................     (22)      (7)      36      (97)    (378)
  Income tax provision (benefit)(4).....................      (4)      (1)       8      (12)     154
Net income (loss).......................................  $  (18)  $   (6)  $   31   $  (85)  $ (533)
                                                          ======   ======   ======   ======   ======
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and equivalents..................................  $  125   $   68   $  209   $   32   $    6
  Working capital(10)...................................     302      203      299      193      N/A
  Total assets..........................................   1,282    1,194    1,187      990      721
  Long-term employee benefits...........................     436      419      419      399      542
  Long-term debt (including current portion)(5).........     389      305      305      299      403
  Stockholders' equity (deficit)........................     133      122      154       63     (470)

OTHER FINANCIAL DATA
  EBITDA(6).............................................     103       99       (6)      23     (116)
  Capital expenditures..................................      60       50       22       38       10
  Net cash provided by (used for) operating
     activities(7)......................................      72       50       81      (85)    (110)
  Net cash provided by (used for) investing
     activities(8)......................................     (60)     (58)     145      (78)     (11)
  Net cash provided by (used for) financing
     activities.........................................       1      (49)     (85)     (15)      95
  Ratio of earnings to fixed charges(9).................     N/A      N/A     1.81      N/A      N/A
  Working capital ratio(10).............................   2.2:1    1.7:1    2.2:1    2.2:1      N/A
OTHER DATA (FOR PERIOD EXCEPT WHERE NOTED)
  Average hot band price per ton shipped................     335      306      265      283      219
  Average sales per ton shipped.........................     521      504      449      457      430
  Average cost per ton shipped..........................     471      450      428      430      467(11)
  Tons steel shipped (in thousands).....................   2,772    2,575    2,514    2,448    2,231
  Active employees (at end of period)...................   4,873    4,329    4,302    4,246    3,863(11)

---------------

 (1) In accordance with Emerging Issues Task Force Issue 00-01, "Accounting for Shipping and Handling Fees and Costs," shipping and handling costs were reclassed from net sales to cost of sales.

 (2) The gain on sale of investment relates to the sale of a portion of our investment in MetalSite, L.P.

 (3) Interest expense has been reduced by capitalized interest of $0.2 million for 2000, $0.4 million for 1998, and $0.5 million for 1997. There was no capitalized interest expense applicable to facilities under construction for the years 2001 or 1999.

 (4) In the second quarter of 2001, a non-cash charge was recorded to fully reserve our deferred tax assets which include deferred tax assets related to approximately $400 million of net operating loss carryforwards. It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. However, to the extent that we generate taxable income prior to the expiration of the net operating loss carryforwards, we may be able to utilize them to help offset our tax liabilities, subject to certain significant limitations that may apply to our use of such loss carryovers depending on future changes in the ownership of our stock, including if we issue additional shares of our stock. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations." These net operating losses will be reduced by reason of the elimination of principal and interest pursuant to the exchanges of outstanding notes and series 1989 bonds for new senior secured notes, Series C preferred stock and new secured series 2002 bonds.

 (5) Long-term debt (including current portion) does not include amounts utilized under our accounts receivable securitization program. Under our accounts receivable securitization program, we obtained proceeds by selling participation interests in our accounts receivable as opposed to borrowing money using accounts receivable as collateral. As a result of this structure, proceeds received were accounted for as a reduction of our accounts receivable balance. We had sold participation interests in our accounts receivable of $25 million and $35 million at December 31, 2000 and 1999, respectively. We terminated our accounts receivable securitization program when we entered into our senior credit facility.

 (6) EBITDA is calculated as income (loss) from operations plus depreciation and non-recurring items including restructuring and asset impairment charges. EBITDA is presented because our management believes that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA should not be considered as an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, as a measure of our operating results and cash flows or as a measure of our liquidity. Since EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to other similarly titled measures of other companies.

 (7) Net cash provided by (used for) operating activities includes amounts utilized under our accounts receivable securitization program. Utilization of the program is treated as a sale of accounts receivable rather than long term debt. As a result, the cash flows related to the program are operating cash flows. Cash flows from the program accounted for $35 million in cash flows provided by operations in 1999, $10 million used by operations in 2000 and $25 million used by operations in 2001.

 (8) Cash flows from investing activities include $170.1 million in proceeds from the sale of MetalSite L.P. in 1999.

 (9) The ratio of earnings to fixed charges is computed by dividing income (before income taxes, minority interest and extraordinary items and fixed charges less capitalized interest) by fixed charges. Fixed charges include interest expense, including any capitalized interest expense and the portion of rental expenses which are deemed to represent interest.

     The ratio of earnings to fixed charges for the years ended December 31, 1997, 1998, 2000 and 2001 is not presented because of the loss before income taxes incurred for those periods. Earnings were inadequate to cover fixed charges by $22.5 million, $8.2 million, $96.9 million and $378.6 million for the years ended December 31, 1997, 1998, 2000 and 2001, respectively.

(10) Our working capital ratio is calculated by dividing our total current assets by our total current liabilities. At December 31, 2001, total current liabilities, which included $335.4 million of current debt and revolving credit obligations, exceeded current assets by $262.0 million.

(11) Does not reflect the workforce reduction of 550 employees implemented beginning in the fourth quarter 2001 pursuant to our operating cost savings plan or the effect of the operating cost savings plan on average cost per ton shipped. We expect that the workforce reduction program will be fully implemented by the second quarter of 2002.

     We estimate that our operating cost savings program will result in annual cost savings of approximately $51 million, of which approximately $44 million is expected to be cost of sales savings (with the remainder resulting from reduced selling, general and administrative expense). The $44 million in cost of sales savings equates to approximately $15-$20 per ton based on shipment levels.

     As a result of the operating cost savings program, we recorded a restructuring charge of $129 million. The restructuring charge included an increase in pension and other post retirement obligations of approximately $119 million, a $8 million increase in other long-term liabilities and $2 million in other short term costs, including severance payments. This restructuring provides for the permanent elimination of a minimum of 372 production and maintenance jobs, a minimum of 78 office, clerical and technical jobs and a reduction of 100 management positions.

                                  RISK FACTORS

     Holding any of our indebtedness presents a high degree of risk. In addition to other information contained in this prospectus, we urge you to consider these risks in making your decision regarding whether to tender the outstanding notes you hold under this exchange offer and consent to the proposed amendments under the consent solicitation. After the discussion of risks associated with the failure to tender your outstanding notes in this exchange offer, we discuss risks that are more specifically applicable to this exchange offer, risks associated with holding the new senior secured notes and the Series C preferred stock and risks relating to our business and financial condition.

             RISKS ASSOCIATED WITH RETAINING THE OUTSTANDING NOTES

If you do not elect to exchange the outstanding notes that you hold in this exchange offer, and the consent solicitation described in this prospectus is successful, your rights as a holder of those notes will change.

     If this exchange offer and consent solicitation is completed, the indentures governing the outstanding notes will be amended to eliminate various restrictive covenants, and the remaining holders of the outstanding notes who do not tender their notes for exchange will no longer benefit from the protection to their credit interest afforded by those restrictive covenants. However, in the event of a payment default under the indentures governing the outstanding notes, the holders will have the right to accelerate the principal amount of those notes and exercise other remedies as provided in the indentures.

     As described in greater detail under "The Exchange Offer and Consent Solicitation -- Proposed Amendments to Indentures" in this prospectus, the amendments proposed in connection with this exchange offer include the elimination of some events of default and most of the restrictive covenants.

Any of our outstanding notes that are not tendered and remain outstanding after this exchange offer will be effectively subordinated to all of our secured indebtedness, including our senior credit facility, the new senior secured notes and the new secured series 2002 bonds.

     The secured indebtedness under the new senior secured notes, the new secured series 2002 bonds and our senior credit facility will rank equal with one another in right of payment, but will effectively rank senior in right of payment to our unsecured indebtedness to the extent of the value of the collateral securing that secured indebtedness.

     Any outstanding notes that remain outstanding after this exchange offer will rank equally with our other unsecured indebtedness and obligations, such as trade payables, contract rejection and litigation claims, and unsecured employee benefit claims, as well as any indebtedness under the new senior secured notes, the new secured series 2002 bonds and the senior credit facility, to the extent the collateral securing those secured obligations is insufficient. Of the unsecured claims, in the event a bankruptcy case is commenced, certain administrative expenses may be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status include but are not limited to claims for professional fees, claims for operational shutdown and liquidation costs and, to a limited extent, claims for employee wages and benefits and contributions to pension plans.

     As of December 31, 2001, total secured and unsecured claims in a liquidation of Weirton are estimated to exceed $2 billion, of which approximately $113 million are secured claims. In the context of a reorganization under applicable bankruptcy law, total claims may be less than this estimate, if we do not incur certain facility shutdown costs which would be incurred in a liquidation and may or may not be incurred in a reorganization. In the event a bankruptcy case is commenced, allowed expenses of administering the case and various other categories of unsecured claims will be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status include but are not limited to claims for professional fees, claims for operational shutdown and liquidation costs paid and, to a limited extent, claims for employee wages and benefits. Prepetition employee compensation and benefit claims may be given priority status for up to $4,650 per employee. For example, if there were a bankruptcy filing, the maximum prepetition compensation benefit priority would be the number of employees on the date of the filing multiplied by $4,650. In addition, post-employment benefit liabilities for benefits such as retiree medical and life (as described on the Unaudited Pro Forma Consolidated Balance Sheet) receive administrative expense status in a Chapter 11 proceeding and must be paid in full unless otherwise modified or terminated through a bankruptcy proceeding (in a Chapter 7 proceeding such benefits do not receive administrative priority and would be treated as general unsecured claims).

     Consequently, in a bankruptcy proceeding, owners of the outstanding notes and series 1989 bonds may receive repayments of little or none of the principal amount of their outstanding notes or series 1989 bonds. In the context of a restructuring under applicable bankruptcy law, any such repayments may be in the form of cash or other securities. However, based on the size of claims of note holders as compared to total unsecured claims, it is unlikely that the note holders would receive a controlling interest in Weirton in the event of a bankruptcy proceeding.

There may be tax consequences to non-tendering holders because they likely will be treated as having exchanged the outstanding notes held by them for new modified notes, and the new modified notes will be treated as issued with original issue discount.

     We intend to take the position that the adoption of the amendments proposed by the consent solicitation results in a deemed exchange of the outstanding notes for new modified notes in a taxable transaction for United States federal income tax purposes. Under this treatment, you generally will recognize income or loss on the exchange equal to the difference between the fair market value of the modified notes deemed received and your tax basis in your outstanding notes. The modified notes also will be treated as being issued with original issue discount, which you generally will be required to include in your gross income over the remaining term of the modified notes in advance of cash payments attributed to such income. We anticipate that the amount of this original issue discount will be substantial. See "Material United States Federal Income Tax Consequences."

If you do not exchange the outstanding notes that you hold in this exchange offer, you may not be able to sell them in the secondary market.

     Any outstanding notes tendered and exchanged in this exchange offer will significantly reduce the aggregate principal amount of the outstanding notes. Because it is a condition of this exchange offer that at least 95% of each series of outstanding notes are tendered, we anticipate that the liquidity of the market for any outstanding notes that remain outstanding after this exchange offer will be extremely limited.

                   RISKS ASSOCIATED WITH THE EXCHANGE OFFERS

The value of the new senior secured notes and Series C preferred stock that you will receive may not be equal to or greater than the outstanding notes that you tender for exchange.

     We have not undertaken a valuation with respect to the exchange ratios for the exchange offer of the outstanding notes or the new senior secured notes and Series C preferred stock. Our board of directors has made no determination that the exchange ratios represent a fair valuation of either series of the outstanding notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. If you tender your outstanding notes, you may not receive the same or greater value than if you choose to keep them.

In the event of a liquidation, we may have inadequate collateral to satisfy payments on the new senior secured notes and you may not receive any payment on the new senior secured notes that you hold.


     The new senior secured notes and our obligations with respect to the new secured series 2002 bonds will be secured by a security agreement and second lien deeds of trust granting second priority liens on our hot strip mill, No. 9 tin tandem mill and tin assets. The lenders under our senior credit facility, as amended, will hold a first priority security interest in the same collateral. The value of and ability to foreclose on this collateral in the event of a liquidation of our company will be subject to the prior rights of the lenders under our senior credit facility, including their rights under the related intercreditor agreement, which prohibits any such foreclosure by the trustee for the new senior secured notes without the consent of the agent for the lenders, market and economic conditions, the availability of buyers, laws relating to the liquidation of collateral and other factors beyond our control. As a result, the proceeds of any sale of the collateral following a default may not be sufficient to satisfy payments due on the notes. In that case, if the proceeds are not sufficient to repay all amounts due on the new senior secured notes, then you would have only an unsecured claim against our remaining assets with respect to the unpaid amount. Other creditors, including the lenders under the senior credit facility, may have secured claims against other remaining assets. Further, by its nature, some or all of the collateral will be illiquid and have no readily ascertainable market value. Accordingly, the collateral may not be able to be sold in a short period of time or at all.

The trustee under the indenture may be unable to foreclose on the collateral securing the new senior secured notes and pay you the amount due on the new senior secured notes.


     Under the indenture governing the new senior secured notes, if an event of default occurs, including defaults in payment of interest, principal or premium, if any, on the new senior secured notes when due at maturity or otherwise, the trustee may accelerate the new senior secured notes and, among other things, initiate proceedings to foreclose on the collateral securing those notes. However, the right of the trustee to act against the collateral will also be governed by an intercreditor agreement between the agent for the senior credit facility, a collateral agent acting for the trustee for the senior secured notes and the trustee for the secured series 2002 bonds, the trustee for the senior secured notes and the trustee for the secured series 2002 bonds. The intercreditor agreement generally prohibits enforcement action against the collateral without consent of the agent for the senior credit facility until obligations under the senior credit facility have been satisfied. As a result, the timing and manner of enforcing rights by the collateral agent on behalf of the trustees or by the trustees themselves will be dependent on action taken by the agent under the senior credit facility. The trustee for the new senior secured notes is also party to a collateral agency and second lien intercreditor agreement which provides, among other things, for proceeds from collateral to be received, held and distributed exclusively by a collateral agent and for such proceeds to be distributed pro rata by outstanding principal amount to the trustees on behalf of the holders of both the senior secured notes and the secured series 2002 bonds. The intercreditor agreement also provides for the application of proceeds from sales, transfers and other types of dispositions of collateral outside the context of the enforcement of remedies against the collateral.



     It is also likely that the right of the trustee to repossess and dispose of the collateral after the occurrence of an event of default would be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by us or against us prior to the agent for the senior lenders under the senior credit facility or the collateral agent or a trustee having repossessed and disposed of the collateral. For example, under applicable United States bankruptcy laws, a secured creditor is prohibited from repossessing and selling its security from a debtor in a bankruptcy case without bankruptcy court approval. Morever, if collateral were ever to be located in jurisdictions outside the United States, the trustee's ability to foreclose may further be impaired by local laws governing security interests in those jurisdictions. Under any of these circumstances, you may not be fully compensated for your investment in the new senior secured notes in the event of a default.


You may not receive payment on the new senior secured notes because those obligations and the security interest that will secure their payment may not be enforceable under federal and state fraudulent transfer laws.

     You may not receive payment on the new senior secured notes or may receive only a reduced payment if a court finds that the transaction is not enforceable under federal or state fraudulent transfer laws. For a discussion of applicable fraudulent transfer law, see "Description of the Senior Secured Notes -- Fraudulent Transfer and Preference Laws."

In the event a petition for relief under the United States Bankruptcy Code is filed by or against Weirton, the grant of a second priority security interest in the hot strip mill, No. 9 tin tandem mill and tin assets may be avoided as a preferential transfer.

     The grant to the holders of the new senior secured notes of a security interest in our hot strip mill, No. 9 tin tandem mill and tin assets may be avoided as a preferential transfer in the event a petition for relief under the United States Bankruptcy Code is filed by or against us if the transfer does not satisfy the exceptions provided under law.

     If a court were to find that a preferential transfer had occurred, similar to the possible actions that could occur if the exchange offer was found to be a fraudulent transfer, the court could nullify the security interest in our hot strip mill, No. 9 tin tandem mill and tin assets granted to the holders of the new senior secured notes, rendering the new senior secured notes unsecured obligations of Weirton and making the value of the hot strip mill, No. 9 tin tandem mill and tin assets available for application to our unsecured creditors, and the court may require the holders to return any distribution made to them. The bankruptcy laws further provide an exception, in that a transfer which would otherwise be considered a preference may not be avoidable if:

     - the transfer was intended by the parties to be and was in fact a substantially contemporaneous exchange for which Weirton received new value; or

     - the debt was incurred in the ordinary course of business or financial affairs of both parties and any payment made was made in the ordinary course of business or financial affairs of both parties.

     This exchange offer may be considered by a court to involve a preferential transfer because the issuance of the new senior secured notes and new secured series 2002 bonds alters the status of the holders from unsecured to secured creditors. Depending on the value of Weirton, in the event of a liquidation, a holder of the new senior secured notes or new secured series 2002 bonds, as a secured creditor may receive a greater recovery than such a holder would have received absent the exchange offer, and as a result the exchange offer may be found to be a preferential transfer. However, the grant of the security interest in the hot strip mill, No. 9 tin tandem mill and tin assets may not be avoided if a court further finds that the transaction constituted a substantially contemporaneous exchange for which we received new value.

     If a court were to determine that the exchange offer is a preferential transfer and that the transfer does not qualify for defenses provided in the Bankruptcy Code, you may never receive payment on the outstanding notes or the new senior secured notes and new secured series 2002 bonds. In any of these events, the holders of the new senior secured notes may not receive the intended benefit from the liens securing those notes or the holders of the new senior secured notes may never receive payment on those notes.

We may be unable to purchase the new senior secured notes upon a change of control because we may have insufficient funds or we may be prohibited from doing so by the terms of our senior credit facility.

     Under the terms of the indentures for the new senior secured notes, we may be required to repurchase all or a portion of the new senior secured notes then outstanding on a change of control at a purchase price equal to 101% of the principal amount of the new senior secured notes. We may not be able to repurchase the new senior secured notes upon a change of control in accordance with the terms of the indenture because:

     - we may have insufficient funds to do so; or

     - we may be prohibited from doing so by the terms of our senior credit facility.

     The terms of our senior credit facility prevent us from repurchasing the new senior secured notes or the new secured series 2002 bonds without the consent of our senior lenders, unless we also repay our senior indebtedness in full. In those circumstances, we would be required to obtain the consent of our senior lenders, or otherwise repay our senior indebtedness in full, before we could repurchase the new senior secured notes or the new secured series 2002 bonds following a change of control. If we were unable to obtain the required consents or otherwise repay our senior indebtedness, the put right on a change of control will be ineffective.

The trading markets for the new senior secured notes, the new Series C preferred stock and our common stock may be limited.

     We are not eligible to list the new senior secured notes, the new Series C preferred stock or our common stock on the New York Stock Exchange, any other securities exchange or for quotation on the National Association of Securities Dealers Automated Quotation System. As such, public markets for such securities may not develop. Our common stock is traded in the over-the-counter market, which is a limited market. In addition, the liquidity of the trading markets in the new senior secured notes or the new Series C preferred stock and the market prices quoted therefor, if any, may be adversely affected by a variety of factors, including, among other things:

     - the number of holders of the new senior secured notes or the new Series C preferred stock;

     - the market for similar securities;

     - the interest of securities dealers in making a market in the new senior secured notes or the new Series C preferred stock;

     - changes in the overall market for high-yield securities or redeemable convertible preferred securities;

     - changes in our financial performance or prospects; and

     - changes in the prospects for companies in the United States steel industry generally.

The new Series C preferred stock that you receive is not secured by collateral and ranks junior to all of our debt obligations.


     The new Series C preferred stock is an equity security which ranks senior to existing common stock, pari passu to existing preferred stock and future preferred stock issued outside of an acquisition, but junior to preferred stock issued in connection with certain permitted acquisitions. In a liquidation or bankruptcy, the Series C preferred stock would not be entitled to share in the collateral securing the new senior secured notes, and would be entitled to a liquidation preference of $50 per share only after all of our debt and other obligations including with respect to pension and other employee claims are satisfied.



We will not be permitted to convert the Series C preferred stock into shares of common stock without first obtaining board and stockholder approval to amend our charter to permit the issuance of additional shares of common stock.


     Because our authorized capital stock is limited, we may not have sufficient shares of authorized common stock to permit our conversion of the Series C preferred stock into common stock without an amendment to our restated certificate of incorporation. The affirmative vote of the holders of at least 80% of our outstanding common stock and Series A preferred stock, voting as a single class, is required by our restated certificate of incorporation to increase the number of authorized shares of common stock. Our 1984 ESOP and 1989 ESOP collectively hold approximately 40% of our combined voting power. We can make no assurance that the requisite shareholder approval will be obtained to increase our authorized capitalization, and, as a result, we may not have the ability to convert the Series C preferred stock into common stock.

The new senior secured notes are being issued with original issue discount, which may be considered taxable income to you over the term of the new senior secured notes.

     The new senior secured notes are being issued with original issue discount. The amount of original issue discount is dependent, in part, on the fair market value on the exchange date of the outstanding notes tendered for the new senior secured notes and Series C preferred stock. Accordingly, you may be required to include original issue discount in your income for United States federal income tax purposes in advance of any cash payment attributable to such income. See "Material United States Federal Income Tax Consequences."

Although our counsel has advised us that the exchange of outstanding notes for new senior secured notes and Series C preferred stock generally should be treated as a tax-free recapitalization for United States federal income tax purposes, a court could determine that the exchange is taxable (in whole or in part) to a tendering holder under certain circumstances.


     The exchange of outstanding notes for new senior secured notes and Series C preferred stock should be treated, in the opinion of our counsel, as a recapitalization for United States federal income tax purposes. Generally, if the exchange qualifies as a recapitalization and the new senior secured notes constitute securities for United States federal income tax purposes, a holder that participates in the exchange should not recognize taxable income or loss as a result of the exchange except with respect to new senior secured notes received as a consent payment and possibly with respect to accrued interest. With respect to the receipt of the new senior secured notes and Series C preferred stock for which no income or loss is recognized, a holder would have an aggregate tax basis in such notes and stock equal to its adjusted tax basis in the outstanding notes surrendered in exchange therefor, and would include its holding period for the outstanding notes in its holding period for such notes and stock received in the exchange.


     However, due to the facts and circumstances nature of the determination regarding whether an exchange of debt instruments qualifies as a recapitalization, a court could determine that the exchange should be treated as a taxable exchange for United States federal income tax purposes. In the event of a successful challenge by the Internal Revenue Service that the outstanding notes do not qualify as securities for United States federal income tax purposes, a tendering holder generally would recognize gain or loss on the exchange equal to the difference between (i) the fair market value of the new senior secured notes and Series C preferred stock received and (ii) the holder's adjusted tax basis in its outstanding notes. In the event of a successful challenge by the IRS that the new senior secured notes do not qualify as securities, a tendering holder generally would recognize taxable gain (but not loss) in an amount equal to the lesser of: (i) the difference between the aggregate fair market value of the new senior secured notes and Series C preferred stock received and the holder's adjusted tax basis in its outstanding notes and (ii) the fair market value on the date of the exchange of the new senior secured notes received. See "Material United States Federal Income Tax Consequences."


     In addition, we intend to treat a holder that tenders outstanding notes on or before the consent solicitation expiration date as recognizing ordinary income on its receipt of the consent payment of $50 principal amount of new senior secured notes in an amount equal to the fair market value of such new senior secured notes. A new senior secured note received as part of the consent payment will have an adjusted tax basis equal to its fair market value on the date of issuance and the holding period for such note will commence on the day after its issuance.


Although our counsel has concluded that a holder of Series C preferred stock generally should not be required to include the redemption premium on such stock in income prior to its redemption, a court could reach a different conclusion, and if we pay a dividend on our common stock in the future, a holder of Series C preferred stock could be required to include a portion of the redemption premium in income prior to its redemption.


     In the opinion of our counsel, the Series C preferred stock by its terms participates in our growth to a significant extent, and therefore, a holder of Series C preferred stock should not be required to include the redemption premium on such stock in income prior to the payout of such premium to the holder. However, a court could determine that the Series C preferred stock does not significantly participate in our growth and that the holder should include the redemption premium in income, on a constant yield basis, over the life of the Series C preferred stock.


     A holder of Series C preferred stock could be treated as receiving a constructive distribution on its Series C preferred stock if we pay a dividend in a year in which the redemption premium on the holder's Series C preferred stock increases. This deemed distribution would be taxed as a dividend to the holder to the extent of our current or accumulated earnings and profits (if any). Under our senior credit facility, we are not permitted to pay dividends on our common stock. See "Material United States Federal Income Tax Consequences."

           RISKS ASSOCIATED WITH OUR BUSINESS AND FINANCIAL CONDITION

We may be unable to generate sufficient cash flow from operations to service our debt, which may require us to refinance our existing debt or possibly seek bankruptcy protection.

     Our business may not be able to generate sufficient cash flow from operations in the future to service our debt, including fixed and contingent interest payments, make necessary capital expenditures or meet other cash needs. In fact, we have generated negative cash flows from operations of $109.7 million and $84.9 million in 2001 and 2000, respectively. If we are unable to reverse these trends and generate sufficient cash flow from operations, we may seek, subject to the restrictive provisions of our debt instruments and consent of our lenders, to refinance all or a portion of our existing debt, including the new senior secured notes and our obligations under the new secured series 2002 bonds, to sell assets or to obtain additional financing. Any such refinancing, sale of assets or additional financing may not be possible on terms reasonably favorable to us. In such circumstances, we may have to seek bankruptcy protection or commence liquidation or administrative proceedings because we will not have sufficient cash to repay our indebtedness as it becomes due.

     The new senior secured notes will be senior secured obligations of Weirton and will rank equal in right of payment with any of our existing and future senior indebtedness, but junior to the senior secured credit facility to the extent of the value of the collateral. The new senior secured notes will effectively rank senior in right of payment to our unsecured indebtedness to the extent of the value of the collateral securing the new notes. The amount of our debt service for 2001 before the effect of the exchange offers on a pro forma basis was $32.1 million and after the exchange offers are completed would be $4.0 million on a pro forma basis as set forth in "Unaudited Pro Forma Consolidated Financial Statements."

We have experienced losses in the past and could experience additional future losses, which could prevent us from sustaining or developing our business.

     We incurred losses from operations of approximately $89.3 million in 1999, $40.7 million in 2000 and $322.2 million in 2001. Absent a recovery in the domestic steel market, particularly with respect to pricing, we expect to continue to incur losses in the future, which may limit our ability to execute our business strategy, satisfy our debt obligations and meet other financial obligations.

Downturns in the United States steel industry have had in the past, and may in the future have, an adverse effect on our sales and profitability.


     Historically, the steel industry has been cyclical in nature as a result of markets that it serves. Excess worldwide steel production capacity has further contributed to the destabilization of steel markets, especially during periods of reduced demand. The United States steel industry is affected by changes in economic conditions that are outside of our control, including currency exchange rates, and international, national, regional and local slowdowns in customer markets. For example, a decline for demand for our products or in the general financial condition of the packaging industry or its principal members to which we supply our tin mill products would have a material adverse affect on our business, financial condition, results of operations or prospects. In addition, during periods of economic slowdown such as the one we are currently experiencing, our credit losses increase. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in the economic activity of our customers, while simultaneously resulting in higher interest payments under our senior credit facility. See "Business -- Principal Products and Markets."


Our indebtedness could adversely affect our financial position and prevent us from obtaining additional financing in the future.

     We have, and will continue to have after giving effect to the completion of the exchange offers, a substantial amount of indebtedness when compared to our shareholders' equity. The terms of the indentures governing the new senior secured notes and the terms of the senior credit facility generally limit the incurrence of additional indebtedness. As of December 31, 2001, on a pro forma basis after giving effect to the exchange offers which are being accounted for as a troubled debt restructuring, our outstanding indebtedness would have been $358.0 million. This assumes that all outstanding notes are exchanged for $134.2 million in principal amount of new senior secured notes prior to the expiration of the consent solicitation, such that each tendering holder receives the total consideration and all outstanding series 1989 bonds are exchanged for $33.8 million in principal amount of new secured series 2002 bonds. The $358.0 million pro forma indebtedness balance, which includes current maturities, compares to a pro forma principal amount of indebtedness of $271.6 million and pro forma shareholders' deficit of $469.6 million. As of December 31, 2001, on a pro forma basis giving effect to our new senior credit facility, we had the ability to obtain $27.9 million of additional borrowings under our senior credit facility. For a discussion of troubled debt restructuring, see "Accounting Treatment for the Exchange Offer."


     Our debt service obligations will have important consequences to the holders of new senior secured notes, including:

     - all of the indebtedness incurred in connection with the senior credit facility will become due no later than March 31, 2004, prior to the time the principal payment on the outstanding notes and the new senior secured notes and other long-term obligations will become due;

     - certain of our indebtedness, including the amounts borrowed under our senior credit facility, will be at variable rates of interest, which will make us vulnerable to increases in interest rates;

     - our ability to obtain additional financing in the future may be limited;

     - a portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness as well as our pension and post-retirement obligations, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

     - we may be hindered in our ability to adjust rapidly to changing market conditions;

     - we may experience an event of default under one or more of our debt instruments that, if not cured or waived, could result in the acceleration of that and other of our indebtedness which would adversely affect us; and

     - our ability to withstand a downturn of our business or the economy generally or otherwise react to changes in general economic conditions, the United States steel industry, global competitive pressures or adverse changes in government regulation may be adversely affected. These factors may include, among others:

      -- the economic and competitive conditions in the steel industry, particularly as they affect product pricing and shipment volumes;

      -- any operating difficulties, increased operating costs or pricing pressures we may experience;

      -- cyclicality of the principal markets we serve;

      -- the economic conditions affecting the tin mill products market in particular and the financial performance of our principal customers;

      -- high levels of steel imports and the effect of any governmental actions to restrain illegal dumping of steel imports;

      -- the relative strength of the United States dollar as it affects international trade;

      -- the passage of legislation or other regulatory developments that may adversely affect us; and

      -- volatility in financial markets, which may affect invested pension plan assets and the calculation of benefit plan liabilities.

Restrictive debt covenants contained in our senior credit facility and indentures could limit our ability to take certain business, financial and operational actions.

     Our senior credit facility and the indenture governing the new senior secured notes contain covenants that will limit the discretion of our management with respect to certain business, financial and operational matters. The covenants, taken as a whole, place significant restrictions on our ability to, among other things:

     - incur additional indebtedness;

     - pay dividends and other distributions;

     - redeem, repurchase or prepay subordinated obligations, Series C preferred stock and other equity securities and other obligations;

     - convert Series C preferred stock into shares of our common stock;

     - enter into sale and leaseback transactions;

     - create liens and other encumbrances;

     - make acquisitions and certain investments;

     - engage in certain transactions with affiliates;

     - sell or otherwise dispose of assets; and

     - merge or consolidate with other entities.

     Our ability to comply with these and other provisions of the senior credit facility and the indenture governing our new senior secured notes and other indebtedness may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the senior credit facility or the indenture and related agreements could result in an event of default under either the senior credit facility or the indentures, which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the senior credit facility were to be accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness, including the new senior secured notes. See "Description of the Senior Secured Notes" and "Description of Other Indebtedness and Financing Arrangements."

We may not successfully complete and manage future acquisitions that are fundamental to the success of our strategic plan.

     The consummation of the exchange offers is critical to our ability to permit the fundamental repositioning of our business, which depends in part on our ability to make strategic acquisitions of assets related to the tin mill and coated products markets and to integrate successfully those assets into our operations. However, any strategic acquisitions require the consent of our lenders under the senior credit facility, and our existing capital resources are limited and otherwise are subject to restrictions in our senior credit facility and in the indenture governing the new senior secured notes. Consequently, we may not have sufficient funds to finance such acquisitions unless we are successful in raising necessary debt or equity financing from third parties. We may not be able to obtain financing for this purpose on terms that are acceptable to us or our lenders or are permitted under the terms of the senior credit facility or the indenture or, in the case of equity, if we are required to increase our authorized capital on terms acceptable to our stockholders. Moreover, such acquisition opportunities may not become available or may not be available on acceptable terms.

     Any acquisitions consistent with our strategic plan that may occur will also place increasing demands on management and operations resources. Our future performance will depend, in part, on our ability to manage our changing operations and to adapt our operational systems to that end. We may not be successful at effectively and profitably managing the integration of any future acquisitions. Our failure to complete and manage any strategic acquisitions could adversely affect our business financial condition and results of operations.

Highly competitive conditions in the steel industry may directly and adversely affect the pricing of our products, our profit margin and operating cash flow.

     The steel industry is highly competitive, particularly with respect to price in the market for sheet products. We face intense competition from domestic and foreign steel producers. In addition, we face competition from producers of products other than steel, including aluminum, plastics, composites and ceramics. Competition is based primarily on price, with factors such as reliability of supply, service and quality also being important in certain segments of the industry. In addition, a number of our domestic competitors have filed for bankruptcy protection and are seeking to maintain their market share, particularly in commodity sheet steel products, by reducing prices.

     Integrated steel makers also face strong competition from mini-mills, which are efficient, low-cost producers that generally produce steel by melting scrap in electric arc furnaces, utilize new technologies, have lower employment costs and target regional markets. Mini-mills historically have produced lower margin commodity grade long products, such as bars, rods and wire and other commodity-type steel products not manufactured by us. However, thin slab cast technology has allowed mini-mills to enter sheet markets traditionally supplied by integrated producers, including the hot rolled, cold rolled and galvanized markets. Mini-mills generally continue to have a cost advantage over integrated steel producers, particularly for labor and especially during periods of weak demand when scrap prices are low. Although most new capacity in the domestic industry has resulted from growth in mini-mill operations, there has also been a significant increase in both cold rolling and galvanizing capacity at independent processors.

     Foreign producers also compete with us, although to a lesser extent than domestic mills. Many foreign producers have lower labor costs and some are subsidized by their governments. Political and social considerations may influence their decisions with regard to production and sales more than prevailing market forces. Many foreign steel producers continue to ship to the United States market despite decreasing profit margins or losses. Other factors that influence the level of foreign competition include the relative strength of the dollar, the level of imports, and the effectiveness of United States trade laws. On October 22, 2001 the ITC found that the domestic steel industry had sustained serious injury because of foreign imports. On December 7, 2001, the ITC recommended tariffs and quotas on sheet products and tin plate. On March 5, 2002, President Bush announced the imposition of tariffs on 12 categories of steel products, including tin mill, hot-rolled, cold-rolled and galvanized products, all of which are produced by us, of up to 30% over a three-year period.

     Although a number of countries have objected to the Bush Administration's decision and have indicated their intention to challenge the decision, the Bush Administration has stated publicly that, in its belief, the decision was made in conformity with World Trade Organization guidelines. However, we cannot assure you that the announced trade remedies will not be successfully challenged or that a restructuring of the United States steel industry will occur.

     Moreover, demand may not increase from current depressed levels. Increased production capacity or operating efficiencies of our competitors, or increased foreign and domestic competition, may directly and adversely affect pricing and profit margins and our operating cash flow.

Substantial pension and other postretirement benefit obligations may adversely affect future cash flow.

     We have substantial financial obligations related to our employee postretirement plans for medical and life insurance benefits and pensions. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" requires that we accrue retiree medical and life insurance benefits during an employee's service rather than defer the recognition of costs until claims are actually paid. In accordance with this accounting standard, we have established a liability for the present value of the estimated future medical and life insurance benefit obligations. As of December 31, 2001, we had balance sheet liabilities for accumulated postretirement health care and life insurance benefit obligations of $364.4 million. The cash payments for actual postretirement health and life insurance claims were $23.2 million in 1999, $26.5 million in 2000 and $29.8 million for 2001, and we anticipate that payments will increase in future years due to an increase in the number of retirees receiving benefits as well as increases in per capita health care costs.


     In accordance with the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," we had an accrued pension liability of $205.3 million at December 31, 2001 for our defined benefit pension plans. As of December 31, 2001, projected benefit obligations of $904.5 million exceeded plan assets by $271.3 million.

     However, adverse developments in health care costs could materially increase the amount of our postretirement benefit obligations and adverse conditions in the financial markets have, and could in the future, materially decrease the plan assets available to fund pension obligations. Plant shutdowns would substantially increase the amount of our postretirement benefit obligations. In addition, layoffs or other similar events, including our recently negotiated workforce reduction, could also increase the amount of our postretirement benefit obligations.

     We do not expect to have any near term funding requirements with respect to our pension plans. Under minimum funding rules, no contribution is expected in 2002; however, substantial contributions of an average of at least $50 million per year are likely to be required in each of 2003 through 2007. This amount is subject to significant change depending on, among other things, asset performance.

The price and availability of our raw materials may fluctuate and adversely affect our operating results.

     We purchase a number of raw materials in the open market in the ordinary course of our business, including scrap, tin, zinc, natural gas and other raw materials, which are subject to significant price fluctuation. We have entered into a memorandum of understanding with U.S. Steel to provide us with a minimum of 650,000 net tons of coke in 2002 and 500,000 net tons of coke in each of 2003 and 2004, with the option to buy incremental volume so that our total purchases approximate 60% of our requirements, under which the price of coke fluctuates on an annual basis based on the market price for coke. We also have a contract with another supplier for additional requirements with pricing also based on market price. We may not be able to negotiate acceptable renewal terms for these contracts. We have entered into long-term supply contracts with respect to other commodities, including iron ore pellets, industrial gases and electricity; however, the loss of any of those contracts or of our coke supply contracts may expose us to greater market risks, and the potential for significant cost increases which could have a material adverse effect on our business, financial condition, results of operations and prospects.

     In addition, certain of our raw material suppliers are participating in our vendor financing programs, under which we have entered into a sale and leaseback transaction with respect to our Foster-Wheeler Steam Generating Plant and related electricity generating assets, which supplies process steam, heat and electricity. A failure to satisfy our rental payment and other obligations under this arrangement could result in the termination of the lease. This may adversely affect our relationships with participating vendors and may also adversely affect our ability to secure the steam and electricity necessary to operate our steel making facilities.

Unplanned repairs or equipment outages could interrupt production and reduce sales and profitability.

     Our integrated operations depend upon critical equipment, such as blast furnaces, basic oxygen furnaces, our continuous caster, our hot strip mill and other rolling and finishing facilities to support our business, that may occasionally be out of service due to routine scheduled maintenance or equipment failures. Any unplanned unavailability of critical equipment could interrupt our production capabilities and reduce our sales and profitability. We have experienced unscheduled equipment outages in the past, and we could have material shutdowns in the future.

We may not be able to negotiate favorable labor agreements or prevent work stoppages.

     The Independent Steelworkers Union represents our production and maintenance workers, clerical workers and nurses. In addition, the Independent Guard Union represents our security personnel. While we negotiated new agreements with the ISU and the IGU in October 2001, which expire no earlier than

March 2004, future collective bargaining agreements, or the negotiation of such agreements, may have an adverse effect on our financial condition and results of operations. Labor disputes and resulting work stoppages or slowdowns occasionally occur in the steel industry. Work stoppages or slowdowns may occur in the future in connection with labor negotiations or otherwise.


We may incur substantial environmental control and remediation costs, and our ability to seek indemnification from National Steel for certain environmental costs may be adversely affected by its recent bankruptcy filing.


     In common with other United States steel producers, we are subject to various federal, state and local requirements for environmental controls relating to our operations. These environmental laws and regulations include the Clean Air Act with respect to air emissions; the Clean Water Act with respect to water discharges; the Resource Conservation and Recovery Act with respect to solid and hazardous waste treatment, storage and disposal; and the Comprehensive Environmental Response, Compensation and Liability Act with respect to releases and remediation of hazardous substances. In addition, West Virginia has similar environmental laws.

     We have spent substantial amounts of money to control air and water pollution pursuant to applicable environmental requirements. We have also spent, and will continue to spend, substantial amounts for proper handling and disposal and for the environmental investigation and cleanup of properties. Along with capital investments and operating costs relating to environmental matters, from time to time we have been and may be subject to penalties or other requirements as a result of administrative action by regulatory agencies. The ultimate impact of complying with environmental laws and regulations is not always clearly known or determinable because certain implementing regulations have not yet been promulgated or in certain instances are undergoing revision. However, complying with environmental laws and regulations may substantially increase capital, operating and compliance costs. Currently, we are involved in a number of environmental remediation projects relating to the remediation of former and present operating locations and are involved in a number of other remedial actions under federal and state law.

     We may incur environmental exit costs if we decide to sell a current property, for it is our policy not to accrue such environmental exit costs until we decide to dispose of a property. These costs include, among other things, remediation and closure costs and expenses relating to our clean-up of soil contamination, our closing of waste treatment facilities and our monitoring commitments. We believe that the ultimate liability for the environmental remediation matters identified to date, including the clean-up, closure and monitoring of waste sites and formerly-owned facilities and businesses, will not materially affect our consolidated financial condition or liquidity. However, the identification of additional sites, increases in remediation costs with respect to identified sites, the failure of other potentially responsible parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to us. These increased costs may have a material adverse effect on our financial condition, liquidity and results of operations.


     The Company's ability to seek and obtain reimbursement or indemnification from National Steel for environmental remediation activity may be adversely affected by the March 2002 bankruptcy filing by National Steel. See Note 17 to the Consolidated Financial Statements included elsewhere herein.


We depend on our key personnel for our success, and the loss of their services could have a negative impact on our business.

     Our success will depend, in large part, on the efforts, abilities and experience of our senior management and other key employees. Executive compensation for our key employees has been restrained by our weak financial performance, and options and other stock-based incentive compensation currently have minimal or no value. In light of our current financial position and uncertain prospects, including whether we are permitted to pursue the fundamental repositioning of our business through strategic acquisitions and targeted investments, key employees, including members of senior management, may not have an incentive to stay with us. The loss of the services of one or more such individuals could adversely affect our business, financial condition, results of operations or prospects.

Weirton's ESOPs hold approximately 40% of our voting power and the ESOP participants acting together can exercise substantial influence over our affairs.


     Approximately 40% of the combined voting power of our issued and outstanding shares of common stock and voting convertible preferred stock are held by Weirton's 1984 ESOP and 1989 ESOP. Accordingly, the ESOPs and their participants, consisting of active and retired employees of Weirton, can exercise significant influence over our affairs, including the election of our directors and the approval of actions requiring the approval of our stockholders, including the adoption of amendments to our restated certificate of incorporation, increases in our authorized capital, issuances of voting securities, and approval of mergers or sales of substantially all of our assets. A number of corporate actions require the affirmative vote of holders having at least 80% of the outstanding voting power. The restated certificate of incorporation also limits the ability of any stockholder other than the ESOPs to exercise more than 5% of voting power.



     The interests of the ESOPs and their participants may conflict with your interests. The concerns of employee-stockholders, including retired employees who are ESOP participants, with respect to matters such as job security, pensions and postretirement benefits may conflict with your interests. For example, a "change of control" transaction, which would require us to repurchase all or a portion of your new senior secured notes, may not be approved by the requisite supermajority vote of the stockholders, if any employee-stockholder concerns arising out of a sale, merger or similar transaction are not satisfactorily resolved. Likewise, the execution of our strategic plan through selective acquisitions and targeted investments will likely require outside funding, including the possible issuance of equity or equity-related securities by the Company, and changes in the Company's governance arrangements, including the elimination of various supermajority voting provisions and restrictions on exercise of voting power by significant stockholders and changes in the size and composition of our board. The authorization of amendments to our restated certificate of incorporation in connection with the financing of an acquisition will also require supermajority stockholder approval and possibly be subject to similar employee or retiree concerns.


Our future ability to use our net operating loss carryforwards could be limited as a result of the issuance of Series C preferred stock pursuant to the exchange offer.

     Our ability to use our net operating loss carryforwards may be severely limited if our issuance of Series C preferred stock pursuant to the exchange offer (in conjunction with certain other changes in our stock ownership during the three-year period preceding or following the issuance of the Series C preferred stock) results in an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. We believe that issuing the Series C preferred stock should not cause us to undergo an ownership change because the Series C preferred stock's value is expected to be significantly less than 50% of the total value of our outstanding stock. However, the Series C preferred stock issuance will substantially increase our risk of an ownership change upon certain future changes in the ownership of our stock, including if and when we issue additional shares of our stock. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations."

                          FORWARD-LOOKING INFORMATION

     The statements contained in this prospectus that are not historical facts are or may be deemed to be "forward-looking" statements. Some of these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "intends," "may," "will," "should," or "anticipates," or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements in this prospectus include, among others, statements regarding:

     - the United States steel industry;

     - our strategic plan;

     - productivity and profitability improvement;

     - principal products and customers;

     - raw materials and energy;

     - pension and other employee postretirement benefit obligations;

     - competition and imports;

     - liquidity and capital resources; and

     - the outcome of the filing of bankruptcy or any other similar proceeding.

     These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include those discussed under the heading "Risk Factors" in this prospectus.

     We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

                  ACCOUNTING TREATMENT FOR THE EXCHANGE OFFERS



     Generally when a corporation's debt is restructured, accounting recognition should be given to the event and a gain or loss recognized based on the principal amount of the restructured debt. However, under our circumstances, the series 1989 bonds exchange offer and this exchange offer are required to be accounted for as troubled debt restructurings under generally accepted accounting principles. Troubled debt restructuring accounting treatment requires that a comparison be made between the maximum future cash outflows associated with the new senior secured notes and Series C preferred stock (including principal, interest and related costs on the new senior secured notes and the mandatory redemption of the Series C preferred stock), and the recorded assets and liabilities related to the outstanding senior notes as of the date of the exchange. A similar comparison will be made between the cash flows associated with the new secured series 2002 bonds and the carrying value of the series 1989 bonds.



     At December 31, 2001 the carrying value of the recorded assets and liabilities relating to the outstanding senior notes was $255.2 million (which includes accrued and unpaid interest). At December 31, 2001, on a pro forma basis assuming a 100% tender of outstanding senior notes, we expect the total future maximum cash outflows associated with the new senior secured notes plus the mandatory redemption value to be more than $263 million (including principal amount, all future maximum interest payments and the mandatory redemption value of Series C preferred stock). Similarly, the future cash flows associated with the new secured series 2002 bonds exceed the carrying value of the series 1989 bonds. Because the total maximum cash flows associated with the new issues exceeds the carrying value of the outstanding debt, no gain is recorded. Instead, we will record lower interest expense with respect to the new senior secured notes and our obligations with respect to the new secured series 2002 bonds in the future, resulting in higher reported net income. To a large extent, future interest payments will be accounted for as a reduction in the existing debt balance instead of interest expense.


     Because troubled debt restructuring accounting requires the comparison of the carrying value of the existing debt to the total future maximum cash flows of the securities offered in exchange rather than the principal or face amount of the new securities, a substantial future amount of interest/accretion is included in the carrying value of the securities issued in exchange. As a result, the difference between the face value of the existing debt and the face value of the exchange debt (see chart below) is not immediately recognized as an extraordinary gain, but rather will be recognized over time as reduced interest/accretion expense.

(dollars in millions)

                EXISTING DEBT
----------------------------------------------
                                    FACE VALUE
                                    ----------
Senior Notes due 2004.............    $122.7
Senior Notes due 2005.............     121.3
Series 1989 Bonds.................      56.3
                                      ------
Total face value of
  interest-bearing debt...........    $300.3
                                      ======
         DEBT ASSUMING 100% EXCHANGE
----------------------------------------------
                                    FACE VALUE
                                    ----------
Senior secured notes..............    $134.2
Secured series 2002 bonds.........      33.8
                                      ------
Total face value of
  interest-bearing debt...........    $168.0
                                      ======
Mandatory redemption value of
  Series C preferred stock........    $ 55.0

     The pro forma information set forth under "Capitalization" and the "Pro Forma Financial Information" reflects the accounting of the exchange offers as troubled debt restructurings.

                                 CAPITALIZATION

     The following table sets forth Weirton's consolidated indebtedness and capitalization as of December 31, 2001 and on a pro forma basis to reflect the consummation of the exchange offers.

     The pro forma adjustments have been prepared on the same assumptions as those used for the unaudited pro forma consolidated balance sheet included in this prospectus, including the assumption that all outstanding notes are tendered for exchange prior to the expiration of the consent solicitation and all series 1989 bonds are exchanged, including accrued and unpaid interest on the outstanding notes and series 1989 bonds. The exchange offers will be accounted for as troubled debt restructurings. See "Accounting Treatment for the Exchange Offer." If the exchange had occurred on December 31, 2001, the total interest and principal to be paid to holders of new senior secured notes plus the mandatory redemption price of Series C preferred stock would have exceeded the carrying value of the existing senior notes. Also, the total interest and principal to be paid to holders of the new secured series 2002 bonds are expected to exceed the carrying value of the series 1989 bonds. Therefore, we will record no gain on the exchanges for accounting purposes.

     The pro forma column does not purport to represent what our financial condition would actually have been if these transactions and events occurred on the date specified. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

     The actual results as of December 31, 2001 reflect $11.5 million in proceeds generated by our vendor financing programs. The pro forma adjustments do not reflect additional amounts resulting from our vendor financing programs which we estimate could approximate $30 million in 2002, largely by the end of the first quarter. The vendor financing programs have been structured principally as a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the expected sale and leaseback of our general office building and research and development building. In addition to sale and leaseback arrangements, we also arranged to have the West Virginia Economic Development Authority purchase an operating lease from a third party. While we will continue to make the same operating lease payment, the involvement of the WVEDA will eliminate the need for us to have a letter of credit securing future payments and, consequently, will increase our net borrowing availability under the senior credit facility by $8.4 million.

                                                                       DECEMBER 31, 2001
                                                              -----------------------------------
                                                                         EXCHANGE
                                                              ACTUAL      OFFERS     PRO FORMA(6)
                                                              -------    --------    ------------
Cash and equivalents........................................  $   5.7    $  (3.0)(1)   $   2.7
                                                              =======    =======       =======
Debt obligations:
  Current debt obligations:
    Senior credit facility..................................     92.1                     92.1
    11 3/8% senior notes due 2004...........................    122.7     (122.7)(2)        --
    10 3/4% senior notes due 2005...........................    121.3     (121.3)(2)        --
    Unamortized debt discount...............................     (0.7)       0.7(2)         --
                                                              -------    -------       -------
         Total current debt.................................    335.4     (243.3)         92.1
Long-term debt obligations
    8 5/8% series 1989 bonds................................     56.3      (56.3)(3)        --
    Capital lease obligation -- vendor financing............     11.5                     11.5
    10% senior secured notes due 2008.......................       --      199.3(2)      199.3
    9% secured series 2002 bonds............................       --       55.1          55.1
                                                              -------    -------       -------
         Total long-term debt...............................     67.8      198.1         265.9
                                                              -------    -------       -------
           Total debt obligations...........................    403.2      (45.2)        358.0
Mandatorily redeemable preferred stock:
    Series A preferred stock, par value, $0.10 per share
       (1,548,794 shares issued; 1,511,168 subject to
       put).................................................     21.1(4)                  21.1
    Less: Preferred treasury stock, Series A, at cost 52,640
       shares...............................................     (0.8)                    (0.8)
                                                              -------                  -------
         Total mandatorily redeemable Series A preferred
           stock............................................     20.3                     20.3
    Series C preferred stock, par value $0.10 per share,
       $50.00 liquidation value per share (2,196,000 shares
       issued and subject to mandatory redemption)..........       --       52.0(2)       52.0
                                                              -------    -------       -------
         Total mandatorily redeemable preferred stock.......     20.3       52.0          72.3
Stockholders' equity(5):
    Series A preferred stock, par value $0.10 per share;
       37,626 shares not subject to put.....................      0.5                      0.5
    Common stock par value $0.10 per share, 50,000,000
       shares authorized; 43,812,763 shares issued..........      0.4                      0.4
    Additional paid in capital..............................    459.9                    459.9
    Retained earnings (deficit).............................   (916.6)                  (916.6)
    Less: common stock treasury at cost; 2,310,809 shares...    (14.0)                   (14.0)
    Other stockholder equity................................      0.2                      0.2
                                                              -------    -------       -------
         Total stockholders equity (deficit)................   (469.6)                  (469.6)
                                                              -------    -------       -------
TOTAL CAPITALIZATION(7).....................................  $ (46.1)   $   6.8       $ (39.3)
                                                              =======    =======       =======


---------------


 (1) Pro forma adjustment to reflect the anticipated additional cash closing costs related to the exchanges of outstanding notes and series 1989 bonds for new senior secured notes and new secured series 2002 bonds, respectively. The exchanges could result in a liability under the alternative minimum tax if the exchanges are not consummated during 2002 and/or in certain states in which we file income tax returns. However, we do not expect that the amount of such tax will be material. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations."


 (2) Pro forma adjustments to reflect the exchange of the outstanding notes for new senior secured notes and Series C preferred stock. The exchange offers are accounted for as troubled debt restructurings, see "Accounting Treatment for the Exchange Offer" and Note 1 to the Unaudited Pro Forma Balance Sheet included in the prospectus.

 (3) Pro forma adjustments to reflect the exchange of series 1989 bonds for new secured series 2002 bonds. The exchange offers are accounted for as troubled debt restructurings, see "Accounting Treatment for the Exchange Offer" and Note 2 to the Unaudited Pro Forma Balance Sheet included in this prospectus.

 (4) Reflects the historical cost of the preferred stock of $14.50 per share at the time of its original issuance. The outstanding shares of Series A mandatorily redeemable preferred stock are subject to redemption at a price equal to the appraised value at the redemption date. At December 31, 2001, the shares had an appraised fair value of $0.25 per share. In any given year, we are only required to redeem those shares put to us by a limited number of former ESOP participants who have retired or otherwise separated from service.

 (5) Does not reflect an aggregate of 4.5 million shares of common stock that may be issuable upon conversion of outstanding Series A preferred stock or upon exercise of outstanding stock options or issuable under other stock-based plans.

 (6) The Unaudited Pro Forma Capitalization Table is based on the assumption that 100% of outstanding senior notes are exchanged for senior secured notes and Series C preferred stock and 100% of the series 1989 bonds are exchanged for new secured series 2002 bonds. For every 5% in principal amount of outstanding senior notes and series 1989 bonds that are not exchanged, the pro forma balance sheet would change as follows:

        - The pro forma debt would increase by $1.7 million to $2.2 million related to the senior notes and series 1989 bonds not tendered.

        - The pro forma Series C preferred stock balance would decrease $2.3 million to $2.7 million.


 (7)Total capitalization does not include $541.7 million in long-term pension and other postretirement benefits on an actual and pro forma basis at December 31, 2001.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following data, insofar as it relates to each of the years 1997 through 2001, has been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. Consolidated balance sheets at December 31 for the five years ended December 31, 2001, and the related consolidated statements of operations and of cash flows for the five years ended December 31, 2001 and the notes thereto appear elsewhere in this prospectus. You should read the selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements which includes a report with an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 2 to the financial statements, and the accompanying notes contained in this prospectus. Our historical results are not necessarily indicative of our future operating results. See "Risk Factors."


                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1997      1998      1999      2000      2001
                                                              -------   -------   -------   -------   -------
                                                               (DOLLARS IN MILLIONS, EXCEPT WHERE INDICATED)
INCOME STATEMENT DATA:
Net sales(1)................................................  $1,444    $1,297    $1,130    $1,118    $  960
  Costs of sales(1).........................................   1,305     1,159     1,076     1,053     1,041
  Selling, general and administrative expenses..............      36        39        45        42        35
  Depreciation..............................................      61        61        61        64        65
  Provision for profit sharing(2)...........................      --        --        15        --        --
  Asset impairment(3).......................................      --        --        22        --        --
  Restructuring charges.....................................      17         3        --        --       141
                                                              ------    ------    ------    ------    ------
Income (loss) from operations...............................      25        35       (89)      (41)     (322)
  Gain on sale of MetalSite investment, net(4)..............      --        --       170        --
  Loss from unconsolidated subsidiaries.....................      --        --        (1)      (26)      (19)
  Interest expense(5).......................................     (48)      (44)      (44)      (35)      (38)
  Other income, net.........................................       4         5         2         5         1
  ESOP contribution(6)......................................      (3)       (3)       (2)       --        --
                                                              ------    ------    ------    ------    ------
Income (loss) before income taxes, extraordinary item and
  minority interest.........................................     (22)       (7)       36       (97)     (378)
  Income tax provision (benefit)(7).........................      (4)       (1)        8       (12)      154
                                                              ------    ------    ------    ------    ------
Income (loss) before extraordinary item and minority
  interest..................................................     (18)       (6)       28       (85)     (532)
  Extraordinary loss on early extinguishment of debt(8).....      --        --        --        --        (1)
                                                              ------    ------    ------    ------    ------
Income (loss) before minority interest......................     (18)       (6)       28       (85)     (533)
  Minority interest in loss of subsidiary...................      --        --         3        --        --
                                                              ------    ------    ------    ------    ------
Net income (loss)...........................................  $  (18)   $   (6)   $   31    $  (85)     (533)
                                                              ======    ======    ======    ======    ======
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and equivalents......................................  $  125    $   68    $  209    $   32    $    6
  Working capital(15).......................................     302       203       299       193       N/A
  Total assets..............................................   1,282     1,194     1,187       990       721
  Long-term employee benefits...............................     436       419       419       399       542
  Long-term debt (including current portion)(9).............     389       305       305       299       403
  Redeemable preferred stock, net(10).......................      21        22        23        21        20
  Stockholders' equity (deficit)............................     133       122       154        63      (470)

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1997      1998      1999      2000      2001
                                                              -------   -------   -------   -------   -------
                                                               (DOLLARS IN MILLIONS, EXCEPT WHERE INDICATED)
OTHER FINANCIAL DATA
  EBITDA(11)................................................  $  103    $   99    $   (6)   $   23    $ (116)
  Capital expenditures......................................      60        50        22        38        10
  Net cash provided by (used for) operating
     activities(12).........................................      72        50        81       (85)     (110)
  Net cash provided by (used for) investing
     activities(13).........................................     (60)      (58)      145       (78)      (11)
  Net cash provided by (used for) financing activities......       1       (49)      (85)      (15)       95
  Ratio of earnings to fixed charges(14)....................     N/A       N/A      1.81       N/A       N/A
  Working capital ratio(15).................................   2.2:1     1.7:1     2.2:1     2.2:1       N/A
OTHER DATA (FOR PERIOD EXCEPT WHERE NOTED)
  Average hot band price per ton shipped....................  $  335    $  306    $  265    $  283    $  219
  Average sales per ton shipped.............................     521       504       449       457       430
  Average cost per ton shipped..............................     471       450       428       430       467(16)
  Tons steel shipped (in thousands).........................   2,772     2,575     2,514     2,448     2,231
  Active employees (at end of period).......................   4,873     4,329     4,302     4,246     3,863(16)

---------------

 (1) In accordance with Emerging Issues Task Force Issue 00-01, "Accounting for Shipping and Handling Fees and Costs," shipping and handling costs were reclassed from net sales to cost of sales.

 (2) The provision for employee profit sharing is calculated in accordance with the profit sharing plan agreement. The provision is based upon 33 1/3% of net income.

 (3) The asset impairment charge is associated with the write down of a slab sizing press to fair value.

 (4) The gain on sale of investment relates to the sale of a portion of our investment in MetalSite, L.P.

 (5) Interest expense has been reduced by capitalized interest of $0.2 million for 2000, $0.4 million for 1998 and $0.5 million for 1997. There was no capitalized interest expense applicable to facilities under construction for the years 2001 or 1999.

 (6) Does not include a net outflow of cash as these contributions are returned to Weirton in the form of payments on loans from Weirton to the 1984 and 1989 ESOPs.

 (7) In the second quarter of 2001, a non-cash charge was recorded to fully reserve our deferred tax assets which include the deferred tax assets related to approximately $400 million of net operating loss carryforwards. It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. However, to the extent that we generate taxable income prior to the expiration of the net operating loss carryforwards, we may be able to utilize them to help offset our tax liabilities, subject to certain significant limitations that may apply to our use of such loss carryovers depending on future changes of ownership of our stock, including if we issue additional shares of our stock in the future. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations." These net operating losses will be reduced by reason of the elimination of principal and interest pursuant to the exchanges of outstanding notes and series 1989 bonds for new senior secured notes, Series C preferred stock and new secured series 2002 bonds.

 (8) Reflects certain costs incurred in connection with the early extinguishments of debt.

 (9) Long term debt (including current portion) does not include amounts utilized under our accounts receivable securitization program. Under our accounts receivable securitization program, we obtained proceeds by selling participation interests in our accounts receivable as opposed to borrowing money using accounts receivable as collateral. As a result of this structure, proceeds received were accounted for as a reduction of our accounts receivable balance. We had sold participation interests in our accounts receivable of $25.0 million and $35.0 million at December 31, 2000 and 1999, respectively. We terminated our accounts receivable securitization program when we entered into our senior credit facility.

(10) Reflects the historical cost of the preferred stock at $14.50 per share at the time of its original issuance. The outstanding shares of Series A mandatorily redeemable preferred stock are subject to redemption at a price equal to the appraised value at the redemption date. At December 31, 2001, the shares had an appraised fair value of $0.25 per share. In any given year, we are only required to redeem those shares put to us by a limited number of former ESOP participants who have retired or otherwise separated from service.


(11) EBITDA is calculated as income (loss) from operations plus depreciation and non-recurring items including restructuring charges and asset impairment. EBITDA is presented because our management believes that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA should not be considered as an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, as a measure of our operating results and cash flows or as a measure of our liquidity. Since EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to other similarly titled measure of other companies.


(12) Net cash provided by (used for) operating activities includes amounts utilized under our accounts receivable securitization program. Utilization of the accounts receivable securitization program is treated as a sale of accounts receivable rather than long term debt. As a result, the cash flows related to the program are operating cash flows. Cash flows from the accounts receivable securitization program accounted for $35.0 million in cash flows provided by operations in 1999, $10.0 million used by operations in 2000 and $25 million used by operations in 2001.

(13) Cash flows from investing activities include $170.1 million in proceeds from the sale of a portion of our investment in MetalSite L.P. in 1999.

(14) The ratio of earnings to fixed charges is computed by dividing income (before income taxes, minority interest and extraordinary items and fixed charges less capitalized interest) by fixed charges. Fixed charges include interest expense, including any capitalized interest expense and the portion of rental expenses which are deemed to represent interest.

     The ratio of earnings to fixed charges for the years ended December 31, 1997, 1998, 2000 and 2001 is not presented because of the loss before income taxes incurred for those periods. Earnings were inadequate to cover fixed charges by $22.5 million, $8.2 million, $96.9 million, and $378.6 million for the years ended December 31, 1997, 1998, 2000 and 2001, respectively.

(15) Our working capital ratio is calculated by dividing our total current assets by our total current liabilities. At December 31, 2001, total current liabilities, which included $335.4 million of current debt and revolving credit obligations, exceeded current assets by $262.0 million.

(16) Does not reflect the workforce reduction of 550 employees implemented beginning in the fourth quarter 2001 pursuant to our operating cost savings plan or the effect of the operating cost savings plan on average cost per ton shipped. We expect that the workforce reduction program will be fully implemented by the second quarter of 2002.

     We estimate that our operating cost savings program will result in annual cost savings of approximately $51 million, of which approximately $44 million is expected to be cost of sales savings (with the remainder resulting from reduced selling, general and administrative expense). The $44 million in cost of sales savings equates to approximately $15 to $20 per ton based on shipment levels.

     As a result of the operating cost savings program, we recorded a restructuring charge of $129 million. The restructuring charge included an increase in pension and other post retirement obligations of approximately $119 million, an $8 million increase in other long-term liabilities and $2 million in other short term costs, including severance payments. This restructuring provides for the permanent elimination of a minimum of 372 production and maintenance jobs, a minimum of 78 office, clerical and technical jobs and a reduction of 100 management positions.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated balance sheet as of December 31, 2001 has been prepared as if the exchange offers occurred on December 31, 2001. The unaudited pro forma consolidated statements of income (loss) for year ended December 31, 2001 has been prepared as if the exchange offers occurred on January 1, 2001.

     The unaudited pro forma consolidated financial statements do not incorporate other elements of our strategic plan, including the completion of our vendor financing programs and the full implementation of our operating cost savings plan. We anticipate that these parts of our strategic plan will improve future liquidity and reduce future operating costs. Although we consider these points, along with the exchange offers, to be part of one strategic plan, items other than the exchange offers are not incorporated in the pro forma consolidated financial statements.

     The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been had the exchange offers occurred on the dates specified or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable and necessary to present fairly the information presented in the unaudited pro forma consolidated financial statements. We can give you no assurances that the exchange offers will take place or that they will take place in the terms specified in the assumptions.

     The unaudited pro forma financial statements have been prepared to give effect in the exchange offers on the following assumptions:

     - All outstanding notes and series 1989 bonds outstanding are tendered for exchange prior to the expiration of the consent solicitation;

     - $122.7 million in principal amount of 11 3/8% Senior Notes due 2004 and $121.3 million in principal amount of 10 3/4% Senior Notes due 2005, including all accrued and unpaid interest related thereto, are exchanged for $134.2 million in principal amount of 10% Senior Secured Notes due 2008 and 2,196,000 shares of Series C preferred stock ($50 liquidation value; $25 maximum redemption price)

     - $56.3 million in principal amount of series 1989 bonds, including all accrued and unpaid interest thereon, are exchanged for $33.8 million in principal amount of 9% secured series 2002 bonds due 2012;

     - Additional fees and expenses associated with the exchanges of the outstanding notes and series 1989 bonds are $3.0 million.

     - The exchange offers are being accounted for as troubled debt restructurings. See "Accounting Treatment for the Exchange Offer." If the exchange had occurred on December 31, 2001, the total maximum contingent interest and principal to be paid to holder of new senior secured notes plus the maximum mandatory redemption value of Series C preferred stock would have exceeded the carrying value of the senior notes for which they are being exchanged. Also, the total interest and principal to be paid to holders of the new secured series 2002 bonds are expected to exceed the carrying value of the series 1989 bonds. Therefore, we do not record a pro forma net gain. A substantial amount of interest over the life of the new senior secured notes and the new secured series 2002 bonds is included in the carrying value of those securities. Generally accepted accounting principles for troubled debt restructurings require that we impute an interest/accretion rate on new securities issued in exchange for the outstanding senior notes and series 1989 bonds based on a comparison of the cash flows associated with the new securities to their respective carrying values. Based on this analysis, the pro forma interest rate applied to the new senior secured notes is 0.5% and the same rate is used to amortize the Series C preferred stock. A pro forma interest rate of 1.5% is applied to the new secured series 2002 bonds.

       The carrying value of the outstanding senior notes at December 31, 2001 was $255.2 million comprised of the following:

                                                        SENIOR NOTES DUE
                                                        ----------------
                                                         2004      2005    TOTAL
                                                        ------    ------   ------
                                                          (DOLLARS IN MILLIONS)
Face value............................................  $122.7    $121.3   $244.0
Accrued interest......................................     7.0       7.6     14.6
Unamortized discount..................................    (0.7)     --       (0.7)
Unamortized deferred debt issuance costs..............    (1.3)     (1.4)    (2.7)
                                                        ------    ------   ------
Total carrying amount.................................  $127.7    $127.5   $255.2
                                                        ======    ======   ======

       The total maximum contingent interest and principal to be paid to holder of new senior secured notes is expected plus the maximum mandatory redemption value of Series C preferred stock is expected to be $263 million. So long as this amount exceeds the carrying value of the current senior notes, no pro forma extraordinary gain is recorded.

                                    *  *  *


     The impact of other parts of our strategic plan are included only to the extent that they affected our actual 2001 results or financial position as of December 31, 2001. Though the additional impacts of other points of our strategic plan are excluded from the pro forma financial statements, they are critical to our strategic plan and we anticipate that they will have a significant impact on our financial position and results of operations. Other parts of our strategic plan and their anticipated impacts on our financial position and results of operations are:


     REFINANCING OF REVOLVING CREDIT FACILITY AND ASSET SECURITIZATION PROGRAM

     - The new senior credit facility was established on October 26, 2001 by agreement with Fleet Capital Corporation, as agent for itself and other lenders, Foothill Capital Corporation, as syndication agent, The CIT Group/Business Credit, Inc. and GMAC Business Credit LLC, which serves as co-documentation agents for the facility, and Transamerica Business Capital Corporation. The proceeds from the facility were used to refinance our existing inventory facility and accounts receivable securitization program. Through this new asset-based facility, we are able to more effectively borrow against our accounts receivable and inventory than we were under the previous facilities. The new senior credit facility has resulted in approximately $30 to $35 million in additional availability as compared to our prior inventory facility and accounts receivables securitization program. At December 31, 2001, we had borrowed $92.1 million under the senior credit facility and we had utilized an additional $9.5 million under the letter of credit sub-facility. Taking into account outstanding letters of credit, we had $27.9 million available for additional borrowing under the facility.

     - As part of the senior credit facility, and in conjunction with banking arrangements we entered into with Fleet National Bank, all available cash is used to pay down amounts outstanding under the senior credit facility. Cash needs are funded through the senior credit facility. Because we had not transitioned all deposit accounts to Fleet National Bank at December 31, 2001, we had a cash balance of $5.7 million. The amount includes balances received into lock-boxes and other deposit accounts that had not yet been transferred to Fleet National Bank to pay down the senior credit facility.

     VENDOR FINANCING PROGRAMS

     - We have entered into vendor financing programs generating approximately $40 million in liquidity. As of December 31, 2001, we had received $11.5 million in proceeds and expect to receive approximately $30 million in 2002, largely by the end of the first quarter. The principal transactions under the programs are the sale and leaseback of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances and concessions by certain vendors, and the proposed sale and leaseback on our general office building and research and development building.



     - The sale and leaseback of our Foster-Wheeler Steam Generating Plant has resulted in capital lease and other obligations of more than $30 million dollars the proceeds of which were received in the form of cash contributions, pricing concessions from vendors and relief from accounts payable.


     - Quarterly lease payments under the Foster-Wheeler sale and leaseback of approximately $1.5 million will begin after April 1, 2003.

     - Additional lease payments may be required based on:

        -- the net profits resulting from the related power and sales agreement;
           and

        -- an industry published average hot band price in excess of $305 per ton in the preceding year.


     - In addition to sale and leaseback arrangements, we arranged to have the West Virginia Economic Development Authority purchase an operating lease from a third party. While we will continue to make the same operating lease payment, the involvement of the WVEDA has eliminated the need for us to have a letter of credit securing future payments and, consequently, has increased our net borrowing availability under the senior credit facility by $8.4 million.


     OPERATING COST SAVINGS PROGRAM

     - Our announced operating cost savings plan resulted in a fourth quarter 2001 restructuring charge of $129 million consisting of increases in our pension obligation, other post-retirement benefit obligation, other long term liabilities and cash costs for severance benefits and other related fees.

     - The operating costs savings plan, once fully implemented, will result in annual savings of approximately $51 million.

     The footnotes accompanying the pro forma financial statements are an integral part of the statements.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31, 2001
                                                           -------------------------------------
                                                            ACTUAL       EXCHANGE         PRO
                                                           RESULTS        OFFERS       FORMA (6)
                                                           --------      --------      ---------
                                                                   (DOLLARS IN MILLIONS)
ASSETS:
Current Assets:
  Cash and equivalents...................................  $    5.7      $  (3.0)(3)   $    2.7
  Accounts receivable....................................     103.0                       103.0
  Inventory..............................................     136.8                       136.8
  Other current assets...................................       6.0                         6.0
                                                           --------      -------       --------
     Total current assets................................     251.5         (3.0)         248.5
  Property, plant and equipment, net.....................     432.9                       432.9
  Other assets and deferred charges......................      36.1         (5.6)(4)       30.5
                                                           --------      -------       --------
TOTAL ASSETS.............................................  $  720.5      $  (8.6)      $  711.9
                                                           ========      =======       ========
LIABILITIES:
Current Liabilities:
  Revolving credit facility..............................  $   92.1                    $   92.1
  Current debt...........................................     243.3       (243.3)(1)         --
  Payables...............................................      71.2                        71.2
  Employment costs.......................................      76.0                        76.0
  Other current liabilities..............................      30.9      (15.4)(5)         15.5
                                                           --------      -------       --------
     Total current liabilities...........................     513.5       (258.7)         254.8
  Long term debt obligations -- notes and bonds..........      56.3        199.3 (1)      254.4
                                                                            (1.2)(2)
  Capital lease obligations..............................      11.5                        11.5
  Long term pension obligation...........................     205.3                       205.3
  Postretirement benefits other than pensions............     336.4                       336.4
  Other long term liabilities............................      46.8                        46.8
                                                           --------      -------       --------
TOTAL LIABILITIES........................................   1,169.8        (60.6)       1,109.2
REDEEMABLE STOCK
  Series A...............................................      20.3                        20.3
  Series C...............................................        --         52.0 (1)       52.0
                                                           --------      -------       --------
          Total redeemable stock.........................      20.3         52.0           72.3
STOCKHOLDERS DEFICIT.....................................    (469.6)                     (469.6)
                                                           --------      -------       --------
TOTAL LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS'
  DEFICIT................................................  $  720.5      $  (8.6)      $  711.9
                                                           ========      =======       ========

---------------

(1) Pro forma adjustment to reflect the exchange of outstanding senior notes for new senior secured notes and Series C preferred stock. The transaction is accounted for as a troubled debt restructuring. As a result, the carrying value of the existing debt is compared to the total maximum cash flow of the instruments offered in exchange. The Series C preferred stock, due to its mandatory redemption feature, is treated similar to a debt instrument with the maximum cash flow being the mandatory redemption amount. The carrying value of the current debt (with the balance sheet classification shown parenthetically) consists of the following:

                                                                  Senior Notes due
                                                                  ----------------
                                                                   2004      2005     TOTAL
                                                                  ------    ------    ------
                                                                    (DOLLARS IN MILLIONS)
    Net value of existing senior notes (current debt)...........  $122.0    $121.3    $243.3
    Accrued interest at 12/31/01 (other current liabilities)....     7.0       7.6      14.6
    Unamortized deferred debt issuance costs (other assets).....    (1.3)     (1.4)     (2.7)
                                                                  ------    ------    ------
    Carrying value of senior notes at 12/31/01..................  $127.7    $127.5    $255.2
                                                                  ======    ======    ======

     The maximum cash flows associated with the new senior secured notes and the Series C preferred stock consists of the following:

    Principal amount of senior secured notes....................  $134.2
    Maximum total interest payments on senior secured notes.....    70.3
    Issuance costs..............................................     3.9
                                                                  ------
    Total maximum cash flows associated with the senior secured
      notes.....................................................   208.4
    Mandatory redemption value of Series C preferred stock......    54.9
                                                                  ------
    Total cash flows associated with instruments received in
      exchange..................................................  $263.3
                                                                  ======

     Because the total maximum cash flows associated with the instruments received in exchange for the existing debt exceed the carrying value of the existing debt, no gain is recorded on the transaction. The carrying value of the new senior secured notes and the Series C preferred stock will be the carrying value of the existing debt ($255.2 million), less the issuance costs paid ($3.9 million) or $251.3 million. This results in an imputed interest rate of 0.5%. The allocation of the new carrying value between the senior secured notes and Series C preferred stock is based on the respective discounted net present value of each instrument.

(2) Pro forma adjustments to reflect the exchange of outstanding series 1989 bonds for new secured series 2002 bonds. The transaction is accounted for as a troubled debt restructuring. Under this accounting treatment, the carrying value of the existing debt is compared to the total maximum cash flow of the instruments offered in exchange. The carrying value of the current debt (with the balance sheet classification shown parenthetically) consists of the following;

                                                                   SERIES 1989
                                                                      BONDS
                                                                  -------------
                                                                    (DOLLARS
                                                                  IN MILLIONS)
    Face value of existing senior notes (current debt)..........      $56.3
    Accrued interest at 12/31/01 (other current liabilities)....        0.8
    Unamortized deferred debt issuance costs (other assets).....       (0.3)
                                                                      -----
    Carrying value of senior notes at 12/31/01..................      $56.8
                                                                      =====

     The maximum cash flows associated with the new series 2002 bonds consists of the following:

    Principal amount of new secured series 2002 bonds...........      $33.8
    Maximum total interest payments on new secured series 2002
      bonds.....................................................       28.2
    Issuance costs..............................................        1.7
                                                                      -----
    Total maximum cash flows associated with new secured series
      2002 bonds................................................      $63.7
                                                                      =====

     Because the total maximum cash flows associated with the instrument received in exchange for the existing debt exceed the carrying value of the existing debt, no gain is recorded on the transaction. The carrying value of the new secured series 2002 bonds will be $55.1 million, the carrying value of the existing debt ($56.8 million), less the issuance costs paid ($1.7 million). We therefore record a pro forma adjustment reducing long term debt by $1.2 million (the difference between the previous series 1989 bond balance of $56.3 million and the new carrying value of $55.1 million). We will record interest expense on the secured series 2002 bonds at a rate of 1.5%.


(3) Pro forma adjustment for cash issuance costs. The exchanges could result in a liability under the alternative minimum tax if the exchanges are not consummated during 2002 and/or in certain states in which we file income tax returns. However, we do not expect that the amount of such tax will be material. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations."


(4) Pro forma adjustment to write off deferred debt issuance costs against the carrying value of the senior secured notes and secured series 2002 bonds.

(5) Pro forma adjustment to write off accrued and unpaid interest against the carrying value of the senior secured notes and secured series 2002 bonds.

(6) The Unaudited Pro Forma Consolidated Balance Sheet is based on the assumption that 100% of outstanding senior notes are exchanged for senior secured notes, Series C preferred stock and 100% of the series 1989 bonds are exchanged for secured series 2002 bonds. For every 5% in principal amount of outstanding senior notes and series 1989 bonds that are not exchanged, the pro forma balance sheet would change as follows:

     - The pro forma debt would increase by $1.7 million to $2.2 million related to the senior notes and series 1989 bonds not tendered.

     - Pro forma other current liabilities would increase by $0.8 million. This represents 5% of the total accrued interest at December 31, 2001.

     - The pro forma Series C preferred stock balance would decrease by $2.3 million to $2.7 million.

     - Impacts on other account balances would not be material.

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                          YEAR ENDED
                                                                      DECEMBER 31, 2001
                                                        ----------------------------------------------
                                                          ACTUAL         EXCHANGE            PRO
                                                          RESULTS         OFFERS         FORMA(1)(2)
                                                        -----------     -----------     --------------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                        ----------------------------------------------
INCOME STATEMENT DATA:
  Net sales...........................................   $  960.4                          $  960.4
  Operating costs:
     Cost of sales....................................    1,041.5                           1,041.5
     Other operating costs............................       99.7                              99.7
     Restructuring charges............................      141.3                             141.3
                                                         --------                          --------
  Income (loss) from operations.......................     (322.1)                           (322.1)
     Interest expense.................................      (38.5)          30.3(3)            (8.2)
     Other nonoperating costs, net....................      (18.0)                            (18.0)(4)
                                                         --------         ------           --------
     Income (loss) before income taxes................     (378.6)          30.3             (348.3)
     Income tax provision (benefit)...................      153.8               (8)           153.8
                                                         --------         ------           --------
Income (loss) before extraordinary item...............     (532.4)          30.3             (502.1)
Extraordinary loss on early extinguishment of debt....       (0.9)                             (0.9)
                                                         --------         ------           --------
Net income (loss).....................................     (533.3)          30.3             (503.0)
Accretion on manditorily redeemable preferred stock...         --           (0.3)(5)           (0.3)
                                                         --------         ------           --------
Net income (loss) applicable to common stock..........   $ (533.3)        $ 30.0           $ (503.3)
                                                         ========         ======           ========
RATIO OF EARNING TO FIXED CHARGES                             N/A(7)                            N/A(7)
PER SHARE DATA:
  Weighted average number of common shares (in
     thousands):
     Basic............................................     41,491             --             41,491
     Diluted..........................................     41,491             --(6)          41,491
Basic earnings per share:
  Income (loss) before extraordinary item.............   $ (12.83)        $ 0.73           $ (12.10)
  Extraordinary loss on early extinguishment of
     debt.............................................      (0.02)                            (0.02)
                                                         --------         ------           --------
  Net income (loss) per share.........................     (12.85)          0.73             (12.12)
  Accretion on redeemable preferred stock per share...         --          (0.01)             (0.01)
                                                         --------         ------           --------
  Net income (loss) applicable to common stock........   $ (12.85)        $ 0.72           $ (12.13)
                                                         ========         ======           ========
Diluted earnings per -share:
  Income (loss) before extraordinary item.............   $ (12.83)        $ 0.73           $ (12.10)
  Extraordinary loss on early extinguishment of
     debt.............................................      (0.02)            --              (0.02)
                                                         --------         ------           --------
  Net income (loss) per share.........................     (12.85)          0.73             (12.12)
  Accretion on redeemable preferred stock per share...         --          (0.01)             (0.01)
                                                         --------         ------           --------
  Net income (loss) applicable to common stock........   $ (12.85)        $ 0.72           $ (12.13)
                                                         ========         ======           ========

---------------

(1) Pro forma adjustments do not reflect the approximately $51 million in annual cost savings associated with our operating cost savings plan. The recent renegotiation of our collective bargaining agreements allows a reduction in our workforce, which we believe will allow us to reduce labor costs and function more efficiently. We have also agreed to streamline our management structure.

(2) The Unaudited Pro Forma Consolidated Statement of Income for the years ended December 31, 2001 is based on the assumption that 100% of outstanding senior notes and series 1989 bonds are exchanged for new senior secured notes and new secured series 2002 bonds. At present, it is not possible to predict the percentage of current note and bond holders that will opt to exchange existing securities. For every 5% in principal amount of current note and bond holders who do not exchange, the pro forma interest expense of $8.2 million would increase by $1.4 million to $1.6 million.


     In the first year after the exchange, interest payments are limited to fixed interest. Fixed interest on the senior secured notes is defined as the greater of (i) $4.0 million (the interest payment allowed under the senior credit facility) less amounts paid to non-tendering note and bondholders or (ii) 0.5% of the principal amount of the new senior secured notes. Fixed interest on the secured series 2002 bonds is defined as 0.5% of the principal amount of the secured series 2002 bonds.



     Therefore, if 0% to 10% of existing notes and bonds are not tendered, interest payments would remain unchanged at $4.0 million. If 15% of note and bondholders do not tender, interest payments in year 1 would increase $1.5 million to $5.5 million.


(3) Pro forma adjustment to eliminate $32.1 million of interest expense under old senior notes and series 1989 bonds and recognize $1.8 million of pro forma interest expense incurred under the new senior secured notes and the secured series 2002 bonds. On a pro forma basis, at an implicit rate of 0.50%, we record $1.0 million on the senior secured notes and, at an implicit rate of 1.5%, we record $0.8 million in interest expense on the new secured series 2002 bonds.

(4) We recorded a loss from unconsolidated subsidiaries of $18.1 million in the first quarter of 2001 from the write off of investments in GalvPro and MetalSite. We do not anticipate any further significant losses from unconsolidated subsidiaries or investments in these entities.

(5) Pro forma adjustment to record $0.3 million of accretion on the Series C preferred stock at a calculated implicit rate of 0.5%

(6) Conversion of the Series C preferred stock is predicated on contingent future events. Because no contingent event has occurred and there is no guarantee that a contingent event will occur, the Series C preferred stock is not a common stock equivalent for purposes of the basic and diluted earnings per share calculations.

(7) The ratio of earnings to fixed charges is computed by dividing income (before income taxes, minority interest and extraordinary items and fixed charges less capitalized interest) by fixed charges. Fixed charges include interest expense, including any capitalized interest expense and the portion of rental expenses which are deemed to represent interest.

     The ratio of earnings to fixed charges for the year ended December 31, 2001 and the pro forma year ended December 31, 2001 are not presented because of the loss before income taxes incurred for these periods. Earnings were inadequate to cover fixed charges by $378.6 million for the year ended December 31, 2001. On a pro forma basis, earnings would not have covered fixed charges by the same amount.

(8) In 2001, the Company recorded a tax provision of $153.8 million to fully reserve its deferred tax assets, which include deferred tax assets related to approximately $400 million of net operating loss carryforwards. It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. For this reason, there is no tax effect associated with pro forma adjustments.


     In 2002, we anticipate that any regular tax liability results from any tax gain can be offset by net operating loss carryforward. However, the transaction may result in a liability under the alternative minimum tax if the transaction is not consummated during 2002 and/or in states in which we file tax returns. We do not expect that the amount of any such tax will be material. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the audited consolidated financial statements and notes thereto included elsewhere in the prospectus.

OVERVIEW

     General. We are a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. Tin mill products include tin plate, chrome coated and black plate steels and are consumed principally by the container and packaging industry for food cans, general line cans and closure applications, such as caps and lids. Tin mill products accounted for 49% of our revenues and 36% of tons shipped in 2001. Sheet products include hot and cold rolled and both hot-dipped and electrolytic galvanized steels and are used in numerous end-use applications, including among others the construction, appliance and automotive industries. Sheet products accounted for 51% of our revenues and 64% of tons shipped in 2001. In addition, we currently are providing tolling services at our hot strip mill for a major stainless steel producer, which accounts for almost 20% of the overall capacity of our hot strip mill.

     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added tin mill products and away from lower margin, commodity flat-rolled sheet products.

     In general, commodity sheet products are produced and sold in high volume in standard dimensions and specifications, while our tin mill and other value-added products require further processing, generally command higher profit margins and typically are less affected by imports and domestic competition. The market for tin mill products generally remains stable over the typical business cycle as compared to more volatile markets for sheet steel products. Domestic supply of tin mill products has been limited by the relatively small number of domestic producers, recent facility rationalizations, and the anti-dumping determination made by the ITC in August 2000. In addition, all of our tin mill products sales are based upon contracts of one year or more and are, therefore, less subject to price volatility than spot market sales.

     Recent Developments. Weirton, like most United States integrated steel producers, has sustained significant operating losses and a decrease of liquidity as a result of adverse market conditions due to the current slowing economic conditions, which have been exacerbated by the September 11, 2001 terrorist attacks on the United States, and depressed selling prices caused in substantial part by dramatic increases in imported steel. See "Steel Industry Overview."


     Many industry observers believe that the severity of the current crisis in the United States will lead to a necessary restructuring of the industry. In June 2001, the Bush Administration initiated a trade investigation by the ITC under section 201 of the Trade Practices Act of 1974 regarding the illegal dumping of steel by foreign competitors. On October 22, 2001, the International Trade Commission found that twelve steel product lines, representing 74% of the imports under investigation, have sustained serious injury because of foreign imports. These product lines include hot rolled, cold rolled, galvanized sheet and coil, and tin mill products. On December 7, 2001, the ITC recommended tariffs and quotas on sheet products and tin plate. On March 5, 2002, President Bush decided to impose tariffs on flat-rolled products over a three-year period at 30% in year one, 24% in year two and 18% in year three, in addition to tariff relief with respect to other products. All of our flat-rolled product lines, including tin mill, hot rolled, cold rolled and galvanized products, should benefit from the imposition of tariffs. In addition, imported steel slabs are subject to an increasing annual quota of at least 5.4 million tons, subject to the imposition of tariffs if the tonnage exceeds the quota limit, excluding steel slabs from Mexico and Canada. Although a number of countries have objected to the Bush Administration's decision and have indicated their intention to challenge the decision, the Bush Administration has stated publicly that, in its belief, the decision was made in conformity with World Trade Organization guidelines.

     We believe that the imposition of tariffs will restrict steel imports to the United States during the next three years. Accordingly, over that time, we anticipate that selling prices and shipment volumes will be improved from what we otherwise would have realized without the imposition of tariffs. Our products that should benefit from the imposition of tariffs include tin mill products, hot rolled band, commodity sheet products, and galvanized products. However, due to the large number and variety of forces that impact the markets for our products, we are not able to quantify what the specific impacts of the Section 201 ruling are likely to be, and we cannot assure you that the announced trade remedies will not be successfully challenged or that a restructuring of the United States steel industry will occur.


     In response to severe weaknesses in the domestic steel industry and our worsening financial condition, we have developed a strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products. See "Business -- Our Strategic Plan."

     Our strategic plan has five integral steps and we began to recognize the benefits of the first three steps in the fourth quarter of 2001:


          - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (which is expected to generate approximately $51 million in annual cost savings when fully implemented by the second quarter of 2002);



          - improving our liquidity and long-term supplier relationships through financing programs we entered into primarily with our vendors, including over 60 suppliers, in late October 2001 and through ongoing negotiations with other suppliers of services and raw materials (which have generated at least $40 million in additional near term liquidity);


          - increasing our borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in late October 2001 (which has resulted in $30 to $35 million in additional availability compared to our prior inventory facility and accounts receivable securitization program);


          - restructuring our long-term debt and lowering our debt service costs through this exchange offer and the series 1989 bonds exchange offer in order to increase our liquidity and financial flexibility by approximately $28 million in 2002, and similar amounts in 2003 and 2004, provided we are not required to pay contingent interest; and


          - fundamental repositioning of our business to focus on tin mill and other higher margin value-added sheet products and significantly reduce our presence in the commodity flat-rolled product market.


     Anticipated results for the first quarter of 2002. We anticipate first quarter revenues to improve modestly from those achieved in the fourth quarter of 2001. Excluding the impact of the $129 million restructuring charge recorded in the fourth quarter of 2001, we anticipate that first quarter 2002 operating results will improve slightly for those achieved during the fourth quarter of 2001 as we begin to realize the benefits of improved shipment volume and our operating cost savings program.



     We anticipate that first quarter 2002 sheet product shipments will increase substantially from the fourth quarter of 2001 as the markets for those products begin to improve. First quarter 2002 tin shipments will be comparable to those achieved in the fourth quarter of 2001.

RESULTS OF OPERATIONS

 YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Net loss for 2001 was $533.3 million, or $12.85 per diluted share, which included a non-cash charge of $153.8 million to fully reserve the deferred tax assets, restructuring charges of $129.0 million related to fourth quarter workforce reductions associated with our strategic plan, $12.3 million for an involuntary first quarter reduction program for non-represented employees, the write-off of our remaining interests in certain joint ventures totaling $18.1 million and an extraordinary loss on the early extinguishment of debt of $1.0 million. Excluding the effects of these items, net loss for 2001 was $219.1 million compared to a net loss of $85.1 million, or $2.06 per diluted share, for 2000.

     Net sales for 2001 were $960.4 million, a decrease of $157.5 million or 14% from 2000. Total shipments for 2001 were 2.2 million tons, a decrease of 0.2 million tons, or 9%, compared to 2000 shipments of 2.4 million tons. The decrease in revenue reflects the extremely adverse market conditions that have troubled the domestic steel industry since 1998 and have significantly worsened over the past 18 months. In addition to the impact of the decrease in shipment volume, our revenues were negatively impacted by lower selling prices on all products. Average tin mill product prices were down approximately $6 per ton, or approximately 1%, during 2001 compared to 2000. Average flat rolled sheet steel prices were lower by $51, or 13%, over the same period. Partially offsetting the impact of lower selling prices and volumes was a shift to a higher value-added product mix with a notable increase in tin plate shipments as a percentage of total shipments.

     Tin mill product net sales for 2001 were $472.8 million, an increase of $34.5 million from 2000. Shipments of tin mill products in 2001 were 799,000 tons compared to 736,000 tons for 2000. The increase in revenue resulted from a 9% increase in shipments which was partially offset by a modest decrease in selling prices.

     Sheet product net sales for 2001 were $487.6 million, a decrease of $192.0 million from 2000. Shipments of sheet product in 2001 were 1.4 million tons compared to 1.7 million tons in 2000. The decrease in revenue resulted from both a decline in shipments of approximately 16% and a substantial decline in selling prices.

     Costs of sales for 2001 were $1,041.5 million, or $467 per ton, compared to $1,052.9 million, or $430 per ton, for 2000. The increase in cost of sales per ton was attributable to higher energy costs, greater pension expense and a shift to a higher value-added product mix. The decrease in shipments also contributed to the higher cost of sales per ton as we lost certain economies of scale.

     For 2001, we incurred a negative gross margin as cost of sales exceeded sales by $81.1 million. Severe weakness in the domestic steel industry has severely depressed sheet product prices to the point where our sheet product revenues are not enough to exceed the direct cost of production and indirect overhead costs. Depressed market conditions have resulted in lower shipment and production levels and the loss of certain economies of scale. Additionally, higher energy costs have negatively impacted our operating results. Gross margin on our tin mill products have been positive during the period, but not enough to offset the negative margins on sheet products. We will continue to compete in the sheet products market to utilize our productive assets as efficiently as possible, but as part of our strategic plan, we will make efforts to transition more of our shipments from sheet products to tin products.

     In the fourth quarter of 2001, as part of our five part strategic plan we began implementation of an operating cost reduction program. Our management negotiated new labor agreements with the ISU that became effective in late October 2001. The agreements provide for the permanent elimination of a minimum of 372 production and maintenance jobs and a minimum of 78 office, clerical and technical jobs. We also streamlined our management structure by elimination of non-core and redundant activities resulting in a reduction of 100 management positions


     As a result of the workforce reductions, we recorded a fourth quarter restructuring charge of $129.0 million, consisting in part of a $90.0 million increase in our accrued pension cost and a

$28.6 million increase in our liability for other post-retirement benefits. Also as part of the fourth quarter restructuring charge, we recorded a $7.7 million liability to reimburse National Steel for the additional pension benefits payable by the National Steel pension plan for Weirton employees related to the induced early retirement of our employees. As part of the agreement under which we acquired our assets from National Steel in 1984, National Steel agreed to assume responsibility for pension benefits related to our employees' service prior to the acquisition. However, under the same agreement, we are required to partially reimburse National Steel for Weirton employees if our employees are induced into retiring early. The remaining $2.7 million of the fourth quarter restructuring charge was related to other separation and severance benefits provided to the affected employees and is reflected in current liabilities at December 31, 2001.


     In March 2001, prior to the implementation of our strategic plan, we implemented our 2001 workforce downsizing program. The program reduced non-represented staff employees by approximately 10%. As a result, we recorded a first quarter restructuring charge of $12.3 million consisting of an increase in accrued pension cost of $5.4 million and an increase in our liability for other post retirement benefits of $3.9 million. The remaining $3.0 million consisted of a $0.6 million liability to reimburse the National Steel pension plan for Weirton employees and $2.4 million of other separation and severance benefits provided to the affected employees. As of December 31, 2001, we had paid an aggregate of $1.1 million related to the restructuring charges.

     During the first quarter of 2001, we recorded a $18.1 million charge to loss from unconsolidated subsidiaries writing-off our investments in MetalSite and GalvPro. During 2000, losses from these two unconsolidated subsidiaries accounted for a majority of the total loss from unconsolidated subsidiaries.

     Interest expense increased $3.8 million in 2001 as a result of greater utilization of our working capital facilities. At December 31, 2001, we had borrowed $92.1 million under our senior credit facility.

     Other income declined $4.1 million from 2000 to 2001. The decline resulted from lower interest income on cash investments due to a lower average cash balance and the expense associated with amounts utilized under our accounts receivable securitization program.

     During the second quarter of 2001, we recorded a non-cash charge of $153.8 million to fully reserve our deferred tax assets (which included approximately $400 million of net operating losses at that time). It was determined that our cumulative financial losses had reached the point that fully reserving the deferred tax assets was required. In the absence of specific favorable factors, application of Statement of Financial Accounting Standard No. 109 and its subsequent interpretations requires a 100% valuation allowance for deferred tax assets when cumulative financial losses over several years or other factors raise significant doubt about the realizability of deferred tax assets. We will continue to provide a 100% valuation allowance for deferred income taxes until an appropriate level of cumulative financial accounting income or other factors relieve doubts about our ability to utilize our deferred tax assets. See also "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations."

     The extraordinary loss on early extinguishment of debt of $1.0 million pertains to costs incurred in the closing of the inventory facility.

 YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net loss for 2000 was $85.1 million or $2.06 per diluted share compared to net income of $30.9 million or $0.71 per diluted share in 1999. The results for 1999 include a net pretax gain of $170.1 million related to the sale of a portion of our investment in MetalSite and a non-cash pretax asset impairment charge of $22.5 million associated with the write down of a long-lived asset to fair value. Excluding the effects of these non-recurring items, profit sharing, and the resulting impact on income taxes, the net loss for 1999 would have been $76.4 million or $1.84 per diluted share. Total shipments in 2000 were 2,448 thousand tons compared to 2,514 thousand tons in 1999. Net sales were $1,117.8 million in 2000 compared to $1,130.4 million in 1999.

     Shipments and selling prices improved slightly in the first half of 2000, but near record levels of imports caused steep declines in shipments and selling prices in the second half of the year.

     Tin mill product shipments in 2000 were 736 thousand tons compared to 771 thousand tons in 1999, a decrease of 5%. Tin mill product shipments resulted in net sales of $438.2 million in 2000, a decrease of $21.8 million compared to 1999. The decrease in net sales is primarily the result of the decrease in shipment volume.

     Sheet product shipments in 2000 were 1,712 thousand tons compared to 1,743 thousand tons in 1999, a decrease of 2%. Sheet mill product shipments resulted in net sales of $679.6 million in 2000, an increase of $10.1 million compared to 1999. The increase in net sales is primarily attributable to an improvement in sheet product selling prices during the first half of 2000.

     Cost of sales per ton increased approximately $2 per ton from $428 per ton in 1999 to $430 per ton in 2000. We benefited from a two blast furnace configuration for most of 2000 and favorable raw material prices in the first half of 2000. These benefits were offset by a significant increase in natural gas costs in the fourth quarter of 2000 and lower shipment and production levels in the second half of 2000. In response to these conditions, we idled our No. 4 blast furnace in November 2000.

     Selling, general and administrative expenses in 2000 were $41.7 million compared to $44.8 million in 1999. The decrease resulted primarily from the inclusion of MetalSite's selling, general and administrative costs during 1999, which had been consolidated. MetalSite's results were reported using the equity method of accounting during 2000. The decrease associated with MetalSite was partially offset by an increase in reserve for bad debt expense related to specific customers.

     Depreciation expense increased $3.1 million from 1999 to 2000. The increase is primarily attributable to increased units of production depreciation associated with restarting the No. 4 blast furnace in December 1999. The furnace had been idled for most of 1999.

     Loss from unconsolidated subsidiaries increased $25.1 million from 1999 to 2000. The additional loss resulted primarily from the recognition of a $15.9 million loss associated with funding requirements of GalvPro resulting from start-up expenditures and adverse market conditions and an $11.1 million equity loss recorded for MetalSite.

     Interest expense decreased $9.6 million in 2000 compared to 1999. Weirton repaid $84.0 million in senior notes at maturity in October 1999, resulting in lower average outstanding debt during 2000.

     We recorded an income tax benefit of $11.6 million in 2000 compared to an income tax provision of $8.2 million in 1999. The change resulted from the change in our net income (loss) and a reduction in the effective tax rate due to increased valuation allowance requirements based on our analysis of our ability to realize deferred tax assets.

     The results for 1999 include a net pretax gain of $170.1 million related to the sale of a portion of our investment in MetalSite.

     During 1999, Weirton recognized an asset impairment charge of $22.5 million associated with the write down of a slab sizing press to its estimated fair value.

     In 1999, Weirton recorded a provision for profit sharing of $15.5 million pursuant to our company wide profit sharing plan. In 2000, there was no profit sharing provision due to the net loss incurred.

LIQUIDITY AND CAPITAL RESOURCES

     Total liquidity from cash and financing facilities amounted to $33.6 million at December 31, 2001, as compared to $131.7 million at December 31, 2000. Our liquidity has continued to decline primarily as a result of operating losses from prolonged adverse market conditions. To mitigate the effects of these prevailing adverse conditions, we have initiated a strategic plan to reduce operating costs and enhance our liquidity. The results and status of certain points of that strategic plan are summarized below.

     At December 31, 2001, we had cash and equivalents of $5.7 million compared to $32.0 million as of December 31, 2000. Our consolidated statements of cash flows at December 31 are summarized below:

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                  2001         2000
                                                               ----------   ----------
                                                                   (IN THOUSANDS)
Net cash used by operating activities.......................   $(109,743)   $ (84,919)
Net cash used by investing activities.......................     (11,203)     (77,628)
Net cash provided (used) by financing activities............      94,590      (14,696)
                                                               ---------    ---------
Decrease in cash............................................   $ (26,356)   $(177,243)
                                                               =========    =========

     The $109.7 million net cash outflow from operating activities resulted from adverse market conditions prevailing in the domestic steel industry. To help offset the difficult market conditions, we undertook several measures during 2001 to enhance our operating cash flow by reducing overall operating costs and net working capital investment. Excluding $25.0 million repaid under our accounts receivable securitization facility, reductions in our net working capital investment had a positive impact of $73.5 million on our outstanding cash balance. This was achieved mainly through a $65.5 million reduction in inventory. The favorable impact of the reduction in inventory has been partially offset by lower than historic accounts payable levels. Lower purchase levels, arrangements with raw materials vendors which reduce both inventory and accounts payable and tightening in terms from vendors concerned with the overall health of the domestic steel industry have caused a reduction in our accounts payable balance. We have no significant past due payables.

     At current production and shipment levels, we anticipate sustaining our current levels of working capital investment. We continue to pursue strategies to reduce our working capital investment, but opportunities for further reductions are substantially less than those already achieved. Should the markets for our products improve, we may increase our working capital investment, but such an increase could be funded in part by additional amounts available under our senior credit facility.

     Net cash used by investing activities includes $10.4 million and $37.8 million of capital expenditures for the years ended December 31, 2001 and 2000, respectively. Our new senior credit facility places limits on our ability to make certain future capital expenditures to $13.8 million in 2002 and $34.5 million in 2003, subject to increase to $40.0 million in 2003 if we meet certain financial tests.

     Net cash used by investing activities also includes loans and advances to our MetalSite and GalvPro joint ventures totaling $0.8 million and $40.9 million for the years ended December 31, 2001 and 2000, respectively. Such loans and advances have been written down to zero as of December 31, 2001.

     The $94.6 million in net cash provided by financing activities in 2001 was necessary to maintain operation of our facilities. Cash provided by financing activities in 2001 consisted of $92.1 million in borrowings under our senior credit facility and $11.5 million in cash received under our vendor financing arrangements. The cash provided by these two facilities was offset by the deferred financing costs spent to establish the facilities as well as the costs of preparing an offer to exchange our existing senior notes.

     The new senior credit facility was established on October 26, 2001 by agreement with Fleet Capital Corporation, as agent for itself and other lenders, Foothill Capital Corporation, as syndication agent, The CIT Group/Business Credit, Inc. and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, and Transamerica Business Capital Corporation. The proceeds from the facility were used to refinance our existing inventory facility and accounts receivable securitization program. Through this new asset based facility, we are able to more effectively borrow against our accounts receivable and inventory than we were under previous facilities. The new senior credit facility has resulted in additional availability of approximately $30 million to $35 million compared to our prior inventory facility and accounts receivable securitization program. At December 31, 2001, we had borrowed $92.1 million under the senior credit facility and we had utilized an additional $9.5 million under the letter of credit sub-facility. Taking into account outstanding letters of credit, we had $27.9 million available for additional borrowing under the facility at December 31, 2001. For a more detailed discussion of our senior credit facility, see "Description of Other Indebtedness and Financing Arrangements -- Senior Credit Facility."


     In connection with the exchange offers, our new senior credit facility has been amended and restated to permit the exchange offers on the terms described in the prospectus, including the grant of first priority security interests to the senior lenders in our hot strip mill, No. 9 tin tandem mill and tin assets and a second priority security interest to the holders of the new senior secured notes and the new secured series 2002 bonds in the same collateral, all effective upon the consummation of the exchange offers.



     Beginning in late October 2001, we also obtained assistance from certain key vendors and others through our vendor financing programs to improve our near term liquidity. Under the vendor financing programs, we have negotiated arrangements with over 60 vendors in the form of purchase credits, improved pricing or other concessions to achieve one-time cash benefits of over $40 million in the aggregate. Principal among the financing transactions is the sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors and the proposed sale and leaseback of our general office building and research and development building. The sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant has been accounted for as a financing or borrowing transaction. As of December 31, 2001, we had received approximately $11.5 million in proceeds related to the sale and leaseback of the Foster-Wheeler Steam Generating Plant and related financing programs and expect to receive approximately $30 million in 2002, largely by the end of the first quarter. In February 2002, the West Virginia Economic Development Authority and one of our vendors reached an agreement assigning the rights of an operating lease from the vendor to the WVEDA. As part of this arrangement, the WVEDA has agreed to remove the requirement to have future lease payments supported by a letter of credit and, consequently, removal of the letter of credit requirement will result in net additional availability under our senior credit facility of $8.4 million. For a more detailed discussion of the terms of these financing arrangements, see "Description of Other Indebtedness and Financing Arrangements -- Vendor Financing Programs."


     At December 31, 2001 we had outstanding $244.1 million of publicly held senior notes under two substantially identical indentures, including $121.3 million in principal amount of our 10 3/4% Senior Notes due 2005 and $122.7 million in principal amount of our 11 3/8% Senior Notes due 2004. We did not make scheduled interest payments of $6.5 million on the 10 3/4% Senior Notes due 2005 which were due December 1, 2001 or of $7.0 million on our 11 3/8% Senior Notes due 2004 which were due on January 1, 2002. Our failure to pay interest has resulted in an event of default under the indentures governing the senior notes. Holders of at least 25% of the outstanding senior notes have the right to cause those notes to be accelerated following the expiration of a 30-day grace period after our default in making the applicable interest payments. We have obtained the agreement of members of the informal committee representing the holders of a majority of the outstanding principal amount of the senior notes to forbear exercising these remedies during the course of the exchange offer, but that committee does not include all of the holders of our senior notes. As of the date of this prospectus, our obligations with respect to the senior notes have not been accelerated.

     At December 31, 2001, we had $360.1 million in deferred tax assets which were fully reserved with a valuation allowance of the same amount. These assets, although they are fully reserved for financial accounting purposes, are available to offset future income tax liabilities should we generate taxable income including any taxable income that may result from the exchange offers, subject to certain limitations that may apply to our use of such deferred tax assets depending on future changes in the ownership of our stock, including if we issue additional shares of our stock in the future. We have been required in the past, and may be required in the future, to make payments under federal alternative minimum tax regulation. See "The Exchange Offer and Consent Solicitation -- United States Income Tax Considerations."


     At December 31, 2001, we had an accrued pension liability of $205.3 million and an accrued liability for other postretirement benefits of $364.6 million. During 2001, we made no pension contribution and we paid $29.8 million for other postretirement benefits. We do not expect to have any near term funding requirements with respect to our pension plans. Under minimum funding rules, no contribution is expected in 2002; however, substantial contributions of an average of at least $50 million per year are likely to be required in each of 2003 through 2007. This amount is subject to significant change depending on, among other things, asset performance. We anticipate that payments for other postretirement benefits will increase from the $29.8 million we paid in future years due to an increase in the number of retirees receiving benefits as well as increases in per capita health care costs.



     We expect pension contributions and payments for postretirement benefits will require a substantial amount of liquidity over the next six years. Payments of these legacy costs may significantly affect the liquidity available for other purposes including capital expenditures and other operating, investing and financing activities.


 LIQUIDITY OUTLOOK


     The following table sets forth the timing of our liquidity requirements in regard to contractual obligations and commercial commitments:



                                                         LESS THAN                            AFTER
                                                TOTAL     1 YEAR     2-3 YEARS   4-5 YEARS   5 YEARS
                                                ------   ---------   ---------   ---------   -------
                                                                   (IN MILLIONS)
CONTRACTUAL OBLIGATIONS:
Long-Term Debt................................  $299.5     $ --       $243.2(1)    $ --       $56.3(2)
Capital Lease Obligation(3)...................    11.5       --          1.4        1.7         8.4
Operating Leases..............................    13.5      5.4          6.6        1.5          --
Unconditional Purchase Obligations(4)
Other Long-Term Obligations(5)................    19.7      4.3          7.1        5.4         2.9
                                                ------     ----       ------       ----       -----
     Total Contractual Cash Obligations.......   344.2      9.7        258.3        8.6        67.6
OTHER COMMERCIAL COMMITMENTS:
Lines of Credit...............................    92.1       --         92.1         --          --
                                                ------     ----       ------       ----       -----
     TOTAL(6).................................  $436.3     $9.7       $350.4       $8.6       $67.6
                                                ======     ====       ======       ====       =====


---------------


(1)The senior notes due in 2004 and 2005 may become payable following an event of default. Consistent with our announced liquidity improvement measures, while the terms of this exchange offer were being finalized, we did not pay scheduled interest on the senior notes on December 1, 2001 and January 1, 2002. Failure to make these payments constituted events of default under the indentures governing the senior notes. As a result, either the trustee for the senior notes or holders of not less than 25% in aggregate principal amount of the senior notes may declare the entire principal of all the senior notes immediately due and payable by notifying the Company in writing. As of the time of this filing, no such notification had been received. At this date, we have received no notice accelerating the senior notes. Under our senior credit facility, the non-payment of interest on the senior notes will not result in an event of default under that facility unless the senior notes are accelerated.



(2)The series 1989 bonds due in 2014 may become payable prior to maturity in the event of a determination of taxability and other specified events, including events of default. We do not intend to make the scheduled May 1, 2002 payment with respect to semi-annual interest on the series 1989 bonds. Failure to make such payment will constitute an event of default under the loan agreement and the indenture governing the series 1989 bonds. As a result, either the trustee for the series 1989 bonds or the holders of not less than 25% in aggregate principal amount of the series 1989 bonds may declare the entire principal amount of all series 1989 bonds immediately due and payable. Under our senior credit facility, the non-payment of interest on the series 1989 bonds will not result in an event of default under that facility unless the series 1989 bonds are accelerated.



(3) The Capital Lease Obligation arises from the sale and leaseback of our steam generating facilities as part of our vendor financing programs. The payments reflect the principal payments on the

    $11.5 million obligation that had been incurred as of December 31, 2001. We are not required to make payments on the obligation until the first quarter of 2003, at which time quarterly payments will begin. The payments will include both principal and interest. If we had included the interest portions of the payments on the December 31, 2001 balance, the totals would have increased from $1.4 million to $1.5 million in years two and three, from $1.7 million to $1.9 million in years four and five and from $8.4 million to $9.5 million after five years. Furthermore, with proceeds received in the first quarter of 2002 and additional vendor financing proceeds expected thereafter, we anticipate our total obligation under these arrangements to be approximately $30 million. A total initial obligation of $30 million would result in annual combined principal and interest payments of $5.8 million in each of 2003 through 2006 and $6.4 million in each of 2007 through 2012.



(4)We have entered into conditional purchase arrangements for a portion of our coke and pellet requirements and some of our energy requirements. In general, those requirements provide for us to purchase a minimum quantity of material at a variable or negotiated price that approximates the market price for those commodities. Because those purchases are conditioned on future purchase levels and changes in market price, they are not included in the above table.



(5)We are required to reimburse National Steel for benefits paid by the National Steel Pension Plan for Weirton Employees to people we induce into retiring before age 62 by offering some form of enhanced benefit. Based on the benefit enhancements granted as of December 31, 2001, we will make the reimbursement payments indicated.



(6)The listed obligations do not include our pension and other retirement obligations which are not fixed and determinable in nature. Under minimum funding rules, no pension contribution is expected in 2002; however, substantial contributions of an average of at least $50 million per year are likely to be required in each of 2003 through 2007. This amount is subject to change depending on, among other things, asset performance. We anticipate that payment for other postretirement benefits will increase in future years from the $29.8 we paid in 2001 due to an increase in the number of retirees receiving benefits, as well as an increase in the per capital health care costs.


     Though prevailing market conditions in the domestic steel industry remain difficult, we are anticipating that positive events, including the shut-down and consolidation of steel producing assets and United States governmental restrictions on imports, should result in improvements in operating results during 2002.

     In addition to establishing our new senior credit facility and vendor financing arrangements, we have taken measures to significantly reduce our operating costs. Management and the Independent Steelworkers Union have been able to negotiate new labor agreements, effective in late October 2001, and expiring no earlier than March 2004, that will significantly reduce the number of represented employees, facilitated primarily through work rule changes. The agreement for our production and maintenance employees provides for the permanent elimination of a minimum of 372 jobs. The office, clerical and technical agreement provides for the right to eliminate a minimum of 78 jobs. We have also streamlined our management structure by eliminating non-core and redundant activities resulting in a reduction of 100 management positions. We have also made significant changes to the employee benefits package resulting in more cost savings.

     If we exchange all of the outstanding senior notes and secured series 1989 bonds on the terms proposed, our debt service costs will be lowered and our liquidity will be increased by approximately $28 million in 2002 and by similar amounts in each of 2003 and 2004, provided we do not have to pay contingent interest on the new senior secured notes and the new secured series 2002 bonds. Currently, we do not anticipate generating "excess cash flow" in 2003 and 2004 that would trigger the payment of contingent interest.

     Under the senior credit facility, following the consummation of the exchange offers on the terms and conditions described in this prospectus, we will be able to make scheduled semi-annual cash interest payments on the new senior secured notes and in respect of the new secured series 2002 bonds, provided that these cash payments may be reserved for against availability under the facility. The reserve could, if fully implemented, at the discretion of the agent, reduce amounts available to us under the senior credit facility up to a maximum of approximately $8 million in any six month period, assuming valid tenders of all of the aggregate principal amount of the outstanding notes and series 1989 bonds. In the event that less than all of the aggregate principal amount of the outstanding notes and series 1989 bonds are tendered in the exchange offers, we are permitted to make cash interest payments on any remaining outstanding notes and series 1989 bonds of up to $4 million in any year subject to similar reservation against availability under the facility.

     Subject to the consummation of the exchange offers on the proposed terms, based on the amount of cash on hand, the amount of cash expected to be generated from operating activities, cash savings resulting from our operating cost savings program and our vendor financing programs, additional borrowing availability under our new senior credit facility and liquidity improvement as a result of the consummation of the exchange offers and the achievement of our 2002 operating plan, our management believes that we will have sufficient cash to meet our operating cash needs over the next 12 to 18 months.

     There can be no assurance, however, that the exchange offers will be consummated on the proposed terms or that we will have sufficient cash to meet our operating needs. In addition, financing of strategic acquisitions is expected to require the issuance of additional debt and equity securities or other consideration, subject to the restrictions in the senior credit facility, the indenture governing the new senior secured notes and the loan agreement with the City of Weirton relating to the new secured series 2002 bonds. We can make no assurance that additional financing or other sources of funds sufficient to fund acquisitions or targeted investments will be available to us.


     If we do not successfully complete the exchange offers, we will not make scheduled cash interest payments for a period of at least one year on any outstanding notes and series 1989 bonds under our voluntary financing restructuring plan as presented to our senior bank lenders and as reflected in our senior credit facility. Thereafter, any interest payments will be made to the extent funds are available and provided that these payments are included in the reserve under our senior credit facility as described above. Failure to pay interest on the outstanding notes and series 1989 bonds would result in an event of default and may cause an acceleration of the outstanding notes and series 1989 bonds, unless the payment defaults were cured. In addition, depending on the principal amount involved, an acceleration event that results in an event of default under our outstanding notes and series 1989 bonds could constitute an event of default under our senior credit facility. In such circumstances, unless the event of default were waived or cured, we may have to seek bankruptcy protection or commence liquidation proceedings.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values and were relatively insensitive to changes in interest rates at December 31, 2001 due to the short term maturity of these instruments.

     We had the following financial liabilities (where fair value differed from carrying value) as of December 31, 2001:

                                                                   DECEMBER 31, 2001
                                                              ---------------------------
                                                              CARRYING VALUE   FAIR VALUE
                                                              --------------   ----------
                                                                 (DOLLARS IN MILLIONS)
Long term debt obligations -- outstanding notes and series
  1989 bonds................................................      $299.5         $28.6
Series A redeemable preferred stock.........................        20.3           0.4

     Our market risk strategy has generally been to obtain competitive prices for our products and services and allow operating results to reflect market price movements dictated by supply and demand for our products.

IMPACT OF CRITICAL ACCOUNTING POLICIES, ESTIMATES AND RECENT ACCOUNTING PRONOUNCEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125" was issued. SFAS No. 140 revises criteria for accounting for asset securitization, other financial-assets transfers, and collateral and introduces new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment. SFAS No. 140 has an immediate impact through new disclosure requirements and amendments of the collateral provisions of SFAS No.
125. These changes must be applied for transactions occurring after March 31, 2001, except for certain required disclosures which must be applied for fiscal years ending after December 15, 2000. The required disclosures are included in our consolidated financial statements.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. We do not believe that the prospective adoption of this standard will have a material impact on our consolidated results.

     SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. The Company will adopt SFAS No. 142 effective January 1, 2002. At December 31, 2001, the Company had no goodwill or non-goodwill intangible assets recorded on its books.

     SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. We are required to adopt this standard on January 1, 2003 and are preparing a plan for implementation.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We are required to adopt this standard in fiscal years beginning after December 15, 2001 and are preparing a plan for implementation.

                            STEEL INDUSTRY OVERVIEW

CURRENT STATE OF THE UNITED STATES STEEL INDUSTRY

     Overview. The United States steel industry is in a state of crisis characterized by record operating losses, more than two dozen bankruptcies, and the permanent closure of a significant amount of productive capacity, particularly in the last 18 months. The domestic steel industry is cyclical and highly competitive and is affected by excess world capacity that has limited price increases during periods of economic growth and led to greater price competition during periods of slowing demand and/or increasing supply. Factors contributing to this competitive environment and these challenging industry conditions include:

     - current slowing economic conditions further exacerbated by the September 11, 2001 terrorist attacks on the United States;

     - a dramatic amount of imported steel resulting in depressed prices and record operating losses at most United States steel manufacturers. Steel imports into the United States totaled 41.5 million net tons in 1998,
       35.7 million net tons in 1999, 38 million net tons in 2000 and 30.1 million net tons in 2001. By comparison, 1994 and 1995 imports totaled
       30.1 and 24.4 million net tons, respectively;

     - price pressures and inefficiencies arising out of the fragmented structure of the United States steel industry, particularly the large number of producers competing in the market for flat-rolled sheet steel;

     - widespread operating efficiency improvements in mills throughout the world, which have added 1% to 2% annual increases in capacity; and

     - an increase in global supply through a combination of large increases in output at formerly state-owned companies now under the control of more aggressive managers and owners, the collapse of domestic markets in the former Soviet Union without a corresponding reduction in output levels, and greenfield projects in Asia which incorrectly anticipated continued rapid regional market growth rates.

     In 2001, domestic steel prices declined significantly to 20 year lows. Since the first half of 1998, flat-rolled sheet steel prices have declined significantly. At these low price levels, imports have declined to 30.1 million tons for 2001. However, the slowing economy in the United States has reduced domestic demand, especially in the automotive sector, exacerbating the supply and demand imbalance in the domestic marketplace. As a result of depressed prices driven by a decrease in demand for flat-rolled sheet steel, most integrated steel producers are posting significant losses. As a result of capacity decreases and other market trends, prices have improved somewhat in the first quarter of 2002, but there can be no assurance that this trend toward improved pricing will continue or that current improved prices can be sustained.

                        [MAJOR STEEL BANKRUPTCIES CHART]

          YEAR                    WEIRTON HR BAND               CAPACITY UTILIZATION
          ----                    ---------------               --------------------
          1998                                       $311               90
          1999                                        277               77.2
          2000                                        289               88.6
          2001                                        232               75.5

---------------

 (1) Announced capacity shutdown or in liquidation.

     A decrease in global output would contribute to the improvement of our industry. Recently, several European and Japanese mills, including Corus, Usinor, and Nippon Steel have announced production cutbacks, which have, in part, caused prices and volumes to stabilize at current levels. In addition, a number of North American steel manufacturers have shut down all or a portion of their production capacity, including Acme Steel, Gulf States, Trico, Geneva and LTV, accounting for over 13 million net tons of raw steel capacity. Other steel producers that may shut down facilities include Wheeling-Pittsburgh Steel, Bethlehem Steel and National Steel, all of which would reduce overall industry capacity.

     Competition. Domestic producers face increasing competition from foreign steelmakers over a wide range of products. Competition in the industry is influenced increasingly by global trade patterns and currency fluctuations. Total steel imports as a percentage of total apparent domestic consumption (including semi-finished products) have remained near historical highs, amounting to approximately 26%, 27% and 24% in 1999, 2000 and 2001, respectively. Imports of hot rolled and cold rolled products increased 44% from 1997 to 1998, but declined significantly in 1999 as a result of fair trade enforcement actions. Imports of hot rolled and cold rolled products increased 5% from 1999 to 2000. Although in 2001 tin mill product imports in tons as compared to 2000 decreased approximately 5% due to government tariffs against Japanese tin mill product imports, imports of tin mill products have otherwise risen substantially in the past three years. As a percentage of domestic consumption in 1999, 2000 and 2001, imports amounted to 20%, 18% and 19%, respectively. According to U.S. Census Bureau preliminary data, all steel imports rose from
2.0 million net tons in December 2001 to 2.5 million net tons in January 2002, and imported tin mill products increased by 55% over the same period.

     Integrated steel makers also face strong competition from mini-mills, which are efficient, low-cost producers that generally produce steel by melting scrap in electric arc furnaces, utilize new technologies, have lower employment costs and target regional markets. Mini-mills historically have produced lower margin commodity grade long products, such as bars, rods and wire and other commodity-type steel products not produced by us. However, thin slab technology has allowed mini-mills to enter sheet markets traditionally supplied by integrated producers, including hot rolled, cold rolled and galvanized marketplace.

Mini-mills generally continue to have a cost advantage over integrated steel producers, particularly for labor and especially during periods of weak demand when scrap prices are low. Although most new capacity in the domestic industry has resulted from growth in mini-mill operations, there has also been a significant increase in both cold rolling and galvanizing capacity at independent processors.


     Our primary competitors in sheet products consist of most domestic and international integrated steel producers and mini-mills. Domestic tin mill products competitors include U.S. Steel, USS-POSCO Industries Corporation, Bethlehem Steel, National Steel and Ohio Coatings (owned 50% by Wheeling-Pittsburgh Steel). However, imports have increasingly penetrated this market. Within the past twelve months, a number of Weirton's competitors, including four integrated steel producers, LTV Corporation, Bethlehem Steel, National Steel and Wheeling-Pittsburgh Steel, have sought protection in bankruptcy, and LTV's tin business was acquired by U.S. Steel.


     Government Intervention. Competition with foreign steel producers has been marked by unfairly priced, or "dumped," products and subsidization. Dumping, which involves selling a product below cost or for less than in a home market, is a violation of United States trade laws. Given the strategic role of the steel industry in many countries, some foreign steelmakers are aligned with government interests and thereby influenced by political and economic policy considerations, as well as prevailing market conditions. As a result, these producers may maintain production capabilities at the expense of returns generally considered acceptable for the domestic industry to operate profitably and, when their home market demand is low, seek to gain market share in the United States with deeply discounted pricing.

     Since the steel import crisis began in 1998, United States steel companies have lobbied to stop unfair steel trade. One of the more significant accomplishments in 2000 was a decision by the federal government to assess duties for five years against imports of Japanese tin mill products.


     Many industry observers believe that the severity of the current crisis in the United States will lead to a necessary restructuring of the steel industry. In June 2001, the Bush Administration initiated an investigation by the International Trade Commission regarding the illegal dumping of steel from foreign competitors under section 201 of the Trade Practices Act of 1974. On March 5, 2002, President Bush decided to impose tariffs on flat-rolled products over a three-year period at 30% in year one, 24% in year two and 18% in year three in addition to tariff relief on other products. All of our flat-rolled product lines, including tin mill, hot rolled, cold rolled and galvanized products should benefit from the imposition of tariffs. In addition, imported steel slabs are subject to an increasing annual quota of at least 5.4 million tons, subject to the imposition of tariffs if the tonnage exceeds the quota limit, excluding steel slab from Mexico and Canada. Although a number of countries have objected to the Bush Administration's decision and have indicated their intention to challenge the decision, the Bush Administration has stated publicly that, in its belief, the decision was made in conformity with World Trade Organization guidelines. However, we cannot assure you that the announced trade remedies will not be successfully challenged or that a restructuring of the steel industry will occur.



     After the Bush Administration announced the imposition of tariffs, the European Union enacted tariffs on steel imports in an attempt to protect the EU market from imports that could be diverted from the United States market as a result of the Section 201 decision. Since historically we have exported minimal tonnage to the EU, this decision is not expected to materially affect our operating or business strategies, but this action and similar actions from other countries could pressure the Bush Administration to relax the tariffs in some manner or exclude certain countries or products. The Administration's decision on specific exclusion requests (as well as decisions to grant country exemptions as in the case of Australia) will affect the overall coverage and effectiveness of the Section 201 order.



     Despite reaction and pressure from other countries, we believe that the imposition of tariffs will restrict steel imports to the United States during the next three years. Accordingly, over that time, we anticipate that selling prices and shipment volume will be improved from what we otherwise would have realized without the imposition of tariffs. Our products that should benefit from the imposition of tariffs include tin mill products, hot rolled band and commodity sheet products, and galvanized products.

However, due to the large number and variety of forces that impact the markets for our products, we are not able to quantify what the specific impacts of the
Section 201 ruling are likely to be.


RESHAPING THE UNITED STATES STEEL INDUSTRY

     Weirton's management shares the view of many industry analysts and other steel industry executives that the current industry is experiencing the bottom of the cycle and that both overall economic and steel market conditions should begin to recover in 2002. Several events indicate that this crisis may have begun to fundamentally transform the industry, including:

     - the closure of certain assets (e.g.: Acme Steel, Gulf States, CSC, Geneva, LTV, Northwestern and Trico);


     - possible additional facility shutdowns by other major integrated steel producers (e.g. Wheeling-Pittsburgh Steel, Bethlehem Steel and National Steel);


     - recent integrated mill consolidation (e.g.: USS/LTV Tin, AK Steel/Armco, Bethlehem Steel/Lukens;


     - the proposed U.S. Steel industry consolidation plan;


     - the Bush Administration's recent decision to impose tariffs and other trade remedies as a result of the ITC's section 201 trade investigation; and

     - the near consensus among management, financing sources and labor unions for industry consolidation.


     Prior to the events of September 11, 2001, industry analysts had expected an improvement in steel prices as early as the fourth quarter of 2001. Based upon announced price increases it now appears that price improvements will begin to be realized in the second quarter of 2002. However, the sustainability of price improvements is predicated on easing supply because of permanent production cuts in the United States, a decline in imports due to trade cases filed by steel producers and the impact of the March 5, 2002 trade decision by President Bush.


     We believe that surviving companies in the United States steel industry will be characterized by:

     - stronger market focus and a greater ability to influence the market as a result of overall and segment-specific consolidation as a result of:

      -- a higher proportion of more stable, long term customer contracts as opposed to spot sales; and

      -- resources deployed to promote market growth and collaborative customer relationships instead of seeking market share at the expense of gross margins.

     - lower and more flexible cost structures, resulting in better earnings resiliency through the cycle due to:

      -- a shift toward more buy versus make for major inputs and semi-finished products;

      -- increased use of business process outsourcing, including use of shared outsourcing models; and

      -- restructured labor contracts.

     - much leaner balance sheets as a result of:


      -- the strategic acquisition of assets at attractive prices which may be available in the current crisis environment;


      -- improved supply chain tools and processes resulting in reductions in inventories and cycle times; and

      -- debt restructuring.

     We have developed our strategic plan based on our evaluation of the United States steel industry's condition and prospects and our own competitive position within the industry. See "Business -- Strategic Plan" and "Business -- Our Competitive Advantages."

                                    BUSINESS

GENERAL

     We are a major integrated producer of flat-rolled carbon steel with principal product lines consisting of tin mill products and sheet products. Tin mill products include tin plate, chrome coated and black plate steels and are consumed principally by the container and packaging industry for food cans, general line cans and closure applications, such as caps and lids. Tin mill products accounted for 49% of our revenues and 36% of tons shipped in 2001 compared to 39% of revenue and 30% of tons shipped in 2000 and 41% of revenue and 31% of tons shipped in 1999. Sheet products include hot and cold rolled and both hot-dipped and electrolytic galvanized steel and are used in numerous end-use applications, including among others the construction, appliance and automotive industries. Sheet products accounted for 51% of our revenues and 64% of tons shipped in 2001 compared to 61% of revenue and 70% of tons shipped in 2000 and 59% of revenue and 69% of tons shipped in 1999. In addition, we currently are providing tolling services at our hot strip mill for a major stainless steel producer, which accounts for almost 20% of the overall capacity of our hot strip mill.

     We are a Delaware corporation formed in 1982 with our offices and production facilities located in Weirton, West Virginia. We and our predecessor companies have been in the business of making and finishing steel products for over 90 years. From 1929 to 1984, we operated our business as the Weirton Steel Division of National Steel Corporation, and we acquired our principal operating assets from National Steel through a 1984 ESOP leveraged transaction.

     As an integrated steel producer, we produce carbon steel slabs in our primary steel making operations from raw materials to industry and customer specifications. In primary steel making, iron ore pellets, iron ore, coke, limestone and other raw materials are consumed in blast furnaces to produce molten iron or "hot metal." We then convert the hot metal into liquid steel through basic oxygen furnaces where impurities are removed, recyclable scrap is added and metallurgical tests are performed to assure conformity to customer specifications. Our basic oxygen process, or "BOP," shop is one of the largest in North America, employing two vessels, each with a steel making capacity of 360 tons per heat. Liquid steel from the BOP shop is then formed into slabs through our multi-strand continuous caster. The slabs are then reheated, reduced and finished into coils at our recently re-built hot strip mill and, in many cases, further cold reduced, plated or coated at our downstream finishing operations. Our hot strip mill is one of the best in North America for the production of tin mill products substrate and one of the few in the industry that is capable of rolling both carbon and stainless steel substrate. See
"-- Properties."

     The following flow chart illustrates both our primary steel making and downstream operations:

                             [PROCESS FLOW GRAPHIC]

     From primary steel making through finishing operations, our assets are focused on the production of tin plate, which is typically light gauge, narrow width strip. We believe that our rolling and finishing equipment is near "best in class" in the production of light gauge strip used in the manufacture of tin mill products and other value-added products. Although, as a result of its 48" strip width limitation, Weirton is not a full line supplier of sheet products to certain markets such as automotive and appliance, our narrower strip capacity allows us to produce light gauge products more efficiently than larger integrated producers with rolling mills up to 80" in width. Consumers of light gauge, narrow width sheet products recognize our commitment to these products and our reliability of supply, which enhances the stability of our customer base. In addition, our wide range of coatings, including galvanized, galvanneal, electro and galfan, is designed to meet the needs of our demanding and diverse customer base.

     The characteristics of the tin mill product and sheet product markets, when coupled with the comparative advantages of Weirton's steel making facilities, are the drivers behind our strategic plan, which is to continue to expand our more competitive tin mill business through strategic acquisitions and organic growth, as well as to further penetrate niche markets in narrow width zinc coated applications that take advantage of our recent galvanizing upgrades and multiple coatings capability. See "-- Our Competitive Advantages" and "-- Our Strategic Plan."

OUR COMPETITIVE ADVANTAGES

     In pursuing our strategic objectives, we believe that we have a number of competitive advantages, including:

     - MARKET LEADER. We are the second largest United States producer of tin mill products, with a 25% market share of domestic shipments, and we enjoy strategic partnerships with many of our largest tin mill products customers. Over one-third of our shipments go to customers that have located facilities either directly on or contiguous to our property in order to maximize the benefits of these strategic relationships. We also enjoy a leadership position in the production of other light gauge coated products for use in the residential construction market.

     - MARKET INNOVATOR. We have a long history through our Weirtec unit of technological innovation in the manufacture of tin mill products. For example, we have developed innovations in can manufacturing processes which have benefited our customers in the can manufacturing industry and which we believe have promoted the continued use of our tin mill products by customers in that industry. We also use our expertise in handling critical specifications to market our light gauge, narrow width products to potential coated sheet steel customers.

     - STABILITY OF THE TIN MILL PRODUCT MARKET. Demand for tin mill products is generally stable over the typical business cycle as compared to the markets for steel products used in the construction, appliance and automotive industries due to a more stable end market for canned food, aerosol and other consumer products. All of our tin mill product shipments are sold under contracts that extend a minimum of one year and are, therefore, less subject to price volatility than spot market sales. The number of domestic producers of tin mill products is relatively limited, and there are significant barriers to entry by new competitors.

     - HIGH QUALITY AND COMPETITIVE FACILITIES. We have a fully integrated steel manufacturing facility, including a number of rebuilt or modernized high quality finishing facilities, most of which have a maximum 48" strip width capacity. We believe that our state-of-the-art facilities are best configured for the production of narrow width value-added products, uniquely positioning us as a competitive producer of high quality tin mill products and other higher margin value-added sheet products, particularly as compared to other United States integrated steel producers with facilities more closely tailored to the production of broader width sheet steel.


      Over the past 15 years, we have invested approximately $1 billion in modernizing and upgrading our equipment, as a result of which we expect that only modest capital expenditures will be required through 2003. Of that $1 billion, approximately $500 million was expended on improvements to our continuous caster, hot strip mill and No. 9 tin tandem mill. We believe that this has enabled us to continue to produce superior quality steel substrate and, consequently, to maintain the high quality of our tin mill and other value-added products. Our recently rebuilt hot strip mill is one of the few in the industry that is capable of rolling both carbon and stainless steel substrate. Our No. 9 tin tandem mill is one of the most modern in the United States and supplies nearly one million tons per year of substrate to our four tin platers which are rated, on average, the most productive in the domestic industry, as compared to other full-range tin mill product suppliers. Also, the recent addition of temper mills and tension leveling equipment to both our No. 3 and No. 5 galvanizing lines has significantly improved strip surface and flatness, allowing production of substrate suitable for pre-paint and other critical applications.


     - DIVERSIFIED ASSET, PRODUCT AND CUSTOMER BASE. We have a diversified asset base, including primary steel making facilities and downstream finishing operations. Our product diversification is best among our competitors serving the markets for tin mill and other coated products. Our customer base includes food and general line can manufacturers, oil filter manufacturers, residential entry and garage door manufacturers, residential framing manufacturers, appliance manufacturers, automotive stampers and various other customers.

     - RESTRUCTURED LABOR AGREEMENTS. In response to deteriorating market conditions and financial performance, management and the ISU have been able to negotiate new labor agreements, expiring no earlier than March 2004, that will significantly reduce the number of hourly employees, facilitated primarily through work rule changes. The ISU represents the substantial majority of our unionized work force and represents only employees of Weirton and no other steel producer. Weirton and its predecessors have not experienced a work stoppage due to striking union members in over 45 years.

     - POSITIONED TO BENEFIT FROM AN IMPROVEMENT IN AND RESTRUCTURING OF THE UNITED STATES STEEL INDUSTRY. The United States steel industry has been characterized by record losses, more than two dozen bankruptcies and the permanent closure of a significant amount of productive capacity, particularly in the past 18 months. We believe that, in this distressed climate, the United States industry is poised for further restructuring. The implementation of the first steps of our strategic plan, including the completion of the exchange offers, will enable us to fundamentally reposition our business, principally through strategic acquisitions and targeted investments in the tin mill and coated products markets. As a result, we believe that we will be better positioned to benefit from a general improvement in steel pricing. For example, we estimate that every $10 per ton increase in domestic flat rolled steel prices will generate an additional $18 million in EBITDA, based on our sales and product mix in 2001.

OUR STRATEGIC PLAN


     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products principally through strategic acquisitions and targeted investments. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin value-added sheet products and other strategic opportunities in order to add new product capabilities, better serve existing customers and attract new customers.


     In general, commodity sheet products are produced and sold in high volume in standard dimensions and specifications, while our tin mill and other value-added products require further processing, generally command higher profit margins and typically are less affected by imports and domestic competition. The market for tin mill products generally remains stable over the typical business cycle as compared to more volatile markets for sheet steel products. Domestic supply of tin mill products has been limited by the relatively small number of domestic producers, recent facility rationalizations, and the anti-dumping determination made by the ITC in August 2000. In addition, all of our tin mill products sales are based upon contracts of one year or more and are, therefore, less subject to price volatility than spot market sales.

     In response to severe weaknesses in the domestic steel industry and our worsening financial condition, we have developed a strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products.

     Our strategic plan has five integral steps, and we began to recognize the benefits of the first three steps in the fourth quarter of 2001:

  REDUCING OPERATING COSTS.

     To remain competitive, we must continually improve productivity and reduce our operating costs. In part as a result of our recently negotiated labor contracts, we expect to achieve significantly lower and more flexible cost structures. The recent renegotiation of our collective bargaining agreements allows a reduction in our workforce by 450 persons facilitated through significant changes to work rules and job classifications, which we believe will allow us to both reduce labor costs and function more efficiently. We also agreed to streamline our management structure by eliminating non-core and redundant activities resulting in a reduction of over 100 management positions. We have also reduced our employee benefit costs and have made other operating changes resulting in additional cost savings. The aggregate annual cost savings from these reductions and changes are approximately $51 million when fully implemented by the second quarter of 2002. See "Business -- Employees."

     We believe that the acquisition of strategic assets, particularly those related to the manufacture of tin mill products, should also allow us to generate higher operating margins through greater efficiencies in our operations, lower costs of production and an improved product mix.

  IMPROVING OUR LIQUIDITY AND LONG-TERM SUPPLIER RELATIONSHIPS.


     Under our vendor financing programs, we have negotiated arrangements primarily with our vendors, including over 60 of our key suppliers, in the form of purchase credits, improved pricing or other concessions to improve our liquidity. We have generated approximately $40 million in liquidity improvements through these programs. The vendor financing programs have been structured principally through a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the expected sale and leaseback of our general office building and research and development building. In addition, WVEDA and one of our vendors reached an agreement assigning the rights of an operating lease from a vendor to WVEDA and eliminating the requirement that our future lease obligations should be supported by a letter of credit. We are also seeking to renegotiate our long term supply of other services and raw materials. See "Description of Other Indebtedness and Financing Arrangements."


  INCREASING OUR BORROWING AVAILABILITY AND LIQUIDITY.

     On October 26, 2001, we entered into a refinancing of our working capital facilities, which consisted of an accounts receivable securitization program and a revolving credit facility secured by inventory, through a single asset-based senior credit facility. Through this new senior credit facility, we have been able to more effectively borrow against our current assets and have generated additional availability of approximately $30 to $35 million (compared to our prior inventory facility and accounts receivable securitization program) to provide us with greater liquidity for our working capital requirements and general corporate purposes. See "Description of Other Indebtedness and Financing Arrangements."

  RESTRUCTURING OUR LONG-TERM DEBT.


     Through the exchange offers, we seek to lower our debt service costs, particularly during 2002, 2003 and 2004, and to extend debt maturities on the 11 3/8% Senior Notes due 2004 and the 10 3/4% Senior Notes due 2005 in order to improve our liquidity, provide financial stability and permit the strategic repositioning of our business. The exchange offers, if consummated on the terms proposed, would generate net annual cash savings of approximately $28 million in 2002 and similar amounts in 2003 and 2004, provided we are not required to pay contingent interest (which we do not now anticipate being required to pay). If we are unable to reduce our current debt obligations and extend debt maturities, we may be unable to attract the necessary outside debt or equity financing needed to implement our strategic plan. The consummation of the exchange offers is critical to the success of our strategic plan.


  FUNDAMENTAL REPOSITIONING OF OUR BUSINESS.

     In order to fundamentally reposition our business, we will seek to invest in and acquire strategic assets, including tin-related assets, expand our production of higher margin value-added coated and sheet products such as polymer film coated products, and optimize the use of our hot strip mill, which is able to roll both carbon and stainless steel slabs.


     Pursue Strategic Acquisitions. In order to strengthen our position as a leading domestic producer of a full range of higher margin tin mill products, we intend to pursue the acquisition of strategic assets, including tin-related assets, from other United States steel producers that are also seeking to reposition their businesses and leverage their core competitive strengths. Under current distressed industry conditions, we believe that we may have opportunities to purchase tin mill assets on acceptable terms in the near term. We will also explore other strategic opportunities to enhance or broaden our product lines and leverage our customer base.


     Potential acquisitions will be evaluated based on a variety of financial, strategic and operational criteria, including their ability to better serve our existing customers and attract new customers, add new product capabilities and meet well-defined financial criteria, including return on investment and enhancement of our operating cash flow.

     However, our ability to make acquisitions will be subject to obtaining the consent of our lenders under the senior credit facility and to our compliance with the provisions of the senior credit facility and the restrictive covenants in the indenture governing the new senior secured notes. We expect that acquisitions consistent with our strategic plan will be financed out of a combination of available internally generated funds, permitted working capital borrowings under our senior credit facility, outside debt or equity financing, and consideration acceptable to the seller.

     Invest in Niche Markets. We intend to expand our existing pilot production of polymer film coated products into full commercial production in 2002, subject to obtaining necessary outside financing and the consent of our senior lenders. The polymer film process eliminates the need to lacquer tin product prior to use in food and beverage canning operations, is less expensive than the traditional lacquering process and offers significant environmental benefits. Commercialization of this line will further enhance our leadership position in the food and general line can market. Future benefits of this line could also include expanded zinc coated applications for construction and appliance end uses.

     We also will seek to optimize our existing multiple zinc coating capabilities, such as galvanized, electrogalvanized, galvanneal and galfan, through targeted investments.


     Optimize Utilization of Our Hot Strip Mill. Our hot strip mill is one of the few mills in the United States steel industry which is capable of rolling both carbon and stainless substrate. We have recently taken advantage of this capability by entering into a long-term tolling agreement with J&L Specialty Steel, a domestic stainless steel producer which is owned by a major foreign steel producer, to convert stainless slabs into stainless coils, which accounts for almost 20% of our hot strip mill's overall capacity. This tolling agreement provides higher, more stable profit margins than potential carbon slab conversion opportunities. The facility load from our existing tin and stainless conversion business now accounts for over 50% of the hot strip mill's overall capacity. The balance of the hot strip mill capacity supports our galvanizing operations and our hot and cold rolled commodity sheet production. Under our strategic plan, we anticipate that our hot strip mill will be further utilized through additional stainless conversion and increasing the proportion of our carbon steel rollings used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.


PRINCIPAL PRODUCTS AND MARKETS

     We have two principal products lines consisting of sheet steel products and tin mill products. Recently, we have also entered into a long-term tolling agreement with a major stainless steel producer to convert stainless slabs into stainless coils at our hot strip mill. The percentages of our total revenues (excluding conversion revenues, which are not material to total revenue and have historically been reported as a reduction of cost of sales) derived from the sale of sheet products and tin mill products for each year in the five-year period ended December 31, 2001 are shown on the following table. Total revenues include the sale of "secondary" products, which principally include those products not meeting prime specifications.

                                                   1997    1998    1999    2000    2001
                                                   ----    ----    ----    ----    -----
Sheet products...................................   62%     60%     59%     61%      51%
Tin mill products................................   38      40      41      39       49
                                                   ---     ---     ---     ---      ---
          TOTAL..................................  100%    100%    100%    100%     100%
                                                   ===     ===     ===     ===      ===

     As illustrated by the following table, our shipments have historically been concentrated within five major markets: steel service centers, containers, pipe and tube manufacturers, construction and converters. Our overall participation in the container market substantially exceeds the industry average, and our reliance on automotive shipments is substantially less than the industry average.

                         PERCENT OF TOTAL TONS SHIPPED

MARKETS                                     1996    1997    1998    1999    2000    2001
-------                                     ----    ----    ----    ----    ----    ----
Service centers...........................   37%     29%     30%     34%     36%     33%
Containers/packaging......................   28      28      28      27      25      29
Pipe and tube.............................   16      15      13      11      11      12
Construction..............................    8       9       9       7       8      10
Converters................................    3      10      13      12      12       9
Electrical equipment......................    2       2       1       1       1       2
Automotive................................    1       2       1       1       1       1
All other.................................    5       5       5       7       6       4
                                            ---     ---     ---     ---     ---     ---
                                            100%    100%    100%    100%    100%    100%
                                            ===     ===     ===     ===     ===     ===

     Service Centers. Our shipments to steel service centers are heavily concentrated in the areas of hot rolled and hot dipped galvanized coils. Due to the increased in-house costs to steel companies during the 1980's for processing services such as slitting, shearing and blanking, steel service centers have become a major factor in the distribution of steel products to ultimate end users. In addition, steel service centers have become an efficient provider of first stage manufacturing. Many manufacturers focusing on core competencies have outsourced basic forming and stamping operations.

     Containers/Packaging. The vast majority of our shipments to the container market are concentrated in tin mill products, which are utilized extensively in the manufacture of food, aerosol and general line cans. Shipments in the container industry are directly to the can manufacturers who provide engineered cans for soup, vegetables, pet food, seafood, paint and other packaging requirements.

     Pipe and Tube. Shipments to the pipe and tube sector consist primarily of hot rolled coils for manufacture into welded pipe and tube. These products are used for automotive applications, structural components for commercial and residential construction and consumer products such as appliances and furniture.

     Construction. Our shipments to the construction industry are significantly influenced by residential and commercial construction in the United States. We serve several segments of the construction industry including HVAC, residential and commercial garage and entry doors, roofing panels and structural components. Shipments in this sector consist primarily of electro- and hot dipped galvanized coils.

     Converters. This sector consumes full hard cold rolled substrate for conversion to hot dipped galvanized. Over the last decade, numerous independent galvanized lines were started to service growth in coated steel demand.

     The following chart shows the significant changes in our product mix towards tin mill products based on tons shipped in 2000 and 2001.

                   TONS SHIPPED   % OF 2000   TONS SHIPPED    % OF 2001
    PRODUCTS         IN 2000        SALES         2001          SALES       CHARACTERISTIC          END-USE CUSTOMERS
    --------       ------------   ---------   ------------    ---------     --------------          -----------------
TIN MILL              736,000        39%         799,000         49%         Light gauge     Food can manufacturing, general
PRODUCTS                                                                      Tin/chrome     container packaging and other
(FULL RANGE)(1)                                                                 coated       specialty metal fabricators
----------------------------------------------------------------------------------------------------------------------------
SHEET PRODUCTS(1)
  Hot rolled          704,000        19%         584,000         15%       Unfinished/semi-  Construction, steel service
                                                                           finished surface  centers, pipe and tube
                                                                                             manufacturers and converters
----------------------------------------------------------------------------------------------------------------------------
  Cold rolled         393,000        15%         212,000          7%       Finished surface  Construction, steel service
                                                                                             centers, commercial equipment
                                                                                             and container market
----------------------------------------------------------------------------------------------------------------------------
  Galvanized          615,000        27%         636,000         29%        Anti-corrosive   Electrical, construction,
                                                                               coatings      automotive, container,
                                                                                             appliance and steel service
                                                                                             center
----------------------------------------------------------------------------------------------------------------------------
    Total Sheet     1,712,000        61%       1,432,000         51%
      Products

--------------------------------------------------------------------------------

(1) Includes secondary products.


     Our products are sold primarily to customers within the eastern half of the United States. A substantial portion of our revenues are derived from long-time customers, although we actively seek new customers and new markets for our products. Over the past five years, our largest 10 customers (including steel service centers and strip converters) accounted for 50% of our sales in each year. Most of our service center and converter business eventually serves the construction market (doors and roof panels), furniture and appliance markets and some automotive markets. One customer accounted for 15% of sales in 2001 and 10% in 1999.



     Total revenue from sales of sheet and tin products to customers in the United States was $922.7 million, $1,060.5 million and $1,069.5 million in 2001, 2000 and 1999, respectively. We derive a portion of our tin mill product shipments from exports, primarily to Canada, Mexico and Europe. Revenue from export sales totaled $37.7 million, $57.2 million and $61.0 million in 2001, 2000 and 1999, respectively. This amounts to 8%, 13% and 13% of total tin mill revenue and 4%, 5% and 5% of total revenue in 2001, 2000 and 1999, respectively. We have not exported sheet products during the last three years.



     Our backlog of unfilled orders at March 31, 2002 was 647,000 net tons, most of which we expect to be filled within the year, as compared to 400,000 net tons at December 31, 2001.


     In addition to utilizing manufacturing service centers for sales, we sell our products through our direct mill sales force of approximately 90 persons. Our products are primarily sold through salaried employees who operate from corporate headquarters and nine regional locations. The sales organization is closely linked with our technical service personnel who assist in product engineering and development. We believe that our sales organization plays an important role in identifying and achieving a more favorable strategic market mix for Weirton. To supplement our traditional sales force, since October 1996, we have sold products over the Internet.

TIN MILL PRODUCTS

     Tin mill products represent a growing share of our total sales. In 2001, tin mill products represented 49% of total sales as compared to 39% in 2000 and 41% in 1999. Increases in sales of value-added tin mill products as a result of continued investment and strategic acquisitions represents an opportunity for growth in our business. During 2001, our market share increased to approximately 25% from 21%, largely as a result of the imposition of anti-dumping duties on Japanese producers in August 2000 and former customers of LTV contracting with us in order to maintain a reliable source of supply. We believe that our increase in market share is sustainable and that our excess production capacity can meet additional customer demand. We enjoy a reputation as a high quality producer of tin metal products.

     Our tin mill products comprise a full range of light gauge coated steels, including black plate, tin coated steel and electrolytic chromium coated steel. The tin mill products market is primarily directed at food and general line cans, and the demand for tin mill products in the United States is approximately
3.8 million tons per year. Annual domestic production capacity is approximately
4.0 million tons, and has declined recently as both LTV and United States Steel have shut down a portion of their tin plating capacity in 2001. We are not aware of any planned or anticipated new capacity. The number of domestic producers of tin mill products is relatively limited. Significant capital requirements and product qualifications established by customers represent barriers to entry by new producers. Worldwide, almost all tin plate is produced using the basic oxygen furnace process due to critical metallurgical constraints.

     The following table provides information concerning our shipment of tin mill products relative to the domestic industry for the periods shown, reflecting the latest available market share data.

TIN MILL PRODUCT SHIPMENTS                      1996   1997   1998   1999   2000   2001
--------------------------                      ----   ----   ----   ----   ----   ----
                                                         (IN MILLIONS OF TONS)
Tin mill product industry shipments(1)........  4.1    4.1    3.7    3.8    3.7    3.2
Weirton shipments(1)..........................  0.9    0.9    0.8    0.8    0.7    0.8
Weirton market share..........................   22%    21%    22%    20%    21%    25%

---------------

(1) Includes secondary products.

     In 2001, over 80% of our tin mill product sales were to can manufacturing and packaging companies, most of which establish in advance by contract a substantial amount of their annual requirements. The balance of our tin mill product sales are to manufacturers of caps and closures and specialty products ranging from film cartridges, oil filters and battery jackets to cookie sheets and ceiling grids. Our facilities are located near many of our major customers, with over one-third of our output delivered to customers whose facilities are on or contiguous to our property in Weirton, West Virginia. Representative customers of our tin mill products include: Crown Cork & Seal; Ball Corp.; United States Can; B-Way Corp.; Impress USA Inc.; Seneca Foods; Steel Technologies; Sonoco Products; and Friskies Petcare Co.

     Demand for tin mill products generally remains stable over the typical business cycle due to the nature of the can manufacturing industry as compared to the more volatile markets for steel products used in the automotive, appliance and construction industries. All of our tin mill product shipments are sold under contracts that extend a minimum of one year and are, therefore, less subject to price volatility than spot market sales.

     Relatively modest declines in tin mill products prices that have occurred since 1998 are attributable to ongoing consolidation among can manufacturing and packaging companies, which we believe is now largely complete, and foreign imports of tin mill products. In August 2000, the federal government assessed duties for five years against imports of Japanese tin mill products. On March 5, 2002, President Bush imposed tariffs on flat-rolled products including tin mill products, over a three year period. See "-- Competition and Imports."

SHEET PRODUCTS

     Our commodity sheet steel products consist of hot rolled, cold rolled and galvanized hot-dipped and electrolytic sheet products. In general, commodity sheet products are produced and sold in high volume, in standard dimensions and specifications, and have lower margins than tin mill products. Recently, domestic flat-rolled sheet steel prices have declined significantly to 20 year lows. Commodity flat-rolled sheet prices, which have experienced significant volatility, have declined almost 30% since the first half of 1998.

     Hot rolled coils are sold directly from the hot strip mill as "hot bands," our least processed product, or are further finished using hydrochloric acid or temper passed to improve surface and are sold as "hot rolled pickled" or "hot rolled tempered passed." Hot roll is used for unexposed parts in machinery, construction products and other durable goods. Most of our sales of hot rolled products have been to steel service centers, pipe and tube manufacturers and converters. In 2001, we shipped 584,000 tons of hot rolled sheet, which accounted for 15% of our total revenues, as compared to 704,000 tons in 2000, or 19% of total revenues. Representative customers of our hot roll sheet include Steel Technologies, Wheatland Tube, Sharon Tube, Vanex and Heidtman Steel Products.

     Cold rolled sheet requires further processing, including additional rolling, annealing and tempering, to enhance ductility and surface characteristics. Cold rolled is used in the construction, commercial equipment and container markets, primarily for exposed parts where appearance and surface quality are important considerations. In addition, converters purchase significant quantities of cold rolled substrate for processing into corrosion-resistant coated products such as hot dipped and electrogalvanized sheet. In 2001, we shipped 212,000 tons of cold rolled sheet, which accounted for 7% of our total revenues, as compared to 393,000 tons in 2000, or 15% of total revenues. Representative customers of our cold rolled sheet include Wheeling-Nisshin, Winner Steel, Steel Technologies, Edgcombe Metals and Gibraltar.

     Galvanized hot-dipped and electrolytic sheet are coated primarily with zinc compounds to provide extended anti-corrosive properties. Galvanized sheet is sold to the electrical, construction, automotive, container, appliance and steel service center markets. In 2001, we shipped 636,000 tons of galvanized products, which accounted for 29% of our total revenues, as compared to 615,000 tons in 2000, or 27% of total revenues. Representative customers of our galvanized hot-dipped and electrolytic sheet include Therma-Tru, Midwest Manufacturing, Arrow Truline, Unimast, Thomas and Betts, New Process Steel and USG Industries.

     Our strategy for development of our sheet business focuses on increasing the mix of cold roll and galvanized products while identifying and serving customers and markets which require narrow, thin gauge products that we can competitively supply. We have also concentrated on enhancing the range of coatings, chemistries, and other product attributes that we can offer. The relative strength of markets for individual product offerings has a strong influence on the mix of products we ship in any given period.

     The following table sets forth our shipments of sheet products relative to the domestic industry. As our overall market share has decreased for sheet products since 1996 to 2.6% at December 31, 2001, our management has focused on increasing the percentage of coated products it ships compared to lower margin flat-rolled sheet steel. Cold rolled shipment volumes during 2001 have been adversely affected by increased cold rolled imports, as well as by the start up of new domestic capacity.

SHEET PRODUCT SHIPMENTS                         1996   1997   1998   1999   2000   2001
-----------------------                         ----   ----   ----   ----   ----   ----
                                                         (IN MILLIONS OF TONS)
Industry shipments(1).........................  50.6   52.3   51.0   55.9   57.4   53.0
                                                ----   ----   ----   ----   ----   ----
  Hot Rolled..................................   1.1    0.8    0.8    0.7    0.7    0.6
                                                  55%    44%    44%    41%    38%    41%
  Cold Rolled.................................   0.3    0.4    0.3    0.4    0.4    0.2
                                                  13%    20%    18%    21%    22%    13%
  Galvanized..................................   0.6    0.6    0.6    0.6    0.6    0.6
                                                  29%    31%    32%    32%    33%    44%
Excess Prime and Secondary Products...........   0.1    0.1    0.1    0.1    0.1    0.1
                                                ----   ----   ----   ----   ----   ----
Weirton shipments(1)..........................   2.0    1.9    1.8    1.7    1.7    1.4
Weirton market share..........................   3.9%   3.7%   3.5%   3.1%   3.0%   2.6%

---------------
(1) Includes secondary products.

    TOLLING ARRANGEMENTS


     In February 2001, we entered into a long-term tolling agreement with J&L Specialty Steel, a domestic stainless steel producer, which is owned by a major foreign steel producer, to convert stainless slabs into stainless coils on our hot strip mill. Under this agreement, which expires on January 31, 2006, we are required to process slabs for a fee based on the grade and size of stainless coil produced. Future escalation is based upon natural gas pricing and the producer price index. In addition, the agreement contains both a bonus clause and a penalty clause based on our quality performance. We may terminate the tolling agreement, and may be entitled to liquidated damages under the agreement, if during given periods specified in the agreement we are not offered for processing at our hot strip mill a sufficient volume of slabs as specified in the agreement. The stainless steel producer for whom we are providing tolling services under the tolling agreement may also be entitled to terminate the agreement under certain circumstances, including if it purchases or invests in another hot strip mill or ceases production of stainless steel slabs, in which case we may also be entitled to liquidated damages under the agreement.


     Because stainless is rolled at slower rates than carbon steels, this agreement accounts for almost 20% of the overall capacity of our hot strip mill and provides higher, more stable profit margins than potential carbon slab conversion opportunities.

RAW MATERIALS AND ENERGY

     We have a contract with a subsidiary of Cleveland-Cliffs Inc. to purchase 100% of our standard and flux grade iron ore pellet requirements. This contract provides for the supply of a minimum annual tonnage of pellets based on mine production capacity, with pricing primarily dependent on mine production costs. The balance of the pricing for our requirements fluctuates based on world pellet market prices. Cleveland-Cliffs is one of the participating suppliers in our vendor financing programs.

     We have entered into a memorandum of understanding with U.S. Steel to provide us with a minimum of 650,000 net tons of coke in 2002 and 500,000 net tons of coke in each of 2003 and 2004, with the option to buy incremental volume so that our total purchases approximate 60% of our requirements, under which the price of coke fluctuates on an annual basis based on the market price for coke. In addition we have negotiated a contract for 360,000 net tons per year from another supplier for additional requirements with pricing also based on market price. We will continue to acquire any further requirements from overseas sources. In addition, we are also evaluating several potential coke plant acquisitions. We obtain our limestone, tin, zinc, scrap metal and other raw materials requirements from multiple sources.

     The primary sources of energy other than coke that we use in our steel manufacturing processes are natural gas and electricity. We have been able to reduce our natural gas consumption through the use of alternative operating configurations and fuels. In 2001, gas prices averaged $5.23 per mcf. Prices under current forward contracts for delivery of natural gas in the first quarter of 2002 range from $2.80 to $6.39 per mcf. We also have a contract, expiring in 2011, for the supply of our industrial gas requirements. This agreement significantly reduced our oxygen and nitrogen supply costs compared to prior arrangements. Our principal supplier is also a participant in our vendor financing programs.

     Weirton has the internal capacity to generate a significant amount of electricity and steam for its processing operations from a mixture of blast furnace gas and natural gas. We have in effect through 2003 a power generation deferral agreement with our outside electric utility, which permits us to purchase outside power at reduced rates in exchange for limiting our internal power generation. Also, under our sale and leaseback arrangements involving the Foster-Wheeler Steam Generating Plant and related electricity generating equipment, we expect to sell electric power in excess of our energy needs through a subsidiary of our outside electric utility and to use any net energy payments we receive as a result to prepay our obligations under those arrangements through 2012. See "Description of Other Indebtedness and Financing Arrangements -- Vendor Financing Programs."

EMPLOYEES


     As of December 31, 2001, we had 3,863 active employees, of whom 3,014 were engaged in the manufacture of steel products, 456 in support services, 82 in sales and marketing activities and 311 in management and administration. The Independent Steelworkers Union represents our production and maintenance workers, clerical workers and nurses. In addition, the Independent Guard Union represents our security personnel.


     The ISU represents only employees of Weirton and no other steel producers. Weirton has not experienced a work stoppage due to striking union members in over 45 years. In response to deteriorating market conditions and financial performance, management and the ISU have been able to negotiate new labor agreements, expiring no earlier than March 2004, that will significantly reduce the number of hourly employees, primarily through work rule changes, to be fully implemented by the second quarter of 2002. The agreement for our production and maintenance employees provides for the permanent elimination of a minimum of 372 jobs. The office, clerical and technical agreement provides for the right to eliminate a minimum of 78 jobs.


     We have also further streamlined our management structure by eliminating non-core and redundant activities which will result in a total reduction of approximately 100 management positions. We have also made significant changes to the employee benefit package resulting in additional cost savings. After full implementation of the recently negotiated workforce reductions in April 2002, we will have approximately 3,600 active employees. The cumulative impact of the labor cost savings, together with the other elements of our operating cost savings program, will total approximately $51 million in annual cost reductions, or approximately $37 million in annual cash savings.


PROPERTIES

     Weirton owns approximately 2,700 acres in the Weirton, West Virginia area that are devoted to the production and finishing of steel products, as well as research and development, storage, support services, and administration facilities. We own trackage and railroad rolling stock for materials movement, watercraft for barge docking and a variety of heavy industrial equipment. We have no material leases for real property except that under our vendor financing programs we are leasing our Foster-Wheeler Steam Generating Plant and related electricity generating assets, and plan to enter into a similar transaction with respect to our executive offices and research and development facility. Our mill and related facilities are accessible by water, rail and road transportation. We believe that our facilities are suitable to our needs and are adequately maintained.

     Over the last 15 years, we have invested approximately $1 billion in modernizing and upgrading our equipment, including approximately $500 million on our continuous caster, hot strip mill, and No. 9 tin tandem mill. We believe this has enabled us to continue to produce a superior quality steel substrate, and, consequently, to maintain the high quality of our tin mill and other value-added products.

     Our primary steel making facilities include two blast furnaces, a two vessel basic oxygen process shop, a CAS-OB facility, two RH degassers, and a four strand continuous caster with an annual slab production capacity of up to
3.2 million tons. Our downstream operations include a hot strip mill with a practical capacity of 3.4 million tons per year, two continuous picklers, three tandem cold reduction mills, three hot dip galvanize lines, one electro-galvanize line, two tin platers, one chrome plater, one bi-metallic chrome/tin plating line and various annealing, temper rolling, shearing, cleaning and edge slitting lines, together with packaging, storage and shipping and receiving facilities.

     The name and area of each of our primary steel making facilities and principal downstream manufacturing facilities, all of which are located in Weirton, West Virginia, together with the principal products that they are equipped to produce as of December 31, 2001, are as follows:

                                                     PRODUCTION
                             NOMINAL    -------------------------------------
                             CAPACITY   1997    1998    1999    2000    2001        PRINCIPAL PRODUCTS
                             --------   -----   -----   -----   -----   -----       ------------------
                                         (TONS PER YEAR IN 000'S)
PRIMARY STEEL MAKING
  FACILITIES
  Two blast furnaces......    3,100     2,539   2,392   1,577   2,131   2,026   Hot metal
  Two basic oxygen
    furnaces..............    3,400     2,874   2,778   1,831   2,517   2,393   Liquid steel
  Slab caster.............    3,200     2,837   2,741   1,802   2,484   2,359   Cast slabs
ROLLING AND FINISHING
  FACILITIES
  Hot strip mill..........    3,400     3,156   2,914   2,852   2,864   2,699   Hot rolled bands
  Two continuous
    picklers..............    2,300     2,251   2,049   2,003   1,980   1,883   Hot rolled pickle & oil
  Three tandem mills......    2,400     2,069   1,902   1,825   1,806   1,699   Cold rolled
  Four tin/TFS lines......    1,100       840     809     748     735     834   Tin/tin free steel
  Four galvanizing
    lines.................      750       724     664     614     588     571   Galvanized,
                                                                                electrogalvanized,
                                                                                galvannealed, galfan

     Blast Furnaces Nos. 1 and 4. Iron ore pellets, iron ore, coke, limestone and other raw materials are consumed in our blast furnaces to produce molten iron or "hot metal."

     Basic Oxygen Furnaces. In the basic oxygen furnaces, impurities are removed, scrap is added to the hot metal, and metallurgical tests are performed on the resulting liquid steel to ensure conformity to customer specifications. Although the resulting product is all molten steel, metallurgical determinations with respect to use are determined on a batch by batch basis. Our basic oxygen shop is one of the largest in North America. It employs two vessels, each with a capacity of 360 tons per heat.

     Multi-Strand Continuous Caster. Molten steel is poured into the multi-strand continuous caster where it is formed into steel slabs measuring up to 48" wide, 400" long and 9" thick. These slabs are then transferred to the hot strip mill for rolling.

     Hot Strip Mill. Our hot strip mill is an integral part of our downstream steel processing operations and one of the few of its kind in the industry. It is an energy efficient, low-cost mill capable of rolling both carbon and stainless steel substrate into thin gauge, narrow width sheet. In addition to rolling our own slabs, we are capable of rolling purchased slabs and slabs supplied by other steel manufacturers and have entered into a long-term tolling agreement with a major stainless steel producer to convert stainless slabs into stainless coils, which account for almost 20% of our hot strip mill overall capacity. Hot roll is used for unexposed parts in machinery, construction products and other durable goods. Our hot strip mill was totally rebuilt beginning in 1988, with the major portion completed by 1994, at a cost of $360 million. Hot strip mill assets include: walking beam reheat furnaces, hydraulic seals breaker, reversing roughing mill, R-5 roughing stand, heat retention covers, rotary crop shear, finishing mill, laminar flow cooling system, downcoilers and mill automation system.


     Continuous Pickling Plant. In our continuous pickling plant, hot bands are processed through a hydrochloric acid bath to remove surface scale and are sold as "hot rolled pickled" or further processed into higher value-added products at our downstream facilities.


     Tandem Mills. Our tandem mills include one four and two five stand cold reduction rolling mills which cold reduce heavy gauge hot bands into light gauge cold roll and black plate product. The No. 9 tin tandem mill is a continuous operation and was completely rebuilt in 1994 and is dedicated to our tin mill product lines.

     Tin Finishing and Plating Assets. Our tin assets consist of two cleaning lines, three continuous annealing lines, a batch anneal facility consisting of twelve furnaces, four double reduction/temper mills, and four electrolytic tin plate/tin free steel plating lines. We also have a number of coil prep and trimming lines, as well as a wide variety of material handling, packaging and maintenance equipment to support our operations. The Weirton plant is the largest tin plating facility in North America.

     In both of our continuous and batch annealing operations, cold rolled substrate is processed through an annealing furnace to enhance the ductility of the steel for further forming and drawing. The continuous annealing lines also clean the strip. For batch annealed product, the strip is processed through one of our cleaning lines. Our facilities are capable of most specified tempers.


     We have two similarly designed 2-stand, 4-high as well as two similarly designed 2-stand 2-high rolling mills which cold reduce black plate steel from the tandem mills to required tin mill product gauges. Both annealing and cold reduction requirements are a function of end use customers' ductility and hardness specifications.


     We have four electrolytic tin lines that apply a coating of either tin or chrome to black plate steel substrate through the use of electricity and chemicals. All lines are capable of making most tin mill product gauges and coating weights at very high speeds.

     Electrolytic tin plate (ETP), a black plate steel product with a precisely controlled electrolytically applied coating of tin, is one of the industry's most widely used products, the primary advantages of which are excellent corrosion resistance, exceptional durability and a bright, attractive surface finish.

     Tin plate is well suited for a variety of forming operations and can be welded, soldered, bonded, drawn, stamped and embossed. Additionally, in drawn and ironed canmaking operations, the tin coating acts as a solid lubricant.

     Weirchrome, or tin free steel, is black plate that has been electrolytically plated with metallic chromium and chromium oxides. Weirchrome offers superior acceptance of organic coatings (paints, lacquers, inks). Formability, strength, superior surface finish and cost effectiveness are among the other advantages that Weirchrome has to offer.

     Galvanizing Lines. We have one electrolytic galvanizing line that applies a coating of zinc to black plate steel through an electroplating process. The product processed through this line is generally light gauge with narrow widths and is used predominantly in the construction market. We also have three hot-dipped galvanizing lines that apply a coating of zinc to cold rolled steel by submerging the substrate through a bath of hot zinc. These lines are capable of a variety of coating weights, gauges, and widths (up to 48") as well as coating and annealing requirements (galvanized, galvannealed and galfan). Weirton's galvanized sheet steel products provide superior protection in many corrosive environments and are appropriate for almost any application that calls for formability, strength, corrosion protection and cost efficiency.

     Finished products are packaged as required to provide superior protection from the elements and from handling damage. Located on the Ohio River, Weirton offers truck, rail and barge transportation.

     The lenders under our senior secured credit facility currently have a first priority lien on our No. 9 tin tandem mill and, effective upon the consummation of the exchange offer, will have a first priority lien on our hot strip mill, No. 9 tin tandem mill and tin assets. The holders of the new senior secured notes and the new secured series 2002 bonds will hold a second priority lien in these assets. For more information regarding recent appraisals of the hot strip mill, No. 9 tin tandem mill and tin assets, see "Description of Senior Secured Notes -- Description of Collateral."

COMPETITION AND IMPORTS

     Weirton faces significant competition in the sale of its steel products from both domestic and foreign competitors. See "Steel Industry Overview."

     We also face increasing competition from foreign steelmakers over a wide range of products. Competition in the industry is influenced increasingly by global trade patterns and currency fluctuations.

Total imports as a percentage of apparent consumption have remained near historic highs, amounting to 26%, 27% and 24% in 1999, 2000 and 2001, respectively. Imports of hot rolled and cold rolled products increased 44% from 1997 to 1998, but declined significantly in 1999 as a result of fair trade enforcement actions. Imports of hot rolled and cold rolled products increased 5% from 1999 to 2000. Although in 2001, tin mill product imports in tons as compared to 2000 decreased approximately 5% due to government tariffs against Japanese tin mill imports, imports of tin mill products have otherwise risen substantially in the past three years. As a percentage of domestic consumption in 1999, 2000, and 2001 imports amounted to 20%, 18% and 19%, respectively. According to U.S. Census Bureau preliminary data, all steel imports rose from
2.0 million net tons in December 2001 to 2.5 million net tons in January 2002, and imported tin mill products increased by 55% over the same period.

     Integrated steel makers also face strong competition from mini-mills, which are efficient, low-cost producers that generally produce steel by melting scrap in electric arc furnaces, utilize new technologies, have lower employment costs and target regional markets. Mini-mills historically have produced lower margin commodity grade long products, such as bars, rods and wire and other commodity-type steel products not produced by us. However, thin slab technology has allowed mini-mills to enter sheet markets traditionally supplied by integrated producers, including the hot rolled, cold rolled and galvanized markets. Mini-mills generally continue to have a cost advantage over integrated steel producers, particularly for labor and especially during periods of weak demand when scrap prices are low. Although most new capacity in the domestic industry has resulted from growth in mini-mill operations, there has also been a significant increase in both cold rolling and galvanizing capacity at independent processors.

     Since the steel import crisis began in 1998, United States steel companies have lobbied to stop unfair steel trade. One of the more significant accomplishments in 2000 was a decision by the federal government to assess duties for five years against imports of Japanese tin mill products.


     In June 2001, the Bush Administration initiated an investigation by the ITC regarding the illegal dumping of steel from foreign competitors under section 201 of the Trade Practices Act of 1974. On October 22, 2001, the ITC found that 12 steel product lines, representing 74% of the imports under investigation, have sustained serious injury because of foreign imports. These product lines include hot rolled, cold rolled, and galvanized sheet and coil and tin mill products. On December 7, 2001, the ITC recommended tariffs and quotas on sheet products and tin plate. On March 5, 2002, President Bush decided to impose tariffs on flat-rolled products over a three-year period at 30% in year one, 24% in year two and 18% in year three, in addition to tariff relief on other products. All of our flat-rolled product lines, including tin mill, hot rolled, cold rolled and galvanized products should benefit from the imposition of tariffs. In addition, imported steel slabs are subject to an increasing annual quota of at least 5.4 million tons, subject to the imposition of tariffs if the tonnage exceeds the quota limit, excluding steel slabs from Mexico and Canada. Although a number of countries have objected to the Bush Administration's decision and have indicated their intention to challenge the decision, the Bush Administration has stated publicly that, in its belief, the decision was made in conformity with World Trade Organization guidelines. However, we cannot assure you that the announced trade remedies will not be successfully challenged or that a restructuring of the steel industry will occur.



     We are the second largest domestic manufacturer of tin mill products, with a 25% market share of domestic shipments in the first half of 2001. Our primary competitors in sheet products consist of most domestic and international integrated steel producers and mini-mills. Domestic tin mill products competitors include U.S. Steel, USS-POSCO Industries Corporation, Bethlehem Steel Corporation, National Steel Corporation and Ohio Coatings (owned 50% by Wheeling-Pittsburgh Steel). However, imports have increasingly penetrated this market. Within the past twelve months, a number of the Weirton's competitors, including four integrated steel producers, LTV Corporation, Bethlehem Steel, National Steel and Wheeling-Pittsburgh Steel, have sought protection in bankruptcy, and LTV's tin business was acquired by USX.

RESEARCH AND DEVELOPMENT

     Weirton engages in research and development for the improvement of existing products and processes and the development of new products and product applications. During 1999, 2000 and 2001, we spent approximately $2.0 million, $2.7 million and $1.0 million, respectively, for research and development activities.

     WEIRTEC, our research and development center, is the industry leader in the advancement of steel can making technology, maintaining prototype steel packaging manufacturing facilities, analytical laboratory facilities and computer simulation systems in Weirton, West Virginia. WEIRTEC assists customers in the development of new products and collaborates with the American Iron and Steel Institute in the development of new product lines and production techniques to increase the use and quality of steel as a material of choice. Due in part to the contribution of WEIRTEC, Weirton earned ISO9002 accreditation, an internationally recognized standard of superior and consistent quality.


     Our longer-term research projects also include clean steel production techniques, polymer to steel lamination, and the application of galvanized steel products to the residential and commercial construction industry. We believe that WEIRTEC enhances Weirton's technical excellence, product quality and customer service. We also pioneered the development of an e-commerce sales exchange platform for steel products through our former subsidiary, MetalSite, Inc. In December 1999, we sold a portion of our interest in MetalSite to a third party for $170 million.


     Our research and development efforts have also led to our entry into additional markets. For example, we formed WeBCo, a joint venture with the Balli Group, plc, which has played a key role in funding and developing tin mill product market opportunities in Germany and the United Kingdom. In addition, we formed W&A Manufacturing LLC, a joint venture with ATAS International, which has permitted us to enter the steel roofing products market.

     We own a number of patents that relate to a wide variety of products and applications and steel manufacturing processes, have pending a number of patent applications, and have access to other technology through agreements with other companies. We also own a number of registered trademarks related to our products. We believe that none of our patents or licenses, which expire from time to time, or any group of patents or licenses relating to a particular product or process, or any of our trademarks is of material importance to our overall business.

ENVIRONMENTAL MATTERS

     We are subject to extensive federal, state and local laws and regulations governing discharges into the air and water, as well as the handling and disposal of solid and hazardous wastes. We are also subject to federal and state requirements governing the remediation of environmental contamination associated with past releases of hazardous substances. In recent years, environmental regulations have been marked by increasingly strict compliance standards. Violators of these regulations may be subject to civil or criminal penalties, injunctions, or both. Third parties also may have the right to enforce compliance. Capital expenditures for environmental control facilities were approximately $0.7 million in 1999, $1.7 million in 2000, $1.9 million in 2001 and are estimated to be approximately $1.6 million in 2002. As of December 31, 2001, we had accrued approximately $9.0 million for environmental cleanup costs.

     In the past, Weirton has resolved environmental compliance issues through negotiated consent orders and decrees with environmental authorities, pursuant to which it has paid civil penalties. Although we believe that Weirton is in substantial compliance with its environmental control consent orders and decrees, provided below is a more detailed description of some of our outstanding environmental issues.


     Pursuant to the agreement whereby Weirton purchased the former Weirton Steel Division of National Steel in 1984, National Steel retained liability for cleanup costs related to solid or hazardous waste facilities, areas or equipment as long as such were not used by Weirton in its operations subsequent to the acquisition. As potentially reimbursable costs are incurred, Weirton has been and may continue to be reimbursed by National Steel. In March 2002, National Steel filed for protection under federal bankruptcy law, which may affect the Company's ability to seek and obtain reimbursement or indemnification from National Steel for environmental remediation activity.


Current Compliance Issues

     In 1996, following a multi-media audit of our operations, we entered into a consent decree with the United States Environmental Protection Agency, or EPA, the United States Department of Justice, or DOJ, and the West Virginia Division of Environmental Protection, or DEP. The consent decree required us to implement certain changes to ensure compliance with water, air and waste-related regulations, the majority of which have been completed. We do not anticipate that any additional capital expenditures will be needed to meet the remaining requirements under the consent decree. The consent decree provides for stipulated penalties for violations of the decree and for violations of various regulatory agreements. Such penalties are paid in response to a joint demand from the federal and state agencies. Stipulated penalties were assessed in 1998 and 1999 in the aggregate amount of $293,500 and there is a potential that the agencies could issue additional stipulated penalty demands. We do not believe that our liability for such potential penalty demands or increased costs associated with meeting the remaining requirements under the consent decree will be material to our results of operations.

     In 1996, EPA also issued a RCRA corrective action order that required us to conduct investigative activities to determine the extent to which hazardous substances are located on our property and to evaluate, propose and implement corrective measures that are needed to abate any unacceptable risks. As part of the evaluation phase, we divided our property into twelve areas. At this time, we have only conducted investigations on the two highest priority areas. Consequently, we have not evaluated a majority of our property and it is not possible at the present time to estimate the ultimate cost to comply with the order or to conduct any required remedial activity.

     West Virginia Water Quality Standards generally require that a public water supply be protected by prohibiting the discharge of any pollutants in excess of drinking water standards for one-half mile upstream of a public water supply intake. The standard is known as the "half mile rule." We currently discharge wastewater at a point on the Ohio River that is less than one half mile upstream from our own water supply intake. Because of the proximity of our discharge and intake, our wastewater discharge permit requires our discharge at that one location to meet drinking water standards. At the same time it issued the permit, DEP issued a consent order deferring those requirements until we had time to upgrade our facilities (both the discharge and the filtration plant at the point of intake). Under a current extension of the consent order, we have until June 30, 2003 to meet the standard, and we have secured, until the same deadline, a temporary waiver from the application of the half mile rule.

     We are currently reviewing several options for resolving this issue permanently, such as through a rule change or permanent exemption. In the event that such a rule change or exemption is not obtained, we may incur some capital costs, such as for installing a connection to the municipal water supply for our plant drinking water, or moving our water intake. We do not believe that costs, including associated ongoing expenses, would be material to our results of operations.

     We have operated with a variance from certain state water discharge limitations with respect to our discharge to Harmon Creek since 1986. This variance, however, expires in June of 2004. We may be required to upgrade our wastewater treatment system if this variance is not renewed.

Potential Compliance Issues and Proposed Regulations

     In December 2000, the EPA proposed effluent limitation guidelines for iron and steel making operations and finishing operations that would establish technology requirements and wastewater discharge limitations applicable to our operations and to those of other steel making and finishing plants. After guidelines are adopted as final rules, they are incorporated in wastewater discharge permits when the permits are renewed. Our existing wastewater discharge permit is currently under review. If the existing permit is renewed prior to the adoption of final rules, the limitations in the renewed permit should be based on the existing effluent limitation guidelines. We do not expect that we will have to address any revised guidelines until the renewed permit expires and is reissued at least five years after the issuance of the renewed permit. To comply with the proposed guidelines, we would have to make significant capital expenditures to upgrade the wastewater treatment plants at our hot strip mill, basic oxygen process shop and blast furnaces. The amount of capital expenditures required and their timing cannot be determined until the guidelines are final but could be substantial. The proposed guidelines are under review and have a final action deadline of April 2002.

Environmental Claims

     In May 1992 and again on October 9, 2001, the property owner of a former non-hazardous waste disposal site known as the Hanover Site received notice from the Pennsylvania Department of Environmental Protection that it was considering a closure and post-closure plan for a solid waste landfill facility where we and our predecessors disposed of solid wastes. At this time, definitive closure and post-closure plans have not been adopted. At this time, we do not anticipate that closure costs will exceed $1 million.

LEGAL PROCEEDINGS

     From time to time, a number of lawsuits, claims and proceedings have been or may be asserted against us relating to the conduct of our business, including those pertaining to commercial, labor, employment and employee benefits matters. While the outcome of litigation cannot be predicted with certainty, and some of these lawsuits, claims or proceedings may be determined adversely to us, we do not believe that the disposition of any such pending matters is likely to materially affect us.

                                   MANAGEMENT

DIRECTORS


     Pursuant to our restated certificate of incorporation, members of the board of directors are divided into three classes. Each class serves a three-year term, and the terms are staggered so that the term of one class expires at each year's annual meeting of stockholders. The annual meeting for 2001 was not held. Consequently, the successors for the Class II and Class III directors will be selected at the next annual meeting, serving two and three year terms, respectively.


     Information with respect to those persons who serve as directors is set forth below.


NAME, AGE, OCCUPATION AND CLASS
-------------------------------
John H. Walker (44).......................  Mr. Walker was named chief executive officer in January
  President and Chief Executive Officer     2001 and was named president and chief operating officer
  (Class III)                               in March 2000. He was employed by Kaiser Aluminum
                                            Corporation as corporate vice president and president of
                                            Flat Rolled Products from July 1997 to March 2000 and as
                                            vice president of operations from September 1996 to July
                                            1997.

Michael Bozic (61)........................  Mr. Bozic has been a member of our board of directors
  Private Investor (Class I)                since 1994. He was vice chairman of Kmart Corporation
                                            from 1998 to 2000. He served as chairman, chief
                                            executive officer and director of Levitz Furniture
                                            Corporation from 1995 to 1998. He is also a director of
                                            Morgan Stanley Dean Witter Advisors, Inc. and Boys and
                                            Girls Clubs of America -- Midwest Region.

Richard R. Burt (55)......................  Mr. Burt has been a member of our board of directors
  Chairman of the Board Chairman, IEP       since 1996. He has been chairman of the board of Weirton
  Advisors LLC (Class I)                    since April 1996. He is also a director of Archer
                                            Daniels Midland Company, Hollinger International Inc.
                                            and HCL Technologies, Ltd.

Robert J. D'Anniballe, Jr. (45)...........  Mr. D'Anniballe has been a member of our board of
  Shareholder, Marshall, Dennehey, Warner,  directors since 1990. He has been a shareholder at
  Coleman & Goggin      (Class III)         Marshall, Dennehey, Warner, Coleman & Goggin since 1999,
                                            and managing attorney of the firm's West Virginia and
                                            Ohio offices since July 1999. He was a partner in
                                            Alpert, D'Anniballe & Visnic prior to July 1999. He has
                                            also served as general counsel to the ISU since 1985.

George E. Doty, Jr. (47)..................  Mr. Doty has been a member of our board of directors
  Private Investor (Class III)              since 1999. Prior to July 2000, Mr. Doty was a Managing
                                            Director of Bear, Stearns & Co. Inc.

Mark G. Glyptis (50)......................  Mr. Glyptis has been a member of our board of directors
  President, ISU (Class III)                since 1991. He has been president of the ISU since
                                            August 1991, and has been an employee of Weirton since
                                            1973.

Ralph E. Reins (61).......................  Mr. Reins has been a member of our board of directors
  Chairman and Chief Executive Officer,     since 1998. He has been chairman and chief executive
  Qualitor, Inc. (Class II)                 officer of Qualitor, Inc. since May 1999 and chairman
                                            and chief executive officer of Reins Enterprises since
                                            January 1998. He served as president and chief executive
                                            officer of A P Parts International from 1995 to January
                                            1998. He is also a director of Rofin/Sinar Technologies,
                                            Inc.

NAME, AGE, OCCUPATION AND CLASS
-------------------------------
Robert S. Reitman (68)....................  Mr. Reitman has been a member of our board of directors
  Principal, Riverbend Advisors (Class II)  since 1995. He has been a principal at Riverbend
                                            Advisors, a consulting firm, since February 1998. He has
                                            been Chairman Emeritus and a director of The Tranzonic
                                            Companies, a manufacturer of paper and plastic products
                                            since February 1998. Prior to February 1998, he served
                                            as chairman, chief executive officer and director of The
                                            Tranzonic Companies.

Richard F. Schubert (65)..................  Mr. Schubert has been a member of our board of directors
  Senior Vice President, EXCN, Inc. (Class  since 1983. He has been senior vice president EXCN, Inc.
  II)                                       since 1998. Prior to that, he was Chairman Emeritus of
                                            the International Youth Foundation. He is also a
                                            director of National Alliance of Business and Management
                                            Training Corporation.

Thomas R. Sturges (57)....................  Mr. Sturges has been a member of our board of directors
  Private Investor (Class I)                since 1986. Until June 2001, he was executive vice
                                            president and chief financial officer of Hawkeye
                                            Communication, LLC. Prior to that, he served as
                                            executive vice president of The Harding Group Inc. from
                                            February 1990 to January 2000.

Ronald C. Whitaker (54)...................  Mr. Whitaker has been a member of our board of directors
  President, Chief Executive Officer        since 1995. He has been President and CEO of Strategic
  Strategic Distribution Incorporated       Distribution Incorporated since September 2000. He
  (Class II)                                served as president, chief executive officer and
                                            director of Johnson Worldwide Associates from October
                                            1996 to March 1999. He is also a director of Code-Alarm,
                                            Inc., Precision Navigation Instruments, Inc., Firearms
                                            Training Systems, Inc., and is a trustee of The College
                                            of Wooster.

D. Leonard Wise (67)......................  Mr. Wise has been a member of our board of directors
  Former President and Chief Executive      since 1998. He was president and chief executive officer
  Officer, Carolina Steel Corporation       of Carolina Steel Corporation from October 1994 to March
  (Class II)                                1997. He is also a director of Universal Stainless &
                                            Alloy Products, Inc.


THE BOARD OF DIRECTORS: COMMITTEES, MEETINGS AND COMPENSATION

Audit Committee

     The audit committee of our board of directors currently is composed of Messrs. Reins, Burt, D'Anniballe, Sturges and Wise, four of whom are independent directors. Mr. Reins serves as chairman of the committee. The audit committee reviews, at least annually, the services performed and to be performed by our independent public accountants and the fees charged for their services, and, in that connection, considers the effect of those fees on the independence of the accountants. The audit committee also discusses with our independent public accountants and management our accounting policies and reporting practices, including the impact of alternative accounting policies. The audit committee also reviews with our internal audit department the scope and results of internal auditing procedures and the adequacy of accounting and financial systems and internal controls. The audit committee held five meetings during 2001.

Management Development and Compensation Committee

     The management development and compensation committee of our board of directors currently is composed of Messrs. Reitman, Bozic, Schubert, Whitaker and Wise. Mr. Reitman serves as chairman of the committee. The management development and compensation committee held six meetings in 2001.

Nominating Committee


     The nominating committee of our board currently is composed of Messrs. Bozic, Glyptis, Walker, Whitaker and Wise. Mr. Bozic serves as chairman of the committee. The nominating committee identifies and recommends to the board of directors candidates to be nominated as independent directors. The nominating committee held three meetings in 2001.


Corporate Responsibility Committee

     The corporate responsibility committee of our board currently is composed of Messrs. Schubert, Burt, D'Anniballe, Doty, Glyptis and Wise. Mr. Schubert serves as chairman of the committee. The corporate responsibility committee advises our management concerning matters of public and internal policy with regard to such matters as governmental and regulatory affairs, safety and health of employees, charitable contributions and environment, and recommends, for action by the full board, policies concerning those types of matters where appropriate. The corporate responsibility committee held one meeting in 2001.

Finance and Strategic Planning Committee

     The finance and strategic planning committee of our board currently is composed of Messrs. Whitaker, Bozic, Burt, Doty, Glyptis, Reins, Reitman, Sturges and Wise. Mr. Whitaker serves as chairman of the committee. The committee reviews and confers with management on the following subject matters in the finance function, including our projected financial condition and financial plans; our financial policies, including dividend recommendations; the management and performance of our employee benefit funds; and our policies and practices on financial risk management.

     In the strategic planning area, the committee assists management in the development of a viable strategic plan including projections of the market and competitive assessment of our core strengths and weaknesses; identification of key opportunities and threats; and articulation of our long-range direction, including action plans addressing both the core business and growth opportunities. The finance and strategic planning committee held one meeting in 2001.

Meetings and Attendance

     Our board of directors held six regular and eight special meetings in 2001. All directors who served during any portion of 2001 attended at least 75% of the aggregate of the meetings of the board of directors and board committees occurring while they served in 2001.

Directors' Compensation


     Directors who are not officers or employees of Weirton receive an annual retainer of $25,000, $10,000 of which is in the form of shares of our common stock, and the remaining $15,000 of which is payable monthly in cash. Those directors also receive a meeting fee of $800 for each meeting of the board of directors attended, together with a meeting fee of $700 for each meeting of a committee of the board of directors attended. The chairman of each committee is paid an additional $200 for each meeting chaired. The chairman of the board of directors serves as a non-executive chairman, devoting substantial time to this position and receives an annual retainer of $120,000, payable quarterly, but does not receive additional fees for attendance at meetings of the board or its committees. Directors who are officers or other employees of Weirton do not receive a retainer or meeting fees. All directors who are not officers or other employees of Weirton are eligible to participate in our deferred compensation plan for directors. The Plan permits participants to defer part or all of their directors' fees for a specified year. Amounts representing deferred fees are used to purchase shares of our common stock at 90% of the market price of our common stock on the first or last trading day of the year, whichever is lower. As to the portion of the directors' retainer paid in the form of shares of our common stock and not deferred, pricing is at 100% of the then prevailing market price of the our common stock. Shares representing amounts of deferred compensation are held in trust until distributed to the respective participants in accordance with their election.

EXECUTIVE OFFICERS AND KEY EMPLOYEES


     Set forth below is certain information relating to the ages and business experience of non-director executive officers of Weirton as of December 31, 2001.

NAMES, AGE AND POSITION
-----------------------
Mark E. Kaplan (40).......................  Mr. Kaplan was appointed senior vice president of
  Senior Vice President of Finance and      finance and administration in November 2001. Prior to
  Administration                            this appointment, he served as vice president and chief
                                            financial officer from June 2000 to November 2001, as
                                            vice president of information technology and controller
                                            from March 1999 to June 2000 and controller from
                                            September 1995 to March 1999. Prior to joining Weirton,
                                            Mr. Kaplan was a senior audit manager for Arthur
                                            Andersen LLP.

William R. Kiefer (52)....................  Mr. Kiefer is currently general counsel. Prior to that,
  General Counsel                           he served as vice president of law and secretary from
                                            May 1990 to November 2001. Mr. Kiefer joined Weirton in
                                            1985 as a corporate attorney and assistant secretary and
                                            was named director of legal affairs in 1988.

Edward L. Scram (44)......................  Mr. Scram was named vice president of operations in
  Vice President of Operations              April 2000. Prior to that appointment, he served as
                                            general manager of operations since 1996. He was also
                                            manager of management work practices and a manager at
                                            both the ironmaking and steelmaking units of Weirton.
                                            Mr. Scram began his career at Weirton in 1981 as a
                                            ceramic engineer.

Michael J. Scott (38).....................  Mr. Scott was named vice president of sales and
  Vice President of Sales and Marketing     marketing in March 2000. Prior to joining Weirton, he
                                            was employed by National Steel from 1997 through 1999 as
                                            general manager of the construction sales group.

Frank G. Tluchowski (51)..................  Mr. Tluchowski was appointed to the position of director
  Director, Operational Restructuring       of operational restructuring in December 2001, and was
                                            vice president of engineering and technology from
                                            February 1998 to December 2001. Prior to that
                                            appointment, he served as general manager of engineering
                                            from September 1996 until February 1998.

David L. Robertson (58)...................  Mr. Robertson served as the executive vice president of
  Executive Vice President of Human         human resources and corporate law from March 1996 until
  Resources and Corporate Law               his resignation on December 31, 2001.

Thomas W. Evans (65)......................  Mr. Evans served as Vice President -- Materials
  Vice President -- Materials Management    Management from 1988 through his retirement on December
                                            31, 2001. He continues to serve as President of WeBCo, a
                                            joint venture with Bali Group Plc in which we own a 50%
                                            interest and which markets Bali and Weirton products
                                            worldwide.

EXECUTIVE COMPENSATION

     The following table sets forth information for each of our last three fiscal years, summarizing the compensation paid to our former chief executive officer, our current chief executive officer and each of our next four most highly compensated executive officers or "named executive officers" who were serving as such at the end of our last completed fiscal year.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG TERM COMPENSATION AWARDS
                                               ANNUAL COMPENSATION           -----------------------------
                                        ----------------------------------     SECURITIES
                                                              OTHER ANNUAL     UNDERLYING
                                         SALARY     BONUS     COMPENSATION   OPTIONS/SARS)    COMPENSATION
  NAME & PRINCIPAL POSITION      YEAR     ($)       ($)(1)       ($)(2)          (#)(3)           ($)
  -------------------------      ----   --------   --------   ------------   --------------   ------------
John H. Walker                   2001   $387,087   $  --0--    $  209,007         200,000       $    --
President and Chief              2000    234,783      --0--        24,726         402,500            --
Executive Officer                1999        n/a         --            --              --            --
Mark E. Kaplan                   2001   $230,876   $  --0--    $   16,629              --       $    --
Sr. Vice President               2000    195,304      --0--       697,102         189,000            --
Finance and                      1999    180,000    210,000         --0--              --            --
Administration
William R. Kiefer                2001   $198,456   $  --0--    $   27,241              --       $    --
General Counsel                  2000    195,304      --0--       320,576          76,666            --
and Secretary                    1999    180,000    150,000        15,855              --            --
Edward L. Scram                  2001   $192,964   $  --0--    $   16,793              --       $    --
Vice President-                  2000    152,245      --0--        70,111         175,000            --
Operations                       1999    145,000    100,000           739              --            --
Richard K. Riederer*             2001   $ 36,250   $  --0--    $    --0--              --       $    --
Former Chief Executive Officer   2000    435,000      --0--     1,845,556         517,500            --
                                 1999    435,000    875,000       422,600              --            --
David L. Robertson*              2001   $264,600   $  --0--    $  100,484              --       $    --
Executive Vice President,        2000    260,400      --0--     1,159,103         290,478            --
Human Resources & Law            1999    240,000    245,000        56,825              --            --


---------------

  * Mr. Riederer resigned as chief executive officer effective January 25, 2001 and Mr. Walker became chief executive officer on January 25, 2001. Mr. Robertson resigned effective December 31, 2001.


(1) Bonuses for 1999 were awarded by the Management Development and Compensation Committee of our board of directors to the named executive officers in the amounts indicated for developing and realizing value for stockholders through the sale of a portion of our interest in Metal Site L.P. which generated net cash proceeds of $170.1 million.


(2) Under the terms of our supplemental executive retirement plans, or "SERPs," we pay income taxes associated with contributions made to trusts established under the SERPs on behalf of the named executive officers while the SERPs are being funded. The following "tax gross-up" payments are included in the table: (a) $209,007, $16,629, $27,241, $16,793 and $100,484, for Messrs.
    Walker, Kaplan, Kiefer, Scram and Robertson, respectively, in 2001; (b) $30,499, $67,270, $70,111, $396,000, $343,000 and $199,654 for Messrs.
    Walker, Kaplan, Kiefer, Scram, Riederer and Robertson, respectively, in 2000; and (c) $0, $0, $15,855, $739, $422,600 and $56,825 for Messrs.
    Walker, Kaplan, Kiefer, Scram, Riederer and Robertson, respectively, in 1999. The amount of SERP contribution, in the case of any individual, is determined by various factors including: age, compensation, years of service with us and anticipated retirement benefits from qualified pension plans. As shown in the tables below, the named executive officers exercised previously granted stock options during 2000. The following amounts of option related compensation have been included in this column: $666,603, $253,306, $1,449,213 and $959,449 for Messrs. Kaplan, Kiefer, Riederer and Robertson, respectively. Aggregate amounts of perquisites and other personal benefits that are the lesser of $50,000 or 10% of each of the respective named executive officer's combined salary and bonuses, have been omitted from the table in accordance with SEC rules.

(3) For 2000 and 2001, the figures reflect numbers of shares underlying options granted under our 1998 stock option plan. Options held by Mr. Riederer expired unexercised on April 25, 2001.

OPTION/SAR GRANTS

     The following table sets forth information about stock options and/or stock appreciation rights (SARs) granted during 2001 to the named executive officers.

Option/SAR Grants in last fiscal year -- Individual Grants

                                                  % OF TOTAL
                                     OPTIONS       OPTIONS                                    GRANT DATE
                                     GRANTED      GRANTED TO    EXERCISE OR    EXPIRATION    PRESENT VALUE
             NAME                  IN 2001#(1)    EMPLOYEES     BASE PRICE      DATE(2)         ($)(3)
             ----                  -----------    ----------    -----------    ----------    -------------
J.H. Walker....................      200,000         100%          $1.13         1/31/11       $139,875
M.E. Kaplan....................           --          --              --              --       $     --
W.R. Kiefer....................           --          --              --              --       $     --
E.L. Scram.....................           --          --              --              --       $     --
R.K. Riederer..................           --          --              --              --       $     --
D.L. Robertson.................           --          --              --              --       $     --

---------------

(1) Options granted pursuant to our 1998 stock option plan were granted in February 2001 at a price of $1.13 for Mr. Walker, with an expiration date of January 31, 2011. The options vest in one-third increments each February 1, 2001, February 1, 2002 and February 1, 2003.

(2) The date shown assumes continued employment with Weirton for the full term of the options.


(3) We used the Black-Scholes Option Valuation Method to determine the grant date present value of stock options. The Company does not advocate or necessarily agree that the Black-Scholes Model properly reflects the value of a stock option. The assumptions used in calculating the grant date present value are as follows: A risk-free interest rate of 4.94%; a dividend yield of 0%; volatility of 71.3%, calculated using monthly stock returns for the 36 month period preceding the stock option award; an underlying stock price of $1.12; an option exercise price of $1.13; and a ten year term (expected life 5 years). The valuation of a stock option under the Black-Scholes model applying the preceding assumptions was $0.70.


OPTION/SAR EXERCISE/OUTSTANDING OPTIONS AND YEAR-END VALUES

     The following table sets forth information regarding the exercise of stock options and SARs during 2001 and the unexercised options/SARs held as of the end of the 2001 fiscal year by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                          NUMBER OF            VALUE OF
                                                                    SECURITIES UNDERLYING     UNEXERCISED
                                                                         UNEXERCISED         IN-THE-MONEY
                                                                        OPTIONS/SARS         OPTIONS/SARS
                                                                          AT FISCAL         AT FISCAL YEAR-
                                                                        YEAR END (#)            END ($)
                                             SHARES                 ---------------------   ---------------
                                           ACQUIRED ON    VALUE         EXERCISABLE/         EXERCISABLE/
                                            EXERCISE     REALIZED       UNEXERCISABLE        UNEXERCISABLE
                  NAME                         (#)         ($)               (1)                  (2)
                  ----                     -----------   --------   ---------------------   ---------------
J.H. Walker..............................      --          --           66,667/535,833          -$-/$--
M.E. Kaplan..............................      --          --          126,000/189,000          -$-/$--
W.R. Kiefer..............................      --          --            52,334/76,666          -$-/$--
E.L. Scram...............................      --          --           12,000/175,000          -$-/$--
R.K. Riederer............................      --          --                       --          -$-/$--
D.L. Robertson...........................      --          --          145,022/290,478          -$-/$--

---------------

(1) The figures shown represent options granted under our 1987 Option Plan and our 1998 Option Plan. Of the options granted prior to December 31, 1999 under our 1998 Option Plan, 60% became exercisable on February 3, 2000, and the remaining 40% on March 27, 2000. The options granted in October 2000 under our 1998 option plan remain unexercisable. For Mr. Walker, one-third of the options granted under the 1998 option plan in 2001 were exercisable at December 31, 2001. Options held by Mr. Robertson expire on March 31, 2002.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is based on the closing price ($0.24 per share) of our common stock over-the-counter on its last trading day in 2001 (December 31, 2001), which was less than the exercise price ($3.88 for the options granted in 1998, $5.56 $6.69 for those options granted in 2000 and $1.13 for the options granted in 2001).

EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVES

     Mr. Walker, our President and Chief Executive Officer, who also serves as a member of our board of directors, has an employment agreement with Weirton providing a base salary of $395,000. In addition, Mr. Walker's maximum total benefit under our pension plan is 70% of final average earnings at age 62 and attainment of 10 years of service.

     The agreements for Mr. Walker and the other named executive officers, other than Mr. Robertson, also provide for supplemental disability income and supplemental life insurance. Those agreements may be terminated by us or by the employee, but require us to pay 24 months compensation in a lump sum within 10 days of the termination date if terminated by us without cause.


     Mr. Robertson had employment agreements with us which have been terminated. However, Mr. Robertson is entitled to receive an amount equivalent to the severance pay which he would have received if, during 2002 or 2003, Weirton enters into a transaction which constitutes a "change in control," as that term is defined in his former contract.


PENSION PLAN

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                   -----------------------------------------------------
     FINAL AVERAGE EARNINGS             15           20        25        30        35
     ----------------------        -------------   -------   -------   -------   -------
$125,000.........................      61,875       68,750    68,750    67,750    74,375
150,000..........................      74,250       82,500    82,500    82,500    89,250
200,000..........................      99,000      110,000   110,000   110,000   119,000
250,000..........................     123,750      137,500   137,500   137,500   148,750
300,000..........................     148,500      165,000   165,000   165,000   178,500
400,000..........................     198,000      220,000   220,000   220,000   238,000
500,000..........................     247,500      275,000   275,000   275,000   297,500
600,000..........................     297,500      330,000   330,000   330,000   357,000
700,000..........................     346,500      385,000   385,000   385,000   416,500
800,000..........................     396,000      440,000   440,000   440,000   476,000

     The figures in the pension table reflect the sum of annual benefits from the qualified pension plan plus expected annual benefits from the non-qualified SERPs (both administered by Weirton), payable for life following assumed retirement at age 62. The SERPs are "target benefit" plans under which we contribute to separate trusts actuarially determined amounts which are calculated to produce the defined target annual benefit at age 62. Under both the qualified pension plan and the SERPs, the amount of pension is based upon the employee's average earnings (average of the highest five years of the last fifteen years). For those participating in a SERP, expected benefits are based on earnings defined as annual cash compensation (as reported in the salary and bonus columns of the summary compensation table) and pension service credited under the SERPs. The benefits reflected in the pension table include maximum total benefits, under all plans, of 55% of final average earnings upon attainment of 16 2/3 years of pension service. For the named executive officers, pension service as of December 31, 2001 for the purpose of calculating retirement benefits under the SERPs was as follows: Mr. Walker:
10.33 years; Mr. Kaplan: 6.25 years; Mr. Kiefer: 16.92 years; Mr. Scram: 21.5 years, and Mr. Robertson: 13.25 years. Under a contract with us, Mr. Robertson, who had prior pension service with us through its predecessor, was entitled to an additional five years of benefit service under the SERPs upon commencement of employment.

     The senior SERP was terminated at the conclusion of the plan year 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following tables set forth the beneficial ownership of our common stock and Series A convertible preferred stock as of February 28, 2002 by each person or group known by us to beneficially own more than five percent of the outstanding common stock and Series A convertible preferred stock, by each director and executive officer and by all directors and executive officers as a group. Included are those shares of common stock, if any, allocated under the 1984 ESOP. The table also sets forth the number of shares of Series A convertible preferred stock, if any, allocated under the 1989 ESOP through the latest allocation date (December 31, 1998), and the percentage of outstanding common stock and Series A convertible preferred stock represented thereby. Unless otherwise indicated, and except for shares allocated to the accounts of employees under the terms of the 1984 ESOP and 1989 ESOP, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for the purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Except as indicated in the footnotes, we believe that the persons named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                  COMMON STOCK

                                                                SHARES                  PERCENT
NAME AND ADDRESS                                          BENEFICIALLY OWNED     OWNED BENEFICIALLY(1)
----------------                                          ------------------     ---------------------
United National Bank, as Trustee under the 1984 ESOP....       7,601,286(2)              18.3%
  21 Twelfth Street
  Wheeling, WV 26003
Dimensional Fund Advisors, Inc. ........................       3,006,650(3)               7.2%
  1299 Ocean Avenue, 11th floor
  Santa Monica, CA 90401
Michael Bozic...........................................         106,400(4)(6)              *
Richard R. Burt.........................................          43,660(4)(6)              *
Robert J. D'Anniballe, Jr. .............................          20,521(4)(6)              *
George E. Doty, Jr......................................          48,559(4)(6)              *
Mark G. Glyptis.........................................           3,719                    *
Mark E. Kaplan..........................................         131,000(5)                 *
William R. Kiefer.......................................          64,861(5)                 *
Ralph E. Reins..........................................          40,521(4)(6)              *
Robert S. Reitman.......................................          73,476                    *
Richard K. Riederer.....................................          67,775(5)                 *
David L. Robertson......................................         155,322(5)                 *
Richard F. Schubert.....................................          21,821(4)(6)              *
Edward L. Scram.........................................          13,832(5)                 *
Thomas R. Sturges.......................................          47,733(4)(6)              *
John H. Walker..........................................         134,565(5)                 *
Ronald C. Whitaker......................................         119,852(4)(6)              *
D. Leonard Wise.........................................          10,055(6)                 *
All directors and executive officers as a group (19            1,292,927(7)               3.1%
  persons)..............................................

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                                                  SHARES                PERCENT
NAME AND ADDRESS                                            BENEFICIALLY OWNED   OWNED BENEFICIALLY(1)
----------------                                            ------------------   ---------------------
United National Bank, as Trustee under the 1989 ESOP......      1,432,775(8)             94.3%
  21 Twelfth Street
  Wheeling, WV 26003
Mark G. Glyptis...........................................            421                   *
Mark E. Kaplan............................................            284                   *
William R. Kiefer.........................................            767                   *
Richard K. Riederer.......................................          1,065                   *
David L. Robertson........................................            288                   *
Edward L. Scram...........................................            401                   *
John H. Walker............................................            518                   *
All directors and executives as a group (19 persons)......          4,462                   *

---------------

(1) An asterisk in this column indicates ownership of less than 1%.


(2) All shares have been allocated to the accounts of participants in the 1984 ESOP consisting of approximately 5,263 employees and former employees of Weirton. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.


(3) Based on Schedule 13G filed by Dimensional Fund Advisors, Inc. dated December 31, 2001.

(4) Includes 94,403, 43,660, 20,521, 13,465, 20,521, 20,521, 40,349 and 117,852
    shares credited to the accounts of Messrs. Bozic, Burt, D'Anniballe, Doty, Reins, Schubert, Sturges, Whitaker and Wise, respectively, under the Deferred Compensation Plan for Directors, over which shares the named individuals do not exercise voting and/or investment power until distribution.

(5) Includes shares subject to options currently exercisable (or exercisable within 60 days): Messrs. Walker 133,334, Robertson 145,022, Kaplan 126,000, Kiefer 52,334 and Scram 12,000. Mr. Riederer had 517,500 options which expired unexercised April 25, 2001. Mr. Robertson has 402,500 options which expire March 31, 2002.

(6) Includes stock credited on the account balance method for 2000 directors' fees; 2001 directors' fees were deposited in cash in the trust.

(7) Includes 657,940 shares subject to options currently exercisable as of February 28, 2002.


(8) All shares have been allocated to the accounts of participants in the 1989 ESOP consisting of approximately 6,086 employees and former employees of Weirton. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

                       DESCRIPTION OF OTHER INDEBTEDNESS
                           AND FINANCING ARRANGEMENTS

SENIOR CREDIT FACILITY

     On October 26, 2001 we entered into a new $200 million syndicated senior secured credit facility with Fleet Capital Corporation, which serves as agent for itself and the other lenders under the facility, Foothill Capital Corporation, which serves as syndication agent for the facility, The CIT Group/Business Credit Inc. and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, and Transamerica Business Capital Corporation. Proceeds of an initial borrowing under the facility were used to refinance our existing inventory facility and accounts receivable securitization program. Through this new asset-based facility, we believe that we have been able to more effectively borrow against our current assets and generate additional availability as compared to our prior inventory and accounts receivable securitization facility to provide us with greater liquidity for our working capital requirements and general corporate purposes.


     The senior credit facility has been amended since October 2001 to adjust various terms and provisions. Concurrently with the commencement of this exchange offer, the facility has been amended and restated to, among other things, allow the exchange offers to be made, including granting the senior lenders first priority liens on our hot strip mill and tin mill assets and providing for second priority liens on those assets as well as on the No. 9 tin tandem mill to be granted ratably to holders of the new senior secured notes and the new secured series 2002 bonds, all effective upon the closing of the exchange offers.



     The senior credit facility matures on March 31, 2004 and provides up to $200.0 million of loans available on a revolving basis, including a $25.0 million letter of credit subfacility and a $25.0 million tandem mill subfacility, the latter to exist as a separate facility only until the closing of the exchange offer. Loans under the senior credit facility are secured by all our accounts receivable (including related general intangibles) and inventory, and, in the case of the tandem mill subfacility, also by a first priority lien in our No. 9 tin tandem mill, including all equipment and fixtures located on that property. At the time of closing of the exchange offer, the tandem mill subfacility will be eliminated (with no reduction in overall loan availability), and all loans under the senior credit facility will become secured generally by first priority liens in our hot strip mill and tin mill assets, including all equipment and fixtures located on those properties, as well as in our No. 9 tin tandem mill and by all our inventory and accounts receivable (including related general intangibles). Although the No. 9 tin tandem mill collateralizes our obligations under the senior credit facility at present and will continue to do so after the exchange offer, we will be permitted, with the reasonable consent of the lenders under the facility, to enter into a sale and leaseback or other financing involving that property for a value in excess of $50 million. If we do so and repay $25.0 million of loans under the senior credit facility, the lenders will release the property as collateral. Under our senior credit facility, release of the No. 9 tin tandem mill as collateral will not result in any increase in our availability reserve nor in any reduction of aggregate commitments to make loans, unless, at the time, the levels of senior debt and liens we are permitted to maintain under the indenture for the new senior secured notes requires commitments to be reduced or unless required pursuant to the senior credit facility. The indenture for the new senior secured notes requires us to use proceeds from a financing or sale and leaseback of the No. 9 tin tandem mill as described under "Description of Senior Secured
Notes -- Certain Covenants."


     Amounts actually available to us from time to time under the senior credit facility are limited to the lesser of $200.0 million less reserves or our borrowing base less reserves. The borrowing base is defined as the sum of:

     - 85% of our eligible accounts receivable calculated on a weekly basis (subject to adjustment by the agent in its reasonable judgment); plus

     - up to 85% of the appraised net orderly liquidation percentage of certain of our inventory calculated on a weekly basis (subject to adjustment by the agent in its reasonable judgment), not to exceed $100 million; minus

     - the unpaid balance of the No. 9 tin tandem mill subfacility while it is outstanding; minus

     - an availability reserve equal to $20 million.

     Borrowings under our senior credit facility bear interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet National Bank, at our option, plus an applicable margin. During the first year of our credit facility the applicable margins will be 3.50% with respect to borrowings accruing interest on a LIBOR basis and 2.00% with respect to borrowings accruing interest on the basis of Fleet's prime rate. Thereafter, the applicable margin with respect to borrowings under the LIBOR option will range from 3.00% to 3.75% per annum, and with respect to borrowings under the prime rate option will range from 1.50% to 2.25% per annum. In either case, the applicable margin will be adjusted quarterly beginning in October 2002 and will be lowered as the unborrowed availability under the senior credit facility increases. In addition to such interest, we will also pay a commitment fee equal to 0.50% per annum on unused portions of the facility.

     Our senior credit facility also contains various restrictive covenants that, among other things, impose limitations on:

     - our ability to merge or consolidate with or otherwise make capital acquisitions and expenditures except for capital acquisitions, including certain capitalized leases, not exceeding specified maximum annual amounts in each fiscal year;

     - our ability to prepay the new senior secured notes upon a change of control or similar event;

     - our ability to incur additional indebtedness or allow the creation of additional liens on our assets (except the liens relating to the senior secured notes and secured series 2002 bonds and certain other liens), including most significantly indebtedness which is subordinated to our obligations under the senior credit facility and approved by the lenders, purchase money indebtedness and indebtedness incurred with a permitted financing relating to our No. 9 tin tandem mill;

     - certain transactions among affiliates;

     - certain dispositions of our assets (with certain exceptions, including most significantly, inventory disposed of in the ordinary course, the sale and leaseback of our Foster-Wheeler Steam Generating Plant involving certain of our vendors as described elsewhere in this prospectus and the disposition of the No. 9 tin tandem mill, our central machine shop, our general office and our research and development facility as permitted under the senior credit facility);

     - our ability to make certain types of investments and loans or enter into joint ventures;

     - our ability to make amendments to documents evidencing certain of our indebtedness, including, after completion of this exchange offer, the indentures evidencing series 1989 bonds, the new secured series 2002 bonds, the outstanding notes and the new senior secured notes or to prepay any of the foregoing;

     - our ability to redeem, repurchase, convert or make changes to the terms of the Series C preferred stock; and

     - our ability to make dividend and other distributions to our shareholders.

     We are also prohibited from entering into any agreements which would limit our ability to create liens upon any of our property, except pursuant to the senior credit facility and the indenture governing the outstanding notes and the new senior secured notes.

     Our senior credit facility also required us to demonstrate to the lenders that within 120 days of the initial funding under the facility, we achieved additional liquidity of at least $30 million through our vendor financing programs, and that within 180 days of the initial funding under the senior credit facility we will achieve the projected labor-related savings as a result of our new labor contract and related changes in labor practices and operations. On February 26, 2002, we submitted a compliance notice to the lenders claiming not less than $35.6 million of liquidity improvement and indicated that we expected additional liquidity improvement of approximately $5.1 million. We expect to submit a compliance notice to the lenders on or before April 26, 2002 claiming that we had achieved our projected labor-related savings.


     The senior credit facility also contains default provisions which, if triggered, permit the lenders to stop advancing funds to us and allow the lenders to accelerate the maturity of all indebtedness under the senior credit facility. These default provisions include failure to pay principal or interest when due, breach of covenants, breach of obligations under related loan documents, the determination that any of our representations or warranties made to the lenders are false or misleading in any material respect, defaults under our other debt instruments, certain changes in control, including the acquisition by a person or entity of greater than 50% of our voting stock or the power to elect a majority of our board, and the entry of judgments of a specific size against us and the failure to satisfy those judgments. We are allowed size or amount thresholds for certain of these defaults and, in some cases, time to cure them.

     Under the amended and restated senior credit facility, we will be able to make scheduled semi-annual cash interest payments on the new senior secured notes and in respect of the new secured series 2002 bonds, provided that these cash payments may be reserved for (together with amounts attributable to untendered notes and bonds) against availability under the facility. The reserve could, if fully implemented at the discretion of the agent, reduce amounts available to us under the senior credit facility up to a maximum of approximately $8 million in any six month period, assuming valid tenders of all of the aggregate principal amount of the outstanding notes and series 1989 bonds. In the event that less than all of the aggregate principal amount of the outstanding notes and series 1989 bonds are tendered in the exchange offers, we are permitted to make cash interest payments on any remaining outstanding notes and series 1989 bonds of up to $4 million per year, subject to similar reservation against availability under the facility.


     If we do not successfully complete the exchange offers, under our voluntary financing restructuring plan presented to our senior bank lenders and as reflected in our senior credit facility, we will not make scheduled cash interest payments for a period of at least one year on any outstanding notes and series 1989 bonds. Thereafter, we are allowed and would expect to make interest payments on those securities, provided that these payments are included in the reserve under the senior credit facility described above.


VENDOR FINANCING PROGRAMS

     We have obtained assistance from our key vendors through our vendor financing programs to improve our near term liquidity. Under the vendor financing programs, we have negotiated arrangements with over 60 vendors, utilities and local entities in the form of purchase credits or other concessions and improvements in terms to achieve one-time cash benefits of at least $40 million in the aggregate. The vendor financing programs have been structured principally as a sale and leaseback transaction of our Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the transfer of a major operating lease to a public entity (eliminating our need to secure our obligations under the lease with letters of credit). In addition, we expect to enter into a sale and leaseback of our general office building and research and development building. The Foster-Wheeler sale and leaseback transaction has been accounted for as a financing or borrowing transaction.


     Under the Foster-Wheeler sale and leaseback transaction, the basic rental payment is an amount calculated on a straight line amortization basis derived by taking the lease balance, amortized over the then remaining years between January 1, 2003 and December 31, 2012, at an interest rate equal to 12% until December 31, 2007 and 16% after such date, with level annual payments made on a quarterly basis. Although the lease may be prepaid at any time, such prepayments are to be applied against the unamortized lease balance in the inverse order of maturity. The lease will terminate prior to the end of the lease term if the unamortized lease balance has been paid in full. Upon such termination, the assets may be repurchased for $10.00. Until December 31, 2007, we are required to make prepayments on a quarterly basis in an amount equal to the net profits, if any, received by us in the immediately preceding calendar quarter under the terms of a power sales agreement between us and Allegheny Power. We are also required to make annual prepayments beginning on March 31, 2003, based on the average annual hot band prices in excess of $305 per ton in the preceding year. If we receive net cash proceeds of at least $100 million resulting from a non-recurring, non-operating gain arising out of an asset disposition or substantially similar transaction or achieve an average net income of at least $12.5 million per quarter over eight consecutive quarters, the lessor under the lease may require us to repurchase the assets at a price equal to the then unamortized lease balance, provided that any such repurchase does not conflict with or violate any of our financing arrangements, debt instruments or other agreements evidencing indebtedness.


     As of December 31, 2001, the Company had received $11.5 million in proceeds in connection with the Foster-Wheeler sale and leaseback transaction. In the first quarter of 2002, the Company received an additional $13.6 million under the Foster-Wheeler sale and leaseback transaction and other financing arrangements, and the Company expects to receive an additional $3 million to $5 million proceeds from financing arrangements after the first quarter of 2002.


SENIOR NOTES DUE 2004 AND SENIOR NOTES DUE 2005

     General. As of September 30, 2001, $122.7 million in principal amount of 11 3/8% Senior Notes due 2004 is outstanding, and $121.3 million in principal amount of 10 3/4% Senior Notes due 2005 is outstanding. The 11 3/8% Senior Notes due 2004 have a maturity date of July 1, 2004, and the 10 3/4% Senior Notes due 2005 have a maturity date of June 1, 2005.

     The Senior Notes due 2004 bear interest at a rate of 11 3/8% per year, and the Senior Notes due 2005 bear interest at a rate of 10 3/4% per year. We pay the interest semi-annually on July 1 and January 1 of each year to holders of record of the 11 3/8% Senior Notes due 2004 at the close of business on June 15 or December 15 immediately preceding each such interest payment date. We pay the interest semi-annually on June 1 and December 1 of each year to holders of record of the 10 3/4% Senior Notes due 2005 at the close of business on May 15 or November 15 immediately preceding each such interest payment date. We did not make scheduled interest payments of $6.5 million on the 10 3/4% Senior Notes due 2005 on December 1, 2001 and $7.0 million on our 11 3/8% Senior Notes due 2004 on January 1, 2002.

     Ranking. The outstanding notes are unsecured obligations and are pari passu with all of our existing and future senior unsecured indebtedness. In a bankruptcy, obligations represented by the outstanding notes would be treated as unsecured claims, together with other unsecured claims, such as the obligations represented by the series 1989 bonds indebtedness under the new senior secured notes, the new secured series 2001 bonds and the senior credit facility, to the extent the collateral securing those claims is insufficient, trade payables, contract rejection and litigation claims, together with unsecured employee benefit claims. Of the unsecured claims, in the event a bankruptcy case is commenced, certain administrative expenses may be entitled to priority status for payment purposes over other unsecured claims. Claims that may be entitled to priority status, include but are not limited to, claims for professional fees, claims for operational shutdown and liquidation costs, and to a limited extent, claims for employee wages and benefits and contributions to pension plans. For information about the possible treatment of secured and unsecured claims in a bankruptcy, see "Risk Factors -- Risks Associated With Retaining the Outstanding Notes."

     Redemption. We can redeem the outstanding notes at our option in whole or in part at any time prior to maturity upon not less than 30 nor more than 60 days' notice.

     Upon redemption, holders of the 11 3/8% Senior Notes due 2004 will receive the redemption price set out below, expressed as a percentage of the principal amount of the 11 3/8% Senior Notes due 2004, together with accrued interest to the redemption date.

PERIOD COMMENCING                                             REDEMPTION PRICE
-----------------                                             ----------------
July 1, 2001................................................     102.8438%
July 1, 2002 and thereafter.................................     100.0000%

     Upon redemption, holders of the 10 3/4% Senior Notes due 2005 will receive the redemption price set out below, expressed as a percentage of the principal amount of the 10 3/4% Senior Notes due 2005, together with accrued interest to the redemption date.

PERIOD COMMENCING                                             REDEMPTION PRICE
-----------------                                             ----------------
June 1, 2001................................................     102.6875%
June 1, 2002 and thereafter.................................     100.0000%

     If less than all of a series of outstanding notes are redeemed, the applicable trustee will select which notes will be redeemed (in principal amounts of $1,000 or integral multiples thereof) on a pro rata basis or by a method that complies with applicable legal and stock exchange requirements.

     Change of Control. In the event that a change in control occurs, holders of the outstanding notes have the right, at their option, to require us to repurchase all or any part of their outstanding notes for a price equal to 101% of the principal amount of their outstanding notes plus accrued interest, if any. A change in control includes, among other things, the following events:

     - any person or group becomes the beneficial owner of more than 50% of the voting power of our outstanding voting capital stock (other than 1984 ESOP, 1989 ESOP or any other of our employee benefit plans);

     - we sell, lease or otherwise transfer more than 75% of our assets to any person other than one of our wholly-owned subsidiaries;

     - our continuing directors cease to form a majority of our board of directors; and

     - our shareholders approve any plan or proposal for our liquidation or dissolution.

     Events of Default and Remedies. The following are events of default with respect to our obligations under the outstanding notes:

     - the failure by us to pay principal when due;

     - the failure by us to pay interest on any note when due, which continues for 30 days;

     - the failure by us to perform any of our other covenants in the indenture continuing for 60 days after notice from the trustee;

     - acceleration of the maturity of our other indebtedness in excess of $25 million, which acceleration is not rescinded or discharged within 10 days after notice; and

     - certain events of bankruptcy, insolvency or reorganization involving us.

     If an event of default with respect to the outstanding notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes outstanding may, by notice, declare all unpaid principal and accrued interest on the outstanding notes then outstanding to be due and payable immediately. At any time after such declaration of acceleration has been made, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, waive such declaration.

     Except in limited situations, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of holders of the outstanding notes unless the trustee received security and indemnity satisfactory to it. The holders of a majority in aggregate principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee, provided that such direction does not conflict with any rule of law or with the indenture.

     The holders do not have any right to institute any proceeding with respect to the indentures unless:

     - the trustee has failed to act within 60 days after notice of an event of default;

     - the holders of at least 25% in principal amount of the outstanding notes have made a request to the trustee; and

     - the trustee has received an indemnity satisfactory to it.

     These limitations do not apply to a suit instituted by a holder of the outstanding notes for enforcement of any overdue payment.

     Mergers and Similar Transactions. Under the terms of the indentures governing the outstanding notes, we cannot consolidate or merge with or into any other person and will not sell, lease, convey or otherwise dispose of all or substantially all of our assets unless:

     - the person formed by such consolidation or merger, or the person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of our assets as an entity be a company organized and validly existing under the laws of the United States or any state thereof, including the District of Columbia, and will expressly, through a supplemental indenture, all of our obligations under the outstanding notes and the indenture;

     - immediately after the transaction, no event of default will have occurred and be continuing; and

     - the person formed by such consolidation or merger, or the person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of our assets as an entity satisfies certain financial covenants.

     Modifications, Amendments and Waivers. We and the applicable trustee may make modifications and amendments to the indentures governing the outstanding notes with the consent of the holders of not less than a majority in principal amount of the outstanding 11 3/8% Senior Notes due 2004 or 10 3/4% Senior Notes due 2005, as applicable. However, we cannot make any of the following modifications or amendments to the 11 3/8% Senior Notes due 2004 or 10 3/4% Senior Notes due 2005 without the consent of each holder interest who is affected by any of the following:

     - reduction of the interest rate on any 11 3/8% Senior Notes due 2004 or 10 3/4% Senior Notes due 2005 or changes to the time and place for interest rate payments;

     - reduction of the amount payable on redemption;

     - reduction of the principal of any 11 3/8% Senior Notes due 2004 or 10 3/4% Senior Notes due 2005 or changes to the fixed maturity and the place of payment for the principal;

     - changes to the currency in which principal or interest is payable;

     - reduction in the principal amount of outstanding 11 3/8% Senior Notes due 2004 or 10 3/4% Senior Notes due 2005 required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or the waiver of certain defaults;

     - impairment of the right to institute a lawsuit for the enforcement of any payment on the 11 3/8% Senior Notes due 2004 or 10 3/4% Senior Notes due 2005; or

     - modifications to any of the foregoing requirements.

     The holders of not less than a majority in principal amount of each series of the outstanding notes may waive certain past defaults.

     For more information regarding the outstanding notes, see "Summary Comparison of Key Differences Between the Senior Secured Notes and the Outstanding Notes."

POLLUTION CONTROL REVENUE BONDS

  SERIES 1989 BONDS

     The City of Weirton, West Virginia issued the series 1989 bonds in the aggregate principal amount of $56.3 million pursuant to an indenture of trust between the City of Weirton and Pittsburgh National Bank, the bond trustee. The series 1989 bonds bear interest at a rate of 8 5/8% per year, payable on May 1 and November 1 of each year until maturity. Pursuant to a loan agreement, the City of Weirton loaned the proceeds from the sale of the series 1989 bonds to us for the purpose of financing the cost of refunding certain pollution control bonds that had previously been issued by the City of Weirton to finance or refinance the acquisition, construction and installation of certain pollution control equipment which was leased by the City of Weirton to, or owned by, us.

     We have entered into a loan agreement with the City of Weirton which requires us to repay the loan to the City of Weirton at the times and in the amounts necessary to enable the City of Weirton to make full and timely payment of the principal of, premium, if any, and interest on, the series 1989 bonds when due. Our obligations under the loan agreement are unsecured obligations and are pari passu with all of our unsecured and unsubordinated indebtedness.

     Pursuant to the indenture of trust, the City of Weirton assigned to the bond trustee, for the benefit of the holders of the series 1989 bonds, certain of the City of Weirton's rights under the loan agreement, including, but not limited to, the City of Weirton's right under the loan agreement to receive payments from us of the principal of, premium, if any, and interest due, on our loan from the City of Weirton.

     The series 1989 bonds are limited obligations of the City of Weirton payable solely from the revenues derived by the City of Weirton from us under the loan agreement to the extent pledged by the City of Weirton to the bond trustee under the terms of the Indenture and from certain other funds pledged and assigned as part of the trust estate under the Series 1989 Bond indenture. Neither the City of Weirton, the State of West Virginia nor any other political subdivision of the State of West Virginia is obligated to pay the principal of the series 1989 bonds or the interest thereon or other costs incident thereto except from the revenues and other amounts pledged for such payments. Neither the general credit nor the taxing power of the City of Weirton or the State of West Virginia or any other political subdivision thereof is pledged to the payment of the principal of, premium, if any, or interest on the series 1989 bonds or other costs incident to those bonds. The series 1989 bonds and the interest thereon are not a charge upon the tax revenues of the City of Weirton, or a charge upon any other revenues or property of the City of Weirton not specifically pledged.

     The series 1989 bonds were sold on the basis that, assuming we continue to comply with covenants contained in the loan agreement and other documents, instruments and agreements executed in connection with the loan agreement, and with certain exceptions, interest on the series 1989 bonds indenture would not be includable in the gross income of the holders thereof for federal income tax purposes and that such interest is also exempt from taxation by the State of West Virginia except for inheritance, estate and transfer taxes.


     We have requested the City of Weirton to amend, and the City has agreed to amend, certain provisions of the series 1989 bonds indenture and the related loan agreement to, among other things, eliminate the limitations on liens and limitation on sale and leaseback covenants and to modify other provisions, subject to the prior written consent of the holders of the series 1989 bonds indenture as required pursuant to the terms of the series 1989 bonds indenture, and to issue its 9% Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2002 in exchange for all of its outstanding series 1989 bonds.



     The series 1989 bonds exchange offer commenced on April      , 2002, has an
expiration date of May      , 2002 and is subject to various conditions,
including the consummation of this exchange offer. The economic terms of the new secured series 2002 bonds, including interest payment and accrual features and redemption provisions, are substantially as set forth in the "Unaudited Pro Forma Consolidated Financial Statements."

  SECURED SERIES 2002 BONDS


     The new secured series 2002 bonds will be issued by the City of Weirton, West Virginia, under a new indenture with J.P. Morgan Trust Company, National Association, as Trustee. The new secured series 2002 bonds will be issued in exchange for series 1989 bonds as limited obligations of the City of Weirton. Upon issuance of the new secured series 2002 bonds, the City of Weirton will be deemed to have made a loan to Weirton in an amount equal to the aggregate principal amount of the new secured series 2002 bonds pursuant to a new loan agreement in order to refinance all or a portion of our obligations with respect to the series 1989 bonds tendered in exchange for new secured series 2002 bonds. The series 1989 bonds were issued for the purpose of financing or refinancing a portion of the cost of acquiring, constructing and installing certain pollution control equipment in the steel manufacturing facilities of Weirton located in the City of Weirton. All of the City of Weirton's rights under the new loan agreement will be assigned to the trustee as security for the payment of the principal of, premium if any, and interest on the new secured series 2002 bonds, except for certain rights to notices, fees and indemnification payments.



     Concurrently with, and as a condition to the issuance of the new secured series 2002 bonds, we will grant second priority security interests (subject to certain permitted liens) in our hot strip mill, No. 9 tin tandem mill and tin assets pursuant to second lien deeds of trust and other security documents to secure our obligations under the agreement and under the new senior secured notes indenture. The City of Weirton, as issuer, will also assign its rights under the deeds of trust and other security documents to the trustee for the benefit of the holders of new secured series 2002 bonds. Our lenders under our senior credit facility, as amended, will have first priority security interests (subject to certain permitted liens) in our hot strip mill, No. 9 tin tandem mill and tin assets under first lien deeds of trust and other security documents.



     The new secured series 2002 bonds will be issued on the basis that, assuming we continually comply with certain covenants contained in the new loan agreement and certain of the documents, instruments and agreements executed in connection therewith, and with certain exceptions, the original issue discount (which will include all stated interest) on the new secured series 2002 bonds generally will not be includable in the gross income of the holders thereof for United States federal income tax purposes under existing laws, regulations, published rulings and judicial decisions (except for original issue discount on any bonds held by certain holders) and will not be an "item of tax preference" for the purposes of the individual and corporate alternative minimum taxes imposed by the Code, and that such interest will also be exempt from taxation by the State of West Virginia except for inheritance, estate and transfer taxes.



     General. From the date of issue until March 31, 2003, interest on the new secured series 2002 bonds will accrue and be payable semiannually at a rate equal to 0.5% per year. From April 1, 2003 until March 31, 2005, interest on the new secured series 2002 bonds will be equal to 0.5% per year, plus a contingent interest payment (allocated pro rata among the holders of the new secured series 2002 bonds and the new senior secured notes) equal to 50% of our "excess cash flow" for the period consisting of two consecutive fiscal quarters immediately preceding the applicable period, up to a maximum of 9% per year. Thereafter, interest on the new secured series 2002 bonds will accrue and be payable semiannually at a rate of 9% per year. Our "excess cash flow" will equal our consolidated EBITDA, as defined in "Description of Senior Notes -- Certain Definitions", for the period measured, plus any decrease in working capital minus the sum of (a) expenditures on capital assets, (b) increases in working capital, and (c) interest and certain mandatory principal payments. Our consolidated EBITDA takes into account cash payments in excess of cash payments in excess of expense amounts and expense in excess of cash payments in respect of pension and other post-retirement requirements. We do not anticipate generating "excess cash flow" in 2003 and 2004 that would trigger the payment of contingent interest.


     The new secured series 2002 bonds will be due on April 1, 2012, and will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.


     Ranking. Our obligations under the new loan agreement, security agreement and second lien deeds of trust, which the City of Weirton will pledge to secure the new secured series 2002 bonds, will be senior obligations of Weirton and rank equal in rights of payment to all existing and future senior indebtedness of

Weirton, including our senior credit facility and our obligations under the new senior secured notes. Our obligations under the new loan agreement which the City of Weirton will pledge to secure the new secured series 2002 bonds will be secured on parity with the new senior secured notes by a security agreement and second lien deeds of trust granting second priority security interest (subject to certain liens and encumbrances to be permitted under the terms of the new indenture, the new loan agreement and the deeds of trust) in our hot strip mill, No. 9 tin tandem mill and tin assets and all related equipment and, therefore, (except as described in the following sentence) effectively will rank senior to all of our unsecured indebtedness, including the series 1989 bonds, to the extent of the value of those assets. Our senior credit facility, as amended and restated, will be secured by first lien deeds of trust and first priority security interests in our accounts receivable and inventory (including related intangibles), our hot strip mill, No. 9 tin tandem mill, tin assets and all related equipment and, therefore, effectively will rank senior to the new secured series 2002 bonds (and new senior secured notes) to the extent of the value of the collateral securing the senior credit facility.



     Security for the Bonds and Source of Payment. The new secured series 2002 bonds and the interest thereon will be limited obligations of the City of Weirton, as issuer, and will be secured by our obligations under the new loan agreement and other amounts pledged pursuant to the terms of the indenture. Under the indenture, the City of Weirton will pledge and assign all of its right, title and interest in and to the new loan agreement and all revenues and receipts payable thereunder (other than certain indemnification rights and certain fees and expenses of the City of Weirton) to the trustee for the benefit of the holders of the new secured series 2002 bonds.



     Neither the City of Weirton, the State of West Virginia nor any political subdivision thereof shall be obligated to pay the principal of, premium, if any, or interest on the new secured series 2002 bonds or other costs incidental thereto except from the revenues and other amounts pledged therefor, and neither the general credit nor the taxing power of the City of Weirton, the State or any political subdivision thereof is pledged to the payment of the principal of, premium, if any, or interest on the new secured series 2002 bonds or other costs incidental thereto. No bondholder shall have the right to demand payment of the principal of, premium, if any, or interest on the new secured series 2002 bonds out of any funds to be raised by taxation.



     In addition, the new secured series 2002 bonds and the new senior secured notes will be secured by a security agreement and second lien deeds of trust granting second priority security interests (subject to certain liens and encumbrances to be permitted under the terms of the new indenture, the new loan agreement and the deeds of trust) in our hot strip mill, No. 9 tin tandem mill and tin assets and related equipment, which are integral parts of our downstream steel processing operations. We refer to these assets, together with all other property and assets that are from time subject to the deeds of trust and other security documents, collectively as the "collateral." The collateral will be pledged for the benefit of the lenders under our senior credit facility, the holders of the new secured series 2002 bonds and the holders of the new senior secured notes pursuant to separate deeds of trust for each property, a security agreement, financing statements and other documents as necessary for the type of collateral involved. For additional information about our hot strip mill, No. 9 tin tandem mill and tin assets and the recent independent appraisal of those assets, see "Description of Senior Secured Notes -- Description of Collateral." The lenders under our senior credit facility, as amended, will have a first priority lien on the collateral and the security agreement. The only collateral that we intend to utilize for our obligations with respect to the secured series 2002 bonds is as described above.



     The second lien deeds of trust and the security agreement will contain covenants made by us for the benefit of the trustee with respect to the collateral, including that we have good and absolute title to the collateral, free and clear of all liens and encumbrances, except certain permitted liens and encumbrances (including the lien and security interests in the collateral held by the lenders under our senior credit facility, as amended, and the lien and security interest in the collateral held by the trustee under the indenture governing the new senior secured notes). We will maintain the liens of the security agreement and the deeds of trust as second liens on the collateral, subject only to those permitted liens and encumbrances, so long as the new secured series 2002 bonds are outstanding. We have also represented

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


and covenanted: that the land and the improvements constituting the collateral, and the use of them, has complied with and will, to extent required by the new loan agreement, continue to comply with all laws; that we will satisfy all taxes and assessments; that we will not permit any mechanic's liens; that we will maintain certain insurance; that we will maintain the collateral in good operating condition and that we will not transfer any of the collateral, except in each case in accordance with the terms of the new loan agreement.



     Our failure to perform any covenant or condition contained in the deeds of trust or the security agreement and failure to cure that default for a specified period of days after we have received notice of such default will constitute an event of default. The second lien deeds of trust further provide that the occurrence of an event of default under the indenture or the new loan agreement also constitutes an event of default under the deeds of trust. If an event of default occurs under the second lien deeds of trust, the trustee may, with the consent of the holders of 25% in aggregate principal amount of the outstanding new secured series 2002 bonds, declare all amounts due and payable under the indenture. Subject to the limitations set forth in the intercreditor agreement and collateral agency and second lien intercreditor agreement applicable at the time in such event, the trustee may enforce the terms of the deeds of trust and the security agreement, including taking possession of the collateral or foreclosing on the collateral and selling it for cash. The collateral agency and second lien intercreditor agreement, to which the trustee is a party, provides for the enforcement remedies against the collateral to be exercised by the collateral agent who has been appointed and directed by the controlling party (the trustee for the majority principal amount of debt outstanding as between the senior secured notes and the secured series 2002 bonds). While the senior secured notes are outstanding, it is highly likely that the controlling party will be the trustee for the senior secured notes.



     We cannot assure you that the proceeds from the sale of the collateral would be sufficient to satisfy payments due on the secured series 2002 bonds and the senior secured notes. In the case of a default, there may not be sufficient available collateral to satisfy the obligations under the secured series 2002 bonds and the senior secured notes. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time, or at all.



     For information concerning the intercreditor agreements and foreclosure proceedings, see "Description of Senior Secured Notes -- Intercreditor Agreement; Foreclosure on Collateral."



     Purchase in Lieu of Redemption. Any new secured series 2002 bonds called for redemption under the indenture may be purchased by us on the date upon which such new secured series 2002 bonds were to have been redeemed at a purchase price equal to the redemption price thereof, plus accrued interest thereon, if any, to, but not including, the repurchase date.



     Optional Redemption. The new secured series 2002 bonds may not be redeemed at the option of the City of Weirton prior to April 1, 2004, except as described below under the heading "Extraordinary Optional Redemption." The new secured series 2002 bonds will be subject to redemption by the City of Weirton, at our direction in whole at any time or in part on any interest payment date on or after April 1, 2004, at the following redemption prices (expressed as percentages of the principal amount), plus accrued or unpaid interest, if any, to the date fixed for redemption, if redeemed during the 12-month period beginning April 1 of the years indicated below:


YEAR                                                         REDEMPTION PRICE
----                                                         ----------------
April 1, 2004 to March 31, 2005.............................      102%
April 1, 2005 to March 31, 2006.............................      101%
April 1, 2006 and thereafter................................      100%


     Our obligations with respect to any redemption would be subject to restrictions contained in our senior credit facility or other senior indebtedness then existing at the time the City of Weirton may elect to redeem the new secured series 2002 bonds. Accordingly, we are currently restricted, and may be so


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


restricted in the future, from funding a redemption of any part of the secured series 2002 bonds. See "Description of Other Indebtedness and Financing Arrangements."



     Extraordinary Optional Redemption. The new series 2002 bonds will be subject to redemption by the City of Weirton in whole at any time at 100% of the principal amount thereof, plus interest accrued thereon to the date set for the redemption, if we elect to terminate the new loan agreement upon the occurrence of the following events:



     - the Project (as defined in the indenture) or any substantial portion of the collateral shall have been damaged or destroyed, on which prevents our normal operation of the Project for a period of six months;



     - title to, or the temporary use of all or substantially all, of the Project or any substantial portion of the collateral shall have been condemned by a competent authority which prevents our normal operation of the Project or any substantial portion of the collateral for a period of six months; or



     - as a result of constitutional, governmental or judicial actions, the agreement becomes void or unenforceable or the agreement becomes impossible of performance in accordance or unreasonable burdens or excessive liabilities are imposed upon us by reason of the operation of the Project or any substantial portion of the collateral; or



     - a change shall have occurred in the economic availability of raw materials, manufactured products, energy sources, operating supplies or facilities necessary for the operation of the Project or any substantial portion of the collateral, or such technological or other changes shall have occurred that, the Project or any substantial portion of the collateral is rendered uneconomic, impractical or unfeasible for the purposes for which it was originally constructed.


     Our obligations with respect to a redemption would be subject to restrictions in our senior credit facility or other senior indebtedness then existing at the time.


     Mandatory Redemption. The new secured series 2002 bonds are subject to mandatory redemption prior to their maturity upon a "determination of taxability" (as defined in the indenture governing the secured series 2002 bonds) with respect to any new secured series 2002 bond. If so called for redemption, the new secured series 2002 bonds will be redeemed by the City of Weirton in whole at any time within 210 days after such determination of taxability, at 100% of the aggregate principal amount thereof at maturity, plus accrued interest to the date fixed for redemption. Our obligations with respect to a redemption would be subject to restrictions in our senior credit facility or other senior indebtedness then existing at the time.



     Selection, Notice and Effect of Redemption or Purchase. In the event that less than all of the secured series 2002 bonds are to be redeemed or purchased at any time, selection of secured series 2002 bonds for redemption will be made
(i) if the secured series 2002 bonds are not held in book-entry form, by the trustee for the secured series 2002 bonds by lot, provided that, for such purposes, the trustee will treat any such secured series 2002 bond in denomination greater than $1,000 in principal amount as if it were that number of separate secured series 2002 bonds derived by dividing its denomination by $1,000; or (ii) if the secured series 2002 bonds are held in book-entry form, by the depositary in accordance with its rules and procedures; provided, however, that the secured series 2002 bonds will be redeemed only in the amount of $1,000 or integral multiples thereof. Notice of redemption to the holders of secured series 2002 bonds to be redeemed in whole or in part will be given by mailing notice of such redemption at least 30 days and not more than 45 days prior to the date fixed for redemption to such holders of secured series 2002 bonds. On and after the date fixed for redemption, interest, if any, will cease to accrue on secured series 2002 bonds or portions thereof called for redemption.



     Designated Event Tender Option Right. In the event there shall occur a designated event, each holder of the new secured series 2002 bonds will have the right, at the holder's option, to require the City of Weirton to purchase all or any part (in denominations of $1,000 or any integral multiple thereof) of such holder's new secured series 2002 bonds, at 101% of the principal amount of the new secured series 2002 bonds plus accrued interest, if any, to the repurchase date. Under the terms of the indenture, Weirton will be required to provide to the trustee for the secured series 2002 bonds sufficient cash funds to allow such repurchase.


     A designated event means:


     - any sale, lease or other transfer (in one transaction or a series of transactions) of more than 75% of the assets of Weirton (other than to a wholly-owned subsidiary of Weirton);


     - a person or group (other than our ESOPs or any other employee benefit plan) becomes the "beneficial owner" of capital stock of Weirton representing more than 50% of the voting power of such capital stock unless such acquisition of beneficial ownership of shares of voting power of capital stock of Weirton occurs, directly or indirectly, in connection with the financing of a permitted acquisition;

     - continuing directors cease to constitute at least a majority of the board of directors of Weirton; or

     - the stockholders of Weirton approve any plan or proposal for the liquidation or dissolution of Weirton.


     We will have the option to remarket all or any secured series 2002 bonds tendered as a result of the occurrence of any designated event.



     The occurrence of certain of the events which would trigger a mandatory redemption or constitute a designated event also would constitute a default under our senior credit facility, unless they were consented to or waived by our senior lenders. Furthermore, that facility prohibits us from prepaying any of the new secured series 2002 bonds upon any "change of control or similar event." Our future senior indebtedness may contain prohibitions of similar events and restrictions on payments under similar circumstances which, if such events had been consummated, would have constituted a designated event or require such senior indebtedness to be repurchased or repaid upon a designated event. Our ability to pay cash to fund a redemption or repurchase may be limited by our then existing financial resources. We can make no assurance that sufficient funds will be available when necessary to make any required repurchase. If we are otherwise permitted by the terms of our senior credit facility and any other indebtedness to make an offer to repurchase the new secured series 2002 bonds as a result of a designated event, the provisions under the loan agreement related to such offer and repurchase, may only be waived or modified with the written consent of the holders of a majority in principal amount of the new secured series 2002 bonds. A failure by us to repurchase any holder's secured series 2002 bonds in the event of a designated event, for a period of 60 days after we receive notice of such failure, will constitute an event of default under the indenture governing the secured series 2002 bonds.



     Certain Covenants. Under the new agreement between the City of Weirton and us, we are subject to certain restrictive covenants. These restrictive covenants prohibit us from issuing, assuming or guaranteeing any indebtedness secured by a lien, other than permitted liens, from entering into certain sale and leaseback transactions with respect to the collateral, subject to certain exceptions, and from merging, consolidating or selling substantially all of our assets.



     Defaults and Remedies. Any of the following events will constitute an "event of default" or "default" under the indenture governing the secured series 2002 bonds:


          (1) default in the payment of interest on any new secured series 2002 bond within three (3) days after such payment was due;


          (2) default in the payment of all or any part of the principal of or premium, if any, on any of the new secured series 2002 bonds as and when the same become due and payable either at maturity, by declaration or otherwise;

          (3) default in the performance or observance of any other of the covenants, agreements or undertakings on the part of the City contained in the indenture or in the new secured series 2002 bonds and failure to remedy the same within 90 days after notice as provided in the indenture; or

          (4) A default in the due and punctual payment by us of the purchase price of any new secured series 2002 bond tendered by the holder thereof pursuant to the tender option right set forth in the indenture, as required by the loan agreement; or

          (5) the occurrence and continuance of any "event of default" under the loan agreement.


     Upon the occurrence of an event of default under the secured series 2002 bonds indenture, the trustee may, and upon the written request of the holders of not less than 25% in aggregate principal amount of the new secured series 2002 bonds then outstanding shall, by notice in writing delivered to the City and us, declare the principal of all bonds then outstanding and the interest accrued thereon to be immediately due and payable. Upon any declaration of acceleration, the trustee shall immediately declare an amount equal to all amounts then due and payable on the new secured series 2002 bonds to be immediately due and payable under the new loan agreement.

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

     This section of this prospectus describes this exchange offer and consent solicitation. WHILE WE BELIEVE THAT THE FOLLOWING DESCRIPTION COVERS THE MATERIAL TERMS OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION, YOU SHOULD CAREFULLY READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER.

     We are offering to exchange our 10% Senior Secured Notes due 2008 for up to 100% of our 11 3/8% Senior Notes due 2004 and our 10 3/4% Senior Notes due 2005 on the terms set forth in this prospectus and in the accompanying consent and letter of transmittal. Concurrently with the exchange offer, we are soliciting consents to amend the indentures that govern the outstanding notes.

     If you tender any of your outstanding notes, you will automatically consent to amendments to the indentures governing those notes. The proposed amendments to the indentures include the elimination of certain restrictive covenants and events of default that are more fully described elsewhere in this prospectus.


     Representatives of an informal committee of institutional holders of 60.1% of the aggregate principal amount outstanding of our 11 3/8% Senior Notes due 2004 and 51.9% of the aggregate principal amount outstanding of our 10 3/4% Senior Notes due 2005 contacted us in November 2001 and negotiated the terms of the exchange offer, new senior secured notes and new Series C preferred stock as set forth in this prospectus. The holders comprising this informal committee have agreed to tender all of the outstanding senior notes that they now hold or that they acquire prior to the expiration of the exchange offer and to consent to the proposed amendments to the indentures governing the outstanding notes. For information concerning this informal committee see "The Exchange
Offer -- Informal Noteholders Committee" below.


                               THE EXCHANGE OFFER

PURPOSE OF THIS EXCHANGE OFFER

     We are making this exchange offer and the series 1989 bond exchange offer as a critical part of our overall strategic plan to reduce operating costs, improve our liquidity and working capital position, restructure our long-term debt and fundamentally reposition our business to focus on the production and sale of tin mill products and other higher margin value-added sheet products.

     Our strategic plan has five integral steps, the first three of which are now in place:


     - reducing our operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to our employee benefits costs and other operating cost savings, which became effective in late October 2001 (which is expected to generate approximately $51 million in annual cost savings when fully implemented by the second quarter of 2002);



     - improving our liquidity and long-term supplier relationships through financing programs we entered into primarily with our vendors, including over 60 suppliers, in late October 2001, and through ongoing negotiations with other suppliers of services and raw materials (which have generated at least $40 million in near term liquidity);


     - increasing our borrowing availability and liquidity through the refinancing of our bank credit and asset securitization facilities, which became effective in late October 2001 (which has resulted in $30 million to $35 million in additional availability compared to our prior inventory facility and accounts receivable securitization program);


     - restructuring our long-term debt and lowering our debt service costs through this exchange offer and the series 1989 bonds exchange offer in order to increase our liquidity and financial flexibility by approximately $28 million per year in 2002 and similar amounts in 2003 and 2004, provided we are not required to pay contingent interest, as well as to provide greater overall financial stability, and to permit the fundamental repositioning of our business through strategic acquisitions and targeted investments; and


     - fundamental repositioning of our business to focus on tin mill and other higher margin value-added sheet products and significantly reduce our presence in the commodity flat-rolled product market through strategic acquisitions and targeted investments and further improvements to our operating cost structure by increasing the use of our hot strip mill capacity dedicated to tolling and converting stainless steel slabs and increasing the proportion of our coils used in our downstream finishing operations in the production of tin mill and other higher margin products.


     We seek to strengthen our position as a leading domestic full range producer of higher margin tin mill products by further shifting our product mix toward higher margin value-added products and away from lower margin, commodity flat-rolled sheet products principally through strategic acquisitions and targeted investments. Our strategy to meet this objective is to capitalize on our extensive market presence and strong competitive position as the second largest domestic producer of tin mill products and to leverage our existing strengths. These strengths include our superior product quality and range of product offerings, our strategic partnerships with large existing customers, and the design and configuration of our principal steel making facilities which are best suited to the production of narrow width tin mill and coated products. We are also pursuing niche market opportunities for higher margin value-added sheet products and other strategic opportunities in order to add new product capabilities, better serve existing customers and attract new customers.


     The consummation of the exchange offers to restructure our long term debt is the critical next step in our plan. If we are unable to reduce our current debt obligations and extend debt maturities on the outstanding notes through the exchange offers and thus improve our liquidity and financial stability, we may be unable to attract the necessary outside debt or equity financing needed to implement the final step of our plan, the fundamental repositioning of our business through strategic acquisitions and targeted investments. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.

     IF WE ARE UNABLE TO CONSUMMATE THIS EXCHANGE OFFER AND THE SERIES 1989 BONDS EXCHANGE, WE MAY HAVE TO SEEK BANKRUPTCY PROTECTION OR COMMERCE LIQUIDATION OR ADMINISTRATIVE PROCEEDINGS. IN THAT CASE, OWNERS OF THE OUTSTANDING NOTES AND THE SERIES 1989 BONDS MAY ONLY RECEIVE REPAYMENTS OF LITTLE OR NONE OF THE PRINCIPAL AMOUNT OF THEIR NOTES OR BONDS. IN A BANKRUPTCY PROCEEDING, OUR ABILITY TO REPOSITION OUR BUSINESS WOULD ALSO BE SIGNIFICANTLY IMPAIRED, DELAYED OR MAY NEVER OCCUR. A NUMBER OF UNITED STATES STEEL PRODUCERS WHICH HAVE FILED FOR BANKRUPTCY PROTECTION OVER THE PAST TWO YEARS HAVE SUBSEQUENTLY COMMENCED LIQUIDATION PROCEEDINGS.

INFORMAL NOTEHOLDERS COMMITTEE


     In mid-November 2001 we were contacted by representatives of senior noteholders that represented to us that they collectively held or controlled a majority of the aggregate principal amount of the outstanding senior notes. The informal noteholders committee consists of representatives from Delaware Investments; Merrill Lynch Investment Managers; Bankgesellschaft Berlin; Deutchse Bank, in its capacity as indenture trustee; T. Rowe Price; Financial Management Advisors; Brinson Partners New York; Lutheran Brotherhood; Wellington Management Company; and Conseco Capital Management Inc. The informal noteholders committee retained Chanin Capital Partners LLC as its financial advisor and Akin, Gump, Strauss, Hauer & Feld, L.L.P. as its legal advisor.


     We entered into confidentiality agreements with Akin, Gump on November 19, 2001 and with Chanin on November 27, 2001.

     We entered into a letter agreement, dated November 26, 2001 with the law firm of Akin, Gump pursuant to which we agreed to pay the reasonable legal fees and expenses of such law firm in connection with such law firm's representation of the informal noteholders committee in connection with a possible exchange offer of the senior notes or other restructuring of the senior notes.

     We entered into a letter agreement dated November 27, 2001 with Chanin pursuant to which, among other things, we agreed to pay to Chanin certain fees in consideration of Chanin's agreement to render financial advisory services on behalf of the informal noteholders committee in connection with a possible exchange offer of the senior notes or other restructuring of the senior notes.

     Beginning in December 2001 and continuing through February 2002, the informal noteholders committee and its advisors engaged in discussions with us and our advisors concerning the terms of the exchange offer. Following the completion of those discussions, we publicly announced the agreed-upon principal terms of the exchange offer on February 25, 2002.


     We have entered into a forbearance and lock-up agreement with members of the informal noteholders committee with respect to the terms of this exchange offer and consent solicitation. Pursuant to the lock-up agreement:



     - the parties agreed that under the exchange offer holders of senior notes that validly tender their notes on or prior to the consent solicitation expiration date will receive $550 in principal amount of new senior secured notes due 2008, which includes a consent payment of $50 principal amount of new senior secured notes due 2008, and $450 in liquidation preference of new Series C preferred stock;



     - the members of the informal noteholders committee agreed to tender timely and validly their senior notes in the exchange offer and to consent to the proposed amendments to the indentures which govern the senior notes on or before the current solicitation expiration date;



     - the members of the informal noteholders committee agreed to forbear from enforcement of any defaults that might occur with respect to the senior notes until the exchange offer is consummated or terminated in accordance with its terms;



     - the members of the informal noteholders committee agreed not to transfer their senior notes unless the transferee agrees to be bound by the terms of the lock-up agreement;



     - the members of the informal noteholders committee agreed not to take any action that would impede, delay or interfere with the exchange offer or the consent solicitation; and



     - we agreed to obtain a rating of the new senior secured notes by Moody's Investor Services prior to the consummation of this exchange offer.


     The obligations of the members of the informal committee under the lock-up agreement will terminate if:

     - the exchange offer and consent solicitation are not consummated within the agreed upon time period or on the terms and conditions set forth in the lock-up agreement; or

     - the series 1989 bonds exchange offer shall not have been consummated; or

     - our senior credit facility shall not have been amended prior to the date of this prospectus to permit the consummation of the exchange offers on the terms proposed; or

     - an intercreditor agreement among the indenture trustees for the new senior secured notes and the new series 2002 bonds and the lenders under the senior credit facility on terms reasonably acceptable to us and the noteholders with respect to the collateral shall not have been entered into;

     - there shall have occurred and be continuing an event which has a material adverse effect on our business, assets, operations, property or condition; or

     - there shall exist or be threatened any action, proceeding or claim before any court, authority, agency or tribunal that challenges the exchange offer or consent solicitation which, if decided adversely to us or any other party, would likely prohibit, prevent, restrict, limit or delay consummation of the exchange offer or the consent solicitation; or

     - we shall have commenced a voluntary case under Chapter 11 or Chapter 7 of the Bankruptcy Code or have consented to the entry of an order for relief in an involuntary case; or

     - a default under the indentures governing the outstanding senior notes shall have occurred after the date that the lock-up agreement is signed, other than as a result of the non-payment of interest on the outstanding notes or the series 1989 bonds; or

     - this prospectus shall have been amended or modified to contain terms that are different from those provided in the lock-up agreement and which in the judgment of the noteholders that are parties to the agreement materially and adversely affects the treatment of their rights.

TERMS OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     For each $1,000 principal amount of outstanding notes that you validly tender before the consent solicitation expires, you will receive the total consideration of $550 principal amount of new senior secured notes, which includes a consent payment of $50 principal amount of new series secured notes, and $450 in liquidation preference (9 shares) of Series C preferred stock. However, if you tender your outstanding notes after the consent solicitation expires but before the exchange offer expires, for each $1,000 principal amount of outstanding notes that you tender, you will receive only the exchange offer consideration of $500 principal amount of senior secured notes and $450 in liquidation preference of (9 shares) Series C preferred stock.

     Upon the terms and subject to the conditions of the consent solicitation (including, if the consent solicitation is extended or amended, the terms and conditions of any such extension or amendment), we are also soliciting consents with respect to the proposed amendments to the indentures governing the outstanding notes. This consent solicitation is being made in order to obtain the requisite number of consents of the holders of the 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005. Each indenture may be amended upon the consent of holders of at least a majority of the principal amount of notes outstanding under that indenture.

     If you desire to tender your outstanding notes pursuant to this exchange offer, you are required to consent to the proposed amendments, and the completion, execution and delivery of the consent and letter of transmittal by you, or the sending of an agent's message in connection with a book-entry transfer of notes, in connection with the tender of outstanding notes held by you will constitute consent by you to the proposed amendments with respect to such notes. If your outstanding notes are not properly tendered pursuant to this exchange offer on or prior to the date that the consent solicitation expires, or if your consent either is not properly delivered or is revoked and not properly redelivered on or prior to the date that the consent solicitation expires, you will not receive the total consideration, which includes an additional $50 principal amount of new senior secured notes in excess of the exchange offer consideration, even though, assuming that we receive the requisite consents, the proposed amendments will be effective as to any outstanding notes that you tender after the consent solicitation expires but prior to the expiration of the exchange offer and to any outstanding notes that you do not tender for exchange.

     IF YOU TENDER OUTSTANDING NOTES THAT YOU HOLD AFTER THE CONSENT SOLICITATION EXPIRES BUT BEFORE THE EXCHANGE OFFER EXPIRES, YOU WILL RECEIVE ONLY THE EXCHANGE OFFER CONSIDERATION AND YOU WILL NOT RECEIVE THE TOTAL CONSIDERATION.

     If we make a material change in the terms of this exchange offer or the information concerning this exchange offer or waive a material condition of this exchange offer, we will disseminate additional materials regarding this exchange offer and extend this exchange offer to the extent required by law. If the consent solicitation is amended on or prior to the date that the consent solicitation expires in a manner determined by us to constitute a material change to you, we will promptly disclose the amendment and, if necessary, extend the consent solicitation for a period deemed by us to be adequate to permit you to deliver consents. If any such amendment occurs after the consent solicitation expires, we may terminate
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

the supplemental indentures with respect to each series of the outstanding notes and solicit consents for revised supplemental indentures.

     You may validly withdraw outstanding notes that you tender before the consent solicitation expires at any time up until the consent solicitation expires. After the consent solicitation expires, you will not be permitted to withdraw outstanding notes unless we reduce the exchange offer consideration. In addition, if you tender notes after the consent solicitation expires, but before the exchange offer expires, you will not be permitted to withdraw tendered notes unless we reduce the exchange offer consideration. You may not validly revoke a consent unless you validly withdraw your tendered notes, and your valid withdrawal will constitute the concurrent valid revocation of your consent.

INTEREST

     We will not pay any of the interest on the outstanding notes tendered in this exchange offer, which has been accruing since the last payment of interest on the outstanding notes. The last payment of interest on the 11 3/8% Senior Notes due 2004 was July 1, 2001 and the last payment of interest on the 10 3/4% Senior Notes due 2005 was June 1, 2001.

MARKET TRADING AND INFORMATION REGARDING THE EXISTING NOTES


     The outstanding notes are listed on the New York Stock Exchange. The trading markets for outstanding notes are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in those notes and the balance between buy and sell orders for those notes. The most recent actual trading prices were 23.5% of par on $225,000 principal amount of the 10 3/4% Senior Notes due 2005 and 23.0% of par on $225,000 principal amount of the 11 3/8% Senior Notes due 2004, as reported on the New York Stock Exchange on April 22, 2002. We encourage you to obtain current price quotations.


CONDITIONS TO THIS EXCHANGE OFFER AND CONSENT SOLICITATION

     Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange notes tendered pursuant to this exchange offer and may terminate, extend or amend this exchange offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of, and payment for, notes so tendered on or prior to the date the exchange offer expires, in the event of any of the following conditions have not been satisfied or waived by us on or prior to the date the exchange offer expires:

     - we have not received valid tenders for at least 95% of the aggregate principal amount of our outstanding 11 3/8% Senior Notes due 2004 and at least 95% of the aggregate principal amount of outstanding 10 3/4% Senior Notes due 2005;

     - the series 1989 bonds exchange offer has not been consummated;

     - there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with this exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of this exchange offer;

     - there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

     - an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of this exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

     - there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of this exchange offer;

     - the trustees of the outstanding notes shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of this exchange offer or our ability to effect any of the proposed amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the consents (including the form thereof) or in the making of this exchange offer or the acceptance of, or exchange of payment for, the notes or the consents; or

     - there shall have occurred:

        -- any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets,

        -- any significant change in the price of the notes which is adverse to us,

        -- a material impairment in the trading market for debt securities,

        -- a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States,

        -- any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions,

        -- a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or

        -- in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     The conditions to this exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of this exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

EXPIRATION DATE; TERMINATION.

     If we receive the requisite consents, we intend to execute the supplemental indentures containing the proposed amendments on or promptly following the date that the consent solicitation expires and, upon such execution, the requisite consents will become irrevocable and you will become bound by the terms of the supplemental indentures. However, the proposed amendments will not become operative until we exchange all notes that are validly tendered.

     We expressly reserve the right, in our reasonable discretion, to terminate this exchange offer and consent solicitation if any of the conditions set forth above under "-- Conditions to this Exchange Offer and Consent Solicitation" shall not have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate this exchange offer, we will give immediate notice thereof to the exchange agent. If this exchange offer is terminated, withdrawn or otherwise not completed, the total consideration will not be paid or become payable to you, even if you have validly tendered your

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

notes and delivered consents in connection with this exchange offer, and any notes you have tendered that we have not accepted for exchange will be returned promptly to you.

PROPOSED AMENDMENTS TO INDENTURES

     We are soliciting consents to the proposed amendments and to the execution and delivery of the supplemental indenture for each of the 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005 to this exchange offer, copies of which indentures are available upon request from Weirton or the trustee and have been filed as exhibits to the registration statement of which the prospectus is a part. The restrictive covenants applicable to the 11 3/8% Senior Notes due 2004 and the 10 3/4% Senior Notes due 2005, have substantially similar terms. If the requisite consents are obtained, the proposed amendments would modify the provisions regarding change of control to permit any person to acquire beneficial ownership of 50% or more of the voting power of Weirton's capital stock in connection with the financing of permitted acquisitions without triggering a right to require us to purchase the new senior secured notes and to eliminate the following restrictive covenants and references thereto, as well as the events of default related solely to such restrictive covenants and to judgment defaults and cross defaults, contained in the indentures for outstanding notes and would make certain other changes in the indentures of a technical or conforming nature:


    -    Section 3.9     limitations on indebtedness
    -    Section 3.10    limitations on restricted payments
    -    Section 3.11    limitation on transactions with affiliates
    -    Section 3.12    restrictions on disposition of assets of the issuer
    -    Section 3.13    limitations on liens
    -    Section 3.14    limitations on sale and leaseback transactions
    -    Section 3.15    limitation on dividend and other payment restrictions
                         affecting subsidiaries
    -    Section 4.1(d)  event of default with respect to a default in another debt instrument with an amount outstanding in excess of
                         $25,000,000 and acceleration of such debt


     In addition, we are seeking waivers (as described in the supplemental indentures) of any past defaults, other than payment defaults, under the senior notes, to be effective upon the effectiveness of the supplemental indentures.

     Approval of the proposed amendments requires the receipt of the requisite consents from holders of at least a majority of the outstanding principal amount of each series of outstanding 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005. Each of the supplemental indentures containing the proposed amendments will become effective upon execution by us and the respective trustee and, upon such execution, the requisite consents will become irrevocable and you and the other holders of the applicable outstanding notes will become bound by the terms of the applicable supplemental indenture. The proposed amendments will not become operative until the expiration date, and each of the indentures will remain in effect, without giving effect to the proposed amendments, until the proposed amendments become operative on the expiration date.

     The proposed amendments to each of the indentures constitute a single proposal and you must consent to the proposed amendments to each of the indentures as an entirety and may not consent selectively with respect to certain of the proposed amendments or to certain of the indentures.

     The valid tender by you of outstanding notes pursuant to this exchange offer will be deemed to constitute the giving of consent by you to the proposed amendments to the applicable supplemental indenture or indentures. We are not soliciting, and will not accept, your consent if you are not tendering all or a portion of your outstanding notes pursuant to this exchange offer.

PERIOD FOR TENDERING THE EXISTING NOTES

     As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of the outstanding notes that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New York time
on May   , 2002. However, if we extend the period of time for which this exchange offer is open, the term expiration date means the latest time and date to which this exchange offer is extended.


     We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of the outstanding notes, by announcing an extension of this exchange offer as described below. During any extension, all of the outstanding notes previously tendered will remain subject to this exchange offer and may be accepted for exchange by us.

     We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to this exchange offer have been satisfied, subject to applicable law, to:

     - delay the acceptance for exchange of outstanding notes;

     - terminate this exchange offer prior to the expiration date;

     - extend the expiration date and retain all of the outstanding notes that have been tendered;

     - refuse to accept tendered outstanding notes and return all notes that have been tendered to us;

     - waive any condition or otherwise amend the terms of this exchange offer in any respect prior to the expiration of this exchange offer; or

     - accept all properly tendered outstanding notes that have not been withdrawn,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than the earlier of: (i) 9:00 a.m., Eastern Standard Time, on the first business day after the previously scheduled expiration date of the offer; or (ii) the first opening of the New York Stock Exchange on the next business day after the previously scheduled expiration date of the offer. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service and to the Company Announcements Office of the New York Stock Exchange.

     In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer.

PROCEDURES FOR EXCHANGING NOTES

     We contemplate that the new senior secured notes will be delivered in book-entry form through DTC. If you have any questions or need assistance in tendering your outstanding notes, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled "The Information Agent" below.

     Only holders of record are authorized to tender their outstanding notes for exchange. If you wish to tender outstanding notes in this exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your notes. If you wish to exchange outstanding notes in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your outstanding notes, make appropriate arrangements to register the ownership of those outstanding notes in your name. This may take considerable time and may not be able to be completed before the expiration date of this exchange offer.

     The tender of outstanding notes pursuant to this exchange offer and in accordance with the procedures described below will be deemed to constitute a consent with respect to the proposed amendments to the indenture governing the notes tendered and to the execution and delivery of the supplemental indenture for each of the 11 3/8% Senior Notes due 2004 and the 10 3/4% Senior Notes due 2005.

     Tender of outstanding notes held through a custodian. If your outstanding notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf. Any beneficial owner of outstanding notes held of record by DTC or its nominee, through authority granted by DTC may direct the holder of record to tender on the beneficial owner's behalf.

     Tender of outstanding notes held through DTC. To tender outstanding notes that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. Delivery of tendered outstanding notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

     YOU SHOULD SEND LETTERS OF TRANSMITTAL AND CONSENTS ONLY TO THE EXCHANGE AGENT AND NOT TO US.

     The delivery of outstanding notes and letters of transmittal and consent, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through the Automated Tender Offer Program or otherwise, is at the election and risk of the holder tendering those outstanding notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal and consent, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent. If delivery is made by facsimile, the holder must provide the original within five business days.

     Except as provided below, unless the outstanding notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message, we may, at our option, treat the tender of the notes as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the outstanding notes will be made only against deposit of the tendered outstanding notes and delivery of all other required documents.

     Book-entry delivery procedures. The exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the notes by causing DTC, as appropriate, to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for such transfer.

     Although delivery of outstanding notes may be effected through book-entry into the exchange agent's account at DTC, the letter of transmittal and consent, or facsimile of it, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "Book-Entry Confirmation."

     "Agent's Message" means a message transmitted by DTC, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC has received an express acknowledgement from the person tendering the notes that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

     Signature guarantees. Your broker may require signatures on letters of transmittal be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program if the outstanding notes are registered in the name of a person other than the signer of the letter of transmittal and consent.

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

     Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered notes. We reserve the absolute right to reject any and all notes not properly tendered or any notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular notes either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal and consent, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal and consent, as soon as practicable following the expiration date.

     Backup United States federal income tax withholding. To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal. See "Material United States Federal Income Tax Consequences."

WITHDRAWALS OF TENDERS AND REVOCATION OF CONSENTS


     You may validly withdraw outstanding notes that you tender prior to the expiration of the consent solicitation at any time prior to 5:00 p.m., New York time on the date the consent solicitation expires. After the consent solicitation expires, you will not be permitted to withdraw outstanding notes that you tender unless we reduce the exchange offer consideration. In addition, if you tender notes after the consent solicitation expires, but before the exchange offer expires, you will not be permitted to withdraw tendered notes unless we reduce the exchange offer consideration. See " -- Expiration Date; Termination."


     For a withdrawal of tendered notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

     - specify the name of the person who tendered the notes to be withdrawn;

     - identify the notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the notes into the name of the person withdrawing the tender.

     If you have tendered your outstanding notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer.

     All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any notes withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no new notes or warrants will be issued in exchange unless the notes so withdrawn are validly retendered. Any notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn notes may be retendered by following one of the procedures described above under "-- Procedures for Exchanging Notes" at any time prior to the expiration date.

EXCHANGE OF NOTES

     We will issue new senior secured notes upon the terms of this exchange offer and applicable law with respect to the outstanding notes validly tendered and not withdrawn for exchange under this exchange offer promptly after the expiration date. For purposes of this exchange offer, we will be deemed to have accepted for exchange validly tendered notes for defectively tendered notes with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent. We will exchange the outstanding notes for new senior secured notes.

     In all cases, credits of new senior secured notes will only be made as soon as practicable after the expiration date of this exchange offer and assuming receipt by the exchange agent of:

     - timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in "-- Procedures for Exchanging Notes -- Book-Entry Delivery Procedures" above;

     - a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted Agent's Message; and

     - any other documents required by the letter of transmittal.

     If we do not accept any tendered notes for exchange pursuant to this exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of this exchange offer credit such notes to the account maintained at DTC from which the outstanding notes were delivered.

"BLUE SKY" COMPLIANCE

     We are making this exchange offer to all holders of outstanding notes. We are not aware of any jurisdiction in which the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer will not be made to, nor will tenders of outstanding notes be accepted from or on behalf of, the holders of outstanding notes residing in such jurisdiction.

EXCHANGE AGENT

     J.P. Morgan Trust Company, National Association has been appointed as the exchange agent for this exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as indicated on the back cover of this prospectus.

     Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

DEALER MANAGER

     We have retained Lehman Brothers Inc. as our exclusive dealer manager in connection with this exchange offer. We will pay a customary fee for its services a portion of which will be based on the successful completion of the exchange offer. We have also agreed to reimburse Lehman Brothers Inc. for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. Weil, Gotshal & Manges LLP, New York, New York, will pass upon certain legal matters for the dealer manager.
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

INFORMATION AGENT

     D.F. King & Co., Inc. has been appointed the information agent for this exchange offer. We have agreed to pay D.F. King & Co., Inc. reasonable and customary fees for its services and will reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses. Any questions concerning the procedures of this exchange offer or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

                             D.F. King & Co., Inc.
                          77 Water Street, 20th Floor
                            New York, New York 10005
                            Banks and Brokers call:
                          (212)296-5550 (call collect)
                                All others call:
                           (800)431-9643 (toll-free)

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates.

     In addition to payments to Lehman Brothers Inc. as our exclusive dealer manager, we may make payments to brokers, dealers or others soliciting acceptance of this exchange offer. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offers, which are estimated in the aggregate to be approximately $6 million. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     Owners who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes. If, however:

     - new senior secured notes are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered notes;
     - the notes are registered in the name of any person other than the person signing the letter of transmittal; or
     - a transfer tax is imposed for any reason other than the exchange of new senior secured notes for outstanding notes in connection with this exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The accounting treatment will follow the requirements of Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The accounting treatment requires that a comparison be made between the maximum future cash outflows associated with the senior secured notes and Series C preferred stock (including principal, interest and related costs on the senior secured notes and the mandatory redemption of the Series C preferred stock), and the recorded assets and liabilities related to the existing 11 3/8% Senior Notes due 2004 and the 10 3/4% Senior Notes due 2005 as of the date of the exchange. A similar comparison will be made between the cash outflows associated with the series 2002 bonds and the carrying value of the series 1989 bonds. The following discussion reflects an assumption that 100% of the outstanding notes and bonds will be exchanged prior to expiration of the consent solicitation. We expect the maximum future cash outflows associated with the senior secured notes and Series C preferred stock to be approximately equal to the carrying value of the senior notes. Depending on the amount of accrued interest on the senior notes as of the exchange, the future cash outflows may be slightly greater than, or slightly less than the carrying value of the assets (the deferred debt issuance costs) and liabilities (the accrued interest and the debt balance) associated with the senior notes. If the total future cash flows are less than the carrying value, an extraordinary gain will be recorded as of the date of the consummation of the exchange offer. If the total future cash flows exceed the carrying value, no gain will be recorded.

     If an extraordinary gain is recorded, all future interest expense over the life of the new senior notes and accretion on the Series C preferred stock will be included in the related carrying amounts and, accordingly, interest expense will not be recognized in future financial statements. Even if no gain is recorded, a significant amount of future interest expense will be included in the related carrying amounts. A new interest rate will be calculated by comparing the total future cash flows with the carrying amount. We anticipate the imputed interest/accretion rate to be applied to the senior secured notes and Series C preferred stock to initially be approximately 0.5%. This rate is based on the maximum future cash flows associated with the senior secured notes. Because interest payments may vary below the maximum, the actual rate will depend on the actual interest incurred on the senior secured notes.

     If the Series C preferred stock is redeemed prior to the mandatory redemption, the redemption price will be less than the carrying value. The difference between the actual cost of the redemption and the carrying value will be credited to additional paid-in-capital.

     We expect that the total future cash flows associated with the series 2002 bonds will exceed the carrying value of the series 1989 bonds. A significant portion of future interest will be included in the carrying value of the series 2002 bonds. A new interest expense rate of approximately 1.5% will be imputed by comparing the cash flows associated with the new instruments associated with the carrying value of the series 1989 bonds.

UNITED STATES INCOME TAX CONSIDERATIONS

     For United States federal income tax purposes, a corporation undergoing an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) will have limitations on its use of its net operating loss carryforwards. We believe that issuing the Series C preferred stock will not cause us to undergo such an ownership change because the Series C preferred stock's value is expected to be significantly less than 50% of the total value of our outstanding stock. However, the Series C preferred stock issuance will increase our risk of realizing an ownership change in the future, including upon a subsequent issuance of our stock or upon the acquisition of disposition of our stock by any 5% stockholders. If such an ownership change would occur, the amount of our net operating loss carryforwards that may be used to offset our income generally would be limited to an amount determined by multiplying the fair market value of our outstanding stock immediately before the ownership change (generally reduced by, among other things, the value of any stock issued within the preceding two years) by the long-term tax exempt rate (currently 5.01%), which is published monthly by the Internal Revenue Service.


     For regular United States federal income tax purposes, we should not incur tax liability due to the elimination of principal and interest pursuant to the exchange of outstanding notes and series 1989 bonds for new senior secured notes, Series C preferred stock, and new secured series 2002 bonds. However, we will be required to reduce our net operating losses and net operating loss carryforwards by reason of the elimination of such principal and interest (based principally on the issue prices for federal income tax purposes of the new senior secured notes, new secured series 2002 bonds and the Series C preferred stock). For United States alternative minimum tax purposes, we could incur tax liability on our cancellation of indebtedness income if the exchange is not consummated during 2002. In this event, we would be able to apply our net operating loss carryforwards against only 90% of our alternative minimum


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taxable income. Alternative minimum tax would be imposed on our alternative minimum taxable income at a 20% rate. We also could incur tax liability in states in which we file tax returns by reason of the elimination of principal and interest pursuant to the exchange offer. However, we do not expect the amount of this alternative minimum tax liability or state tax liability (if any) to be material.

     See "Material United States Federal Income Tax Consequences" for a discussion of certain material United States federal tax consequences to holders of 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005 acquiring, owning, and disposing of new senior secured notes and Series C preferred stock or retaining their outstanding notes.

APPRAISAL RIGHTS

     You will not have any right to dissent and receive appraisal of your outstanding notes in connection with this exchange offer.

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                    DESCRIPTION OF THE SENIOR SECURED NOTES

     The following is a summary of the terms of the new senior secured notes that we are offering in exchange for all of the outstanding notes.

     We urge you to read the indenture with respect to the new senior secured notes in its entirety. You may obtain a copy of the indenture from us. See "Where You Can Find More Information."

     The new senior secured notes will be issued under an indenture between Weirton and the trustee. The terms of the new senior secured notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The new senior secured notes are subject to all such terms, and prospective investors are referred to the indenture and the Trust Indenture Act for a statement of such terms, a copy of which is available upon request from Weirton or the trustee and has been filed as an exhibit to the registration statement of which this prospectus is a part.

     The following statements are summaries of the material terms of the new senior secured notes and the indenture. Unless indicated otherwise, the terms "we," "our" and "Weirton" in this description refer only to Weirton Steel Corporation and not its subsidiaries.

GENERAL


     Until March 31, 2003, interest on the new senior secured notes will accrue and be payable at a rate equal to the greater of 0.5% per year or the rate determined from the difference between $4 million and such aggregate amount of interest as is to be paid on untendered outstanding notes and series 1989 bonds (allocated pro rata among the holders of the new senior secured notes). The amount of interest to be paid during this period will be determinable as of the issue date of the new senior secured notes. From April 1, 2003 until March 31, 2005, interest on the new senior secured notes will accrue and be payable at a fixed rate, plus a contingent interest payment (allocated pro rata among the holders of the new senior secured notes and the new secured series 2002 bonds) equal to 50% of our "excess cash flow" for the period consisting of two consecutive fiscal quarters immediately preceding the applicable period, up to an aggregate maximum of 10% per year. Beginning April 1, 2005, interest will accrue and be payable at a rate of 10% per year. Our "excess cash flow" will equal our Consolidated EBITDA, as defined below in "Certain Definitions", for the period measured plus decreases in working capital minus the sum of (a) expenditures on capital assets, (b) increases in working capital, and (c) interest and certain mandatory principal payments. Our Consolidated EBITDA takes into account cash payments in excess of expense amounts and expense in excess of cash payments in respect of pension and other post-retirement requirement. We do not anticipate generating "excess cash flow" in 2003 and 2004 that would trigger the payment of contingent interest.


     The new senior secured notes will be due on April 1, 2008, and will be issued only in registered form, without coupons, in denominations of $50 and integral multiples of $50.

RANKING


     The new senior secured notes will be senior obligations of Weirton and will rank equal in right of payment to all existing and future senior indebtedness of Weirton, including our senior credit facility and our obligations under the new secured series 2002 bonds. The new senior secured notes and the new secured series 2002 bonds will be secured pari passu by a security agreement and by deeds of trust granting second priority security interests in our hot strip mill, No. 9 tin tandem mill and tin assets and will, therefore, effectively rank senior to all of our unsecured indebtedness, including the outstanding notes and any obligations with respect to the series 1989 bonds, to the extent of the value of those assets and, as discussed below, under intercreditor arrangements among the senior lenders, the collateral agent and the trustees, the rights of the trustee in and to collateral will be subordinated to the rights of the senior lenders. Our senior credit facility will be secured by first lien deeds of trust and first priority security interests in our accounts receivable (including related intangibles) and inventory, our hot strip mill, No. 9


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tin tandem mill and tin assets and will, therefore, effectively rank senior to the new senior secured notes and secured series 2002 bonds to the extent of the value of the collateral securing the senior credit facility.

SECURITY


     The new senior secured notes will be secured by a security agreement and by second lien deeds of trust granting second priority security interests (subject to certain liens and encumbrances to be permitted under the terms of the indenture, the deeds of trust and the security agreement) in our hot strip mill, No. 9 tin tandem mill and tin assets. We refer to these assets, together with all other property and assets that are from time to time subject to the deeds of trust or security agreement, collectively as the "collateral." The collateral will be pledged for the benefit of the holders of the new senior secured notes and the holders of the new secured series 2002 bonds, pursuant to separate deeds of trust for each property, a security agreement, financing statements and other documents as necessary for the type of collateral involved. For additional information about our hot strip mill, No. 9 tin tandem mill and tin assets, and the recent independent appraisals of those assets, see "-- Description of Collateral" below. The lenders under our senior credit facility, as amended, will have first priority security interests (subject to certain permitted liens and encumbrances) in the collateral.



     The second lien deeds of trust contain various covenants made by us for the benefit of the trustee with respect to the collateral, including that we have good and absolute title to the collateral, free and clear of all liens and encumbrances, except certain permitted liens and encumbrances (including the liens and security interests in the collateral held by the lenders under our senior credit facility, as amended, and the liens and security interests in the collateral held by the trustee under the indenture governing the new secured series 2002 bonds). We will maintain the liens of the deeds of trust and security agreement as second liens on the collateral, subject only to those permitted liens and encumbrances, so long as the new senior secured notes are outstanding. We have also represented and covenanted: that the land and the improvements constituting the collateral and the use of them has complied with and will, to extent required by the indenture, continue to comply with all laws; that we will satisfy all taxes and assessments; that we will not permit any mechanic's liens; that we will maintain certain insurance; that we will maintain the collateral in good operating condition and that we will not transfer any of the collateral, except in accordance with the terms of the applicable security documents. We covenant that we will perform all of our obligations under the indenture and the documents related thereto and to the new secured series 2002 bonds. We also represent and warrant that while the senior secured notes or the new secured series 2002 bonds are outstanding, there are not, nor will there be, any hazardous materials generated, released, used or stored on the collateral, except as required by the permitted use of the collateral in compliance with law. We also agree to indemnify the trustee for the new senior secured notes and the trustee for the new secured series 2002 bonds for any breach of this environmental representation.



     The security agreement contains various representations and covenants made by us for the benefit of the trustee with respect to the collateral, including that we have good title to the collateral, free and clear of all liens, except certain liens permitted by the second lien deeds of trust. We will maintain the collateral free of all liens, except certain liens permitted by the second lien deeds of trust. We covenant to comply with all of our obligations under the indenture and the documents related thereto and to the new secured series 2002 bonds. We also covenant to pay all costs necessary preserve the security interest granted under the security agreement, to furnish all documents necessary to preserve such interests, and to deposit all proceeds of the collateral in an account for the benefit of the trustee and the trustee of the new secured series 2002 bonds (subject to the rights of our senior lenders). We also covenant not to change our name, state of incorporation or principal place of business without notifying the trustee.



     Our failure to perform any covenant or condition contained in the deeds of trust or security agreement and failure to cure that default for a specified period of days after we have received notice of such default will constitute an event of default. The second lien deeds of trust further provide that the occurrence of an event of default under the indenture or the loan agreement relating to the new secured series 2002 bonds also constitutes an event of default under the deeds of trust. If an event of default occurs under the second lien deeds of trust or the security agreement, the trustee may, with the consent of the holders of 25% in

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aggregate principal amount of the outstanding new senior secured notes, declare all amounts due and payable under the indenture. In such event, subject to the limitations set forth in the intercreditor agreement and collateral agency and second lien intercreditor agreement applicable at the time, the trustee may enforce the terms of the deeds of trust, including taking possession of the collateral or foreclosing on the collateral and selling it for cash.



     The collateral agency and second lien intercreditor agreement, to which the trustee is a party, provides for the enforcement remedies against the collateral to be exercised by the collateral agent who has been appointed and directed by the controlling party (the trustee for the majority principal amount of debt outstanding as between the senior secured notes and the secured series 2002 bonds). While the senior secured notes are outstanding, it is highly likely that the controlling party will be the trustee for the senior secured notes.



     We cannot assure you that the proceeds from the sale of the collateral would be sufficient to satisfy payments due on the secured series 2002 bonds and the senior secured notes. In the case of a default, there may not be sufficient available collateral to satisfy the obligations under the secured series 2002 bonds and the senior secured notes. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time, or at all.


DESCRIPTION OF THE COLLATERAL


     The new senior secured notes and the new secured series 2002 bonds will be secured by second priority security interests (subject to certain permitted liens and encumbrances) in the property, plant, equipment and fixtures constituting our hot strip mill, No. 9 tin tandem mill and tin assets. With a domestic market share of 25% and representing approximately 49% of Weirton's 2001 revenues, our tin mill facilities generate more stable profit margins than our sheet products. The hot strip mill is essential in supplying substrate to our downstream tin producing facilities. Our No. 9 tin tandem mill, also an integral part of our downstream processing operations, was rebuilt in 1994 and is dedicated to our tin product lines. It is one of the most modern mills of its kind in the United States and supplies nearly one million tons per year of substrate to our four tin platers. According to a recent industry report, "Steel Mills Capacity and Performance: 2000-2001" available from Economic Associates, our hot strip mill and No. 9 tin tandem mill are superior in terms of energy, operating cost and product quality and are rated among the top 30% of United States facilities. Our hot strip mill is one of the few hot strip mills in the industry that is capable of rolling both carbon and stainless steel substrate. Our other tin production assets consist of annealing operations, double reduction mills, temper mills and electrolytic tin lines. Our tin mill assets in the aggregate are rated the highest of any full-line domestic tin plate producer, according to the recent industry report.


     Taking advantage of the capability of rolling both carbon and stainless substrate, we have a long-term tolling agreement with J&L Specialty Steel, a domestic stainless steel producer owned by a major foreign steel producer, to convert stainless slabs into stainless coils. We believe that at the present time only a limited number of hot strip mills in operation are capable of converting the stainless slabs required by our customer. Due to the importance of these facilities to this major stainless steel producer's United States market position, our customer has entered into a five year tolling agreement with us that extends until 2006. This agreement currently provides more stable profit margins than potential carbon slab conversion opportunities and accounts for approximately 20% of our hot strip mill's overall capacity.

     The facility load from our existing tin and stainless conversion business now accounts for over 50% of the hot strip mill's overall capacity. The balance of the hot strip mill capacity supports our galvanizing operations and our hot and cold rolled commodity sheet productions. Under our strategic plan, we anticipate that these assets will be further utilized by increasing the proportion of our carbon steel substrate used in our downstream finishing operations in the production of tin mill and other higher margin value-added products.

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     Based on recent independent appraisals, our hot strip mill, No. 9 tin tandem mill and tin assets have an aggregate "in place, in use" value of approximately $587 million, an aggregate liquidation-in-place value of approximately $383 million and, based on assumptions regarding future hot band steel prices, an aggregate estimated discounted cash flow value of approximately $657 million. The "in place, in use" value represents the estimated amount that would be realized were the hot strip mill, No. 9 tin tandem mill and tin assets sold on a negotiated basis for continued use together with the current operations. The liquidation-in-place value represents the estimated amount that would be realized were these assets sold intact, as a complete, installed assembly of property, on a negotiated basis for continued use in similar operations, but not as a part of a sale of the entire current operations. On the other hand, in the event of a piecemeal liquidation of these assets, the hot strip mill, No. 9 tin tandem mill and tin assets are estimated to have a relatively minimal liquidation value for appraisal purposes.

     We believe that the "in place, in use" value is a reasonable basis for valuing these assets because, even in a bankruptcy, our hot strip mill and our No. 9 tin tandem mill could continue to supply substrate for our tin mill products business. In a bankruptcy, we believe that our hot strip mill, No. 9 tin tandem mill and tin assets could continue to operate because of the very competitive nature of our equipment and the relative supply and demand balance existing in the United States tin plate market. Indeed, a shutdown of Weirton's facilities under a liquidation scenario could have an adverse effect on the packaging industry as there is currently little excess domestic capacity for tin mill products. Under a Chapter 11 reorganization, we would most likely shut down our primary steel making facilities, including our steel slab production facilities, and purchase slabs in the open market while continuing to operate our rolling and finishing operations, including the hot strip mill, No. 9 tin tandem mill and tin assets. In the current environment, this would provide an immediate improvement in operating margins as the costs associated with our "front-end" production currently exceed the spot price of steel slabs.

IMPAIRMENT OF SECURITY INTEREST


     Weirton will not, and will not permit any of its subsidiaries to take, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest in favor of the trustee on behalf of the holders of the new senior secured notes with respect to the collateral securing the new senior secured notes. Weirton will not grant to any person (other than the lenders under our senior credit facility and trustee on behalf of the holders of the new senior secured notes and the trustee on behalf of the holders of the new secured series 2002 bonds) any interest whatsoever in that collateral other than as permitted by the terms of the indenture governing the new senior secured notes and the related deeds of trust and security documents.


RELEASE OF COLLATERAL

     Upon compliance by Weirton with the conditions set forth below with respect to satisfaction and discharge, and upon delivery by Weirton to the trustee of an opinion of counsel to the effect that such conditions have been met, the trustee will release all of the collateral from the lien of the deeds of trust and other security documents and reconvey the released interest to Weirton.


     The collateral release provisions of the indenture, the deeds of trust and any other security documents may permit the release of collateral with or without substitution of collateral of equal value under specified circumstances. As described under "-- Certain Covenants -- Restrictions on Dispositions of Assets of Weirton," and " -- Limitations on Sale and Leaseback Transactions," the net proceeds of any disposition of collateral may be required to be utilized to make an offer to purchase new senior secured notes.


INTERCREDITOR AGREEMENT; FORECLOSURE ON COLLATERAL


     The security documents for the senior secured notes (and the secured series 2002 bonds) will provide remedies under applicable law, including foreclosure and sale, to enforce the second priority liens and security interests on the collateral in the event of our default on either or both those instruments and the acceleration of their maturity. However, we will also be granting first priority liens and security interests on


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the same collateral to the agent under our new senior credit facility on behalf of the lenders in that facility.



     Although the indebtedness under the senior credit facility and the senior notes and secured series 2002 bonds will rank equally in right of payment, the senior credit facility debt, due to its first lien status, effectively will rank prior to the secured series 2002 bonds to the extent of the value of the collateral. In order to coordinate and prioritize the exercise of remedies among those parties, Fleet Capital Corporation, the agent under the senior credit facility, will enter into an intercreditor agreement with J.P. Morgan Trust Company, National Association, in its capacities as trustee for the senior secured notes, trustee for the secured series 2002 bonds, and collateral agent under a collateral agency and second lien intercreditor agreement described more fully below.



     The intercreditor agreement will govern the priority in enforcement and collection procedures against the collateral and will provide that the agent on behalf of the senior lenders will, at all times, control all actions enforcing security interests against the collateral. Without the consent of the senior credit facility agent, neither of the trustees nor the collateral agent will be able to take any actions against the collateral at any time when there are obligations outstanding secured by the first priority liens in favor of the agent under the senior credit facility.



     The intercreditor agreement will provide that when all obligations covered by such first priority liens have been satisfied, it will terminate, after which time the collateral agent or one of the trustees (depending on the circumstances under the collateral agency and second lien intercreditor agreement among the collateral agent, the trustee for the senior secured notes and the trustee for the secured series 2002 bonds, applicable at the time) would be able to assert remedies against the collateral. Thus, while the intercreditor agreement remains operative, the collateral agent and the trustee may not be able to foreclose upon or otherwise exercise remedies in respect of obtaining value for the collateral, even though the new senior secured notes have become due and payable prior to maturity, such as upon acceleration following and event of default, or at maturity. The intercreditor agreement will provide, however, that after the satisfaction of all obligations under the senior credit facility (which include, among other things, expenses in disposing of collateral), remaining proceeds, if any, from exercises of remedies against the collateral are to be paid over to the collateral agent for application toward the second priority indebtedness, which application is governed by the collateral agency and second lien intercreditor agreement.



     Even though the collateral we have pledged under the senior credit facility is more extensive than that pledged in respect of the second lien securities, there can be no assurance that the proceeds from the sale of collateral as a result of exercising remedies will be sufficient to satisfy all our obligations on the senior credit facility first and on the new senior secured notes and secured series 2002 bonds second. In case of a default and the exercise of remedies, it is possible that there will be sufficient collateral to satisfy all of our obligations under the senior credit facility, but not sufficient available remaining collateral to satisfy our obligations in full on the new secured notes and secured series 2002 bonds. By its nature, some of all of the collateral subject to the second liens will be illiquid or may not have a readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or at all.



     Under circumstances provided in the indenture for the new senior secured notes, we will be allowed to sell, transfer or otherwise dispose of (including sales and leasebacks for financing purposes) our assets, including collateral. Generally, because of the more restrictive covenants in our senior credit facility, such asset dispositions of collateral will require the prior approval, in individual cases, of our senior lenders. The intercreditor agreement will also provide for the distribution of proceeds from voluntary dispositions and financing of assets comprising collateral in such cases outside the context of enforcing remedies.



     The intercreditor agreement will provide generally that the proceeds from such approval sales or sales and leasebacks, except financings and sales and leasebacks involving our No. 9 tin tandem mill, be applied first to the senior credit facility debt (which will result in the permanent reduction of commitments and maximum debt limits under the senior credit facility to the extent required under that facility) and after the indefeasible payment of all senior credit facility debt in cash, to the second lien debt. The intercreditor

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


agreement will also provide, however, to the extent that permanent application of such proceeds is not required, we may utilize them to purchase replacement assets or to redeem a portion of the second lien debt or the new Series C preferred stock as provided in the second lien instruments. The agreement will provide further that with respect to financings or sales or leasebacks involving our No. 9 tin tandem mill (which are required under our senior credit facility to provide at least $50.0 million in proceeds to qualify for approval), $25.0 million or not less that 50% (depending on the situation) of the resulting proceeds is to be used for the repayment of the senior credit facility, resulting in the release of the first liens on that property.



     Consistent with the indenture for the senior secured notes, the intercreditor agreement will provide that, in the case of a financing or sale and leaseback done contemporaneously with a permitted acquisition of assets, the balance of the proceeds must be used to accomplish the acquisition, and, in the case of a sale and leaseback not done contemporaneously with a permitted acquisition, the balance of the proceeds is to be applied to redeem a portion of the second lien debt or the new Series C preferred stock or, to the extent permitted in the second lien instruments at the time, to purchase replacement assets. Where transactions involving the No. 9 tin tandem mill are done in the context of a permitted acquisition, the lien of the senior secured notes (and the secured series 2002 bonds) is permitted to be subordinated to the first lien of new financing sources. The intercreditor agreement also will require, in the instance where a financing transaction involving the No. 9 tin tandem mill is accomplished to effect a permitted acquisition, that the senior credit facility debt and maximum commitments be permanently reduced by the $25.0 million repayment, to the extent required by the senior secured notes indenture at the time.



     In instances where we obtain proceeds from sales and other dispositions of collateral such as insurance and condemnation awards and determine that we will repair or restore the assets involved or buy replacement property, the senior credit facility requires, and the intercreditor agreement will provide, that we must deposit the applicable funds in a pledged account pending use. The account must be a cash collateral account in a financial institution acceptable to the agent of the senior credit facility, pledged to the agent on a senior basis and to trustees of the senior secured notes and secured series 2002 bonds on a junior basis. The pledged account funds will be released to us as required for our proper use, but could be used to repay first the senior credit facility debt and then the second lien debt, if we determine not to repair, replace or restore the assets or if we experience an intervening event of default and the senior lenders determine that the funds should be applied to repay debt.



     The intercreditor agreement also will contain provisions requiring the creditors to release or subordinate (in the case of the senior secured notes and secured series 2002 bonds) their liens to permit us to accomplish the various types of permitted or approved transactions.



     The trustee for the new senior secured notes, which is also the trustee for the new secured series 2002 bonds, initially will also be appointed as collateral agent under a collateral agency and second lien intercreditor agreement. The collateral agency and second lien intercreditor agreement will govern the priority in enforcement and collection procedures against the collateral as between the holders of the second priority security interests and will provide that the trustee for the new secured series 2002 bonds or the trustee for the new senior secured notes, whichever holds a majority in principal amount of indebtedness secured by the collateral will, at all times, be able to select and direct the collateral agent and, accordingly, control all remedies and actions enforcing the second priority security interests against the collateral.



     Based on amounts outstanding and scheduled maturity dates, it is expected that the trustee under the indenture for the senior secured notes will hold a majority in principal amount of the indebtedness secured by the collateral and, accordingly, will hold such controlling rights. After satisfaction of obligations under the senior credit facility (which include the reasonable expenses of the senior lenders in disposing of the collateral), remaining proceeds with respect to the collateral will be directed to the collateral agent for distribution first, to be applied to the reasonable expenses of each trustee in connection with the collection or realization of the proceeds or the administration of the collateral agency and second lien intercreditor agreement, second, to each trustee in proportion to the principal amount of outstanding secured series 2002


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bonds and outstanding senior secured notes, and third, after payment in full of such bonds and notes, to us or as may otherwise be required by law.


FRAUDULENT TRANSFER AND PREFERENCE LAWS

     The new senior secured notes and the second priority security interest in our hot strip mill, No. 9 tin tandem mill and tin assets that will secure their payment may not be enforceable under federal and state fraudulent transfer laws if certain conditions cannot be found to exist at the time of issuance. In addition, the grant of a security interest in those assets may, in certain circumstances, be avoided as a preferential transfer in the event a petition for relief under the Bankruptcy Code is filed by or against Weirton. See "Risk Factors."

     Fraudulent Transfer Laws. A court may void the issuance of the new senior secured notes or the grant of a second priority security interest in the hot strip mill, No. 9 tin tandem mill and tin assets as security for the new senior secured notes if the court finds that the transaction is avoidable under federal or state fraudulent transfer laws. If a court makes such a finding, the holders of the new senior secured notes may not receive payment on those obligations, or may receive only a reduced payment.

     Under federal or state fraudulent transfer laws, if a court were to find that, at the time the new senior secured notes were issued we:

     - issued the new senior secured notes with the intent of hindering, delaying or defrauding current or future creditors, or

     - received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the new senior secured notes or for the transfer of the security interest; and

      - we were insolvent at the time of the issuance of the new senior secured notes and new secured series 2002 bonds or the transfer of the security interest;

      - we were rendered insolvent by reason of the issuance of the new senior secured notes and new secured series 2002 bonds or the transfer of the security interest;

      - we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

      - we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature,

then a court could:

     - void all or a portion of our obligations to the holders of the new senior secured notes;

     - subordinate our obligations to the holders of the new senior secured notes to other existing and future indebtedness of us, as the case may be, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on those notes; or

     - take other action harmful to the holders of the new senior secured notes, including nullification of the security interest and the return of any distribution made to them.

     The measures of insolvency for purposes of determining whether a fraudulent transfer has occurred varies depending on the law applied. Generally, however, a company would be considered insolvent if:

     - at fair valuations, the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

     - it could not pay its debts as they come due.

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

     For a transfer to be voidable, the transfer must occur within a certain time period prior to a specified event, such as the filing of a bankruptcy case. The period of time will vary depending on the applicable federal or state fraudulent transfer law.

     Preferential Transfers. The grant to the holders of the new senior secured notes of a second priority security interest in our hot strip mill, No. 9 tin tandem mill and tin assets may be avoided as a preferential transfer in the event a petition for relief under the United States Bankruptcy Code is filed by or against us. The transfer of the security interest may be avoided as a preferential transfer if a court finds that:

     - we made the transfer to or for the benefit of a creditor;

     - we made the transfer for or on account of a debt owed prior to the time of transfer;

     - we were insolvent at the time of the transfer;

     - we made the transfer within 90 days before the commencement of our Chapter 11 case, or within one year before the commencement of our Chapter 11 case if the holders of the new senior secured notes are deemed to have been insiders at the time of the transfer; and

     - the transfer resulted in an improvement in the creditor's position so that the creditor received more than it would have received had the preferential transfer not been made and the creditor had participated in the distribution of our assets in a liquidation proceeding under Chapter 7 of the Bankruptcy Code.

     After such a finding, similar to the possible actions as described in connection with the finding that the exchange offer was a fraudulent transfer, the court could nullify the security interest in our hot strip mill, No. 9 tin tandem mill and tin assets granted to the holders of the new senior secured notes, rendering the new senior secured notes unsecured obligations of Weirton and making the value of the collateral available for application to our unsecured creditors, and the court may require the holders to return any distribution made to them.

     The bankruptcy laws further provide an exception, in that a transfer which would otherwise be considered a preference may not be avoidable if:

     - the transfer was intended by the parties to be and was in fact a substantially contemporaneous exchange for which Weirton received new value; or

     - the debt was incurred in the ordinary course of business or financial affairs of both parties and any payment made was made in the ordinary course of business or financial affairs of both parties.

     This exchange offer may be considered by a court to involve a preferential transfer because the issuance of the new senior secured notes and new secured series 2002 bonds alters the status of the holders from unsecured to secured creditors. Depending on the value of Weirton, in the event of a liquidation, a holder of the new senior secured notes or new secured series 2002 bonds, as a secured creditor may receive a greater recovery than such a holder would have received absent the exchange offer, and as a result the exchange offer may be bound to be a preferential transfer. However, the grant of the security interest may not be avoided if a court further finds that the transaction constituted a substantially contemporaneous exchange for which we received new value.

     If a court were to determine that the exchange offer is a preferential transfer and that the transfer does not qualify for defenses described above, we cannot assure you that you will ever receive payment on the outstanding notes or the new senior secured notes and new secured series 2002 bonds.

     The indenture provides that, if a United States Bankruptcy Court finds that the grant in favor of the holders of a lien on the collateral in favor of the holders of the new senior secured notes constitutes a preferential or fraudulent transfer to which there is no defense or exception and the lien securing such collateral is avoided by order of such court as a consequence thereof, the holder of the new senior secured notes shall be entitled to pursue a claim for payment with respect to the new senior secured notes as such holder would have been entitled to pursue with respect to the 11 3/8% Senior Notes due 2004 or the 10 3/4% Senior Notes due 2005, as the case may be, which such holder exchanged for the new senior secured

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notes, as though such holder had never exchanged the 11 3/8% Senior Notes due
2004 or the 10 3/4% Senior Notes due 2005 for the senior secured notes.

     In any of these events, we could not assure that the holders of the new senior secured notes would receive the intended benefit from the liens securing those notes or that holders of the new senior secured notes would ever receive payment on those notes.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the trustee to repossess and dispose of, or otherwise exercise remedies in respect of, the collateral upon the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Weirton prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under the Bankruptcy Code, secured creditors such as the holders of the new senior secured notes, are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the indenture and the new senior secured notes could be delayed following the commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the new senior secured notes would be compensated for any delay in payment or loss of value of the collateral.

REDEMPTION

     Optional Redemption. The new senior secured notes may not be redeemed at the option of Weirton prior to April 1, 2004. The new senior secured notes will be subject to redemption at any time on or after April 1, 2004, at the option of Weirton, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount), plus accrued or unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated below:

YEAR                                                           REDEMPTION PRICE
----                                                           ----------------
April 1, 2004 to March 31, 2005.............................         105%
April 1, 2005 to March 31, 2006.............................         104%
April 1, 2006 to March 31, 2007.............................         103%
April 1, 2007 and thereafter................................         100%

     Any redemption by us would be subject to restrictions contained in our senior credit facility or other senior indebtedness then existing at the time Weirton may elect to redeem the new senior secured notes. See "Description of Other Indebtedness and Financing Arrangements." Accordingly, we have no present intention to redeem any or part of the new senior secured notes.

     Selection and Notice of Redemption. In the event that less than all of the new senior secured notes are to be redeemed at any time, selection of new senior secured notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new senior secured notes are listed or, if the new senior secured notes are not listed on a national securities exchange, on a pro rata basis; provided, however, that the new senior secured notes will be redeemed only in the amount of $50 or integral multiples thereof. Notice of redemption to the holders of

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

new senior secured notes to be redeemed in whole or in part shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such holders of new senior secured notes at their last addresses as they shall appear upon the registry books. On and after the redemption date, interest (as defined herein), if any, will cease to accrue on new senior secured notes or portions thereof called for redemption.

     Sinking Fund. There will be no sinking fund for the new senior secured notes.

CERTAIN COVENANTS

     The following is a summary of certain covenants that are contained in the indenture. Such covenants will be applicable (unless waived or amended as permitted by the indenture) so long as any of the new senior secured notes are outstanding. The restrictions, limitations and exceptions described in detail below in this section are imposed on us under the indenture governing the new senior secured notes. The limitations imposed on us under the new senior credit facility are, in many instances, more restrictive than those described below and those imposed on us by the loan agreement relating to the secured series 2002 bonds. We must comply with the provisions of all of these instruments, as a result of which, unless our senior credit facility is amended or waivers are granted by our lenders from time to time, we may not be able to take advantage of allowances and exceptions provided under the debt covenants in the indenture governing the new senior secured notes or the loan agreement relating to the secured series 2002 bonds.

     Limitations on Indebtedness. Weirton will not, and will not permit any Subsidiary to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, or permit any Subsidiary to issue any Preferred Stock other than Preferred Stock that is issued to and held by Weirton or a wholly owned Subsidiary of Weirton (so long as Weirton or a wholly owned Subsidiary owns such Preferred Stock); provided that Weirton may incur, and may permit any Subsidiary to incur, Indebtedness (including Acquired Indebtedness) if (a) at the time of such event and after giving effect thereto, on a pro forma basis, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for the four fiscal quarters immediately preceding such event for which financial information is available consistent with Weirton's prior practice, taken as one period and calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related acquisition (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, would have been greater than 1.75 to 1, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

     Limitations on Restricted Payments. Weirton will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; and

          (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments (the fair market value of any such Restricted Payment, if other than cash, as determined in good faith by Weirton's board of directors and evidenced by a resolution of such board of directors) declared or made after the Issue Date does not exceed the sum of:

             (1) 50% of the Excess Cash Flow on a cumulative basis during the period (taken as one accounting period) from and including January 1, 2002 and ending on the last day of Weirton's last fiscal quarter ending prior to the date of such Restricted Payment; plus

             (2) 100% of the aggregate net cash proceeds of, and the fair market value of marketable securities (as determined in good faith by Weirton's board of directors and evidenced by a resolution of such board of directors) received by Weirton from, the issue or sale after January 1, 2002 of Capital Stock of Weirton (other than the issue or sale of (x) Disqualified Stock,
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

        (y) Capital Stock of Weirton to any Subsidiary of Weirton or (z) Capital Stock convertible (whether at the option of the Company or the holder thereof or upon the happening of any event) into any security other than its Capital Stock) and any Indebtedness or other securities of Weirton convertible into or exercisable for Capital Stock (other than Disqualified Stock) of Weirton which has been so converted or exercised, as the case may be; plus

             (3) the amount by which Indebtedness of Weirton is reduced on Weirton's balance sheet upon the conversion or exchange (other than by a Subsidiary of Weirton) subsequent to the Issue Date of any Indebtedness of Weirton convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Weirton (less the amount of any cash or the fair market value of other property distributed to Weirton upon such conversion or exchange).

        Notwithstanding the foregoing,

             (1) Weirton and its Subsidiaries shall be permitted to make Permitted Payments, and

             (2) Weirton and any Subsidiary shall be permitted to make Investments in Permitted Joint Ventures if at the time of such Investment and after giving effect thereto, on a pro forma basis, (x) Weirton could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to clause (a) of the "Limitations on Indebtedness" covenant (assuming for purposes of such calculation, if such Investment is made other than with borrowed funds or funds obtained by the issuance of Capital Stock specifically for the purpose of such Investment, that Weirton incurred Indebtedness in an amount equal to such Investment bearing interest at the weighted average rate of interest paid by Weirton on its outstanding Indebtedness during the four fiscal quarters most recently ended) or otherwise pursuant to clause (k) of the definition of "Permitted Indebtedness," (y) the aggregate amount of Investments made pursuant to this clause (2), less the aggregate amount of dividends, other distributions of earnings and returns of capital received by Weirton from such Permitted Joint Ventures in cash, does not exceed $50 million and (z) no Default or Event of Default shall have occurred and be continuing.

     Moreover, the foregoing clause (b) shall not prevent:

          (x) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant; or

          (y) the redemption, repurchase, retirement or other acquisition of any Capital Stock of Weirton in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Weirton) of other Capital Stock of Weirton (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) above; or

          (z) the defeasance, redemption or repurchase of Indebtedness which is subordinated in right of payment to the new senior secured notes with the net cash proceeds from an incurrence of Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of Weirton) of other Capital Stock of Weirton (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) above.


     Limitations on Transactions with Affiliates. So long as any of the new senior secured notes remain outstanding, neither Weirton nor any of its Subsidiaries will directly or indirectly enter into any transaction or series of related transactions involving aggregate consideration in excess of $1 million in any fiscal year with any Affiliate or holder of 5% or more of any class of Capital Stock of Weirton other than the Series C preferred stock (including any Affiliates of such holders) except for any transaction (including any loans or advances by or to any Affiliate):


          (a) the terms of which are fair and reasonable to Weirton or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by Weirton or such Subsidiary,

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

     as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder, an Affiliate of such holder or Affiliate of Weirton; and

          (b) which has been approved by a majority of Weirton's directors (including a majority of Weirton's independent directors, if any) in the exercise of their fiduciary duties; provided that any transaction shall be conclusively deemed to be on terms which are fair and reasonable to Weirton or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder, an Affiliate of such a holder or Affiliate of Weirton, if such transaction is approved by the board of directors (including a majority of Weirton's independent directors, if any).

     If Weirton or any Subsidiary enters into a transaction with an Affiliate (or a series of related transactions with Affiliates related to a common plan) that involves an aggregate fair market value of more than $10 million, Weirton or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transactions to Weirton or the relevant Subsidiary, as the case may be, from a financial point of view, from an independent nationally recognized investment banking firm and deliver the same to the trustee.

     This covenant does not apply to:


             (1) any transaction between Weirton and any of its Wholly Owned Subsidiaries or between any of its Wholly Owned Subsidiaries, provided that such transactions are not prohibited by other provisions of the indenture;


             (2) any Restricted Payment not otherwise prohibited by the "Limitations on Restricted Payments" covenant, including Permitted Payments;

             (3) any transaction pursuant to an agreement in existence on the date of the indenture and included as an exhibit to the Exchange Act reports;

             (4) transactions between Weirton and the 1984 ESOP, 1989 ESOP or any other employee benefit plan;

             (5) any transaction with a Subsidiary or a Permitted Joint Venture which would constitute a transaction with an Affiliate solely because Weirton or a Subsidiary owns an equity interest in or otherwise controls such Subsidiary or Permitted Joint Venture; or

             (6) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of Weirton or any Subsidiary of Weirton as determined in good faith by Weirton's board of directors.

     Restrictions on Disposition of Assets of Weirton.

          (a) Subject to the provisions of the "Limitations on Mergers, Consolidations and Sales of Assets" covenant and the "Release of Collateral" covenant, Weirton will not, and will not permit any of its Subsidiaries to, make any Asset Disposition (excluding any Asset Disposition of Collateral) unless:

             (1) Weirton (or the Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof, as determined in good faith by Weirton's board of directors and evidenced by a resolution of such board;

             (2) not less than 75% of the consideration received by Weirton (or the Subsidiary, as the case may be) is in the form of cash or Cash Equivalents; and

             (3) the Net Cash Proceeds of the Asset Disposition are within 270 days, at Weirton's election, applied

                (A) to the extent Weirton elects (or is required by the terms of any Indebtedness), to prepay or repay the Credit Facility or the Vendor Financing Programs,

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


                (B) (i) to redeem or make other payments in respect of the Series C preferred stock, or (ii) to make an investment in properties and assets other than cash equivalents or inventory that replace the properties and assets that were the subject of the Asset Disposition or in properties or assets that will be used in the business of making, processing or distributing steel products, including without limitation, tin products or other coated steel products and related businesses, or


                (C) to the extent of the balance of such Net Cash Proceeds after application in accordance with clauses (A) or (B), to make an Asset Disposition Offer (as defined in the indenture) purchase the new senior secured notes (on a pro rata basis if the amount available for such purchase offer is less than 100% of the outstanding principal amount of the new senior secured notes) and secured series 2002 bonds on a pari passu basis, at a purchase price of the principal amount at maturity thereof plus accrued and unpaid interest, if any, as the case may be, to the date of repayment.

Notwithstanding the foregoing, Weirton and its Subsidiaries will not be required to apply any Net Cash Proceeds to effectuate an Asset Disposition Offer in accordance with this provision except to the extent that the aggregate gross proceeds from all Asset Dispositions which are not applied in accordance with clause (A) or (B) above exceed $15 million.

          (b) Subject to the provisions of the "Limitations on Mergers, Consolidations and Sales of Assets" covenant and the "Release of Collateral" covenant, Weirton will not, and will not permit any of its Subsidiaries to, make any Asset Disposition of Collateral unless:

             (1) Weirton (or the Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof, as determined in good faith by Weirton's board of directors and evidenced by a resolution of such board of directors;

             (2) not less than 75% of the consideration received by Weirton (or the Subsidiary, as the case may be) is in the form of cash or Cash Equivalents; and

             (3) the Net Cash Proceeds of the Asset Disposition are within 270 days, at Weirton's election, applied,

                (A) to the extent Weirton elects (or is so required by the terms of any Indebtedness), to prepay or repay the Credit Facility, which prepayment or repayment shall constitute a permanent reduction of the commitment under such Credit Facility (a "Permanent Reduction"), or


                (B) (i) to redeem or make other payments in respect of the Series C preferred stock, or (ii) to make an investment in replacement properties and assets that will be used in the business of making, processing or distributing steel products, including, without limitation, tin products or other coated steel products and related businesses, and grant in favor of the holders of the senior secured notes a Lien which may be subordinated only to senior secured Indebtedness, incurred to finance or refinance, as applicable, the acquisition of such replacement properties and assets, or


                (C) to the extent of the balance of such Net Cash Proceeds after application in accordance with (A) or (B), to make an Asset Disposition Offer to purchase the senior secured notes (on a pro rata basis if the amount available for such purchase is less than 100% of the outstanding principal amount of the senior secured notes) and secured series 2002 bonds on a pari passu basis, at a purchase price of the principal amount thereof plus accrued and unpaid interest, if any, as the case may be, to the date of repayment.

     Limitations on Liens. Weirton will not, and will not permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a Lien (other than a Permitted Lien) of or upon any Property of Weirton or any Subsidiary or any shares of stock or debt of any Subsidiary which owns Property, whether
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

such Property is owned at the date of the indenture or thereafter acquired, without making effective provision whereby the new senior secured notes (together with, if Weirton shall so determine, any other debt of Weirton ranking equally with the new senior secured notes and then existing or thereafter created) shall be secured by such Lien equally and ratably with such Indebtedness, so long as such Indebtedness shall be so secured. Weirton will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Collateral now owned or hereafter acquired, or any income or profits therefrom, except Collateral Permitted Liens.

     Limitations on Sale and Leaseback Transactions. (a) Weirton will not, and will not permit any Subsidiary to, enter into any sale and leaseback transaction with respect to any Property (whether now owned or hereafter acquired) unless:

          (1) the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value (as determined by the board of directors of Weirton) of such Property; and

          (2) unless Weirton or such Subsidiary would be entitled under the "Limitations on Indebtedness" and "Limitations on Liens" covenants, to issue, assume or guarantee Indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of such sale and leaseback transaction; provided, however, that the foregoing prohibition does not apply to:

             (A) leases between Weirton and a Subsidiary or between Subsidiaries; or

             (B) sale and leaseback transactions with respect to the Vendor Financing Programs.


          (b) In connection with a financing secured by the No. 9 tin tandem mill in an amount not to exceed $90 million, the Lien in favor of the holders of the senior secured notes on the No. 9 tin tandem mill shall be subordinated and the cash proceeds of any such financing (net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred in connection with the financing and after payment of $25 million to the lenders under the Credit Facility and the release by such lenders under the Credit Facility of their Liens on the No. 9 tin tandem mill) must be used in connection with a Permitted Acquisition and Weirton or any of its Subsidiaries must grant a Lien in favor of the holders of the senior secured notes on the assets and properties so acquired (excluding working capital assets) which Lien may be subordinated only to senior secured Indebtedness incurred to finance or refinance, as applicable, the Permitted Acquisition; provided, however, that such repayment shall not reduce the amount of Permitted Working Capital Indebtedness. In connection with a sale and leaseback transaction with respect to the No. 9 tin tandem mill, the Lien in favor of the holders of the senior secured notes may be released and terminated and the cash proceeds received by Weirton (net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred in connection with the sale and leaseback transaction and any capital gains taxes incurred as a consequence of such transaction) shall be applied, at the election of the Issuer, as follows:


             (1) to finance or refinance a Permitted Acquisition permitted under clause (i) of the definition of Permitted Indebtedness, provided that Weirton grants in favor of the holders of the senior secured notes a Lien on the assets and properties so acquired (excluding working capital assets) which Lien may be subordinated only to senior secured Indebtedness incurred to finance or refinance, as applicable, the Permitted Acquisition; or

             (2) for purposes other than a Permitted Acquisition so long as not less than fifty percent (50%) of such cash proceeds are applied by Weirton, at its election, to (A) redeem or purchase the Series C preferred stock or (B) make an offer to purchase senior secured notes and secured series 2002 bonds on a pari passu basis and in accordance with the procedures governing an Asset Disposition Offer (as defined in the indenture).

     Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries. Weirton will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to

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

exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Weirton to:

          (a)(1) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in or measured by its profits, owned by Weirton or a Subsidiary of Weirton, or (2) pay any Indebtedness owed to Weirton or a Subsidiary of Weirton;

          (b) make loans or advances to Weirton or a Subsidiary of Weirton; or

          (c) transfer any of its properties or assets to Weirton or a Subsidiary of Weirton, except for Permitted Liens and such other encumbrances or restrictions existing under or by reason of:

             (1) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the date of the indenture, under any agreement in existence at the time such Subsidiary becomes a Subsidiary (unless such agreement was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary on or after the date of the indenture);

             (2) any restrictions under any agreement evidencing any Acquired Indebtedness of a Subsidiary of Weirton incurred pursuant to the provisions described under the "Limitations on Indebtedness" covenant; provided that such restrictions shall not restrict or encumber any assets of Weirton or its Subsidiaries other than such Subsidiary;

             (3) terms relating to the nonassignability of any operating lease;

             (4) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing restrictions described in clauses (1) through (3), provided that the terms and conditions of any such restrictions are no less favorable to the holders of the new senior secured notes than those under the agreement so refinanced or replaced; or

             (5) any encumbrance or restriction due to applicable law.

     Change of Control Option. In the event that there shall occur a Change of Control, each holder of the new senior secured notes shall have the right, at the holder's option, to require Weirton to purchase all or any part of such holder's new senior secured notes, on the date (the "Repurchase Date") that is 90 days after notice of the Change of Control, at 101% of the principal amount of the new senior secured notes plus accrued interest, if any, to the Repurchase Date.

     On or before the thirtieth day after the Change of Control, Weirton is obligated to mail, or cause to be mailed, to all holders of record of such new senior secured notes a notice regarding the Change of Control and the repurchase right ("Change of Control Offer"). Substantially simultaneously with mailing of the notice, Weirton shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, the City of New York. To exercise a repurchase right, the holder of such new senior secured notes must deliver, at least two business days prior to the Repurchase Date, written notice to Weirton (or an agent designated by Weirton for such purpose) of the holder's exercise of such right, together with the new senior secured notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice from the holder shall be irrevocable unless the rescission thereof is duly approved by the Continuing Directors (as defined herein).

     Weirton will comply with all applicable tender offer rules and regulations, including Section 14(e) of the Exchange Act and the rules thereunder, if Weirton is required to give a notice of right of repurchase as a result of a Change of Control.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the senior credit facility. Furthermore, that facility prohibits Weirton from prepaying any of the new senior secured notes upon any "change of control" or similar event. Future senior Indebtedness of Weirton may contain prohibitions of certain events which would constitute a Change of Control or require such senior Indebtedness to be repurchased upon a Change of Control. Weirton's ability to pay cash to the holders of the new senior secured notes upon a repurchase may be limited by its then existing financial resources. We can make no assurance that sufficient funds will be available when necessary to
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make any required repurchase. If Weirton is otherwise permitted by the terms of the senior credit facility and any other Indebtedness to make an offer to repurchase the new senior secured notes as a result of a Change of Control, the provisions under the indenture related to such offer and repurchase, may only be waived or modified with the written consent of the holders of a majority in principal amount of the new senior secured notes. See "Risk Factors -- We may not be able to purchase the notes upon a change of control."

     Weirton's failure to repurchase a holder's new senior secured notes, in the event of a Change of Control, for a period of 60 days after the date on which Weirton received written notice specifying such failure, shall create an Event of Default. Such notice is a "Notice of Default" under the indenture and must demand that Weirton remedy its failure to repurchase. The Notice of Default must be given by registered or certified mail, return receipt requested, to Weirton by the trustee, or to Weirton and the trustee by the holders of at least 25% in aggregate principal amount of the new senior secured notes at the time outstanding.

     "Change of Control" means:

          (a) any sale, lease or other transfer (in one transaction or a series of transactions) of more than 75% of the assets of Weirton to any Person (other than a Wholly Owned Subsidiary of Weirton);

          (b) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the 1984 ESOP, the 1989 ESOP or any other employee benefit plan of Weirton)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Capital Stock of Weirton representing more than 50% of the voting power of such Capital Stock, unless such acquisition of beneficial ownership of shares of voting power of Capital Stock of Weirton occurs, directly or indirectly, in connection with the financing of a Permitted Acquisition;

          (c) Continuing Directors cease to constitute at least a majority of the board of directors of Weirton; or

          (d) the stockholders of Weirton approve any plan or proposal for the liquidation or dissolution of Weirton.

     "Continuing Director" means a director who either was a member of the board of directors of Weirton on the date of the indenture, or who became a director of Weirton subsequent to such date and whose election, or nomination for election by Weirton's stockholders, was duly approved by a majority of the Continuing Directors then on the board of directors of Weirton.

     Because the events described above could be expected to occur in connection with certain forms of takeover attempts, these provisions could deter hostile or friendly acquisitions of Weirton where the person attempting the acquisition views itself as unable to finance the purchase of the principal amount of new senior secured notes which may be tendered to Weirton upon occurrence of a Change of Control.

     Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Weirton's capital structure or credit ratings. Restrictions on the ability of Weirton to incur additional Indebtedness are contained in the covenants described under "Certain Covenants -- Limitations on Indebtedness" and "Limitation on Liens." Such restrictions can only be waived with the consent of the holders of at least a majority in principal amount of the new senior secured notes then outstanding.

     Reports to Holders of the Senior Secured Notes. So long as Weirton is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the trustee. The indenture provides that even if Weirton is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information under Section 13 of the Exchange Act to the trustee as if it were subject to such periodic reporting requirements so long as at least 10% of the new senior secured notes remain outstanding. In
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addition, whether or not required by the rules and regulations of the
Commission, Weirton will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times prior to the date of effectiveness of a registration statement, upon the request of any holder or any prospective purchaser of the new senior secured notes designated by a holder, Weirton shall supply to such holder or such prospective purchaser the information required by Rule 144A under the Securities Act, unless Weirton is then subject to Section 13 or 15(d) of the Exchange Act and reports filed thereunder satisfy the information requirements of Rule 144A(d), as then in effect.

     The foregoing covenants set forth in full the protections offered holders of new senior secured notes in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving Weirton that may adversely affect the holders. See " -- Modification and Waiver" for provisions relating to the waiveability of the foregoing covenants.


     Insurance; Use of Insurance Proceeds; Condemnation Awards. Weirton covenants to, at all times, keep all of the collateral which is of any insurable nature reasonably insured with insurers, believed by Weirton to be responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in the same general geographical areas in which Weirton operates; provided, however, that Weirton will maintain insurance on the collateral in such amounts required under our senior credit facility. All insurance policies relating to the collateral will be endorsed, to name the Trustee as an additional insured, and the trustee for the senior secured notes as loss payee or mortgagee thereunder, as its respective interests may appear, with loss payable to the trustee for the senior secured notes, without contribution, under a standard West Virginia (or local equivalent) mortgagee clause.



     Subject to the intercreditor agreements, the security agreement, deeds of trust and related documents, all cash proceeds of collateral consisting of insurance arising from damage to or destruction of, the collateral and all cash proceeds of condemnation awards with respect to the collateral, will be promptly delivered to the trustee for the senior secured notes and placed in a Pledged Account for a period of up to 30 days pending resolution of its application and
(a) if Weirton determines that it desires to repair, rebuild or replace the applicable collateral with such proceeds, such proceeds shall remain in Pledged Account and shall be released to Weirton as required in order to permit the repair, rebuilding or replacement as required, or (b) if Weirton determines not to repair, rebuild or replace the applicable collateral, such amount shall be to purchase senior secured notes and secured series 2002 bonds, on a pro rata basis based on the outstanding principal amount of the senior secured notes and the secured series 2002 bonds at the time of such application.


EVENTS OF DEFAULT

     The term "Event of Default" when used in the indenture means any one of the following:

          (a) failure of Weirton to pay interest, if any, for 30 days or principal when due;

          (b) failure of Weirton to perform any other covenant in the indenture or the Security Documents for 60 days after notice from the trustee or the holders of 25% in principal amount of the new senior secured notes outstanding;

          (c) acceleration of the maturity of other indebtedness of Weirton in excess of $25 million which acceleration is not rescinded or annulled, or which indebtedness is not discharged, within 10 days after notice;


          (d) the repudiation by Weirton of any of its obligations under the Security Documents or the unenforceability of the Security Documents against Weirton;



          (e) failure by Weirton to maintain insurance as required under the indenture;


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          (f) certain events of bankruptcy, insolvency or reorganization of
     Weirton; and



          (g) the occurrence of certain events of default under the security agreement or deeds of trust, provided that an event of default under the security agreement or deeds of trust solely by reason of a breach of any of the terms, covenants or provisions of documents relating to the secured series 2002 bonds will not, in and of itself, constitute an Event of Default under the indenture unless: (i) the trustee for the secured series 2002 bonds declares all or a portion of the secured series 2002 bonds to be immediately due and payable, or (ii) the trustee for the secured series 2002 bonds or any other party seeks to enforce any remedy under the terms of the deeds of trust.


     The indenture provides that the trustee shall, within 90 days after the occurrence of any Default (the term "Default" to include the events specified above without grace or notice) known to it, give to the holders of new senior secured notes notice of such Default; provided that, except in the case of a Default in the payment of principal of, or interest, if any, on any of the new senior secured notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of new senior secured notes. The indenture requires Weirton to certify to the trustee annually as to whether any default occurred during such year.

     In case an Event of Default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the new senior secured notes then outstanding, by notice in writing to Weirton (and to the trustee if given by the holders of new senior secured notes), may declare all unpaid principal and accrued interest on the new senior secured notes then outstanding to be due and payable immediately. Such acceleration may be annulled and past Defaults (except, unless theretofore cured, a Default in payment of principal of or interest on the new senior secured notes) may be waived by the holders of a majority in principal amount of the new senior secured notes then outstanding, upon the conditions provided in the indenture.

     The indenture provides that no holder of a new senior secured note may institute any action or proceeding at law or equity or in bankruptcy or otherwise in pursuit of any remedy under the indenture unless the trustee shall have failed to act within 60 days after notice of an Event of Default and request by holders of at least 25% in principal amount of the new senior secured notes and the offer to the trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on the new senior secured notes.

MODIFICATION AND WAIVER

     Except as set forth below, modification and amendment of the indenture and the Security Documents may be made by Weirton and the trustee with the consent of the holders of not less than a majority in principal amount of the outstanding new senior secured notes, provided that no such modification or amendment may, without the consent of the holder of each new senior secured note affected thereby, (i) reduce the rate, or change the time or place for payment, of interest, if any, on any new senior secured discount note, or reduce any amount payable on the redemption hereof, (ii) reduce the principal, or change the fixed maturity or place of payment, of any new senior secured note, (iii) change the currency of payment of principal of or interest, if any, on any new senior secured note, (iv) reduce the principal amount of outstanding new senior secured notes necessary to modify or amend the indenture, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any new senior secured note or (vi) modify any of the foregoing provisions or reduce the principal amount of outstanding new senior secured notes necessary to waive any covenant or past Default. Holders of not less than a majority in principal amount of the outstanding new senior secured notes may waive certain past Defaults. See "-- Events of Default and Notice Thereof." With the consent of the holders of at least 85% in the aggregate principal amount of the new senior secured notes then outstanding, Weirton and the trustee may amend or waive provisions of the indenture and the Security Documents relating to the collateral.

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SATISFACTION AND DISCHARGE OF INDENTURE

     The indenture will be discharged upon payment in full of all the new senior secured notes outstanding thereunder, or upon the deposit with the trustee, in trust, of cash and/or direct obligations of the United States of America backed by its full faith and credit which, through the payment of interest, if any, and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay principal of, and each installment of interest, if any, on the new senior secured notes, on the stated maturity of such payments in accordance with the terms of the indenture and the new senior secured notes. In the case of any such deposit, certain of Weirton's obligations under the indenture, including the obligation to pay the principal of and any interest, if any, on such new senior secured notes, will continue until the new senior secured notes are paid in full. Weirton will be entitled to make such deposit if Weirton has delivered to the trustee:

          (a)(1) a ruling directed to the trustee from the Internal Revenue Service to the effect that the holders of the new senior secured notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, or (2) an opinion of counsel (who may be an employee of or counsel for Weirton), reasonably satisfactory to the trustee, to the same effect as clause (a)(1) above accompanied by a ruling to the same effect published by the Internal Revenue Service; and

          (b) an opinion of counsel (who may be an employee of or counsel for Weirton), reasonably satisfactory to the trustee, to the effect that, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Weirton, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of all outstanding new senior secured notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee, provided that such direction does not conflict with any rule of law or with the indenture.

     In case an Event of Default shall occur (and shall not be cured or waived), the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of new senior secured notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

DELIVERY AND FORM; BOOK-ENTRY PROCEDURES

     The certificates representing the new senior secured notes will be issued in fully registered form and may, if agreed by Weirton and the holder, be issued in the form of a permanent global certificate in fully registered form (the "Global Note") and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of the DTC.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new senior secured notes represented by such Global Note for all purposes under the indenture and the new senior secured notes.

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No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic computerized book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the DTC only through DTC's Participants or DTC's Indirect Participants.

     Weirton expects that pursuant to procedures established by DTC (a) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (b) ownership of the new senior secured notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. DTC's records reflect only the identity of the Participants to whose accounts portions of the principal amount of the Global Note are credited, which may or may not be the beneficial owners of such interests in the Global Note. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer new senior secured notes evidenced by the Global Note will be limited to such extent.

     Except as described below, owners of interests in the Global Note will not have new senior secured notes registered in their names, will not receive physical delivery of new senior secured notes in definitive form and will not be considered the registered owners or holders thereof under the indenture for any purpose. The deposit of the Global Note with DTC and its registration in the name of Cede & Co. effects no change in the beneficial owners of interests in the Global Note.

     Payments of the principal of, premium (if any) and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Weirton, the trustee nor any paying agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest. Weirton believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interest in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of the new senior secured notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

     DTC has advised Weirton that it will take any action permitted to be taken by a holder of new senior secured notes (including the presentation of new senior secured notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount of new senior secured notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the new senior secured notes or the indenture, DTC will exchange the Global Note for new senior secured notes in definitive form, which it will distribute to its Participants.

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Weirton nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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  Certificated Securities

     If DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by Weirton within 90 days, new senior secured discount notes in definitive form will be issued in exchange for the Global Note.

GOVERNING LAW

     The indenture and the new senior secured notes are governed by and construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness or Preferred Stock of any Person existing at the time such Person became a Subsidiary of Weirton (or such Person is merged into Weirton or one of Weirton's Subsidiaries), or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), excluding Indebtedness or Preferred Stock incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Weirton.

     "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Disposition" means

          (a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of Weirton and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "-- Certain Covenants -- Change of Control Option" and/or the provisions described above under the "-- Certain Covenants -- Limitations on Mergers, Consolidations and Sales of Assets" and not by the provisions of the "-- Certain Covenants -- Limitations on Asset Dispositions" covenant; and

          (b) the issuance of Capital Stock by any of Weirton's Subsidiaries or the sale of Capital Stock in any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

             (1) any single transaction or series of related transactions that:
        (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to Weirton and its Subsidiaries of less than $1.0 million;

             (2) a transfer of assets between or among Weirton and its Wholly Owned Subsidiaries and in connection with the Vendor Financing Programs;

             (3) an issuance of Capital Stock by a Wholly Owned Subsidiary to Weirton or to another Wholly Owned Subsidiary;

             (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

             (5) the sale or other disposition of assets if additional assets were acquired within 270 days prior to such disposition for the purpose of replacing the assets disposed of which are obsolete or no longer necessary to the operations of Weirton;
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

             (6) the sale or other disposition of cash or Cash Equivalents;

             (7) the sale or other disposition of assets in exchange for similar assets or for cash where the proceeds are deposited in a trust and employed to acquire similar property in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 or any successor provision;

             (8) the sale or other disposition of the (i) Brown's Island property or (ii) real property adjacent to Weirton's headquarters at 400 Three Springs Drive, Weirton, West Virginia in connection with the Vendor Financing Programs;

             (9) a Restricted Payment that is permitted by the "Limitations on Restricted Payments" covenant, including Permitted Payments;

             (10) the sale or other disposition of the No. 9 tin tandem mill in connection with a financing or sale and leaseback transaction; and

             (11) an Asset Swap.

     "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that Weirton in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets used or usable in the business or businesses of Weirton as of the Issue Date or any related business between Weirton or any of its Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap; and provided, further that no Asset Swap will involve any of the Collateral.

     "Attributable Debt" means, with respect to any sale and leaseback transaction, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, there shall not be deemed to be any Attributable Debt in respect of any sale and leaseback transaction if Weirton or a Subsidiary would be entitled pursuant to the provisions of clauses (a) through
(c), (e), (g) and (q) under the "Permitted Liens" definition to issue, assume or guarantee debt secured by a mortgage upon the property involved in such transaction without equally and ratably securing the new senior secured notes. "Net rental payments" under any lease for any period means the sum of such rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amount required to be paid by such lessee (whether or not designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, membership interests in limited liability companies and any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means:

          (a) United States dollars;

          (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

          (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight
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

     bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

          (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition;

          (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

          (g) for purposes of "Restrictions on Disposition of Assets of Weirton" covenant, the following are also deemed to be cash or Cash Equivalents:

             (1) any liabilities (as shown on Weirton's or on any of its Subsidiaries' most recent balance sheet or in the notes thereto) of Weirton or any Subsidiary (other than liabilities that are by their terms subordinated to the new senior secured notes) that are assumed by the transferee of such assets without recourse to Weirton or any of its Subsidiaries; and

             (2) any notes or other obligations received by Weirton or such Subsidiary from such transferee that are converted by Weirton or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the relevant Asset Disposition.

     "Collateral Permitted Liens" means of the type described in clauses (a),
(b), (e), (g), (h), (k), (l), (m) and (o) of the definition of the term " Permitted Liens" and in clause (p) of such definition to the extent that the Lien subject to the refinancing is included within any of the foregoing clauses; provided, however, that the Liens with respect to the No. 9 tin tandem mill will be released under the conditions set forth in clause (b) of the "Limitations on Sale and Leaseback Transactions" covenant; and provided further that the dollar amount of Additional Credit Facility Liens (as defined in the definition of "Permitted Liens") permitted in clause (a) of the definition of the term "Permitted Liens" to be secured by Collateral will be reduced dollar for dollar by the amount applied to make a Permanent Reduction in accordance with clause
(b)(3)(A) of the "Restrictions on Disposition of Assets of Weirton" covenant or the amount applied to repayment of the Credit Facility in accordance with clause
(b) of the "Limitations Sale and Leaseback Transactions" covenant.

     "Commodity Agreement" means any option or futures contract or similar agreement or arrangement designed to protect Weirton against fluctuations in commodity prices.

     "Consolidated EBITDA" means, for any period, on a consolidated basis for Weirton and its Subsidiaries, the sum for such period (without duplication) of:

          (a) Consolidated Net Income;

          (b) income taxes (other than income taxes positive or negative attributable to extraordinary and non-recurring gains or losses on asset sales) with respect to such period determined in accordance with GAAP;

          (c) net interest expense for such period determined in accordance with GAAP;

          (d) depreciation and amortization expenses (including, without duplication, amortization of debt discount and debt issue costs), determined in accordance with GAAP;

          (e) other non-cash items reducing Net Income, minus non-cash items increasing Net Income, determined in accordance with GAAP; and

          (f) expense in excess of cash payments made in connection with Weirton's pension and other post-retirement employee benefits ("OPEB") requirements; minus

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          (g) cash payments in excess of expense amounts recorded for Weirton's pension and OPEB requirements.

     "Consolidated Fixed Charges" means, for any period, the sum of:

          (a) the net interest expense of Weirton and its Subsidiaries for such period whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations and imputed interest with respect to Attributable Debt);

          (b) interest incurred during the period and capitalized by Weirton;

          (c) any interest expense on Indebtedness of another Person that is guaranteed by Weirton or one of its Subsidiaries or secured by a Lien on assets of Weirton or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); and

          (d) the product of (i) all cash dividend payments on any series of Preferred Stock of any Subsidiary or Disqualified Stock of Weirton or any of its Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Weirton and its Subsidiaries, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

     For purposes of this calculation of net interest expense in clause (c), interest on the senior secured notes will be calculated at the rate of 10.0% per year from the Issue Date and interest on the secured series 2002 bonds will be calculated at the rate of 9.0% per year from the issue date of such bonds, in each case based on the outstanding principal amount of the senior secured notes and the secured series 2002 bonds, notwithstanding the interest rate terms of the senior secured notes and the secured series 2002 bonds.

     "Consolidated Indebtedness" means, as of any determination date, Indebtedness of Weirton and its Subsidiaries on a consolidated basis which is secured by a Lien on the assets and properties (including accounts receivable and inventory), of Weirton and its Subsidiaries, calculated in accordance with GAAP without applying the Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings".

     "Consolidated Net Income" of Weirton for any period means the Net Income (or loss) of Weirton and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from Consolidated Net Income:

          (a) the Net Income of any Person other than a consolidated Subsidiary in which Weirton or any of its consolidated Subsidiaries has a joint interest with a third party except to the extent of the amount of dividends or distributions actually paid in cash to Weirton or a consolidated Subsidiary during such period;

          (b) the Net Income of any other Person accrued prior to the date it becomes a Subsidiary with respect to which Consolidated Net Income is calculated, or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries;

          (c) the Net Income (but only if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to such Person or to any other Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and

          (d) without duplication, any gains or losses attributable to the sale, lease, conveyance or other disposition of assets (including without limitation Capital Stock of any Subsidiary of such Person),

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     whether owned on the date of issuance of the new senior secured notes or thereafter acquired, in one or more related transactions outside the ordinary course of business.

     "Consolidated Net Worth" means, with respect to any Person engaged in a merger, consolidation or sale of assets, the consolidated stockholder's equity of such Person and its Subsidiaries, as determined in accordance with GAAP but excluding any restructuring charges taken by such Person in connection with such merger, consolidation or sale of assets.

     "Credit Facility" means any senior credit facility to be entered into by Weirton and the lenders referred to therein, together with the related documents thereto (including the notes thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Weirton against fluctuations in currency values.

     "Disqualified Stock" means any Capital Stock:

          (a) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the new senior secured notes; or

          (b) upon which Weirton or any of its Subsidiaries has a contractual obligation to compensate the holder thereof for losses incurred upon the sale or other disposition thereof; provided, however, that any portion or series of such Capital Stock which by its terms, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund or otherwise, no earlier than the day following the maturity date of the new senior secured notes shall not constitute Disqualified Stock; and provided, further, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require Weirton to repurchase or redeem such Capital Stock upon the occurrence of a Change in Control occurring on or prior to the maturity date of the new senior secured notes shall not constitute Disqualified Stock if (i) the Change in Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the "Change in Control Option" and (ii) such Capital Stock specifically provides that Weirton will not repurchase or redeem any such stock pursuant to such provisions prior to Weirton's repurchase of such new senior secured notes as are required to be repurchased pursuant to the provisions of the "Change in Control Option."


     "Excess Cash Flow" means, as of each date such calculation shall be made, Consolidated EBITDA for the immediately preceding fiscal six month period expiring on the last day of each December and June, respectively, prior to such calculation date (such last day, the "Balance Sheet Date"), plus (i) decreases in working capital; minus the sum of (ii) expenditures on capital assets; (iii) increases in working capital; and (iv) interest and mandatory principal payments on Indebtedness other than payments or pre-payments of principal and fees or other amounts with respect to revolving credit Indebtedness under the Credit Facility. For purposes of clause (b)(i) of the "Limitation on Restricted Payments" covenant, the initial Balance Sheet Date will be December 31, 2001, and for purposes of calculating Contingent Interest (as such term is defined in the form of Security) on the Securities, the initial Balance Sheet Date will be December 31, 2002.


     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements

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by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

     "Indebtedness" means, without duplication:

          (a) any liability of any entity (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, or (3) in respect of capitalized lease obligations;

          (b) any liability of others described in the preceding clause (a) that the entity has guaranteed or that is otherwise its legal liability;

          (c) to the extent not otherwise included, obligations under Currency Agreements, Commodity Agreements or Interest Protection Agreements;

          (d) all Disqualified Stock valued at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends; and

          (e) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
     (a) through(d) above, provided that Indebtedness shall not include accounts payable (including, without limitation, accounts payable to Weirton by any Subsidiary or to any such Subsidiary by Weirton or any other Subsidiary, in each case, in accordance with customary industry practice) or liabilities to trade creditors of any entity arising in the ordinary course of business.

     "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

     "Investments" of any Person means:

          (a) all investments by such Person in any other Person in the form of loans, advances or capital contributions;

          (b) all guarantees of Indebtedness or other obligations of any other Person by such Person;

          (c) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person; and

          (d) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     "Issue Date" means the date on which the new senior secured notes are originally issued under the Indenture.

     "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, Weirton shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

     "Net Cash Proceeds" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash

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

therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition and, in each case net of a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by Weirton or any of its Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the new senior secured notes), and net of all payments made on any Indebtedness which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payment made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

     "Net Income" of any Person for any period means the consolidated net income or loss, as the case may be, of such Person and its Subsidiaries for such period determined in accordance with GAAP; provided that there shall be excluded all extraordinary gains or losses net of respective tax effects (less, without duplication, all fees and expenses relating thereto).

     "OPEB" has the meaning set forth in the definition of "Consolidated
EBITDA."

     "Permitted Acquisition" means any one or more transactions or series of transactions by Weirton or a Subsidiary after the Issue Date, whether effected by merger, consolidation, purchase, lease or other transfer of assets, Permitted Joint Venture or otherwise, to acquire the properties and related business (whether through the direct purchase of assets or of the Capital Stock of the Person owning such assets) of any other Person (a) where the Person to be acquired has been engaged, or the assets involved have been deployed, in the business of making, processing or distributing steel products, including without limitation tin mill products or other coated steel products, and (b) the consummation of any such transaction would not otherwise result in any Event of Default immediately thereafter.

     "Permitted Indebtedness" means:

          (a) Indebtedness of Weirton and its Subsidiaries outstanding immediately following the issuance of the new senior secured notes, including any outstanding 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005, the new secured series 2002 bonds, any outstanding series 1989 bonds, Indebtedness of Weirton's 1989 ESOP guaranteed by Weirton even if acquired by Weirton, and any put obligation imposed on Weirton by the plan or law (including Section 409 of the Internal Revenue Code of 1986, as amended, and any successor provision), relating to shares of Weirton's Capital Stock, authorized and issued on or before the Issue Date and initially issued to the Issuer's 1989 ESOP or 1984 ESOP;

          (b) the new senior secured notes;

          (c) Indebtedness in respect of obligations of Weirton to the trustee under the indenture;

          (d) Indebtedness incurred by Weirton pursuant to the Credit Facility; provided, however, that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (d) and then outstanding does not exceed (1) the sum of
     (x) 65% of the inventory of Weirton and its Subsidiaries and (y) 85% of the accounts receivable of Weirton and its Subsidiaries (in each case as such amounts are reflected on the consolidated financial statements of Weirton) ("Permitted Working Capital Indebtedness"); plus (2) $50 million;

          (e) intercompany obligations (including intercompany debt or Disqualified Stock of a Subsidiary which is held by Weirton or a Subsidiary of Weirton) of Weirton and each of its Subsidiaries; provided, however, that the obligations of Weirton to any of its Subsidiaries with respect to such Indebtedness shall be subject to a subordination agreement between Weirton and its Subsidiaries providing for the subordination of such obligations in right of payment from and after such time as all new senior secured notes issued and outstanding shall become due and payable (whether at stated maturity, by acceleration or otherwise) to the payment and performance of Weirton's obligations

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

     under the indenture and the new senior secured notes; provided further that any Indebtedness or Disqualified Stock of Weirton or any Subsidiary owed to any other Subsidiary that ceases to be a Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the covenant described under "Limitations on Indebtedness" at the time the Subsidiary in question ceased to be a Subsidiary;

          (f) Indebtedness of Weirton under any Currency Agreements, Commodity Agreements or Interest Protection Agreements;

          (g) the guarantee by Weirton or any of its Subsidiaries of Indebtedness of Weirton or a Subsidiary of Weirton that was permitted to be incurred by another provision of this definition or the "Limitation on Indebtedness" covenant;

          (h) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

          (i) Indebtedness (including Acquired Indebtedness) incurred by Weirton or any Subsidiary in connection with a Permitted Acquisition so long as (1) at the time of such transaction and giving effect thereto, on a pro forma basis, Weirton or its Subsidiaries may incur $1.00 in additional Indebtedness (other than Permitted Indebtedness) pursuant to clause (a) of the "Limitations of Indebtedness" covenant, or (2) at the time of such transaction and giving effect thereto, on a pro forma basis, the ratio of Consolidated Indebtedness to Consolidated EBITDA for the four fiscal quarters immediately preceding such event for which financial information is available consistent with Weirton's prior practice, taken as one period and calculated on the assumption that all Indebtedness had been incurred on the first day of such period and that the related Permitted Acquisition and all its adjustments being included in such pro forma calculations had also accrued on such date would be reduced;

          (j) Indebtedness arising from a financing transaction involving the No. 9 tin tandem mill, including without limitation a sale and leaseback transaction;

          (k) Indebtedness of Weirton and its Subsidiaries in connection with the Vendor Financing Programs;

          (l) obligations in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Weirton or any of its Subsidiaries in the ordinary course of business in an amount not to exceed $10 million in the aggregate;

          (m) additional Indebtedness incurred by Weirton or any of its Subsidiaries the aggregate principal amount at maturity of which does not exceed $100 million; and

          (n) any Refinancing Indebtedness, provided that (1) the original issue amount of the Refinancing Indebtedness shall not exceed the maximum principal amount herein and accrued interest of the Indebtedness to be repaid (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the incurrence of the Refinancing Indebtedness less the amount of any prepayments on or prior to the date of the indenture), plus the reasonable fees and expenses directly incurred in connection with such Refinancing Indebtedness, (2) Refinancing Indebtedness incurred by any Subsidiary shall not be used to repay or refund outstanding Indebtedness of Weirton or any other Subsidiary, and (3) with respect to any Refinancing Indebtedness that refinances Indebtedness ranking junior in right of payment to the new senior secured notes, (x) the Refinancing Indebtedness does not require any principal payments prior to the maturity of the new senior secured notes and has an average weighted life that is equal to or greater than the average weighted life of the new senior secured notes and
     (y) the Refinancing Indebtedness is subordinated to the new senior secured notes to the same or greater

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

     extent and on substantially the same terms or terms more favorable to the holders of the new senior secured notes.

     For purposes of determining compliance with the "Limitations on Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) above, or is entitled to be incurred pursuant to the first paragraph of the "Limitations on Indebtedness" covenant, Weirton will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with the "Limitations on Indebtedness" covenant.

     "Permitted Joint Venture" means the interest of Weirton in any corporation, association or other business entity of which 50% or less, but not less than 10%, of the total voting stock or other interest is at the time owned or controlled, directly or indirectly, by Weirton or one of more of its Subsidiaries or a combination thereof, provided that (a) such corporation, association or entity is engaged in the business or businesses of Weirton or any related business and (b) that any interest paid by Weirton or any Subsidiary on any Indebtedness incurred by Weirton or any Subsidiary of Weirton in connection with such ownership interest shall not exceed the sum of (x) any dividends, other distributions of earnings and returns of capital received by Weirton and any Subsidiaries on account of such ownership interest and (y) demonstrable operating benefits derived by Weirton and any Subsidiaries, including cost savings and margin improvements, calculated on a pro forma basis as determined in good faith by management of Weirton and adopted by resolution of the majority of the independent members of Weirton's board of directors and delivered to the trustee in an officers' certificate.

     "Permitted Liens" means, without duplication:

          (a) Liens on the assets of Weirton and any Subsidiary securing Indebtedness and other obligations under the Credit Facility, provided that the aggregate amount so secured does not exceed the amount of Permitted Working Capital Indebtedness plus $75 million ("Additional Credit Facility Liens");


          (b) Liens on the assets of Weirton and any Subsidiary securing Indebtedness and other obligations under the Vendor Financing Programs, including, without limitation, Liens on railroad locomotives and railcars granted to secure Indebtedness incurred in connection with sale and leaseback transaction(s) involving Weirton's general office building and research and development building located in Weirton, West Virginia;


          (c) Liens in favor of Weirton or its Subsidiaries;

          (d) Liens on property or shares of Capital Stock of a Person existing at the time such Person is acquired by or merged with or into or consolidated with Weirton or any of its Subsidiaries; provided, however, that such Liens were in existence prior to the consummation of such acquisition, merger or consolidation and do not extend to any property other than the property or shares of Capital Stock being acquired by Weirton or its Subsidiaries (other than property affixed or appurtenant thereto);

          (e) Liens to secure the performance of statutory obligations;

          (f) Liens existing on the Issue Date;

          (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (h) (1) Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant, (2) Liens in connection with a financing or sale and leaseback transaction involving or relating to the No. 9 tin tandem mill permitted to be incurred under clause (j) of the definition of Permitted Indebtedness, and (3) Liens in connection with long-term tolling or product supply agreements with respect to the

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     use of the collateral, provided that the terms of such agreements do not, in the good faith determination of the board of directors of Weirton and taking into account any additional collateral pledged to secure the new senior secured notes, impair the value of the collateral;

          (i) Liens securing industrial revenue or pollution control bonds, for which Weirton has payment obligations; provided, however, that such Liens related solely to the project being financed;


          (j) Liens (1) arising from or in connection with clause (i) of the "Permitted Indebtedness" definition or (2) incurred to finance the acquisition of property or assets acquired by Weirton or any of its Subsidiaries after the Issue Date, so long as such Lien is created within 90 days of such acquisition; provided that in either clause (1) or (2), such Liens do not extend to any property or assets other than the property or assets acquired by Weirton or its Subsidiaries;


          (k) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of Weirton or its Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Weirton;

          (l) Liens arising from judgments or similar awards in an amount permitted by the Credit Facility; and


          (m) Liens on the collateral effected (1) by the deeds of trust or the security agreement or (2) by Weirton for purposes of securing its obligations with respect of the new secured series 2002 bonds; and


          (n) Liens on assets and properties of Weirton and its Subsidiaries other than Collateral to secure up to $25 million of Indebtedness;

          (o) In connection with the financing of a Permitted Acquisition secured in whole or in part by the Collateral, Liens on assets and properties acquired plus Liens on Collateral senior to Liens in favor of the holders of the senior secured notes; provided, however, Weirton or its Subsidiaries shall grant a Lien on such assets and properties acquired in the Permitted Acquisition (excluding working capital assets) in favor of the holders of the senior secured notes which Lien shall be junior only to the Liens securing any senior secured financing incurred to purchase such assets;

          (p) Liens to secure any Refinancing Indebtedness as a whole or in part secured by any Lien referred to in the foregoing clauses (a), (b), (h),
     (i), (j), (m), (n) and (o); provided, however, that:

             (1) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (a), (b), (h), (i), (j), (m), (n) and (o); the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

          (q) Liens to secure the performance of surety or appeals bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business.

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

     "Permitted Payments" means, with respect to Weirton or any of its
Subsidiaries:

          (a) any dividend on shares of Capital Stock payable solely in shares of Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock);

          (b) any dividend or other distribution with respect to Capital Stock payable to Weirton by any of its Subsidiaries or by a Subsidiary to another Subsidiary;

          (c) payments made by Weirton in satisfaction of any put obligation imposed on Weirton by the plan or by law (including Section 409 of the Internal Revenue Code of 1986, and any successor provision), relating to shares of Weirton's Capital Stock, authorized and issued on or before the Issue Date and initially issued to Weirton's 1989 ESOP or 1984 ESOP; and

          (d) any redemption or other payments in respect of the Series C preferred stock.


     "Permitted Working Capital Indebtedness" has the meaning set forth in the definition of "Permitted Indebtedness."



     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency of political subdivision thereof, or any other form of entity.



     "Pledged Account" means a cash collateral account in a financial institution acceptable to the trustee for the senior secured notes that is pledged to the trustee, in whole or in part, as security for the benefit of the holders of the senior secured notes.


     "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

     "Prohibited Investment" means, with respect to any Person, any Investment by such Person in another Person that is not a Subsidiary of such first Person, other than:

          (a) an Investment in Cash Equivalents;

          (b) to the extent not included in clause (a),

             (1) negotiable instruments held for collection,

             (2) outstanding travel, moving or other similar advances to officers, employees and consultants of such Person,

             (3) lease or utility deposits or other similar deposits or

             (4) Capital Stock, debt obligations or similar securities received in settlement of debts owed to such Person or its Subsidiaries as a result of the foreclosure, perfection or enforcement of any Liens by such Person or any of its Subsidiaries, but, in each case, only to the extent such Investments are made in the ordinary course of business;

          (c) sales of goods on trade credit terms consistent with the past practices of such Person or otherwise consistent with trade credit terms in common use in the industry; and

          (d) Investments made in connection with Permitted Acquisitions.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Refinancing Indebtedness" means Indebtedness that is incurred to refund, refinance, replace, renew, repay, extend or substitute (including pursuant to any defeasance or discharge mechanism) any

Indebtedness of Weirton or its Subsidiaries on the Issue Date or incurred in compliance with the Indenture (including Indebtedness that refinances Refinancing Indebtedness).

     "Restricted Payment" means any of the following:

          (a) the declaration or payment of any dividend or any other distribution on Capital Stock of Weirton or any Subsidiary of Weirton or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Weirton or any Subsidiary of Weirton (other than
     (1) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (2) in the case of Subsidiaries of Weirton, dividends or distributions payable to Weirton or to a Subsidiary of Weirton);

          (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock (other than Series C preferred stock), or any option, warrant, or other right to acquire shares of Capital Stock, of Weirton or any of its Subsidiaries;

          (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the new senior secured notes;

          (d) the making of any Prohibited Investment or guarantee of any Prohibited Investment in any Person; and

          (e) the making of any payment to a holder of Capital Stock of Weirton to reimburse such holder for losses incurred by such holder upon the disposition of such Capital Stock by such holder.

     "Subsidiary" means, with respect of any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Vendor Financing Programs" means the sale and leaseback transaction of Weirton's Foster-Wheeler Steam Generating Plant, including related real property and certain related energy generating equipment, the sale and leaseback transaction of Weirton's general office building and research and development building located in Weirton, West Virginia and the related conveyance or grant of an option to purchase certain undeveloped real property adjacent thereto, and the transfer of a major operating lease to a public entity and other Indebtedness of Weirton or its Subsidiaries in connection with the foregoing and related transactions with vendors of Weirton as summarized in the prospectus.

     "Wholly Owned Subsidiary" means, at any time, a Subsidiary all of the Capital Stock of which (except directors' qualifying shares) are at the time owned directly or indirectly by Weirton.

                    DESCRIPTION OF SERIES C PREFERRED STOCK

     If this exchange offer is consummated, we will issue up to 2,196,000 shares of our Series C Convertible Redeemable Preferred Stock to the holders of senior notes who tender their outstanding notes in the exchange offer. The principal terms of the Series C preferred stock are summarized below.

MANDATORY AND OPTIONAL REDEMPTION

     The Series C preferred stock will be subject to mandatory redemption on April 1, 2013 at a redemption price of $25 per share in cash.

     Prior to April 1, 2013, we will have the option of redeeming the Series C preferred stock in whole or in part at the end of each 12-month period beginning April 1 of each year based on the following redemption schedule:


  12-MONTH PERIOD          REDEMPTION PRICE
 BEGINNING APRIL 1            PER SHARE
 -----------------         ----------------
       2002                     $10.00
       2003                      12.50
       2004                      15.00
       2005                      17.50
       2006                      20.00
       2007                      22.50
2008 and thereafter              25.00


     In addition, if our capital structure is amended to permit the issuance of additional shares of common stock, among other matters, we have the option to redeem all of the outstanding shares of the Series C preferred stock at any time prior to April 1, 2013 by delivering to the holders of the Series C preferred stock shares of common stock having a market value equal to the then current aggregate redemption price for all outstanding shares of Series C preferred stock. We believe that amendments to our restated certificate of incorporation, including our authorized capital stock, will be necessary for us to pursue the fundamental repositioning of our business through strategic acquisitions and targeted investments, and that timely stockholder action will be required.

     Any mandatory or optional redemption by us in cash would be subject to restrictions contained in our senior credit facility or other senior indebtedness then existing at the time we may elect to redeem the Series C preferred stock. Any optional redemption by delivery of shares of our common stock would not be prohibited by our senior credit facility unless such issuance would constitute a "change of control," which we consider unlikely. A "change in control" under the senior credit facility would occur when any person owns or controls either more than 50% of our issued and outstanding voting stock or a sufficient percentage of our issued and outstanding voting stock to elect or control the majority of our board of directors or when a "change of control" occurs under the indenture governing the new senior secured notes.

RANKING AND LIQUIDATION PREFERENCE

     The Series C preferred stock will rank senior to our common stock and will rank on parity with our Series A preferred stock and preferred stock issued in the future, except that preferred stock issued in connection with a "permitted acquisition" may rank senior to the Series C preferred stock. "Permitted acquisitions" include acquisitions where:

     - the business or assets being acquired have been engaged or deployed in the business of making, processing or distributing steel products; and

     - the consummation of the transaction will not result in an event of default under the indenture governing the senior secured notes.

     In the event of a liquidation, dissolution or winding up of our company, the holders of the Series C preferred stock will be entitled to receive a liquidation preference of $50 per share payable out of the assets of our company. The holders of the Series C preferred stock will be entitled to receive this liquidation preference prior to any payment or other distribution to the holders of any class or series of our capital stock which ranks junior to the Series C preferred stock.

CONVERSION

     The Series C preferred stock will not be convertible at the option of the holders of the Series C preferred stock. However, we have the option of causing the conversion of the Series C preferred stock into shares of our common stock prior to April 1, 2006 in connection with a "significant transaction." A "significant transaction" includes any transaction in which either:

     - a person or entity or group of persons or entities acting in concert becomes the beneficial owner of an amount of our capital stock, or debt or equity issued in connection with a "permitted transaction" which is convertible into or exchangeable for our capital stock, representing more than 50% of the voting power of our capital stock; or

     - we sell all or substantially all of our assets or enter into a merger or other business combination transaction in which our company is not the surviving company.

     If we exercise our option to cause the conversion of the Series C preferred stock in connection with a significant transaction, the Series C preferred stock will be converted into the pro forma fully diluted common stock of our company or its successor at a rate of 2:1 times the pro forma fully diluted common stock of the existing holders of our common and preferred stock as of the completion of the exchange offer. For example, if a new investor acquires 55% of our common stock (or securities convertible into common stock) in a "significant transaction," of the remaining 45% of our common stock, the holders of the Series C preferred stock will hold 30%, and 15% will be held by the holders of the then outstanding common stock on a fully-diluted, as converted basis. The 2:1 ratio will be adjusted proportionately for any redemption of shares of Series C preferred stock for cash prior to April 1, 2006.

     In connection with a "significant transaction," the affirmative vote of holders of at least 80% of the outstanding voting power of our capital stock will be required to amend our restated certificate of incorporation in connection with a "permitted acquisition" or generally to approve a sale, merger or other business combination. In addition, our senior credit facility would require the consent of the senior lenders for "permitted acquisitions" or the conversion of our Series C preferred stock if the conversion were to result in a "change in control" as defined in our senior credit facility.

VOTING


     The Series C preferred stock will be non-voting stock, but may have the right to vote under applicable Delaware law under certain circumstances. In addition, we will be required to obtain the consent of the holders of a majority of the Series C preferred stock in order to:


     - amend, alter or repeal any provisions of the Series C preferred stock or our restated certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of the Series C preferred stock; or

     - create, authorize or issue any class or series of our capital stock with dividend, liquidation or voting rights senior to those of the Series C preferred stock other than in connection with a "permitted acquisition".

DIVIDENDS


     The Series C preferred stock will not be entitled to receive dividends.


TRANSFER AGENT


     The transfer agent for the Series C preferred stock will be ComputerShare.

               SUMMARY COMPARISON OF KEY DIFFERENCES BETWEEN THE
                 SENIOR SECURED NOTES AND THE OUTSTANDING NOTES

     The following statements are summaries of the key differences between certain restrictive covenants and other provisions of the new senior secured notes as compared to our outstanding notes, and the reasons why we believe these changes will help us implement the strategic plan described in the prospectus. Copies of the indentures governing each of the respective series of notes and the new senior secured notes are available upon request from Weirton and have been filed with the Securities and Exchange Commission. For additional information, see "Description of the Senior Secured Notes."


                                                                  Senior Secured
        Outstanding Notes Indenture                              Notes Indenture
--------------------------------------------       --------------------------------------------
SECURITY. The 11 3/8% Senior Notes due 2004        SECURITY. The new senior secured notes are
and the 10 3/4% Senior Notes due 2005 are          secured by a security agreement and by deeds
unsecured obligations. As of December 31,          of trust granting second priority security
2001, total secured and unsecured claims in        interests in our hot strip mill, our No. 9
a liquidation of Weirton are estimated to          tin tandem mill and our tin assets, all
exceed $2 billion, of which approximately          located in Weirton, West Virginia on a pari
$113 million was secured. In the context of        passu basis with the new secured series 2002
a reorganization under applicable bankruptcy       bonds. Our hot strip mill, No. 9 tin tandem
law, total claims may be less than this            mill and tin assets are an integral part of
estimate, if we do not incur certain               our downstream steel processing operations.
facility shutdown costs which would be             Our hot strip mill is one of the few hot
incurred in a liquidation and may or may not       strip mills in the industry that is capable
be incurred in a reorganization. In the            of rolling both carbon and stainless steel
event a bankruptcy case is commenced,              substrate. Our No. 9 tin tandem mill was
allowed expenses of administering the case         rebuilt in 1994 and is one of the most
and various other categories of unsecured          modern mills of its kind in the United
claims will be entitled to priority status         States. According to a recent independent
for payment purposes over other unsecured          appraisals, our hot strip mill, No. 9 tin
claims. Claims that may be entitled to             tandem mill and tin assets have an aggregate
priority status include but are not limited        "in-place, in use" of $587 million.
to claims for professional fees, claims for        We believe that in a bankruptcy proceeding
operational shutdown and liquidation costs         our hot strip mill would continue to be
paid and, to a limited extent, claims for          operated using purchased steel slabs and
employee wages and benefits.                       stainless steel slabs provided under tolling
                                                   arrangements. We also believe that our hot
                                                   strip mill and No. 9 tin tandem mill would
                                                   continue to supply substrate for our tin
                                                   finishing mills, which would continue to
                                                   operate because of the very competitive
                                                   nature of the equipment as well as the
                                                   relative supply and demand balance existing
                                                   in the domestic tin plate market.

REDEMPTION. We can redeem the 11 3/8% Senior       REDEMPTION. To conform these redemption
Notes due 2004 as follows:                         provisions to market expectations for a new
  - from July 1, 2001 to June 30, 2002 at          issuance of a similar security, we cannot
    102.8438% of par; and                          redeem the new senior secured notes prior to
  - thereafter until maturity at 100.00% of        April 1, 2004. Thereafter, we can redeem the
par.                                               new senior secured notes as follows:
We can redeem the 10 3/4% Senior Notes due           - from April 1, 2004 to March 31, 2005 at
2005 as follows:                                       105.00% of par;
  - from June 1, 2001 to May 31, 2002 at             - from April 1, 2005 to March 31, 2006 at
    102.6875% of par; and                              104.00% of par;

                                                                  Senior Secured
        Outstanding Notes Indenture                              Notes Indenture
--------------------------------------------       --------------------------------------------
  - thereafter until maturity at 100.00% of          - from April 1, 2006 to March 31, 2007 at
par                                                103.00% of par; and
                                                     - thereafter until maturity at 100.00% of
                                                   par.

CHANGE OF CONTROL. Upon a change in control,       CHANGE OF CONTROL. Substantially identical;
each holder of outstanding notes is entitled       however the definition of "change of
to require us to purchase the outstanding          control" has been modified to permit any
notes at 101.00% of par, plus accrued and          person or group to acquire beneficial
unpaid interest.                                   ownership of 50% or more of the voting power
                                                   of Weirton's capital stock, in connection
                                                   with the financing of Permitted Acquisitions
                                                   without triggering a right to require us to
                                                   purchase the new senior secured notes.

LIMITATIONS ON INDEBTEDNESS. We cannot and         LIMITATIONS ON INDEBTEDNESS. Substantially
we cannot allow any of our Subsidiaries to         identical except the definition of
incur any Indebtedness or issue any                "Permitted Indebtedness" was modified to
preferred stock other than Permitted               allow:
Indebtedness unless following the incurrence
of that Indebtedness (a) the ratio of              (1) additional flexibility for our new
Consolidated EBITDA to Consolidated Fixed          senior credit facility and our vendor
Charges for the four fiscal quarters                   financing programs;
immediately preceding such event, on a pro         (2) us to incur indebtedness in connection
forma basis, would have been greater than          with Permitted Acquisitions necessary to
1.75 to 1, and (b) no default or event of              effect our strategic plan;
default shall have occurred or be                  (3) us to enter into a financing or sale and
continuing.                                            leaseback transaction with respect to
Notwithstanding the foregoing, we cannot               the No. 9 tin tandem mill; and
permit any Subsidiary to incur Indebtedness        (4) us to incur obligations for performance
unless the sum of (i) the aggregate amount         bonds and letters of credit in the ordinary
of Indebtedness of our Subsidiaries plus               course of business up to $10 million.
(ii) the aggregate amount of all outstanding       The definition of "Permitted Indebtedness"
Indebtedness secured by Liens, issued,             continues to include additional indebtedness
assumed or guaranteed by us or our                 of up to $100 million.
Subsidiaries plus (iii) the aggregate amount       There is no 10% of Consolidated Net Tangible
of Attributable Debt incurred by us or any         Assets limit on secured Indebtedness,
Subsidiary in respect of sale and leaseback        Indebtedness of Subsidiaries or Attributable
transactions does not at such time exceed          Debt because the new senior secured notes
10% of Consolidated Net Tangible Assets.           will be secured.
The definition of "Permitted Indebtedness"         Acquisitions are a critical part of our
includes permitted working capital financing       strategic plan and will be permitted if (a)
and up to $100 million of additional               the assets acquired are in the business of
Indebtedness.                                      making, processing or distributing steel
As of December 31, 2001, after giving effect       products, including tin mill products and
to the senior credit facility and our vendor       coated steel products, and (b) the
financing programs, the maximum amount of          consummation of the transaction would not
indebtedness that we could incur under the         result in an Event of Default.
existing indentures was approximately $45.7        We are permitted to incur Indebtedness in
million.                                           connection with a Permitted Acquisition so
                                                   long as at the time of the transaction (a)
                                                   we can incur $1.00 of Indebtedness under the
                                                   "Limitations on Indebtedness" covenant or
                                                   (b) on a pro forma basis our ratio of
                                                   Consolidated Indebtedness to

                                                                  Senior Secured
        Outstanding Notes Indenture                              Notes Indenture
--------------------------------------------       --------------------------------------------
                                                   Consolidated EBITDA would be reduced as a
                                                   result of the transaction.

LIMITATIONS ON RESTRICTED PAYMENTS. We             LIMITATIONS ON RESTRICTED PAYMENTS. There is
cannot nor can we allow any of our                 no general Restricted Payments basket of $5
Subsidiaries to make Restricted Payments           million and the capacity to make Restricted
unless:                                            Payments builds from January 1, 2002. Our
(a) no Default or Event of Default shall           initial Restricted Payments basket has been
have occurred and be continuing at the time        modified to include 50% of our cumulative
of or after giving effect to such Restricted       Excess Cash Flow from that date. We have
Payment;                                           added an additional Restricted Payments
(b) immediately after giving effect to such        basket relating to the conversion or
restricted Payment, the aggregate of all           exchange of certain Indebtedness into our
Restricted                                         capital stock.
Payments declared or made after the issuance       For these purposes Excess Cash Flow means
of the notes does not exceed the greater of        our Consolidated EBITDA for a fixed period
(1) $5 million or (2) the sum of (A) 50% of        of time plus decreases in working capital
our Consolidated Net Income from and               minus the sum of (i) expenditures on capital
including April 1, 1993 and ending on the          assets, (ii) increases in working capital
last day of our fiscal quarter ending prior        and (iii) interest and mandatory principal
to the date of such Restricted Payment, plus       payments on certain Indebtedness.
(B) 100% of the aggregate Net Cash Proceeds        The definition of "Permitted Payments" was
of, and the fair market value of marketable        modified to include (i) put obligations with
securities received by us from, the issue or       respect to the 1984 ESOP, which is legally
sale after March 1, 1993 of our Capital            required as a result of delisting our common
Stock (other than the issue or sale of (x)         stock from the New York Stock Exchange, and
Disqualified Stock, minus (C) $25 million in       (ii) redemption or other payments in respect
respect of the redemption of the Issuer's          of the Series C preferred stock.
Preferred Stock, Series B, in September            The definition of "Prohibited Investments"
1994, plus (D) $5 million.                         was modified to exclude Investments made in
Notwithstanding the foregoing, we can make         connection with Permitted Acquisitions,
(a) Permitted Payments and (b) Investments         which is a new term added to provide us the
in Permitted Joint Ventures if at the time         flexibility to pursue acquisitions in
of such Investment, we could incur (x) at          furtherance of our strategic plan. In
least $1.00 of Indebtedness pursuant to the        addition, we have greater flexibility to
Limitations on Indebtedness covenant, (y)          make Investments in Permitted Joint Ventures
the aggregate amount of Investments made           provided we are able to incur additional
less the aggregate amount of dividends,            Indebtedness, including up to a maximum of
other distributions of earnings and returns        $50 million out of our general $100 million
of capital received by us from such                basket of Permitted Indebtedness.
Permitted Joint Ventures in cash does not          We are limited in our ability to pay
exceed $50 million, and (Z) no Default or          interest on Indebtedness incurred in
Event of Default shall have occurred and be        connection with our ownership of a Permitted
continuing.                                        Joint Venture.

RESTRICTIONS ON DISPOSITION OF ASSETS OF THE       RESTRICTIONS ON DISPOSITION OF ASSETS OF THE
ISSUER. We cannot make any Asset Disposition       ISSUER. Substantially identical; however,
unless (a) we receive consideration at the         the Net Cash Proceeds of Asset Dispositions
time of such sale or other disposition at          not involving collateral may be applied, at
least equal to the fair market value               our election, to repay our senior credit
thereof, (b) not less than 75% of the              facility or our vendor financing programs,
consideration we receive is in the form of         or redeem the Series C preferred stock, or
cash or Cash Equivalents and (c) the Net           make an investment in replacement assets or
Cash Proceeds of the Asset Disposition are         in other business assets, in addition to
within 270 days, at our election, (A)              making an Asset Disposition Offer (as
invested in the our                                defined in the

                                                                  Senior Secured
        Outstanding Notes Indenture                              Notes Indenture
--------------------------------------------       --------------------------------------------
business or related business, or (B) to the        indenture) to purchase the new senior
extent not so invested are applied (1) to          secured notes and the secured series 2002
make an Asset Disposition Offer (as defined        bonds. We are not required to make an Asset
in the indenture) to purchase the notes (on        Disposition Offer until the aggregate gross
a pro rata basis if the amount available for       proceeds of all Asset Dispositions, which
such repurchase is less than the outstanding       are not applied as provided for above,
principal amount of the notes) or (2) to any       exceed $15 million.
other Indebtedness that is pari passu with         We cannot make any Asset Disposition of
the notes, at a purchase price of 100% of          collateral unless (i) we receive
the principal amount thereof plus accrued          consideration at least equal to the fair
interest to the date of repayment.                 market value of such collateral as
Notwithstanding the foregoing, we will not         determined by our board of directors, (ii)
be required to apply any net cash proceeds         at least 75% of the consideration is in the
in accordance with this provision except to        form of cash or cash equivalents and (iii)
the extent that the aggregate gross proceeds       Net Cash Proceeds of the Asset Disposition
from all Asset Dispositions that are not           may be applied, at our election, to
applied in accordance with this provision          permanently repay or redeem the Credit
exceed $25 million.                                Facility (a Permanent Reduction) or the
                                                   Series C preferred stock, in addition to
                                                   making an Asset Disposition Offer to
                                                   purchase new senior secured notes and the
                                                   secured series 2002 bonds.
                                                   The definition of "Asset Disposition" is
                                                   substantially different to reflect current
                                                   market terms, including the exclusion from
                                                   the definition sales of assets or property
                                                   of $1 million or less, like-kind exchanges
                                                   and the sale or disposition of our Brown's
                                                   Island property and our real property
                                                   adjacent to our headquarters in connection
                                                   with our vendor financing programs.
                                                   Also, the types of consideration qualifying
                                                   as cash or cash equivalents has been
                                                   modified to include property which is
                                                   convertible into cash within 180 days and
                                                   liabilities which are assumed by the
                                                   transferee.

LIMITATIONS ON LIENS. We cannot, and cannot        LIMITATION ON LIENS. Substantially
permit any of our Subsidiaries to, issue,          identical; however, the 10% of Net Tangible
assume or guarantee any Indebtedness secured       Assets limitation on secured Indebtedness,
by a Lien (other than a Permitted Lien) of         Indebtedness of Subsidiaries and
or upon any of our shares of stock or debt,        Attributable Debt with respect to sale and
without making effective provision whereby         leaseback transactions has been eliminated
the notes will be secured by such Lien             because the new senior secured notes will be
equally and ratably with such Indebtedness,        secured.
so long as such Indebtedness shall be so           Also, the definition of "Permitted Liens"
secured; provided that the foregoing               was expanded to conform to our senior credit
prohibition does not apply to (i) Liens with       facility, to include our vendor financing
respect to accounts receivable or inventory        programs, to reflect market terms for new
securing Permitted Working Capital                 senior secured notes and to incorporate
Indebtedness or (ii) Liens with respect to         modifications to the definition of
sale and leaseback transactions regarding          "Permitted Indebtedness" and in other ways
the No. 9 tin tandem mill.                         to provide us the flexibility to pursue our
However, we and our Subsidiaries may issue,        strategic plan. In addition, we will be
assume or guarantee indebtedness secured by        permitted to grant Liens on assets and
liens without equally and ratably securing         properties other than collateral to secure
the notes, provided that, after giving             up to $25 million in Indebtedness. We also
effect thereto, without                            will be permitted to grant Liens securing a

                                                                  Senior Secured
        Outstanding Notes Indenture                              Notes Indenture
--------------------------------------------       --------------------------------------------
duplication, the sum of (i) the aggregate          financing or sale and leaseback transaction
amount of all outstanding Indebtedness             involving the No. 9 tin tandem mill or
secured by Liens so issued, assumed or             relating to long-term tolling or product
guaranteed (excluding indebtedness secured         supply agreements involving our hot strip
by permitted liens), plus (ii) the aggregate       mill, provided that the terms of such
amount of Attributable Debt incurred by us         agreements do not, in the good faith
or any of our Subsidiaries in respect of           determination of our board of directors,
sale and leaseback transactions, plus (iii)        impair the value of the collateral pledged
the aggregate amount of Indebtedness               to secure the new senior secured notes.
(including Acquired Indebtedness and               Lastly, we will be permitted to grant Liens
Permitted Indebtedness) of all of our              on assets and properties acquired plus Liens
Subsidiaries of the Issuer does not at such        on collateral senior to Liens in favor of
time exceed 10% of Consolidated Net Tangible       the holders of the new senior secured notes
Assets.                                            with respect to a financing of a Permitted
                                                   Acquisition secured in whole or in part by
                                                   the collateral so long as we or our
                                                   subsidiaries grant a Lien on the assets and
                                                   properties acquired (excluding working
                                                   capital assets) to the holders of new senior
                                                   secured notes, which Lien will be junior
                                                   only to the Liens securing any senior
                                                   secured financing incurred to purchase
                                                   assets.
                                                   We are not permitted to place Liens on
                                                   collateral except for Collateral Permitted
                                                   Liens.

LIMITATION ON SALE AND LEASEBACK                   LIMITATION ON SALE AND LEASEBACK
TRANSACTIONS. We cannot, and cannot permit         TRANSACTIONS. Substantially identical,
any of our Subsidiaries to, enter into any         except that any sale and leaseback
sale and leaseback transaction unless (a)          transactions relating to our vendor
the net proceeds are at least equal to the         financing programs are excluded from the
fair market value of the assets sold, and          general prohibition.
(b) Weirton or its Subsidiary would be             Also excluded from the general prohibition
entitled to incur Indebtedness at least            is a financing secured by our No. 9 tin
equal to the Attributable Debt incurred in         tandem mill in an amount not to exceed $90
connection with the transaction. Sale and          million. In connection with such financing,
leaseback transactions involving the No. 9         the Liens in favor of holders of the new
tin tandem mill and the Foster-Wheeler Steam       senior secured notes will be subordinated
Generating Plant are excluded from this            and the cash proceeds (after making certain
prohibition.                                       payments under the senior credit facility)
                                                   must be used in connection with a Permitted
                                                   Acquisition and we must grant a Lien in
                                                   favor of the holders of the new senior
                                                   secured notes on the assets acquired, which
                                                   Liens may be subordinated only to senior
                                                   secured Indebtedness incurred to finance the
                                                   Permitted Acquisition.
                                                   In connection with a sale and leaseback of
                                                   our No. 9 tin tandem mill, the Lien in favor
                                                   of the holders of the new senior secured
                                                   notes may be released and the cash proceeds
                                                   received by us may be applied, at our
                                                   election, as follows: (a) to finance certain
                                                   Permitted Acquisitions provided that we
                                                   grant a Lien in favor of the holders of the
                                                   senior secured notes in the acquired assets
                                                   and properties, which may be subordinated
                                                   only to senior secured Indebtedness incurred
                                                   to finance Permitted Acquisitions; or (b)
                                                   for purposes other

                                                                  Senior Secured
        Outstanding Notes Indenture                              Notes Indenture
--------------------------------------------       --------------------------------------------
                                                   than a Permitted Acquisition so long as not
                                                   less than 50% of such cash proceeds are
                                                   applied at our election to redeem the Series
                                                   C preferred stock or make an Asset
                                                   Disposition Offer to purchase new senior
                                                   secured notes or secured series 2002 bonds
                                                   on a pari passu basis.

LIMITATION ON TRANSACTIONS WITH AFFILIATES.        LIMITATIONS ON TRANSACTIONS WITH AFFILIATES.
We cannot enter into any transaction in            Substantially identical, except for
excess of $1 million with any affiliate or         permitted transactions between Weirton and
holder of 5% or more of our capital stock          the ESOPs or other employee benefit plan, or
except on terms that are fair and reasonable       any transaction with a Subsidiary or a
to Weirton, and that have been approved by         permitted joint venture which would
the board of directors of Weirton.                 constitute a transaction with an affiliate
                                                   solely because Weirton or a Subsidiary owns
                                                   an equity interest in or controls the
                                                   Subsidiary or permitted joint venture.
                                                   If we enter into a transaction with an
                                                   affiliate that involves more than $10
                                                   million, we must obtain a favorable opinion
                                                   as to the fairness of such transaction to us
                                                   from a financial point of view from an
                                                   independent nationally recognized investment
                                                   banking firm and deliver such opinion to the
                                                   trustee.

                        DESCRIPTION OF OUR CAPITAL STOCK

     Our authorized capital stock consists of 50 million shares of common stock, par value $0.01 per share, and 7.5 million shares of "blank check" preferred stock, par value $0.10 per share. Of the "blank check" preferred stock, 1.8 million shares have been designated Series A Convertible Voting Preferred Stock, 675,000 shares have been designated Series B Redeemable Preferred Stock and, if this exchange offer is consummated, up to 2,196,000 shares will be designated Series C Convertible Redeemable Preferred Stock.

     As of December 31, 2001, there were outstanding approximately 1,496,154 shares of our Series A Convertible Voting Preferred Stock, no outstanding shares of Series B Preferred Stock and 41,478,093 shares of our common stock.

HISTORY

     Prior to 1989, Weirton was owned entirely by its employees through an employee stock ownership plan, or the 1984 ESOP. In June 1989, we commenced trading of our common stock on the New York Stock Exchange following an underwritten public offering by the 1984 ESOP. In September 2001 our common stock was delisted and currently trades over-the-counter.

     In connection with our 1989 public offering, Weirton established a second employee stock ownership plan, or the 1989 ESOP, and funded it with the Series A Convertible Voting Preferred Stock. Substantially all of our employees participate in the 1984 ESOP and the 1989 ESOP, which as of December 31, 2001 owned approximately 19% of the issued and outstanding shares of our common stock and substantially all of the issued and outstanding shares of our Series A preferred stock, collectively representing approximately 40% of the voting power of our voting capital stock. In 1991 we issued 500,000 shares of Series B preferred stock, and we redeemed all of those shares in 1994.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders voting together with the Series A preferred stock as a single class. Shares held of record by the 1984 and 1989 ESOPs are voted by the respective trustee according to confidential written instructions received from participants. Cumulative voting is not permitted.

     Subject to any preferences of outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds, and in the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment to all creditors and payments required to be made in respect of any outstanding preferred stock.

     Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK


     The board of directors is authorized to issue preferred stock in various series from time to time, with each series to have such rights, powers, privileges and limitations as the board of directors may determine. Approval of 90% of the board of directors then in office is generally required for any further issuance of shares of preferred stock, except for shares issued to the two ESOPs or pursuant to our other sponsored employee benefit plans approved in accordance with our restated certificate of incorporation.

     Series A Convertible Voting Preferred Stock. Holders of the Series A preferred stock are entitled to ten times the number of votes of common stock into which the Series A preferred stock is convertible on all matters submitted to a vote of the stockholders voting together with the common stock as a single class. The Series A preferred stock is held of record by the 1989 ESOP and currently holds approximately 22% of the total voting power. Each share of the Series A preferred stock is convertible at the option of the holder into one share of common stock subject, in certain instances, to anti-dilution adjustments, including the issuance of rights or warrants to purchase common stock, the declaration of a dividend or other distribution in the form of our stock and the occurrence of a stock-split or a reverse stock-split. The Series A preferred stock may only be held by qualified holders, which term is limited to the 1989 ESOP and employees. Transfers to non-qualified holders results in a conversion to common stock.


     Under the terms of the 1989 ESOP, participants to whom shares of our Series A preferred stock are distributed following termination of service are given a right, exercisable for a limited time, to cause us to repurchase their shares at fair value. We also have a right of first refusal with respect to proposed transfers of distributed shares of Series A preferred stock. Shares of Series A preferred stock that we acquire are contributed back to the 1989 ESOP. If we do not repurchase such shares, they automatically convert into shares of our common stock upon transfer.

     The Series A preferred stock is entitled to receive dividends, when and as declared by the board of directors, at the same rate as payable on the number of shares of common stock into which the Series A preferred stock is convertible. In the event we liquidate, the holders of the Series A preferred stock are entitled to a liquidation preference, prior to any payment on common stock, of $5.00 per share plus any unpaid dividends.


     Series C Convertible Redeemable Preferred Stock. For a description of the Series C preferred stock, see "Description of Series C Preferred Stock".


CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     In addition to the ability of the board of directors to authorize the issuance of preferred stock with such preferences, limitations and relative rights as the board of directors may deem advisable, our restated certificate of incorporation contains other provisions that might have the effect of delaying, deferring or preventing a change in control.

     Our restated certificate of incorporation provides that, with the exception of our employee benefit plans, no stockholder or group of stockholders acting in concert, who beneficially own in excess of 5% of the total voting power of our voting stock, is entitled to vote any share of our stock which, when combined with all other shares of our stock beneficially owned by such stockholder or group, would exceed 5% of the total voting power of our capital stock.


     In addition, our restated certificate of incorporation provides that certain corporate transactions must be approved by the holder of shares representing not less than 80% of the total voting power of our capital stock not restricted from voting under the 5% restriction discussed in the preceding paragraph. Transactions requiring an 80% approval include, among others, mergers, the sale or transfer of substantially all of our assets, the liquidation or dissolution of Weirton, certain reclassifications of our securities and transactions involving Weirton and a significant stockholder, and amendments affecting the voting restrictions on a "significant stockholder," and the size, membership and qualifications of our board of directors, and the supermajority voting provisions.


     Our restated certificate of incorporation also provides that the board of directors must consist of 14 members divided into three classes, designated as Class I, Class II and Class III, respectively. Each class serves a three-year term, and the terms are staggered so that the term of one class expires at each year's annual meeting of stockholders.

     In addition to the staggering of the classes, there are certain requirements for directors that are set forth in our restated certificate of incorporation. Specifically, at least three members of the board of directors must be designated by our primary recognized collective bargaining agent, currently the ISU. One of the union directors must be the president of the union and the other two must be designated by certification of the executive committee of the union. Our restated certificate further provides: three members of the board of directors must consist of our chief executive officer and two employees designated by the chief executive officer; seven directors must not be, nor have they ever been employees of Weirton, of our predecessor or of the union, and may not be affiliated with persons having certain substantial business relationships with us; and one director is required to be nominated by the board of directors pursuant to a certification of the nominating committee elected by the 1984 and 1989 ESOP participants.

                     MATERIAL UNITED STATES FEDERAL INCOME
                                TAX CONSEQUENCES

     The following discussion represents the opinion of Kirkpatrick & Lockhart LLP, our counsel, as to the material United States federal income tax consequences to you if you tender your outstanding notes in this exchange offer or if you do not tender your outstanding notes in the exchange offer and retain your outstanding notes subject to the amendments made to the applicable indentures. Our counsel's opinion is subject to the limitations, exceptions, assumptions and conditions set forth in this discussion and in our counsel's opinion attached hereto as Exhibit 8.1. The following discussion is based upon the best judgment of our counsel regarding the application of current provisions of the Internal Revenue Code of 1986, as amended, or the Code, treasury regulations promulgated under the Code or Treasury Regulations, proposed regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

     We have not sought and will not seek any rulings from the IRS with respect to the United States federal income tax consequences discussed below. Although the discussion below represents counsel's best judgment as to the matters discussed herein, it does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed herein will be accepted by the IRS or the courts.

     The tax treatment of a tendering holder or non-tendering holder may vary depending on such holder's particular situation or status. This discussion is limited to holders who hold their outstanding notes as capital assets and it does not address aspects of United States federal income taxation that may be relevant to persons who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding outstanding notes through a partnership or similar pass-through entity, persons that hold their outstanding notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their outstanding notes such as, but not limited to, the wash sale rules (which disallow losses on the sale of securities when the taxpayer acquires substantially identical securities within 30 days). In addition, unless otherwise expressly noted, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax.

     The determination of whether an instrument constitutes debt or equity for United States federal income tax purposes depends upon an overall analysis of the facts and circumstances surrounding the instrument. In the opinion of our counsel, the outstanding notes (before and after amendment pursuant to the consent solicitation) and the new senior secured notes should constitute debt and the Series C preferred stock should constitute equity for United States federal income tax purposes, and the following discussion assumes that such characterization will be respected. However, the facts and circumstances nature of the analysis regarding whether an instrument constitutes debt or equity for United States federal income tax purposes and the absence of direct controlling legal authority with respect to the specific facts relating to the outstanding notes, new senior secured notes and Series C preferred stock do not permit a more definitive opinion.

     For purposes of this discussion, a United States holder is a holder that is:

     - a citizen or resident of the United States, including, an alien resident who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Code;

     - a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

     - an estate, if its income is subject to United States federal income taxation regardless of its source; or

     - a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election to be treated as a United States person.

     A non-United States holder is an individual, corporation, entity, estate or trust (that is a beneficial owner of the outstanding notes, new senior secured notes or Series C preferred stock) other than a United States holder.

     HOLDERS OF OUTSTANDING NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THIS EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO TENDERING HOLDERS

     The Exchange of Outstanding Notes for New Senior Secured Notes and Series C Preferred Stock. As discussed below, a tendering holder generally will not recognize gain or loss on the exchange of outstanding notes for new senior secured notes and the Series C preferred stock for purposes of United States federal income taxation if both the outstanding notes and the new senior secured notes qualify as securities for United States federal income tax purposes. See also the discussion below under the headings "Accrued Interest" and "Consent Payment."

     In the opinion of our counsel, both the outstanding notes and new senior secured notes should be treated as securities for federal income tax purposes and, thus, the exchange should be treated as a recapitalization under Section 368(a)(l)(E) of the Code. We thus intend to treat such exchange as a recapitalization and both the outstanding notes and new senior secured notes as securities. None of the Code, the applicable Treasury Regulations, or judicial decisions define clearly the term securities. The determination of whether a debt instrument is a security for United States federal income tax purposes depends upon an overall evaluation of the facts and circumstances surrounding the debt instrument, including the nature of the debt instrument, the holder's degree of participation and the extent of proprietary interest compared with the similarity of the note to a cash payment. One important factor is the length to maturity of that instrument. Generally, a debt instrument with an original maturity of 10 years or more constitutes a security, while a debt instrument with an original maturity of 5 years or less or arising out of the extension of trade credit does not. It is not certain whether the outstanding notes and the new senior secured notes (with original maturities of approximately 9 years and 6 years, respectively) qualify as securities. However, in the opinion of our counsel, based on the terms of the outstanding notes and new senior secured notes, they both should be treated as securities for United States federal income tax purposes and the exchange of those notes should qualify as a recapitalization.

     Accordingly, subject to the discussion below under "Accrued Interest" and "Consent Payment," a tendering holder that exchanges outstanding notes for new senior secured notes and Series C preferred stock should not recognize taxable gain or loss as a result of the exchange, should have an aggregate tax basis in the new senior secured notes and Series C preferred stock equal to its adjusted tax basis in the outstanding notes surrendered in the exchange (which aggregate tax basis should be allocated between the new senior secured notes and Series C preferred stock based on the relative fair market value of these instruments on the date of the exchange) and should include its holding period for the outstanding notes in its holding period for the new senior secured notes and Series C preferred stock. As described below under the heading "Determination of Issue Price", we will provide tendering holders with information regarding the relative fair market values of the new senior secured notes and Series C preferred stock.

     Due to the facts and circumstances nature of the determination regarding whether a debt instrument is a security, a court could determine that either or both of the outstanding notes or the new senior secured notes do not constitute securities. In the event of a successful challenge by the IRS that the outstanding notes do not qualify as securities, the exchange will not be a recapitalization. A tendering holder would recognize capital gain or loss on the exchange equal to the difference between the aggregate issue price of the new senior secured notes and fair market value of the Series C preferred stock received, measured by their aggregate issue price (as described below under the heading "Determination of Issue Price"), and the holder's adjusted tax basis in its outstanding notes, subject to the discussion under "Accrued Interest", "Consent Payment" and "Market Discount" below. In the event that the new senior secured notes do not qualify as securities but the outstanding notes do qualify as securities, the exchange still should qualify as a recapitalization. However, a tendering holder generally would recognize capital gain (but not loss) in an amount equal to the lesser of (i) the difference between the aggregate issue price of the new senior secured notes and the Series C preferred stock received, and the holder's adjusted tax basis in its outstanding notes and (ii) the fair market value on the date of the exchange of the new senior secured notes received, subject to the discussion under "Accrued Interest," "Consent Payment" and "Market Discount" below.

     Unless clearly stated to the contrary, the remainder of this discussion of "Material United States Federal Income Tax Consequences" assumes that the exchange will be a recapitalization and that both the outstanding notes and new senior secured notes are securities for United States federal income tax purposes.

     Consent Payment. We will make a consent payment of $50 principal amount of new senior secured notes for each $1,000 principal amount of outstanding notes tendered by a holder prior to the expiration of the consent solicitation. The federal income tax consequences to a tendering holder who receives a consent payment are not certain. We intend to treat the consent payment consideration as a payment that is not part of the recapitalization described above under the heading "-- The Exchange of Outstanding Notes for New Senior Secured Notes and Series C Preferred Stock." Accordingly, we intend to allocate the new senior secured notes issued pursuant to the consent payment to the consent payment and not to the principal of the outstanding notes exchanged by the tendering holders. If this treatment of the consent payment is respected, a tendering holder would recognize ordinary income in an amount equal to the fair market value of the new senior secured notes allocated to the consent payment. The new senior secured notes received as a consent payment will have an adjusted tax basis equal to their fair market value on the date of issuance and a holder's holding period for such notes will commence on the day after their issuance.

     We cannot assure you that the IRS will respect our allocation of the consent payment consideration for United States federal income tax purposes. If the new senior secured notes received by a tendering holder as consent payment consideration were treated as issued in exchange for the tendering holder's outstanding notes, the tendering holder would treat the receipt of such new senior secured notes as part of the recapitalization consideration as described above under the heading "The Exchange of Outstanding Notes for New Senior Secured Notes and Series C Preferred Stock."

     Determination of Issue Price. The new senior secured notes (other than new senior secured notes issued as a consent payment) will be issued as part of an investment unit along with the Series C preferred stock. Each investment unit will consist of $500 principal amount of new senior secured notes and $450 in liquidation preference of Series C preferred stock. The aggregate issue price of each investment unit should equal (or approximate) the fair market value of the outstanding note tendered in exchange therefor. This aggregate issue price will be allocated between the new senior secured notes and the Series C preferred stock comprising the investment unit based upon their relative fair market values. The amount so allocated to each instrument in the investment unit will be that instrument's initial issue price.

     We will provide each tendering holder with an allocation schedule reflecting the allocation of issue price between the new senior secured notes and the Series C preferred stock held by the tendering holder. Each holder will be bound by this allocation unless such holder discloses in its timely filed United States federal income tax return for the taxable year in which the exchange occurs that such holder intends to use an allocation that is inconsistent with our allocation.

     Accrued Interest. We will not pay any interest on the outstanding notes tendered in this exchange offer that has accrued since the last payment of interest on the outstanding notes, which was made for the 11 3/8% Senior Notes due 2004 on July 1, 2001, and for the 10 3/4% Senior Notes due 2005 on June 1, 2001.

The United States federal income tax consequences to a tendering holder resulting from the nonpayment of accrued interest are not certain. For purposes of the information reporting and backup withholding rules, we intend to treat the new senior secured notes and Series C preferred stock issued in the exchange offer as payment solely on the principal of the outstanding notes for which they are exchanged (other than notes received as a consent payment). If this treatment is respected, a tendering holder who previously recognized interest income on the outstanding notes may be able to recognize a loss to the extent of any such previously recognized interest income that will not be paid.

     We cannot assure you, however, that the IRS will respect this treatment. The IRS could treat the new senior secured notes and Series C preferred stock as received by a tendering holder in whole or in part in satisfaction of accrued but unpaid interest on the outstanding notes. In this circumstance, the amount so treated would be taxable as ordinary interest income to cash-basis tendering holders. Accrual-basis tendering holders would not recognize a loss to the extent that any new senior secured notes and Series C preferred stock were treated as received by the tendering holder in satisfaction of accrued but unpaid interest. Tendering holders should consult their tax advisor regarding the allocation of the new senior secured notes and Series C preferred stock to, and taxation of, accrued but unpaid interest on their outstanding notes.

     Stated Interest and OID. The new senior secured notes will be issued with original issue discount, or OID. As described below under the heading "Possible Application of Contingent Payment Regulations", because the new senior secured notes provide for contingent payments of interest, the timing and amounts of OID may differ if certain Treasury Regulations (the "Contingent Payment Regulations") are applicable to the new senior secured notes. However, for purposes of the Contingent Payment Regulations, a payment is not contingent if the payment is subject to a remote or incidental contingency. Because we have determined that the likelihood of contingent interest payments being made by us on the senior secured notes is remote, we do not intend to treat the senior secured notes as being subject to the Contingent Payment Regulations. Our determination with respect to the likelihood of contingent interest payments being made generally will be binding on a tendering holder. A tendering holder may take a contrary position to our determination only if the holder explicitly discloses the position on its timely filed United States federal income tax return for the taxable year that includes the date of the exchange. Our determination will not be binding on the IRS, which may take a contrary position. Unless expressly stated to the contrary, the remainder of this discussion assumes that the Contingent Payment Regulations will not apply to the new senior secured notes.

     Only a small portion of the stated interest on the new senior secured notes will be unconditionally payable at least annually at a single fixed rate(0.5% or possibly slightly more). This portion of the stated interest on the new senior secured notes will qualify as qualified stated interest and holders will be required to include such qualified stated interest in their gross income for United States federal income tax purposes in accordance with their regular method of accounting for federal income tax purposes. The remainder of the stated interest on the new senior secured notes will be treated as OID. Additionally, if, as expected, the face amount of the new senior secured notes exceeds the issue price of such notes (the determination of which is described above under the heading "Determination of Issue Price"), a new senior secured note also will bear OID in an amount equal to such excess.

     Generally, tendering holders will be required to include the OID on the new senior secured notes in their gross income for United States federal income tax purposes as it accrues. The OID will accrue daily in accordance with a constant yield method based on a compounding of interest. The OID allocable to any accrual period will equal the product of the adjusted issue price of the new senior secured notes as of the beginning of such period and the notes' yield to maturity. The adjusted issue price of a new senior secured note as of the beginning of any accrual period will equal its issue price, increased by the amount of OID previously includible in the gross income of the applicable holder, and decreased by the amount of any payment (other than payments of qualified stated interest) made on the new senior secured note.

     Notwithstanding these general rules, a tendering holder may be permitted to exclude all or a portion of this qualified stated interest and/or OID from its taxable income depending on the holder's adjusted tax basis in the new senior secured notes for United States federal income tax purposes. Accordingly, depending on a particular tendering holder's particular situation, the holder may be subject to the rules governing acquisition premium or amortizable bond premium. These rules are discussed below.

     If a change in circumstances occurs so that a payment of contingent interest is required on the new senior secured notes for the purpose of determining the amount and accrual of OID, such notes will be treated as retired and reissued on the date of the contingent interest payment for an amount equal to the new senior secured notes adjusted issue price on that date. No gain or loss will be recognized by a tendering holder as a result of the deemed retirement and reissuance of the new senior secured notes. However, the notes deemed reissued may be governed by the Contingent Payment Regulations (described below), which may result in an increase in the amount includible in income by a tendering holder. We urge you to consult your tax advisor on the consequences to you if this event should occur.

     Possible Application of Contingent Payment Regulations. If (contrary to the belief of our counsel or as a result of a change in circumstances with respect to the likelihood of our making payments of contingent interest), the Contingent Payment Regulations were applicable to the new senior secured notes, OID generally would be calculated and accrued on the new senior secured notes as follows. A tendering holder would be required to accrue noncontingent interest and a projected amount of contingent interest as OID on the new senior secured notes based on a comparable yield. The comparable yield is the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the new senior secured notes but not less than the applicable federal rate based on the overall maturity of the notes as reasonably determined by us. Under the Contingent Payment Regulations, we would be required to provide holders with a schedule of projected payments (including contingent and noncontingent amounts) on the new senior secured notes.

     If the actual amount of a contingent payment would become fixed at an amount that differs from the projected amount of the payment, the difference would result in either a positive adjustment or negative adjustment to a tendering holder's interest amount. Generally, if the actual amount of interest we would pay with respect to a new senior secured note is greater than the projected amount, the difference is treated as a positive adjustment which could result in additional interest income to a holder of a new senior secured note. If the actual amount of interest we pay with respect to a new senior secured note is less than the projected amount, the difference would produce a negative adjustment which would (i) reduce a holder's interest income with respect to the note for such taxable year; (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of prior interest income recognized by the holder (reduced to the extent such interest was offset by prior negative adjustments); and (iii) to the extent of the remainder, be carried forward to succeeding years and, if unused, treated as a reduction in the amount realized on the sale or retirement of a new senior secured note.

     A tendering holder may be permitted to exclude all or a portion of the OID accrued under the Contingent Payment Regulations from its taxable income depending on the holder's adjusted tax basis in the new senior secured notes for United States federal income tax purposes. In general, a tendering holder would reasonably allocate any difference between the adjusted issue price of the new senior secured notes and the basis of such notes to the daily portions of interest or projected payments over the remaining term of the notes. A tendering holder whose basis in the new senior secured note exceeds the note's adjusted issue price would treat the difference allocated to a daily portion of interest or projected payment as a negative adjustment on the date the daily portion accrues or the payment is made. The holder would reduce its basis in the new senior secured note by the amount treated as a negative adjustment. A tendering holder whose basis is less than the adjusted issue price of the new senior secured note would treat the amount of the difference allocated to a daily portion of interest or a projected payment as a positive adjustment on the date the daily portion accrues or the payment is made. The tendering holder would increase its basis in the new senior secured note by the amount so allocated. These rules would be applied in lieu of the rules described below under "Acquisition Premium," "Amortizable Bond Premium," "Market Discount," and "Election to Report All Interest as OID."

     If a new senior secured note is sold or otherwise disposed of when there are remaining contingent payments under the projected payment schedule, then any gain recognized under the sale or other disposition would be ordinary interest income. Any loss recognized would be ordinary loss to the extent the holder's total interest inclusions on the new senior secured note exceed the total amount of ordinary loss the holder took into account as a result of differences between actual and projected payments on the note, and any additional loss generally would be capital loss. If, however, a new senior secured note is sold or otherwise disposed of after there are no remaining contingent payments due on the note under the projected payment schedule, the resulting gain or loss generally would be capital gain or loss (subject to the rules described below under the heading "Market Discount).

     Holders of outstanding notes should consult their tax advisors as to the particular tax consequences to them that would result from the application of the Contingent Payment Regulations.

     Acquisition Premium. Generally, a new senior secured note acquired pursuant to this exchange offer will have acquisition premium if a tendering holder's adjusted tax basis in the new senior secured note immediately after the exchange is greater than the new senior secured note's adjusted issue price but is less than or equal to the sum of all amounts payable on the new senior secured note after its acquisition by the holder (other than payments of qualified stated interest). If a new senior secured note has acquisition premium, the amount of OID that the holder must include in income is reduced by the amount of the OID multiplied by a fraction, the numerator of which is the excess of the holder's adjusted tax basis in the new senior secured note immediately after its acquisition over its adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable (other than qualified stated interest) on the new senior secured note after it is acquired by the holder over the adjusted issue price. This fraction is referred to as the acquisition premium fraction.

     As an alternative to applying the acquisition premium fraction, a tendering holder of a new senior secured note with acquisition premium may elect to treat the new senior secured note as having an issue price equal to the holder's adjusted basis immediately after acquisition of the new senior secured note and applying the mechanics of the constant yield method. The tax treatment of such an election is described below under the heading "-- Election to Report All Interest as OID."

     Amortizable Bond Premium. Generally, a new senior secured note will have amortizable bond premium if a tendering holder's adjusted basis in the new senior secured note immediately after the exchange is greater than the sum of all amounts payable (other than qualified stated interest) on the new senior secured note after the exchange date. In such a case, the holder is not required to include any OID in income and could offset all or a portion of its qualified stated interest on the new senior secured notes by electing to amortize the bond premium. Whether a tendering holder acquires a new senior secured note with amortizable bond premium will depend upon the facts and circumstances of the particular holder, and in particular on the tendering holder's tax basis in the new senior secured note. A tendering holder will reduce its basis in its new senior secured notes to the extent that any amortizable bond premium is applied to offset qualified stated interest and OID.

     Market Discount. If, in the hands of a tendering holder, an outstanding note has market discount, that market discount likely will carry over to the new senior secured notes and Series C preferred stock received by the tendering holder. A tendering holder likely would have market discount on its outstanding note if it acquired the outstanding note subsequent to its original issuance for an amount that was less than its adjusted issue price. The amount of market discount on the outstanding note would equal the excess of the adjusted issue price of the outstanding note over the amount paid for such note (unless the excess is less than a de minimis amount).

     Generally, a holder is required to treat any gain recognized on the disposition of a note having market discount as ordinary income to the extent of the market discount that accrued on the note while held by the holder. Such gain accrues on a straight-line basis unless the holder elects to accrue market discount on a constant interest basis. Such an election is made on a note-by-note basis and is irrevocable.

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     Alternatively, the holder may elect to include market discount in income currently over the life of the note (a "Current Inclusion Election"). A Current Inclusion Election will apply to all market discount notes that the holder acquires on or after the first day of the first taxable year to which the election applies and is revocable only with the consent of the IRS. A holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry a note with market discount, unless the holder makes a Current Inclusion Election. In addition, a holder may elect to accrue the market discount into income under the constant yield method, which election is also made on a note-by-note basis and is irrevocable. See also the discussion under the heading "-- Election to Report All Interest as OID."

     The current market discount on outstanding notes held by a tendering holder who did not make a Current Inclusion Election, likely will carry over to, and be treated as, accrued market discount on the holder's new senior secured notes and Series C preferred stock. However, such tendering holder would not be required to include the accrued market discount in income unless the holder sells the new senior secured note for an amount in excess of its adjusted basis in the new senior secured note. If a tendering holder acquired its outstanding notes at a market discount and made a Current Inclusion Election, the tendering holder would be required to accrue market discount currently on the new senior secured notes if and to the extent that the market discount carries over to the new senior secured notes. Any accrued market discount that carries over to the Series C preferred stock would be treated as ordinary income by a holder upon disposition of the Series C preferred stock to the extent of any gain recognized.

     Election to Report All Interest as OID. Holders of new senior secured notes may elect to treat all interest on the new senior secured notes as OID and calculate the amount to be included in gross income under the constant yield accrual method. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount and unstated interest, as adjusted by any amortizable bond premium. The election must be made for the taxable year in which the holder acquires the new senior secured notes, and may not be revoked without the consent of the IRS. This election will apply only to the notes for which it is made. Tendering holders should consult with their own tax advisors about the election to report all interest on the new senior secured notes as OID using the constant yield method.

     THE TAX RULES GOVERNING INSTRUMENTS ISSUED WITH OID AND THE INTERPLAY DISCUSSED ABOVE UNDER "ACQUISITION PREMIUM," "AMORTIZABLE BOND PREMIUM," "MARKET DISCOUNT" AND "ELECTION TO REPORT ALL INTEREST AS OID" ARE COMPLEX AND THEIR APPLICATION TO A TENDERING HOLDER WILL DEPEND UPON SUCH HOLDER'S INDIVIDUAL SITUATION. TENDERING HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR ABOUT THE APPLICATION OF THESE RULES TO THE HOLDER. THE IRS HAS NOT ISSUED REGULATIONS CONCERNING ASPECTS OF THE MARKET DISCOUNT RULES RELEVANT TO TENDERING HOLDERS RECEIVING NEW SENIOR SECURED NOTES IN THIS EXCHANGE OFFER. TENDERING HOLDERS ALSO SHOULD CONSULT THEIR TAX ADVISOR CONCERNING THE APPLICATION OF THESE RULES.

     Applicable High Yield Discount Obligation. The new senior secured notes may constitute "applicable high yield discount obligations." An "applicable high yield discount obligation" is any debt instrument that (1) has a maturity date which is more than five years from the date of issue, (2) has a yield to maturity which equals or exceeds the applicable federal rate ("AFR") released by the IRS for the calendar month in which the obligation was issued plus five percentage points and (3) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest that is required to be paid thereon exceeds the product of the issue price of the instrument and its yield to maturity.

     Provided that the new senior secured notes are applicable high yield discount obligations, the OID on the new senior secured notes would not be deductible by us until we pay it. Moreover, if the new senior secured notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of our deduction for OID (the "Disqualified OID") (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) would be non-deductible to us. For purposes of the dividends-received deduction under
Section 243 of the Code, the Disqualified OID should be treated as a dividend to corporate note holders to the extent it would have been so treated had such amount been distributed by us

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

with respect to our stock. A corporate holder should consult with its tax advisor regarding the treatment to it of holding an applicable high yield discount obligation.

     Deemed Stock Distributions on Series C Preferred Stock. Generally, under Sections 305(c) and 305(b)(4) of the Code, where the issuer of preferred stock is required to redeem the preferred stock at a price higher than the issue price (the "Redemption Premium"), the Redemption Premium is treated as a series of constructive distributions on the preferred stock. The amount of each constructive distribution is determined on a constant yield basis. A holder who is deemed to receive such a constructive distribution of stock will be required to include the constructive distribution in income as a dividend (to the extent of the issuer's current or accumulated earnings and profits as of the close of the taxable year in which such amounts must be included in income) as it accrues and before actual receipt of the Redemption Premium.

     For purposes of Section 305 of the Code, applicable Treasury Regulations define "preferred" stock generally as stock that in relation to other classes of stock outstanding enjoys certain limited rights and privileges but does not participate in corporate growth to any significant extent. In the opinion of our counsel, based on the terms of the Series C preferred stock, the Series C preferred stock should be treated as participating in our growth to a significant extent for purposes of Section 305 of the Code. Accordingly, although our certificate of incorporation labels the Series C preferred stock as "preferred" stock, for federal income tax purposes we intend not to treat such stock as preferred stock within the meaning of Section 305 of the Code and the Treasury Regulations thereunder. Under this treatment, a tendering holder generally will not be deemed to receive a constructive distribution with respect to its Series C preferred stock as a result of the Redemption Premium. No assurance can be given however, that the IRS will agree with this determination.

     Regardless of whether the Series C preferred stock is treated as "preferred" stock for purposes of Section 305 of the Code, a tendering holder may be treated as receiving a constructive distribution under Sections 305(c) and 305(b)(2) of the Code if we declare and pay a dividend on our common stock while the Series C preferred stock is outstanding and in a year in which the redemption price of such Series C preferred stock increases. If we pay a dividend on our common stock, those stockholders will receive cash or property, while an increase in the Series C preferred stock redemption price will increase the tendering holder's interest in our assets or earnings and profits. This increase may be treated as a deemed distribution on the Series C preferred stock to a tendering holder who holds such preferred stock. Under our senior credit facility, we are not permitted to pay dividends on our common stock.

     Sale, Exchange and Retirement of New Notes. Subject to the discussion above under "Market Discount," when a holder disposes of a new senior secured note (or a modified note), the holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) the holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note at the time of such disposition will be equal to the initial basis allocated to the note, increased by any OID and market discount included in income under a Current Inclusion Election, and reduced by any payments that the holder receives and amounts amortized as bond premium. The amount realized on sale of a note could differ if the Contingent Payment Regulations apply. See "Potential Application of Contingent Payment Regulations."

     The capital gain or loss will be long-term capital gain or loss if the holding period for the note exceeds one year at the time of disposition. Under current law, some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation on long-term capital gain. The deductibility of capital losses is subject to limitation. Holders should consult their tax advisors as to the particular tax consequences to them upon sale, exchange or retirement of a new senior secured note (or modified note).

     Sale, Exchange and Redemption of Series C Preferred Stock. When a tendering holder disposes of its Series C preferred stock by a taxable sale or exchange, the holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received and the holder's adjusted tax basis in its Series C preferred stock (subject to the treatment of any market discount on the Series C preferred stock as described under the heading "Market Discount"). The capital gain or loss will be long-term capital gain or loss if the holding period for the Series C preferred stock
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

exceeds one year at the time of disposition. As described above, under current law, some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation on long-term capital gain. The deductibility of capital losses generally is subject to limitations. Holders should consult their own tax advisors as to the particular tax consequences to them upon the sale, exchange and redemption of Series C preferred stock.

     Upon redemption of the Series C preferred stock by us for cash or property other than our capital stock, the redemption should be treated as a sale or exchange under Section 302 of the Code and the tendering holder should recognize capital gain or loss (subject to the treatment of any market discount on the Series C preferred stock as described under the heading "Market Discount") to the extent the redemption proceeds are greater or less than the holder's adjusted tax basis in the Series C preferred stock if the redemption proceeds received in exchange for the series C preferred stock: (i) are not essentially equivalent to a dividend distribution; (ii) are substantially disproportionate with respect to the tendering holder; (iii) completely terminate the holder's equity interest in us; or (iv) are distributed to an individual holder as part of a partial liquidation of shares (as defined in Section 302 of the Code). In determining whether a cash redemption qualifies for sale or exchange treatment under Section 302 of the Code, a tendering holder must take into account shares of our stock that are actually owned by the tendering holder and, in certain situations, shares that such holder is deemed to own through a related person or entity.

     If the redemption does not qualify for sale or exchange treatment under
Section 302 of the Code, the redemption proceeds will be treated as a distribution with respect to the Series C preferred stock. The distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a tax-free return of basis to the extent of the tendering holder's capital in its Series C preferred stock and as capital gain to the extent the distribution exceeds its basis in the Series C preferred stock.

     If our capital structure is amended to permit the issuance of additional shares of common stock or if we engage in certain significant transactions, we may redeem the Series C preferred stock by delivering shares of common stock having a market value equal to the then current aggregate redemption price for all outstanding Series C preferred stock. A redemption of Series C preferred stock for our shares of common stock generally should be treated as a recapitalization for United States federal income tax purposes. Under this treatment, a tendering holder would not recognize gain or loss on the redemption, would have a basis in the common stock received equal to its basis in the Series C preferred stock redeemed, and would include the holding period of the Series C preferred stock in the holding period of the common stock. However, if, contrary to the view of our counsel, the preferred stock is treated as "preferred" for purposes of Section 305 of the Code (see "Deemed Stock Distributions on Series C Preferred Stock"), you may recognize income with respect to the redemption premium in the preferred stock.

     Information Reporting and Backup Withholding. Under the Code, tendering holders of notes and shares may be subject, under certain circumstances, to information reporting and backup withholding at a rate of up to 31% with respect to cash payments in respect of principal (and premium, if any), OID, interest, dividends and the gross proceeds from the disposition thereof. Backup withholding applies only if the tendering holder (i) fails to furnish its social security or other taxpayer identification number, or TIN, within a reasonable time after a request therefore, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a tendering holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's United States federal income tax liability, provided that the required information is provided to the IRS. Certain persons are exempt from backup withholding including corporations and financial institutions. Tendering holders of outstanding notes should consult with their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

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FEDERAL INCOME TAX CONSEQUENCES TO NON-TENDERING HOLDERS

     Modification of Outstanding Notes. A holder that does not tender its outstanding notes in exchange for new senior secured notes may nevertheless be deemed to have exchanged its outstanding notes for modified notes in a taxable transaction. Generally, under applicable regulations, a "significant modification" of a note will result in the deemed exchange of the note for a new modified note if the modifications are economically significant.

     Whether the amendments to the applicable indentures (as described in "The Exchange Offer and Consent Solicitation -- Proposed Amendments to Indentures") constitute a significant modification of the terms of the outstanding notes is not certain. However, in the opinion of our counsel, the amendments to the applicable indentures should be treated as significant modifications for United States federal income tax purposes and, accordingly, we intend to treat such amendments as significant modifications. Under this treatment, non-tendering holders would be viewed as exchanging their outstanding notes for modified notes. This deemed exchange will be a taxable disposition of the outstanding notes for purposes of United States federal income taxation unless the exchange qualifies as a recapitalization under Section 368(a)(1)(E) of the Code. As described above under the heading "-- Federal Income Tax Consequences to Tendering Holders -- The Exchange of Outstanding Notes for New Senior Secured Notes and Series C Preferred Stock," the exchange will qualify as a recapitalization if both the outstanding notes and the modified notes received in exchange therefor are considered securities for United States federal income tax purposes.

     In the opinion of our counsel, because the modified notes will have original terms of substantially less than five years, they should not constitute securities for United States federal income tax purposes and we intend to take the position that the modified notes do not constitute securities. Provided that either the modified notes or the outstanding notes are not treated as securities, a non-tendering holder would recognize a capital gain or loss on the exchange equal to the difference between the fair market value of the modified notes received, and the holder's tax basis in its outstanding notes, subject to the treatment of accrued but unpaid interest on the outstanding notes. (See the discussion above under the heading "-- Federal Income Tax Consequences to Tendering Holders -- Accrued Interest" and the discussion below of market discount.)

     The remainder of this discussion assumes that the modification of the outstanding notes resulting from the amendments to the applicable indentures will constitute a significant modification and that the exchange of outstanding notes for modified notes will not be treated as a recapitalization for United States federal income tax purposes.

     Stated Interest and OID. The stated interest on the modified notes will be included in income by a non-tendering holder in accordance with such holder's usual method of accounting for United States federal income tax purposes unless the holder makes the election described above under the heading "Federal Income Tax Consequences to Tendering Holders -- Election to Report All Interest as OID." The modified notes will be issued with OID in an amount equal to the excess of the stated redemption price at maturity (which will equal the face amount of the modified notes) over their issue price (which should equal the fair market value of the holder's outstanding notes at the time of the consummation of the exchange offer). Accordingly, the amount of this OID is anticipated to be substantial. A non-tendering holder will include the OID in its income over the remaining term of the modified notes as described in the second paragraph under the heading "-- Federal Income Tax Consequences to Tendering Holders -- Stated Interest and OID."

     Market Discount. If a non-tendering holder acquired an outstanding note subsequent to its original issuance for an amount that is less than its adjusted issue price, the note will be considered to have market discount equal to that difference (unless the difference is less than a de minimis amount). A non-tendering holder will be required to treat any gain recognized on the deemed disposition of an outstanding note having market discount as ordinary income to the extent of the market discount that accrued on the outstanding note and was not previously included in income as a result of a Current Inclusion Election while held by the non-tendering holder.
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

     Sale, Exchange and Retirement of Modified Notes. See the discussion above under the heading "Federal Income Tax Consequences to Tendering Holders -- Sale, Exchange and Retirement of New Senior Secured Notes" for a description of the federal income tax consequences to a non-tendering holder's income for the sale, exchange and retirement of modified notes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following discussion is limited to certain United States federal income tax consequences to non-United States holders. For purposes of the discussion below, stated interest, OID, dividends and gain on the sale, exchange or other disposition of a note or share of Series C preferred stock will be considered to be "United States trade or business income" if such income or gain is:

     - effectively connected with the conduct of a United States trade or business or

     - in the case of a treaty resident, attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Stated Interest and OID. Generally, stated interest and OID paid to a non-United States holder will not be subject to United States federal income or withholding tax if such stated interest or OID is not United States trade or business income and is "portfolio interest." Generally, stated interest and OID will qualify as portfolio interest and eligible for the portfolio interest exception if the non-United States holder:

     - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

     - is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

     - certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

     However, payment of contingent interest or OID on the new senior secured notes which is determined by reference to our cash flow will not qualify for the portfolio interest exemption.

     The gross amount of payments of stated interest and OID that are United States trade or business income will not be subject to United States withholding tax but will be taxed at regular graduated United States rates rather than a 30% gross rate. In the case of a non-United States holder that is a corporation, such United States trade or business income also may be subject to the branch profits tax. The gross amount of payments of stated interest and OID that does not qualify for the portfolio interest exception generally will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. Payments of OID that do not qualify for the portfolio interest exception generally will be subject to United States withholding tax at a rate of 30% on the redemption of the notes or upon certain sales or exchanges of the notes unless a treaty applies to reduce or eliminate withholding.

     To claim an exemption from withholding in the case of United States trade or business income, or to claim the benefits of a treaty, a non-United States holder must provide a properly executed Form W-8ECI (in the case of United States trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of stated interest or OID. These forms must be periodically updated. A non-United States holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

     Dividends. Generally, the gross amount of any distributions with respect to the Series C preferred stock (including, as discussed above, redemption proceeds that are treated under Section 302 of the Code
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

as dividend distributions rather than payment in exchange for the Series C preferred stock and constructive dividend distributions under Section 305 of the
Code) that are not United States trade or business income (as described above under the heading "Stated Interest and OID") will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. However, we may elect not to withhold with respect to such distributions as follows:

     - we may elect not to withhold on a distribution to the extent it is not paid out of our current or accumulated earnings and profits;

     - we may elect not to withhold on a distribution to the extent it represents a nontaxable distribution payable in our stock or stock rights; or

     - we may elect not to withhold on a distribution to the extent it represents a distribution in part or full payment in exchange for the Series C preferred stock.

     A non-tendering holder may claim the benefits of a treaty, or claim an exemption from withholding in the case of United States trade or business income, or certify that it is not subject to backup withholding, as described above under the heading "Material Federal Income Tax Consequences to Non-United States Holders -- Stated Interest and OID."

     Consent Payment. As described above under the heading "Federal Income Tax Consequences to Tendering Holders -- Consent Payment," we will make a consent payment to a non-United States holder who tenders outstanding notes before the consent solicitation expires and we intend to take the position that recipients will recognize ordinary income in an amount equal to the fair market value of the new senior secured notes allocated to the consent payment. Provided that a consent payment received by a non-United States holder is treated as United States-source income, the consent payment generally will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding or the consent payment is United States trade or business income. Non-United States holders will consent to the immediate sale by us of a portion of their consent payment notes in order to satisfy this withholding tax. United States trade or business income will be subject to United States federal income tax as described above under the heading "Material Federal Income Tax Consequences to Non-United States Holders -- Stated Interest and OID." To claim an exemption from withholding, a non-United States holder must provide a properly executed Form W8-ECI (in the case of United States trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of the consent payment. If the consent payment is not treated as United States-source income and is withheld upon, holders may be entitled to a refund of the withholding tax if they file the appropriate form with the IRS.

     Sale, Exchange or Redemption of Notes and Series C Preferred Stock. As described above under the heading "Federal Income Tax Consequences to Tendering Holders -- The Exchange of Outstanding Notes for Senior Secured Notes," a non-United States holder that exchanges outstanding notes for new senior secured notes should not recognize taxable gain or loss as a result of the exchange. Except as described below and subject to the discussion concerning backup withholding, any gain recognized by a non-United States holder on the sale, exchange or redemption of a note (including gain recognized on the deemed exchange of an outstanding note for a modified note) or Series C preferred stock generally will not be subject to United States federal income tax, unless:

     - such gain is United States trade or business income or constitutes gain realized on the sale of an interest in a "United States real property holding corporation" which is treated as income effectively connected with the conduct of a United States trade or business under Section 897 of the Code;

     - subject to certain exceptions, the non-United States holder is an individual who holds the note or Series C preferred stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

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

     - the non-United States holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

     Upon a sale, exchange or redemption of a note, no United States tax withholding will apply to accrued and unpaid OID to the extent that such OID qualifies for an exemption as described above under the heading "Material Federal Income Tax Consequences to non-United States Holders -- Stated Interest and OID." If the accrued and unpaid OID does not so qualify, United States tax withholding will apply in the manner described above under the heading "Material Federal Income Tax Consequences to Non-United States Holders -- Stated Interest and OID" upon redemption of a note, and in certain circumstances, upon a sale or exchange of a note.

     We do not believe that we are a United States real property holding corporation within the meaning of Section 897 of the Code. If our belief were incorrect, United States withholding tax could apply with respect to the amount realized by a non-United States holder on the sale, exchange or redemption of shares of Series C preferred stock.

     As described above under the heading "-- Federal Income Tax Consequences to Tendering Holdings -- Sale, Exchange and Redemption of Series C preferred stock -- ", if a redemption of Series C preferred stock does not qualify as a sale or exchange under Section 302 of the Code, the proceeds will be treated as a dividend distribution with respect to the Series C preferred stock to the extent of our current or accumulated earnings and profits. Such amounts will be taxed as described above under the heading "Material Federal Income Tax Consequences to Non-United States Holders -- Dividends."

     Non-Tendering Holders. As described above under the heading "Federal Income Tax Consequences to Tendering Holders -- Modification of Outstanding Notes," a non-tendering holder should recognize a capital gain or loss on the exchange equal to the difference between the fair market value of the modified notes deemed received and the holder's adjusted tax basis in its outstanding notes. Such gain or loss will be taken into account as described above under the heading "Material Federal Income Tax Consequences to non-United States
Holders -- Sale, Exchange or Redemption of Notes."

     Federal Estate Tax. The notes held (or treated as held) by an individual who is a non-United States holder at the time of his death will not be subject to United States federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of our voting stock and income on the notes was not United States trade or business income. The Series C preferred stock held by an individual non-United States holder at the time of death will be included in that holder's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise.

     Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-United States holder any stated interest and OID or other United States-source income that is subject to United States withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides. Backup withholding may apply to such payments even though the requisite certification, as described above, has been received or an exemption otherwise established, if either we or our paying agent have actual knowledge that the holder is a United States holder or that the conditions of any other exemption are not, in fact, satisfied.

     Backup withholding and information reporting will not apply to payments of principal on the notes to a non-United States holder, if the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a United States Holder or that the conditions of any other exemption are not, in fact, satisfied.

     Payments of the proceeds from the sale of the notes or Series C preferred stock to or through a foreign office or broker will not be subject to information reporting or backup withholding, unless the broker is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more United States persons or which engages in a United States trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii), or (iv) of the preceding sentence may be subject to backup withholding tax, and will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the broker has documentary evidence in its files that the owner is a non-United States holder and the broker has no knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against such non-United States holder's United States federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE EXCHANGE OFFER AND HOLDING AND DISPOSING OF NEW SENIOR SECURED NOTES, SERIES C PREFERRED STOCK OR MODIFIED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                              PLAN OF DISTRIBUTION

     We will receive no proceeds in connection with this exchange offer or the series 1989 bonds exchange offer. We will distribute the new senior secured notes in the manner described in "The Exchange Offer and Consent Solicitation" above.

                                 LEGAL MATTERS

     Certain legal matters with respect to the exchange offer and the validity of the new senior secured notes and Series C preferred stock will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Weil, Gotshal & Manges LLP, New York, New York will pass upon certain legal matters for the dealer manager.

                                    EXPERTS

     The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in
Note 2 to the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     Weirton files annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that Weirton files with the SEC at the SEC's public reference facilities maintained by the SEC at the public reference rooms of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can also be obtained by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or accessed electronically on the SEC website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our outstanding notes are listed on the New York Stock Exchange, and information concerning them may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information about Weirton may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     On November 1, 2001 Weirton filed a registration statement on Form S-4 (as subsequently amended on November 30, 2001, December 3, 2001, March 12, 2002 and April 23, 2002) to register with the SEC the 10% Senior Secured Discount Notes due 2008 originally proposed to be exchanged, together with 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005 that may remain untendered in the exchange offer but as amended pursuant to the consent solicitation. Weirton subsequently amended the registration statement to register the new senior secured notes and Series C preferred stock to be offered in this exchange offer and consent solicitation. This prospectus is a part of that registration statement, as it has been amended. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.



     The series 1989 bonds exchange offer, the consummation of which is a condition of the consummation of this exchange offer, is being made through a private offering memorandum directly to the holders of the series 1989 bonds in a transaction not subject to registration under the Securities Act of 1933, as amended.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Consolidated Statements of Income (Loss) for the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-3

Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................   F-4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-5

Consolidated Statement of Changes in Stockholders' Equity
  for the Years Ended December 31, 2001, 2000 and 1999......   F-6

Notes to Consolidated Financial Statements..................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
WEIRTON STEEL CORPORATION:

     We have audited the accompanying consolidated balance sheets of Weirton Steel Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Weirton Steel Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a Total Stockholders' Deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP
Pittsburgh, Pennsylvania
January 24, 2002

                           WEIRTON STEEL CORPORATION

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
NET SALES................................................  $  960,358   $1,117,829   $1,130,432
  Operating costs:
  Cost of sales..........................................   1,041,501    1,052,867    1,076,077
  Selling, general and administrative expenses...........      34,515       41,673       44,806
  Depreciation...........................................      65,194       63,968       60,866
  Restructuring charges..................................     141,326           --           --
  Asset impairment.......................................          --           --       22,522
  Profit sharing provision...............................          --           --       15,473
                                                           ----------   ----------   ----------
       TOTAL OPERATING COSTS.............................   1,282,536    1,158,508    1,219,744
                                                           ----------   ----------   ----------
LOSS FROM OPERATIONS.....................................    (322,178)     (40,679)     (89,312)
  Gain on sale of investment, net........................          --           --      170,117
  Loss from unconsolidated subsidiaries..................     (18,673)     (26,208)      (1,105)
  Interest expense.......................................     (38,458)     (34,633)     (44,223)
  Other income, net......................................         719        4,797        2,198
  ESOP contribution......................................          --           --       (1,305)
                                                           ----------   ----------   ----------
  Income (loss) before income taxes, extraordinary item
     and minority interest...............................    (378,590)     (96,723)      36,370
  Income tax provision (benefit).........................     153,765      (11,607)       8,227
                                                           ----------   ----------   ----------
  Income (loss) before extraordinary item and minority
     interest............................................    (532,355)     (85,116)      28,143
  Extraordinary loss on early extinguishment of debt.....        (958)          --           --
                                                           ----------   ----------   ----------
  Income (loss) before minority interest.................    (533,313)     (85,116)      28,143
  Minority interest in loss of subsidiary................          --           --        2,804
                                                           ----------   ----------   ----------
NET INCOME (LOSS)........................................  $ (533,313)  $  (85,116)  $   30,947
                                                           ==========   ==========   ==========
PER SHARE DATA:
  Weighted average number of common shares (in
     thousands):
     Basic...............................................      41,491       41,401       41,600
     Diluted.............................................      41,491       41,401       43,299
  Basic earnings per share:
     Income (loss) before extraordinary item.............  $   (12.83)  $    (2.06)  $     0.74
     Extraordinary loss on early extinguishment of
       debt..............................................       (0.02)          --           --
                                                           ----------   ----------   ----------
     Net income (loss) per share.........................  $   (12.85)  $    (2.06)  $     0.74
                                                           ==========   ==========   ==========
  Diluted earnings per share:
     Income (loss) before extraordinary item.............  $   (12.83)  $    (2.06)  $     0.71
     Extraordinary loss on early extinguishment of
       debt..............................................       (0.02)          --           --
                                                           ----------   ----------   ----------
     Net income (loss) per share.........................  $   (12.85)  $    (2.06)  $     0.71
                                                           ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                           WEIRTON STEEL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                          ASSETS:
CURRENT ASSETS:
  Cash and equivalents, including restricted cash of $778
    and $775, respectively..................................  $    5,671   $   32,027
  Receivables, less allowances of $7,487 and $9,008,
    respectively............................................     103,046       74,987
  Inventories...............................................     136,850      202,377
  Deferred income taxes.....................................          --       39,654
  Other current assets......................................       5,980       11,342
                                                              ----------   ----------
       TOTAL CURRENT ASSETS.................................     251,547      360,387
Property, plant and equipment, net..........................     432,880      487,664
Investment in unconsolidated subsidiaries...................       1,578       19,375
Deferred income taxes.......................................          --      114,111
Intangible pension asset....................................      19,689           --
Other assets and deferred charges...........................      14,841        8,834
                                                              ----------   ----------
       TOTAL ASSETS.........................................  $  720,535   $  990,371
                                                              ==========   ==========
                        LIABILITIES:
CURRENT LIABILITIES:
  Senior credit facility....................................  $   92,082   $       --
  Senior notes payable......................................     243,271           --
  Accounts payables.........................................      71,197       76,415
  Accrued employee benefits.................................      76,029       68,751
  Accrued taxes other than income...........................      15,008       12,886
  Other current liabilities.................................      15,916        9,122
                                                              ----------   ----------
       TOTAL CURRENT LIABILITIES............................     513,503      167,174
Notes payable...............................................      67,806      299,253
Accrued pension obligation..................................     205,282       79,994
Postretirement benefits other than pensions.................     336,375      319,320
Other long term liabilities.................................      46,812       40,619
                                                              ----------   ----------
       TOTAL LIABILITIES....................................   1,169,778      906,360
REDEEMABLE STOCK:
  Preferred stock, Series A, $0.10 par value; 1,548,794 and
    1,572,725 shares authorized and issued; 1,511,168 and
    1,553,943 subject to put................................      21,108       21,728
  Less: Preferred treasury stock, Series A, at cost, 52,640
    and 42,797 shares.......................................        (760)        (617)
                                                              ----------   ----------
       TOTAL REDEEMABLE STOCK...............................      20,348       21,111
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, Series A, $0.10 par value; 37,626 and
    18,782 shares not subject to put........................         546          273
  Common stock, $0.01 par value; 50,000,000 shares
    authorized; 43,812,763 and 43,788,832 shares issued.....         438          438
  Additional paid-in capital................................     459,871      460,521
  Common stock issuable, 432,184 and 279,792 shares.........         163          279
  Retained earnings (deficit)...............................    (916,623)    (383,310)
  Less: Common treasury stock, at cost, 2,310,739 and
    2,498,198 shares........................................     (13,986)     (15,301)
                                                              ----------   ----------
       TOTAL STOCKHOLDERS' EQUITY (DEFICIT).................    (469,591)      62,900
                                                              ----------   ----------
TOTAL LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY
  (DEFICIT).................................................  $  720,535   $  990,371
                                                              ==========   ==========

        The accompanying notes are an integral part of these statements.

                           WEIRTON STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   ---------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(533,313)  $(85,116)  $  30,947
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Depreciation............................................     65,194     63,968      60,866
    Loss from unconsolidated subsidiaries...................     18,673     26,208       1,105
    Amortization of deferred financing costs................      2,360      1,987       1,899
    Restructuring charges...................................    141,326         --          --
    Extraordinary loss on early extinguishment of debt......        958         --          --
    Asset impairment........................................         --         --      22,522
    ESOP contribution.......................................         --         --       1,305
    Minority interest.......................................         --         --      (2,804)
    Deferred income taxes...................................    153,765     (5,001)       (153)
  Cash provided (used) by working capital items:
    Receivables.............................................    (28,059)    28,731       7,179
    Inventories.............................................     65,527    (15,667)     72,622
    Other current assets....................................      5,265     (5,312)      6,716
    Accounts payable........................................     (5,618)   (56,586)     20,685
    Other current liabilities...............................     11,410    (22,245)     20,772
    Accrued pension obligation..............................     10,262    (11,301)      9,387
    Other post-retirement benefits..........................    (12,424)    (8,344)     (6,777)
    Proceeds from sale of investment, net...................         --         --    (170,117)
    Other...................................................     (5,069)     3,759       4,435
                                                              ---------   --------   ---------
Net cash provided (used) by operating activities............   (109,743)   (84,919)     80,589
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from gain on sale of investment, net.............         --         --     170,117
  Loans and advances to unconsolidated subsidiaries.........       (793)   (40,858)     (3,178)
  Distribution from unconsolidated subsidiary...............         --      1,000          --
  Capital spending..........................................    (10,410)   (37,770)    (21,614)
                                                              ---------   --------   ---------
Net cash provided (used) by investing activities............    (11,203)   (77,628)    145,325
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt............................    103,613         --          --
  Repayment of debt obligations.............................         --     (5,831)    (84,232)
  Purchase of treasury stock................................         --    (15,990)         --
  Reissuance of treasury stock..............................         --      7,205          --
  Issuance of common stock..................................         --         72          --
  Common shares issuable....................................       (208)      (152)       (101)
  Deferred financing costs..................................     (8,815)        --        (700)
                                                              ---------   --------   ---------
Net cash provided (used) by financing activities............     94,590    (14,696)    (85,033)
                                                              ---------   --------   ---------
Net change in cash and equivalents..........................    (26,356)  (177,243)    140,881
Cash and equivalents at beginning of period.................     32,027    209,270      68,389
                                                              ---------   --------   ---------
Cash and equivalents at end of period.......................  $   5,671   $ 32,027   $ 209,270
                                                              =========   ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid, net of capitalized interest................  $  31,453   $ 34,630   $  46,147
  Income taxes paid (refunded), net.........................     (6,814)     5,127      (3,191)

        The accompanying notes are an integral part of these statements.

                           WEIRTON STEEL CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   COMMON STOCK
                                                              ----------------------       ADDITIONAL
                                                                SHARES        AMOUNT     PAID-IN CAPITAL
                                                              -----------     ------     ---------------
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 1998......   43,178,134      $432         $457,851
Net income..................................................           --        --               --
Conversion of preferred stock...............................       30,167        --              437
Exercise of preferred stock put options.....................           --        --              124
Purchase of treasury stock..................................           --        --                2
Reclassification of preferred Series A not subject to put...           --        --               --
Employee stock purchase plan:
  Shares issued.............................................      285,430         3              376
  Shares issuable...........................................           --        --               --
Board of Directors compensation plans:
  Shares issued.............................................        5,632        --             (541)
  Shares issuable...........................................           --        --               --
Amortization of deferred compensation.......................           --        --               --
Deferred compensation.......................................           --        --               --
                                                              -----------      ----         --------
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 1999......   43,499,363       435          458,249
Net loss....................................................           --        --               --
Conversion of preferred stock...............................       91,744         1            1,329
Exercise of preferred stock put options.....................           --        --              275
Purchase of treasury stock..................................           --        --                3
Reclassification of preferred Series A not subject to put...           --        --               --
Exercise of stock options...................................       30,250        --            1,215
Employee stock purchase plan:
  Shares issued.............................................      167,475         2              230
  Shares issuable...........................................           --        --               --
Board of Directors compensation plans:
  Shares issued.............................................           --        --             (780)
  Shares issuable...........................................           --        --               --
Amortization of deferred compensation.......................           --        --               --
Deferred compensation.......................................           --        --               --
                                                              -----------      ----         --------
CONSOLIDATED STOCKHOLDERS' EQUITY AT DECEMBER 31, 2000......   43,788,832       438          460,521
Net loss....................................................           --        --               --
Conversion of preferred stock...............................       23,931        --              349
Exercise of preferred stock.................................           --        --              126
Purchase of treasury stock..................................           --        --                2
Reclassification of preferred Series A not subject to put...           --        --               --
Employee stock purchase plan:
  Shares issued.............................................           --        --             (329)
  Shares issuable...........................................           --        --               --
Board of Directors compensation plans:
  Shares issued.............................................           --        --             (798)
                                                              -----------      ----         --------
CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31,
  2001......................................................   43,812,763      $438         $459,871
                                                              ===========      ====         ========

        The accompanying notes are an integral part of these statements.

  COMMON SHARES                                                        PREFERRED SERIES A
    ISSUABLE                       RETAINED    COMMON TREASURY STOCK   NOT SUBJECT TO PUT
-----------------     DEFERRED     EARNINGS    ---------------------   ------------------   STOCKHOLDERS'
 SHARES    AMOUNT   COMPENSATION   (DEFICIT)     SHARES      AMOUNT     SHARES    AMOUNT       EQUITY
 ------    ------   ------------   ---------   ----------   --------   --------   -------   -------------
 383,562   $ 532       $(492)      $(329,141)   1,983,561   $ (7,872)   16,060     $233       $ 121,543
      --      --          --          30,947           --         --        --       --          30,947
      --      --          --              --           --         --    (5,080)     (74)            363
      --      --          --              --           --         --        --       --             124
      --      --          --              --          253         --        --       --               2
      --      --          --              --           --         --     6,275       91              91
(285,430)   (379)         --              --           --         --        --       --              --
 167,475     231          --              --           --         --        --       --             231
 (98,132)   (153)         --              --      (98,132)       702        --       --               8
 136,638     200        (200)             --           --         --        --       --              --
      --      --         683              --           --         --        --       --             683
      --      --           9              --           --         --        --       --               9
--------   -----       -----       ---------   ----------   --------   -------     ----       ---------
 304,113     431          --        (298,194)   1,885,682     (7,170)   17,255      250         154,001
      --      --          --         (85,116)          --         --        --       --         (85,116)
      --      --          --              --           --         --    (3,895)     (56)          1,274
      --      --          --              --           --         --        --       --             275
      --      --          --              --    2,605,329    (15,990)       --       --         (15,987)
      --      --          --              --           --         --     5,422       79              79
      --      --          --              --   (1,855,894)     6,879        --       --           8,094
(167,475)   (231)         --              --           --         --        --       --               1
  59,978      61          --              --           --         --        --       --              61
(136,638)   (200)         --              --     (136,919)       980        --       --              --
 219,814     218          --              --           --         --        --       --             218
      --      --        (679)             --           --         --        --       --            (679)
      --      --         679              --           --         --        --       --             679
--------   -----       -----       ---------   ----------   --------   -------     ----       ---------
 279,792     279          --        (383,310)   2,498,198    (15,301)   18,782      273          62,900
      --      --          --        (533,313)          --         --        --       --        (533,313)
      --      --          --              --           --         --       (63)      (1)            348
      --      --          --              --           --         --        --       --             126
      --      --          --              --          125         --        --       --               2
      --      --          --              --           --         --    18,907      274             274
 (59,978)    (61)         --              --      (59,978)       390        --       --              --
 339,976      71          --              --           --         --        --       --              71
(127,606)   (126)         --              --     (127,606)       925        --       --               1
--------   -----       -----       ---------   ----------   --------   -------     ----       ---------
 432,184   $ 163       $  --       $(916,623)   2,310,739   $(13,986)   37,626     $546       $(469,591)
========   =====       =====       =========   ==========   ========   =======     ====       =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, OR IN MILLIONS OF DOLLARS
                                WHERE INDICATED

NOTE 1

  BASIS OF PRESENTATION

     The financial statements herein include the accounts of Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a majority interest and controls are consolidated; entities of which the Company owns a less than majority interest and does not control are not consolidated and are reflected in the consolidated financial statements using the equity method of accounting. All intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation. Weirton Steel Corporation and/or Weirton Steel Corporation together with its consolidated subsidiaries are hereafter referred to as the "Company," "we," "us" and "our."

     In the Company's consolidated balance sheets, MetalSite is accounted for under the equity method as of December 31, 2001 and 2000. MetalSite's results of operations are consolidated with the Company's results through December 29, 1999, and were reported under the equity method thereafter until the Company wrote-off its investment in the first quarter of 2001. See Note 20.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior year amounts to conform with current year presentation.

NOTE 2

  ORGANIZATION AND BACKGROUND

  Background

     The Company and its predecessor companies have been in the business of making and finishing steel products for over 90 years. From November 1929 to January 1984, the Company's business was operated as either a subsidiary or a division of National Steel Corporation ("National"). Incorporated in Delaware in November 1982, the Company acquired the principal assets of National's former Weirton Steel Division in January 1984.

     The Company's authorized capital consists of 50.0 million shares of Common Stock, par value $0.01 per share, and 7.5 million shares of Preferred Stock, par value $0.10 per share, issuable in series, as designated by the Company's Board of Directors.

     Prior to 1989, the Company was owned entirely by its employees through an Employee Stock Ownership Plan (the "1984 ESOP"). In June 1989, the Company's Common Stock commenced trading publicly on the New York Stock Exchange following an underwritten secondary offering from the 1984 ESOP. In connection with that offering, the Company established a second Employee Stock Ownership Plan (the "1989 ESOP") and funded it with 1.8 million shares of Convertible Voting Preferred Stock, Series A (the "Series A Preferred").

  Current Conditions and Management's Plan


     The Company incurred a net loss for the year ended December 31, 2001 of $533 million and had a total stockholders' deficit of $470 million as of that date. Recessionary conditions continue to prevail in the U.S. domestic steel industry materially and adversely affecting the Company and its competitors. There have been favorable signs of improvement in these market conditions in early 2002. Management's 2002 operating plan is based on further improvements in market conditions within the U.S. domestic steel industry.

     Representatives of an informal committee composed of institutional holders of 70.1% of the aggregate principal amount outstanding of the 11 3/8% Senior Notes due 2004 and 46.5% of the aggregate principal amount outstanding of the 10 3/4% Senior Notes due 2005 contacted the Company in November 2001 and negotiated the terms of an offer to exchange outstanding senior notes for a combination of 10% Senior Secured Notes due 2008 and Series C preferred stock. The City of Weirton is also offering to exchange all of its outstanding Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 for Secured Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 2002 due 2012. Each exchange offer is conditioned on the consummation of the other exchange offer.

     During its negotiations with representatives of the informal committee of institutional holders, the Company has not made scheduled interest payments of $6.5 million on the 10 3/4% Senior Notes due 2005, which were due December 1, 2001, or scheduled interest payments of $7.0 million on the 11 3/8% Senior Notes due 2004, which were due January 1, 2002. Failure to make these payments constituted events of default under the indentures governing the senior notes. Thus, the notes have been classified as current in the accompanying balance sheet. As a result of this event of default, either the trustee for the senior notes or holders of not less than 25% in aggregate principal amount of the senior notes may declare the entire principal of all the notes immediately due and payable by notifying the Company in writing.

     Prior to the commencement of the exchange offer, the Company will enter into forbearance and lock-up agreements with holders of a majority of the outstanding senior notes.

     The closing of these exchange offers is a critical part of a strategic plan to reduce operating costs, improve liquidity and working capital position, restructure long-term debt and fundamentally reposition the business to focus on the production and sale of tin mill products and other higher margin sheet products.

     If the Company is unable to close the exchange offers, it may have to seek bankruptcy protection or commence liquidation or administrative proceedings. In that case, owners of the outstanding senior notes and series 1989 bonds may only receive repayments of little or none of the principal amount of their notes or bonds. In a bankruptcy proceeding, the Company's ability to reposition its business would be significantly impaired, delayed, or may never occur.

     The Company's strategic plan has five integral steps and began to recognize the benefits of the first three steps in the fourth quarter of 2001:

     - reducing operating costs on an annual basis through the full implementation of a cost savings program which includes a workforce reduction, reductions to employee benefits costs and other operating cost savings, which became effective in late October 2001;

     - improving liquidity and long-term supplier relationship through financing programs entered into primarily with the Company's vendors, including over 60 suppliers, in later October 2001 and through ongoing negotiations with other suppliers of services and raw materials;

     - increasing borrowing availability and liquidity through the refinancing of the Company's bank credit and asset securitization facilities, which became effective in October 2001;

     - restructuring long-term debt and lowering our debt service costs through this exchange offer and the series 1989 bonds exchange offer in order to increase liquidity and financial flexibility, as well as to provide greater overall financial stability and to permit the fundamental repositioning of the Company's business through strategic acquisition and target investments; and

     - fundamental repositioning of the Company's business to focus on tin mill and other higher margin sheet products and significantly reduce the Company's presence in the commodity flat-rolled product market through strategic acquisition and targeted investments and further improvements to the Company's operating cost structure by increasing the use of its hot strip mill capacity dedicated to tolling or converting stainless steel slabs and increasing the proportion of its coils used in its downstream finishing operations in the production of tin mill and other higher margin value-added products.

     The consummation of the exchange offers to restructure our long-term debt is the critical next step in the Company's strategic plan. If the Company is unable to reduce its current debt obligations and extend debt maturities on the outstanding notes and bonds through the exchange offers, and thus improve its liquidity and financial stability, it may be unable to attract the necessary outside debt or equity financing needed to implement the final step of its plan, the fundamental repositioning of its business through strategic acquisitions and new investments. If the Company is not successful in repositioning and achieving its 2002 operating plan and its strategic plan, the corporate restructuring and refinancing steps that it has taken to date may be inadequate to ensure its continued viability and competitiveness.

  Employees

     Substantially all of the Company's employees participate in the 1984 ESOP and the 1989 ESOP which owned approximately 19% of the issued and outstanding common shares and substantially all the shares of the Company's preferred stock as of December 31, 2001. The shares of common stock and preferred stock held by the 1984 ESOP and the 1989 ESOP collectively represent 40% of the voting power of the Company's voting stock as of December 31, 2001.

     In June 2001, the Company and four bargaining units covering all represented employees ratified labor agreements which extend through September 1, 2002. The Company and the bargaining units reopened and modified the agreements to allow for the necessary workforce reductions to implement the Company's planned employment cost savings program. The new agreements extend through at least March 2004. They contain workrule and retirement provisions necessary to achieve the workforce reductions that are part of the Company's operating cost savings program. The new agreements also provide for a $1.00 per hour wage increase beginning in April 2003. Approximately 86% of the Company's workforce is covered under these collective bargaining agreements.

  Other

     On September 6, 2001, the Company was de-listed from the NYSE for failure to maintain adequate market capitalization. Since then, the Company's stock has traded on the OTC Bulletin Board under the symbol WRTL.

NOTE 3

  SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The liability representing outstanding checks drawn against a zero-balance general disbursement bank account is included in accounts payable for financial statement presentation. Such amounts were $4.8 million and $8.6 million as of December 31, 2001 and 2000, respectively.

     In conjunction with its senior credit facility, the Company has entered into arrangements that require it to utilize all available cash to pay down amounts outstanding under its senior credit facility. Cash needs are funded via issuances from the senior credit facility. The December 31, 2001 cash balance of $5.7 million is the result of amounts received from customers that had not yet been transferred to pay down amounts outstanding under the senior credit facility and certain required compensating balances. See Note 6.

  Cash Equivalents

     Cash equivalents, which consist primarily of certificates of deposit, commercial paper and time deposits, are stated at cost, which approximates fair value. For financial statement presentation, the

Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out method. Inventory costs include materials, labor and manufacturing overhead.

  Property, Plant and Equipment

     Property, plant and equipment is valued at cost. Major additions are capitalized, while the cost of maintenance and repairs which do not improve or extend the lives of the respective assets is charged to expense in the year incurred. Interest costs applicable to facilities under construction are capitalized. Gains or losses on property dispositions are credited or charged to income.

     Depreciation of steelmaking facilities is determined by the production-variable method which adjusts straight-line depreciation to reflect actual production levels. The cost of relining blast furnaces is amortized over the estimated production life of the lining. All other assets are depreciated on a straight-line basis.

  Senior Credit Facility

     As discussed under the "Cash" sub-heading above, the Company's senior credit facility is accompanied by an arrangement which requires that the Company utilize all available cash to pay-down amounts outstanding under the senior credit facility (with allowances for timing of transfers). Due to this arrangement, the balance outstanding under the senior credit facility is accounted for as a current liability even though the term of the agreement extends through March 2004.

  Employee Stock Ownership Plan (ESOP) Accounting

     The Company recognizes as compensation expense an amount based upon its required contributions to the ESOPs. The resulting expense approximates the cost to the ESOPs for the shares allocated to participants for the period. Shares may be contributed to the ESOPs by the Company or their purchase may be financed by the ESOPs. For financed shares, the number of shares allocated to participants for the period is determined based on the ratio of the period's ESOP debt principal payment to the total estimated debt principal payments. Shares are then allocated to individual participants based on the participant's relative compensation.

  Employee Profit Sharing

     There were no provisions for employee profit sharing in 2001 and 2000. The provision for 1999 of $15.5 million for employee profit sharing was calculated in accordance with the Profit Sharing Plan as amended in 1994.

  Research and Development

     The Company incurs research and development costs to improve existing products, develop new products and develop more efficient operating techniques. The costs are charged to expense as incurred and totaled $1.0 million, $2.7 million and $2.0 million in 2001, 2000 and 1999, respectively.

  Shipping and Handling Fees and Costs

     In the fourth quarter of 2000, the Company adopted Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"), which addresses the diversity in the income statement classification of amounts charged to customers for shipping and handling, as well as for costs incurred related to shipping and handling. EITF 00-10 requires all amounts billed to a customer in a sales transaction related to shipping and handling be classified as revenue and that shipping and handling charges incurred by the Company not be recorded as a reduction of revenue. Therefore, the

Company reclassified from net sales to cost of sales $42.4 million and $39.0 million for 2000 and 1999 respectively which represent those shipping and handling charges incurred by the Company and previously recorded as a reduction of revenue. In 2001, the Company included in sales and cost of sales $42.0 million in shipping and handling charges that it incurred.

  Derivative Instruments

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The impact of the Company's implementation of Statement 133, effective January 1, 2001, was immaterial to the Company's financial position.

  Revenue Recognition

     Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectability is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of sales.

NOTE 4

  INVENTORIES

     Inventories consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Raw materials...............................................  $ 38,732   $ 84,120
Work-in-process.............................................    29,275     40,242
Finished goods..............................................    68,843     78,015
                                                              --------   --------
                                                              $136,850   $202,377
                                                              ========   ========

NOTE 5

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
Land........................................................  $   1,130   $   1,112
Buildings...................................................      9,411       9,270
Machinery, equipment and other..............................    967,497     959,298
Construction-in-progress....................................     16,225      14,173
                                                              ---------   ---------
                                                                994,263     983,853
Less: Allowances for depreciation...........................   (561,383)   (496,189)
                                                              ---------   ---------
                                                              $ 432,880   $ 487,664
                                                              =========   =========

     During the fourth quarter of 1999, the Company recognized an asset impairment charge of $22.5 million related to a slab sizing press. The service potential of the asset was impaired as a result of changes in world slab markets and the Company's decision to restart the No. 4 Blast Furnace. Further, the Company terminated discussions with an entity concerning a strategic combination, which if consummated would have provided support for the viability of the asset. Given the existing facts and circumstances pertaining to the slab sizing press, the Company has no plans to utilize the asset. In the event those facts and circumstances change significantly, the Company may reconsider its decision.

     The fair value was determined based upon the value of individual components and the absence of opportunities to sell the slab sizing press.

     Capitalized interest applicable to facilities under construction for the year ended December 31, 2000 amounted to $0.2 million. There was no capitalized interest applicable to facilities under construction for the years ended December 31, 2001 and 1999.

     For the years ended December 31, 2001 and 2000 the Company incurred capital expenditures of $3.9 million and $7.3 million on a project to install new equipment related to a new polymer coating process. The Company has temporarily suspended the project. The Company plans to continue installation of the equipment when resources for capital projects are more readily available.

NOTE 6

  FINANCING ARRANGEMENTS

  Debt Obligations

                                                            DECEMBER 31,
                                                       ----------------------
                                                         2001          2000
                                                       ---------     --------
Current revolving credit obligation:
  Obligation under senior credit facility............  $  92,082     $     --
Debt:
11 3/8% Senior Notes due 7/1/04......................  $ 122,724     $122,724
10 3/4% Senior Notes due 6/1/05......................    121,256      121,256
8 5/8% Pollution Control Bonds due 11/1/14...........     56,300       56,300
Less: Unamortized debt discount......................       (734)      (1,027)
Vendor financing obligations.........................     11,531           --
                                                       ---------     --------
Total debt obligations...............................    311,077      299,253
Less Current portion.................................   (243,271)          --
                                                       ---------     --------
Long Term Debt.......................................  $  67,806     $299,253
                                                       =========     ========


     The current portion of debt consists of the 11 3/8% Senior Notes due July 1, 2004, the 10 3/4% Senior Notes due June 1, 2005 and a portion of the debt discount. They are classified as current due to an event of default as described below under "Senior Notes". The long term portion of the debt consists of $56.3 million of 8 5/8% Pollution Control Bonds due November 1, 2014 and $11.5 million of vendor financing obligations for which quarterly installment payments will begin in the first quarter of 2003.


  Senior Notes

     The indentures governing the senior notes are substantially similar and contain covenants that limit, among other things, the incurrence of additional indebtedness, the declaration and payment of dividends and distributions on the Company's capital stock, investments in joint ventures, as well as mergers, consolidations, liens and sales of certain assets. Representatives of an informal committee composed of institutional holders of 70.1% of the aggregate principal amount outstanding of the 11 3/8% Senior Notes due 2004 and 46.5% of the aggregate principal amount outstanding of the 10 3/4% Senior Notes due 2005 contacted the Company in November 2001 and negotiated the terms of the offer to exchange the outstanding senior notes for new senior secured notes and Series C preferred stock. During these negotiations, the Company did not make scheduled interest payments of $6.5 million on the 10 3/4% Senior Notes due 2005, which were due December 1, 2001, or scheduled interest payments of $7.0 million on the 11 3/8% Senior Notes due 2004, which were due January 1, 2002. Failure to make these payments constituted events of default under the indentures governing the senior notes. As a result of this event of default, either the trustee for the senior notes or holders of not less than 25% in aggregate principal amount of the senior notes may declare the entire principal of all the notes immediately due and payable by notifying the Company in writing.

     As of December 31, 2001, the Company's ability to incur additional indebtedness under the indentures governing the senior notes was limited to $45.7 million, excluding certain types of permitted indebtedness including indebtedness under the senior credit facility and the prior Inventory Facility referred to below. Under covenants affecting the Company's ability to pay dividends on its common stock, the Company is limited as to the payment of aggregate dividends, to the greater of (i) $5.0 million or (ii) $5.0 million plus one-half of the Company's cumulative consolidated net income since March 31, 1993, plus the net proceeds from future issuances of certain capital stock less certain allowable payments. As of December 31, 2001, pursuant to this covenant, the Company's ability to pay dividends on its common stock was limited to $5.0 million. Upon the occurrence of a change in control, as defined under the indentures, holders of the senior notes will have the option to cause the Company to repurchase their senior notes at 101% of the principal amount, plus accrued interest to the date of repurchase.

     The city of Weirton is offering to exchange the outstanding series 1989 bonds for new secured series 2002 bonds. The Company has made all scheduled interest payments on the series 1989 bonds through November 1, 2001. The series 1989 bonds and the senior notes contain cross-acceleration covenants. Though the senior notes had an event of default, no acceleration action has been made. Thus, the series 1989 bonds are classified as long term debt.

     The Company has $122.7 million in principal payments due in 2004, $121.3 million due in 2005 and $56.3 million due thereafter.

  Senior Credit Facility

     The new senior credit facility was established on October 26, 2001 by agreement with Fleet Capital Corporation, as agent for itself and other lenders, Foothill Capital Corporation, as syndication agent, The CIT Group/Business Credit, Inc. and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, and Transamerica Business Capital Corporation. The proceeds from the facility were used to refinance the existing Inventory Facility and Receivables Participation Agreements. Through this new asset-based facility, the Company is able to more effectively borrow against its current assets and generate additional availability as compared to its prior facilities to provide it with greater liquidity for its working capital requirements and general corporate purposes. The new senior credit facility has resulted in additional availability of approximately $30 to $35 million (at existing current asset levels). At December 31, 2001, the Company had borrowed $92.1 million under the senior credit facility and had utilized an additional $9.5 million under the letter of credit sub-facility. After consideration of amounts outstanding under the letter of credit subfacility, the Company had $27.9 million available for additional borrowing under the facility.

     The senior credit facility, which matures on March 31, 2004, consists of up to $200.0 million of available loans secured by accounts receivable (including related general intangibles) and inventory, including a $25.0 million letter of credit subfacility and a $25.0 million tandem mill subfacility, which in addition to the collateral described above is also secured by the real property constituting the No. 9 tin tandem mill and all equipment and fixtures located on that property. Although a portion of the senior credit facility is secured by the No. 9 tin tandem mill, the Company is permitted, with reasonable consent of the lenders under the facility, to enter into a sale and leaseback or other financing involving the No. 9 tin tandem mill for amounts in excess of $30.0 million. However, if the Company does enter into such a financing transaction, the required reserve of $20.0 million against the borrowing base will increase to $30.0 million. The Company has no present intention to enter into a transaction involving the No. 9 tin tandem mill.

     Amounts available to the Company from time to time under the senior credit facility are based upon the level of qualifying accounts receivable and inventory subject to a minimum availability reserve. Borrowings under the senior credit facility bear interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet National Bank, at the Company's option, plus an applicable margin. In addition to such interest, the Company will also pay a commitment fee equal to 0.50% per annum on unused portions of the facility. The senior credit facility also contains covenants that require that the Company demonstrate a certain level of liquidity resulting from the Company's vendor financing programs and certain levels of operating cost savings from its restructuring plan.

     Under the senior credit facility, following consummation of the exchange offers on satisfactory terms and conditions, the Company will be able to make scheduled semi-annual cash interest payments on the new senior secured notes and in respect of the new secured series 2002 bonds, provided that these cash payments may be reserved against availability under the facility. The reserve could, if fully implemented, reduce amounts available under the facility up to a maximum of approximately $8 million in any six month period, assuming valid tender of all the aggregate principal amount of the outstanding notes and Pollution Control Bonds. In the event that less than all of the aggregate principal amount of the outstanding notes and Pollution Control Bonds are tendered in the exchange offers, the Company is permitted to make cash interest payments on any remaining outstanding notes and Pollution Control Bonds of up to $4.0 million in any year subject to similar reservation against availability under the facility.

     As part of the senior credit facility, and in conjunction with banking arrangements entered into with Fleet, all available cash is used to pay down amounts outstanding under the senior credit facility. Cash needs are funded via issuance from the senior credit facility. Because the Company had not transitioned all deposit accounts to Fleet at December 31, 2001, the Company had a cash balance of $5.7 million. The amount includes balances received into lockboxes and other deposit accounts that had not yet been transferred to Fleet to pay down the senior credit facility.

  Vendor Financing Programs


     The Company has also obtained assistance from its key vendors and others through its vendor financing programs to improve its near term liquidity. Under the vendor financing programs, the Company has negotiated arrangements with over 60 vendors, utilities and local entities in the form of purchase credits or other concessions and improvements in terms to achieve one-time cash benefits of at least $40 million in the aggregate. The vendor financing programs have been structured principally as a sale and leaseback transaction of the Company's Foster-Wheeler Steam Generating Plant, including the related real property and certain related energy generating equipment, direct advances or concessions by certain vendors, and the transfer of a major operating lease to a public entity (eliminating the Company's need to secure its obligations under the lease with a letter of credit). In addition, the Company expects to enter into a sale and leaseback of its general office building and research and development building. To facilitate the sale-leaseback of the steam generating property, the assets were transferred to FW Holdings, Inc., a wholly owned subsidiary of the Company. Because the steam generating property is integral to the Company's operation, the transaction is accounted for as a financing. The Company records a long-term lease obligation in the amount of proceeds as they are received. The obligations bear an implicit interest rate of 12% through 2007 and 16% from 2008 to 2012. The Company will begin making installment payments in the first quarter of 2003. The amount of payments will be dependent on the total proceeds. The Company expects to make quarterly payments of $1.5 million based on $30.0 million in proceeds. The Company will have the option to terminate the lease and repurchase the assets in 2007 at the unamortized lease balance.



     As of December 31, 2001, the Company had received $11.5 million in proceeds under the sale-leaseback transaction involving its steam generation assets. In the first quarter of 2002, the Company received an additional $13.6 million under the sale-leaseback and other financing arrangements. The Company expects to receive an additional $3 to $5 million in additional proceeds from these financing arrangements after the first quarter of 2002.



     In addition to the proceeds from sale-leaseback and other financing arrangements, the vendor financing programs include rebate and other programs, the proceeds from which will not bear interest or require repayment. As part of one of these programs, in February 2002, the West Virginia Economic Development Authority and one of the Company's vendors reached an agreement assigning the rights of an operating lease from the vendor to the WVEDA. As part of this arrangement, the WVEDA has agreed to remove the requirement to have future lease payments supported by a letter of credit and, consequently, removal of the letter of credit requirement will result in additional availability under the Company's senior credit facility of $8.4 million.

  Receivables Participation Agreements

     Prior to the consummation of the senior credit facility, the Company, through its wholly-owned subsidiary, Weirton Receivables Inc. ("WRI"), was party to two receivables facilities with a group of three banks (the "WRI Amended Receivables Facilities"). The WRI Amended Receivables Facilities provided for a total commitment by the banks of up to $80.0 million, including a letter of credit subfacility of up to $25.0 million. The Company sold substantially all of its accounts receivable as they were generated to WRI. Upon the consummation of the senior credit facility, the WRI Amended Receivables Facilities were closed and accounts receivable totalling $25.0 million were repurchased and refinanced under the senior credit facility.

     As of December 31, 2000, $25.0 million of funded participation interest had been sold to the banks under the WRI Amended Receivables Facilities. Because proceeds obtained under the WRI Amended Receivables Facilities were obtained by selling a participation interest in the Company's accounts receivable, as opposed to borrowing money using accounts receivable as collateral, the proceeds were recorded as a reduction of the accounts receivable balance. For 2001, 2000 and 1999, the Company recognized $1.1 million, $0.3 million and $0.6 million, respectively, in discount expense from the sale of the funded participation interest. Discount expense was recorded as a reduction to other income for financial reporting purposes. As of December 31, 2000, $8.8 million in letters of credit under a subfacility were in place. After sale of funded participation interests and amounts in place under the letter of credit subfacility, the base amount available for cash sale under both facilities was approximately $3.6 million at December 31, 2000.

     The Company values its accounts receivable based on the face value of invoices outstanding with allowances for uncollectible accounts and other potential claims and deductions. The Company valued the portion of the participation interest it retained by WRI as its outstanding accounts receivable balance, after allowances, less cash received in exchange for the participation interest sold. The participation interest sold to the banks was secured by the interest retained by WRI.

     The key assumption used in valuing the participation interest retained by WRI is the allowance recorded against its accounts receivable. At December 31, 2000, the Company had recorded a valuation allowance of $7.8 million. Any hypothetical difference between the valuation allowance recorded and the actual credit losses and other deductions will entirely affect WRI's accounts receivable participation because that interest secures the participation interest held by the banks. During the year ended December 31, 2000, the Company recorded net losses for uncollectible accounts of $6.2 million.

  Inventory Facility

     In November 1999, the Company and a bank agreed to a new working capital facility of up to $100.0 million secured by a first priority lien on the Company's inventory (the "Inventory Facility"). Upon the consummation of the senior credit facility, the Inventory Facility was closed and the amounts outstanding were refinanced through the new senior credit facility. Borrowings under the Inventory Facility were based upon the levels and composition of the Company's inventory. The amount available for borrowing was limited by both the Inventory Facility and the Company's senior notes indentures which permit borrowing only up to 50% of the Company's inventory balance. At the option of the Company, the Inventory Facility bore interest at a prime or LIBOR rate. Based upon the amount outstanding, 0.00% to 2.50% was added to the prime or LIBOR rate. During 2001, the Company incurred interest expense of $2.9 million related to the facility. On October 26, 2001, prior to refinancing the facility, borrowings under the facility were $47.8 million. At December 31, 2000, the Company had not borrowed any amounts under the Inventory Facility.

     The Company incurred a $1.0 million extraordinary loss on early extinguishment of debt pertaining to costs incurred in the closing of the inventory facility.

  Leases

     The Company uses certain lease arrangements to supplement its financing activities.


     Rental expense under operating leases was $5.3 million, $9.0 million and $7.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. The minimum future lease payments under noncancelable operating leases are $5.4 million, $4.0 million, $2.6 million, $1.1 million and $0.4 million for the years ending 2002 through 2006, respectively.


NOTE 7

  EMPLOYEE RETIREMENT BENEFITS

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132 establishes amended standards for pension and other postretirement benefits disclosures. The standard disclosures established in SFAS No. 132 are included herein.

  Pensions

     The Company has a noncontributory defined benefit pension plan which covers substantially all employees (the "Pension Plan"). The Pension Plan provides benefits that are based generally upon years of service and compensation during the final years of employment.

     The Company's funding policy is influenced by its general cash requirements but, at a minimum, complies with the funding requirements of federal laws and regulations. There were no employer contributions to the Pension Plan during 2001, 2000 and 1999. The Pension Plan's assets are held in trust, the investments of which consist primarily of common stocks, fixed income securities and short term investments.

  Benefits Other Than Pensions

     The Company provides healthcare and life insurance benefits to substantially all of the Company's retirees and their dependents. The healthcare plans contain cost-sharing features including co-payments, deductibles and lifetime maximums. The life insurance benefits provided to retirees are generally based upon annual base pay at retirement for salaried employees and specific amounts for represented employees.

     The funded status and amounts recognized in the Company's consolidated financial statements related to employee retirement benefits are set forth in the following table (in thousands):

                                                  PENSION BENEFITS               OTHER BENEFITS
                                             ---------------------------   ---------------------------
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2001           2000           2001           2000
                                             ------------   ------------   ------------   ------------
Change in benefit obligation:
  Benefit obligation at beginning of
     year..................................   $ 753,986       $699,119       $321,440       $308,801
  Service cost.............................      14,962         13,532          4,501          4,771
  Interest cost............................      55,659         53,899         23,416         23,874
  Curtailment loss.........................      41,677             --         30,749             --
  Actuarial loss...........................      45,790         39,397         34,748         10,466
  Special termination benefits.............      47,406             --          4,046             --
  Benefits paid............................     (55,001)       (51,961)       (29,824)       (26,472)
                                              ---------       --------       --------       --------
  Benefit obligation at end of year........   $ 904,479       $753,986       $389,076       $321,440
                                              =========       ========       ========       ========
Change in plan assets:
  Fair value of plan assets at beginning of
     year..................................   $ 727,157       $787,114       $     --       $     --
  Actual return on plan assets.............     (38,967)        (7,996)            --             --
  Employer contributions...................          --             --         29,824         26,472
  Benefits paid............................     (55,001)       (51,961)       (29,824)       (26,472)
                                              ---------       --------       --------       --------
  Fair value of plan assets at end of
     year..................................   $ 633,189       $727,157       $     --       $     --
                                              =========       ========       ========       ========
Reconciliation of funded status:
  Accumulated benefit obligation...........   $ 838,471       $678,064
  Effect of projected compensation
     increases.............................      66,008         75,922
                                              ---------       --------
  Actuarial present value of projected
     benefit obligation....................     904,479        753,986       $389,076       $321,440
  Plan assets at fair value................     633,189        727,157             --             --
                                              ---------       --------       --------       --------
  Projected benefit obligation greater than
     plan assets...........................     271,290         26,829        389,076        321,440
  Items not yet recognized:
     Prior service cost....................     (47,221)       (61,688)        18,742         31,575
     Actuarial gains (losses)..............     (30,580)       131,035        (43,441)        (8,693)
     Remaining net obligation at
       transition..........................      (7,896)       (16,182)            --             --
                                              ---------       --------       --------       --------
  Accrued benefit obligation...............   $ 185,593       $ 79,994       $364,377       $344,322
                                              =========       ========       ========       ========
Amounts recognized in the consolidated
  balance sheets:
  Accrued benefit liability................   $ 205,282       $ 79,994       $364,377       $344,322
  Intangible assets........................     (19,689)            --             --             --
                                              ---------       --------       --------       --------
  Net amount recognized....................   $ 185,593       $ 79,994       $364,377       $344,322
                                              =========       ========       ========       ========

                                                PENSION BENEFITS                              OTHER BENEFITS
                                   ------------------------------------------   ------------------------------------------
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       2001           2000           1999           2001           2000           1999
                                   ------------   ------------   ------------   ------------   ------------   ------------
Components of net periodic
  benefit cost:
  Service cost...................    $ 14,962       $ 13,532       $ 15,894       $  4,501       $  4,771       $  5,696
  Interest cost..................      55,659         53,899         49,926         23,416         23,874         21,245
  Expected return on plan
    assets.......................     (73,598)       (79,982)       (69,810)            --             --             --
  Amortization of transition
    amount.......................       7,390          7,390          7,390             --             --             --
  Amortization of prior service
    cost.........................       9,109          9,089          9,089        (10,517)       (10,517)       (10,517)
  Recognized net actuarial
    gain.........................      (3,260)       (15,229)        (3,102)            --             --             --
                                     --------       --------       --------       --------       --------       --------
  Net periodic benefit cost......      10,262        (11,301)         9,387         17,400         18,128         16,424
  Cost of curtailment............      47,931             --             --         28,433             --             --
  Cost of special termination
    benefits.....................      47,406             --             --          4,046             --             --
                                     --------       --------       --------       --------       --------       --------
  Total benefit cost.............    $105,599       $(11,301)      $  9,387       $ 49,879       $ 18,128       $ 16,424
                                     ========       ========       ========       ========       ========       ========
Rate Assumptions:
  Discount rate(1)...............        7.00%          7.50%          8.00%          7.00%          7.50%          8.00%
  Expected return on plan
    assets(2)....................       10.50%         10.50%         10.50%            --             --             --
  Assumed increase in
    compensation levels(1).......      1% for             3%         2% for         1% for             3%         2% for
                                       1 year                        1 year         1 year                        1 year
                                       0% for                        and 3%         0% for                        and 3%
                                      3 years                    thereafter        3 years                    thereafter
                                       and 4%                                       and 4%
                                   thereafter                                   thereafter


---------------


(1)Weighted-average rates as of December 31.



(2)Weighted-average rates used in determining net periodic benefit cost. The weighted-average rate for 2002 is 9.0%.


     The medical cost and administrative expense rates used to project anticipated cash flows and measure the Company's post-retirement benefit obligation as of December 31, 2001, 2000 and 1999 are as follows:

                                                   FOR RETIREES WHO HAVE NOT       FOR RETIREES WHO ARE
                                                      YET REACHED AGE 65             AGE 65 AND OLDER
                                                  ---------------------------      ---------------------
                                                   2001       2000      1999       2001    2000    1999
                                                  -------    ------    ------      -----   -----   -----
Base medical cost trend:
  Rate in first year............................   10.00%     5.75%     6.50%      7.50%   5.25%   5.75%
  Ultimate rate.................................    4.50%     4.50%     5.00%      4.50%   4.50%   5.00%
  Year in which ultimate rate is reached........    2008      2003      2003       2008    2003    2003
Major medical cost trend:
  Rate in first year............................   13.75%     6.25%     7.50%        --      --      --
  Ultimate rate.................................    4.50%     4.50%     5.00%        --      --      --
  Year in which ultimate rate is reached........    2008      2003      2003         --      --      --
Administrative expense trend....................    4.50%     4.50%     5.00%      4.50%   4.50%   5.00%

     A one percentage point change in the assumed health care cost trend rates would have the following effects:


                                              ONE PERCENTAGE POINT INCREASE   ONE PERCENTAGE POINT DECREASE
                                              -----------------------------   -----------------------------
Effect on total of service and interest cost
  components for 2001.......................             $ 1,307                        $ (1,480)
Effect on 2001 accumulated postretirement
  benefit obligation........................             $14,698                        $(15,683)

  Other

     During the year ended December 31, 2001, the Company was required to record an additional minimum pension liability of $19.7 million. In accordance with SFAS No. 87 "Employers Accounting for Pensions", the offset to this additional minimum pension liability was recorded as an intangible asset as the additional minimum liability did not exceed unrecognized prior service costs.


     As a condition of the purchase of the Company's assets from National Steel, National Steel agreed to retain liability for pension service and the cost of life and health insurance for employees of the Company's predecessor business who retired through May 1, 1983. National Steel also retained the liability for pension service through May 1, 1983 for employees of the predecessor business who subsequently became active employees of the Company. National Steel established and funded its own defined benefit plan under which pension benefits are calculated by crediting employees' service time with National Steel (together with subsequent Weirton service for benefit eligibility). Pension benefits payable to Company retirees with National Steel service time are calculated under the Company's retirement plan. The benefit paid (and required to be paid) through the Company's plan is reduced by the amount of any benefits paid or payable by the National Steel Plan for Weirton employees.



     The Company's only obligation for pension service time prior to May 1, 1983 arises when the Company decides to induce an employee to retire prior to attaining age 62 by offering some form of benefit enhancement. By agreement, the Company is obligated to reimburse National Steel on a monthly basis for all benefits paid by the National Steel Plan from the time payments from the National Steel Plan commence to the time the pensioner reaches 62 years of age. The obligation to reimburse National Steel is recorded at the time the enhanced benefit is granted. At December 31, 2001, the Company had accrued a total $19.7 million of which $6.0 million was classified as current benefits payable and the remainder was classified as an other long-term liability.



     In March 2002, National Steel filed for protection under federal bankruptcy law. Because amounts owed under the Company's retirement plan are reduced by amounts paid or payable from the National Steel Plan and because the amount the Company is required to reimburse National Steel for induced early retirements are based on the Company's actions rather than action taken by National Steel, no change in our accrued pension cost or our obligation to reimburse National Steel is expected from National Steel's bankruptcy filing.


NOTE 8

  POSTEMPLOYMENT BENEFITS

     The components comprising the Company's obligations for postemployment benefits are (i) workers' compensation; (ii) severance programs which include medical coverage continuation; and (iii) sickness and accident protection, which includes medical and life insurance benefits.

     Actuarial assumptions and demographic data, as applicable, that were used to measure the postemployment benefit obligation as of December 31, 2001 and 2000, were consistent with those used to measure pension and other postretirement benefit obligations for each respective year. As of December 31, 2001 and 2000, the Company had accrued $36.9 million and $31.9 million, respectively, for postemployment benefit obligations.

NOTE 9

  RESTRUCTURING CHARGES


     As discussed in Note 2, the Company has initiated a five part strategic restructuring plan. As part of that plan, the Company announced an operating cost reduction program in 2001. In conjunction with that program, the Company's management and the ISU negotiated new labor agreements that became effective in late October 2001. The agreement for production and maintenance employees provided for the permanent elimination of a minimum of 372 jobs. The office, clerical and technical agreement provides for the right to eliminate a minimum of 78 jobs. The Company also streamlined its management structure by eliminating non-core and redundant activities resulting in a reduction of 100 management positions.



     These workforce reductions were a key component to the operating cost savings program. Having identified the specific positions and job classes that were subject to the reduction and having notified all employees that were potentially subject to reduction, the Company recorded a fourth quarter restructuring charge of $129.0 million. The fourth quarter restructuring charge consisted of a $90.0 million increase in our accrued pension cost and a $28.6 million increase in our liability for other post-retirement benefits. Also as part of the fourth quarter restructuring charge, the Company recorded a $7.7 million liability for additional pension benefits related to the induced early retirement of the Company's employees. As part of the agreement under which the Company acquired its assets from National Steel Corporation in 1984, National Steel agreed to assume the responsibility for pension benefits related to employees' service prior to acquisition of the facilities by the Company. However, under the same agreement, the Company is required to partially reimburse National Steel if employees are induced into retiring early. The remaining $2.7 million of the fourth quarter restructuring charge was related to other separation and severance benefits provided to the affected employees.



     In March 2001, prior to the initiation of the Company's strategic restructuring plan, the Company established and implemented the 2001 Workforce Downsizing Program. The program reduced non-represented staff employees by approximately 10%. As a result the Company recorded a first quarter restructuring charge of $12.3 million consisting of an increase in accrued pension cost of $5.4 million and an increase in our liability for other post retirement benefits of $3.9 million. The remaining $3.0 million consisted of a $0.6 million liability to reimburse the National Steel Pension Plan for Weirton Employees and $2.4 million of other separation and severance benefits provided to the affected employees.



     The following table summarizes the impacts of the 2001 restructuring charges by the affected balance sheet liabilities:



                                         BEGINNING     NEW        CASH        OTHER        ENDING
(DOLLARS IN THOUSANDS)                    BALANCE    CHARGES    PAYMENTS   ADJUSTMENTS     BALANCE
----------------------                   ---------   --------   --------   -----------     -------
Current liabilities(1).................  $     --    $  5,184   $(1,117)    $      --      $ 4,067
Accrued Pension Obligation
  Cost of curtailment..................        --      47,931        --       (47,931)(3)       --
  Cost of special termination
     benefits..........................        --      47,406        --       (47,406)(3)       --
                                         --------    --------   -------     ---------      -------
Total accrued pension obligation.......        --      95,337        --       (95,337)          --
Postretirement benefits other than
  pensions
  Cost of curtailment..................        --      28,433        --       (28,433)(3)       --
  Cost of special termination
     benefits..........................        --       4,046        --        (4,046)(3)       --
                                         --------    --------   -------     ---------      -------
                                               --      32,479        --       (32,479)          --
Other liabilities(2)...................        --       8,326       (58)           --        8,268
                                         --------    --------   -------     ---------      -------
TOTAL..................................  $     --    $141,326   $(1,175)    $(127,816)     $12,335
                                         ========    ========   =======     =========      =======


---------------


(1)The amounts accrued in current liabilities consist of charges for salary continuance and other termination benefits for the affected employees as well as legal, actuarial and other services provided in connection with the headcount reduction programs.

(2)The Other liabilities consist of the Company's liability to reimburse the National Steel Pension Plan for Weirton Employees.



(3)The cost of curtailment and special termination benefits were actuarially determined in accordance with SFAS 87, SFAS 88 and SFAS 106 and the liabilities related to the restructuring charges are incorporated into the Company's accrued pension and other postretirement benefits costs at December 31, 2001. Future liabilities will be actuarially determined in accordance with those standards. See Note 7.


NOTE 10

  INCOME TAXES

     Deferred income tax assets and liabilities are recognized reflecting the future tax consequences of net operating loss and tax credit carryforwards and differences between the tax basis and the financial reporting basis of assets and liabilities. The components of the Company's deferred income tax assets and liabilities were as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2000
                                                              --------   ---------
Deferred tax assets:
  Net operating loss and tax credit carryforwards...........  $199,870   $ 115,023
  Deductible temporary differences:
     Allowance for doubtful accounts........................     2,676       2,396
     Inventories............................................     3,976       4,225
     Pensions...............................................    72,381      31,198
     Workers' compensation..................................    11,959      11,348
     Postretirement benefits other than pensions............   142,945     135,256
     Equity investments.....................................     4,287       4,287
     Other deductible temporary differences.................    26,178      27,373
  Valuation allowance.......................................  (360,075)    (61,811)
                                                              --------   ---------
                                                               104,197     269,295
Deferred tax liabilities:
  Accumulated depreciation..................................  (104,197)   (115,530)
                                                              --------   ---------
Net deferred tax asset......................................  $     --   $ 153,765
                                                              ========   =========

     As of December 31, 2001, the Company had available, for federal and state income tax purposes, regular net operating loss carryforwards of approximately $465.9 million expiring in 2007 through 2021; an alternative minimum tax credit of approximately $13.5 million; and general business tax credits of approximately $4.7 million expiring in 2002 to 2005.


     In 2001, 2000 and 1999, as a result of its deferred tax attributes, the Company did not generate any liability for regular federal income tax. In 2001 and 2000, the Company did not generate any liability for alternative minimum tax. However, in 1999, the Company did generate a liability for alternative minimum tax of $8.4 million.



     In the absence of specific favorable factors, application of FASB Statement No. 109 "Accounting for Income Taxes," requires a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, the Company has provided a 100% valuation allowance for its deferred tax assets as of December 31, 2001, which increased the non-cash provision for income taxes and net loss for the year by $153.8 million. The Company will continue to provide a 100% valuation allowance for the deferred income tax assets until it returns to an appropriate level of taxable income.

     The ultimate realization of the net deferred tax assets depends on the Company's ability to generate sufficient taxable income in the future. The Company has tax planning opportunities that could generate taxable income, including sales of assets and timing of contributions to the pension fund. If the Company's current plans and strategies to improve profitability for 2002 and beyond are successful, the Company believes that its deferred tax assets may be realized by future operating results and tax planning strategies. Additionally, the Company intends to utilize such deferred tax assets to offset any taxable income resulting from the exchange offers discussed in Note 2. If the Company is able to generate sufficient taxable income in the future, the Company will reduce the valuation allowance through a reduction of income tax expense.

     The elements of the Company's deferred income taxes associated with its results for the years ended December 31, 2001, 2000 and 1999, respectively, are as follows:

                                                         2001        2000      1999
                                                       ---------   --------   -------
Current income tax provision (benefit):
     Federal.........................................  $      --   $(10,292)  $ 8,381
Deferred income tax provision (benefit)..............   (144,499)   (23,414)    7,002
Valuation allowance..................................    298,264     22,099    (7,156)
                                                       ---------   --------   -------
       Total income tax provision (benefit)..........  $ 153,765   $(11,607)  $ 8,227
                                                       =========   ========   =======


     The total income tax provision (benefit) recognized by the Company for the years ended December 31, 2001, 2000 and 1999, reconciled to that computed under the federal statutory corporate rate follows:


                                                         2001        2000      1999
                                                       ---------   --------   -------
Tax provision (benefit) at federal statutory rate....  $(132,841)  $(33,853)  $13,711
State income taxes, net of federal...................    (15,182)    (3,869)    1,567
Other................................................      3,524      4,016       105
Change in valuation allowance........................    298,264     22,099    (7,156)
                                                       ---------   --------   -------
Income tax provision (benefit).......................  $ 153,765   $(11,607)  $ 8,227
                                                       =========   ========   =======

NOTE 11

  REDEEMABLE STOCK

     In June 1989, the Company sold 1.8 million shares of the Series A Preferred to the 1989 ESOP which has since allocated those shares to participants. Each share of Series A Preferred is convertible at any time into one share of common stock, subject to adjustment, is entitled to 10 times the number of votes allotted to the common stock into which it is convertible, and has a preference on liquidation over common stock of $5 per share. The Series A Preferred has no preference over common stock as to dividends. The Series A Preferred is not intended to be readily tradable on an established market. As such, participants to whom shares of Series A Preferred are distributed from the 1989 ESOP following termination of service are given a right, exercisable for limited periods prescribed by law, to cause the Company to repurchase the shares at fair value. The Company also has a right of first refusal upon proposed transfers of distributed shares of Series A Preferred. In 1994, the 1989 ESOP was amended to provide for recontribution to the plan by the Company for shares of Series A Preferred reacquired for allocation among active employee participants on a per capita basis. If not repurchased by the Company or reacquired for allocation by the 1989 ESOP, shares of Series A Preferred automatically convert into common stock upon transfer by a distributee.

NOTE 12

  STOCK PLANS

     The Company has two stock option plans (the "1987 Stock Option Plan" and the "1998 Stock Option Plan"), an employee stock purchase plan (the "2000 Employee Stock Purchase Plan") and deferred and stock compensation plans for nonemployee members of the Board of Directors (the "Directors' Deferred Compensation Plan" and the "Directors' Stock Compensation Policy").

  1987 and 1998 Stock Option Plans

     The Company may grant options for up to 750,000 shares under the 1987 Stock Option Plan as amended. Under the plan, the option exercise price equals the stock's market price on the date of grant. Generally, the options granted under the 1987 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire approximately 10 years from the date of grant.


     During 2000, the 1998 Stock Option Plan was amended to increase the number of options the Company may grant from 3,250,000 shares to 6,500,000 shares. The option price and vesting requirements are determined by a Stock Option Committee appointed by the board of directors. The options granted during 2001 under the 1998 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire 10 years from the date of grant. The options granted during 2000 under the 1998 Stock Option Plan vest on May 23, 2010 and expire the following day. The options granted during 2000 are subject to accelerated vesting based on the continued employment of the recipients and the attainment of certain market prices for the Company's common stock. The stock prices necessary for accelerated vesting range from $6.12 to $12.41 and must be maintained for 20 consecutive trading days for accelerated vesting to occur. Options that vest pursuant to the accelerated vesting provisions expire on May 24, 2010. All the options granted during 1999 and 1998 under the 1998 Stock Option Plan had vested as of December 31, 2000 and will expire on June 24, 2002.


     The following is a summary of stock option activity under the 1987 and 1998 Stock Option Plans:

                                           1987 STOCK OPTION PLAN         1998 STOCK OPTION PLAN
                                         ---------------------------   -----------------------------
                                                    WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                          SHARES     EXERCISE PRICE      SHARES      EXERCISE PRICE
                                         --------   ----------------   ----------   ----------------
Balance Dec. 31, 1998..................   585,000        $6.12          2,875,000        $3.88
  Granted..............................   176,250         1.75             99,750         3.88
  Exercised............................    (1,834)        2.50                 --           --
  Repurchased/Forfeited................   (62,500)        7.32           (201,250)        3.88
                                         --------        -----         ----------        -----
Balance Dec. 31, 1999..................   696,916         4.91          2,773,500         3.88
  Granted..............................    70,500         2.63          1,994,894         6.26
  Exercised............................   (94,666)        3.38         (1,794,894)        3.88
  Repurchased/Forfeited................  (123,582)        6.84                 --           --
                                         --------        -----         ----------        -----
Balance Dec. 31, 2000..................   549,168         4.45          2,973,500         5.48
  Granted..............................        --           --            200,000         1.13
  Exercised............................        --           --                 --           --
  Repurchased/Forfeited................  (113,168)        7.45         (1,172,500)        5.36
                                         --------        -----         ----------        -----
Balance Dec. 31, 2001..................   436,000        $3.68          2,001,000        $5.11

     The following table represents additional information with regard to the 1987 and 1998 Stock Option Plans at December 31, 2001:

                                                 OUTSTANDING                           EXERCISABLE
                                ---------------------------------------------   --------------------------
                                               WEIGHTED      WEIGHTED AVERAGE                  WEIGHTED
RANGE OF                        NUMBER OF      AVERAGE          REMAINING       NUMBER OF      AVERAGE
EXERCISE PRICES                  SHARES     EXERCISE PRICE   CONTRACTUAL LIFE    SHARES     EXERCISE PRICE
---------------                 ---------   --------------   ----------------   ---------   --------------
1987 Stock Option Plan:
  $1.75-3.13..................    350,000       $2.00           6.75 years       329,172        $2.00
  $8.69.......................     86,000       $8.69           2.87 years        86,000        $8.69
1998 Stock Option Plan:
  $1.13-3.88..................    623,606       $3.00              3 years       490,273        $3.51
  $5.56-6.69..................  1,377,394       $6.07           8.39 years            --           --

     The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2001, 2000 and 1999:

                                                         2001       2000        1999
                                                       --------   --------   ----------
1987 Stock Option Plan:
  Fair value of option granted.......................                $1.76        $1.08
  Average risk free interest rate....................                 5.93%        5.35%
  Expected dividend yield............................                    0%           0%
  Expected life of options...........................              7 years      7 years
  Expected volatility rate...........................                 0.62         0.55

1998 Stock Option Plan:
  Weighted average fair value of options granted.....     $0.70      $2.06        $1.91
  Average risk free interest rate....................      4.94%      6.65%        6.25%
  Expected dividend yield............................         0%         0%           0%
  Expected life of options...........................   5 years    5 years    2.5 years
  Expected volatility rate...........................      0.71       0.66         0.76

  2000 Employee Stock Purchase Plan

     In May 2000, the Company replaced the 1994 Employee Stock Purchase Plan, which expired in 1999, with the 2000 Employee Stock Purchase Plan. The Company reserved 1.0 million shares of its common stock to be offered over a four and a half year period beginning July 1, 2000 to eligible employees under its 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides for participants to purchase the Company's common stock at 85% of the lesser of the stock's closing price at the beginning or the end of each year. (For 2000, 85% of the lesser of the stock's closing price on July 1, 2000 or December 31, 2000 was used to determine the purchase price.) As of December 31, 2001 and 2000, 339,976 and 59,978 shares respectively, valued at approximately $0.1 million were issuable in accordance with the 2000 Employee Stock Purchase Plan.

  Board of Directors' Deferred Compensation Plan

     During 1991, the Company adopted a deferred compensation plan (the "Directors' Deferred Compensation Plan") to permit nonemployee members of the Board of Directors to receive shares of common stock in lieu of cash payments for total compensation or a portion thereof for services provided in their capacity as a member of the board of directors. The Company reserved 445,000 shares for issuance under the Directors' Deferred Compensation Plan. During 2000, the Directors' Deferred Compensation Plan was modified to allow directors to either defer shares issuable to a non-qualified trust maintained by an institutional trustee until such time as the shares are distributed to the directors or to defer share equivalents to a separate account maintained by the Company. The cost of the shares held in the trust are accounted for as a reduction to equity. The liability to compensate the directors is retained until such time as the shares are issued from the trust. The Directors' Deferred Compensation Plan provides for the stock portion of the directors' compensation to be valued at 90% of the lesser of the stock's average trading price at the beginning or the end of each year. As of December 31, 2001, $0.2 million was issuable to the directors who elected to defer compensation to the trust for 2001, and a total of 336,399 shares with a cost of $0.6 million was held by the trust for future distribution. As of December 31, 2001, 92,208 shares valued at $0.1 million were issuable and deferred by directors choosing to have shares issued to the Company maintained trust.


  Board of Directors' Stock Compensation Policy

     Under a stock compensation policy initiated in 1998, the Company's non-employee directors receive a portion of their annual retainers payable in shares of the Company's common stock. The directors may elect to defer all or a portion of the shares under the Directors' Deferred Compensation Plan. As of December 31, 2001, no shares were issuable to non-employee directors; all shares otherwise attributable to retainers for 2001 were deferred under the Directors' Deferred Compensation Plan.

NOTE 13

  STOCK BASED COMPENSATION

     The Company accounts for its stock plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation costs, if applicable, have been determined. Had compensation costs for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," (SFAS No. 123), net income (loss) and earnings per share would have been reduced to the following:

                                                         2001        2000      1999
                                                       ---------   --------   -------
Net income (loss):
     As reported.....................................  $(533,313)  $(85,116)  $30,947
     Pro forma.......................................   (534,356)   (89,836)   30,549
Basic income (loss) per share:
     As reported.....................................  $  (12.85)  $  (2.06)  $  0.74
     Pro forma.......................................     (12.88)     (2.17)     0.73
Diluted income (loss) per share:
     As reported.....................................  $  (12.85)  $  (2.06)  $  0.71
     Pro forma.......................................     (12.88)     (2.17)     0.71

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that expected in future years.

NOTE 14

  ESOP FINANCING

     The purchase by the 1989 ESOP of the Series A Preferred was financed through the issuance of a $26.1 million promissory note to the Company payable ratably over a 10 year period. The Company's contribution to the 1989 ESOP for the principal and interest components of debt service was immediately returned. As such, the respective interest income and expense on the ESOP notes were entirely offset within the Company's net financing costs. As of December 31, 2001, 1,416,214 shares of Series A Preferred were allocated to participants of the 1989 ESOP.

NOTE 15

  REPURCHASES OF COMMON STOCK FOR TREASURY

     During April 1998, the Company announced that it had been authorized by the board of directors to repurchase up to 10%, or approximately 4.2 million shares, of its outstanding common stock. In February 2000, the Company announced that it had been authorized by the board of directors to repurchase an additional 12% of its capital stock. Under these stock repurchase programs, the Company paid $16.0 million during 2000 to repurchase approximately 2.6 million shares of its outstanding common stock at prices ranging from $2.38 to $9.00 per share. There were no repurchases of outstanding common stock during 2001 pursuant to the stock repurchase program. Repurchased shares of common stock are held in the Company's treasury.

NOTE 16

  EARNINGS PER SHARE

     For the years ended December 31, 2001 and 2000, basic and diluted earnings per share were the same; however, securities totaling 1,515,275 shares and 2,028,933 shares, respectively, were excluded from the diluted earnings per share calculation due to their anti-dilutive effect. For 2001, 2000 and 1999, there were an additional 2,363,194, 722,149 and 3,430,000 options, respectively, outstanding for which the exercise price was greater than the average market price. The following represents a reconciliation between basic earnings per share and diluted earnings per share for the year ended December 31, 1999:

FOR THE YEAR ENDED                                                             INCOME
DECEMBER 31, 1999                                      INCOME      SHARES     PER SHARE
------------------                                     -------   ----------   ---------
Basic earnings per share:
  Net income.........................................  $30,947   41,600,077    $ 0.74
Effect of dilutive securities:
  Series A Preferred.................................       --    1,669,869     (0.02)
  Stock options......................................       --       28,736     (0.01)
                                                       -------   ----------    ------
Diluted earnings per share:
  Net income.........................................  $30,947   43,298,682    $ 0.71
                                                       =======   ==========    ======

NOTE 17

  ENVIRONMENTAL COMPLIANCE, LEGAL PROCEEDINGS AND COMMITMENTS AND CONTINGENCIES

  Environmental Compliance

     The Company, as well as its domestic competitors, is subject to stringent federal, state and local environmental laws and regulations concerning, among other things, waste water discharges, air emissions and waste disposal. The Company spent approximately $1.9 million for pollution control capital projects in 2001.

     The Company continued its environmental remediation and regulatory compliance activities required under its 1996 consent decree with federal and state environmental authorities that had settled certain water discharge, air emissions and waste handling enforcement issues. Under the consent decree, the Company committed to undertake environmental upgrade and modification projects totaling approximately $19.8 million, of which $16.3 million had been spent through December 31, 2001.

     As part of a related corrective action order, the Company also continued its investigative activities and interim corrective measures aimed at determining the nature and extent of hazardous substances which might be located on its property. These activities are being accomplished on an area by area basis and generally are at an early stage. Because the Company does not know the nature and extent of hazardous substances which may be located on its properties, it is not possible at this time to estimate the ultimate cost to comply with the corrective action order.

     At December 31, 2001, the Company had accrued approximately $9.0 million related to the consent decree, the corrective action order, and other environmental liabilities.

     The Company believes that National Steel is obligated to reimburse the Company for a portion of the costs that have been and may be incurred by the Company to comply with the corrective action order. Pursuant to the agreement whereby the Company purchased the former Weirton Steel Division of National Steel in 1984, National Steel retained liability for cleanup costs related to solid or hazardous waste facilities, areas or equipment as long as such were not used by the Company in its operations subsequent to the acquisition. As potentially reimbursable costs are incurred, the Company has been and may continue to be reimbursed by National Steel.

     In March 2002, National Steel filed for protection under federal bankruptcy law. The Company had no significant receivables from National Steel at the time of its filing. Therefore, the filing had no material impact on the Company's financial position, but it may affect the Company's ability to seek and obtain reimbursement or indemnification from National Steel for environmental remediation activity.

  Legal Proceedings

     The Company, in the ordinary course of business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that any ultimate liability resulting from these actions will not have a material adverse effect on its financial position or results of operations. On a quarterly and annual basis, management establishes or adjusts financial provisions and reserves for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies."

  Commitments and Contingencies


     The Company obtains insurance for automobile, general liability and property damage. However, the Company has elected to retain a portion of expected losses for property damage and general liability claims through the use of deductibles. Additionally the Company's health care and workers' compensation plans are self insured. Provisions for losses under those programs, other than post-retirement benefits costs, which are actuarially determined, are recorded based on estimates (utilizing claims experience and other data), of the aggregate liability for claims incurred and claims incurred but not reported.


     In October 1991, the Company entered into a supply agreement with a subsidiary of Cleveland-Cliffs Inc. to provide the majority of its iron ore pellet requirements beginning in 1992 and extending through 2006.

     The Company has a contract with a subsidiary of Cleveland-Cliffs Inc. to purchase 100% of its standard and flux grade iron ore pellet requirements. This contract provides for the supply of a minimum annual tonnage of pellets based on mine production capacity, with pricing primarily dependent on mine production costs. The balance of the pricing for the Company's requirements fluctuates based on world pellet market prices. Cleveland-Cliffs is one of the participating suppliers in the Company's vendor financing programs.

     The Company has entered into a memorandum of understanding with U.S. Steel to provide it with a minimum of 650,000 net tons of coke in 2002 and 500,000 net tons of coke in each of 2003 and 2004, with the option to buy incremental volume so that total purchases approximate 60% of the Company's requirements, under which the price of coke fluctuates on an annual basis based on the market price for coke. In addition the Company has negotiated a contract for 360,000 net tons per year from another supplier for additional requirements from overseas sources. In addition, the Company is also evaluating several potential coke plant acquisitions. The Company obtains its limestone, tin, zinc, scrap metal and other raw materials requirements from multiple sources.

NOTE 18

  OPERATING SEGMENT INFORMATION

     In June of 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public companies report information about operating segments and it establishes standards for related disclosures about products, services, geographic areas and major customers.

     The Company operates a single segment, the making and finishing of carbon steel products including sheet and tin mill products.

NOTE 19

  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Equivalents

     The carrying amount approximates fair value because of the short maturity of those investments.

  Redeemable Preferred Stock

     The fair value of the Series A Preferred stock was determined based upon an independent appraisal performed as of December 31, 2001 and 2000.

  Long Term Debt Obligations

     The fair values of the Company's long term debt obligations are estimated based upon quoted market prices.

     The estimated fair values of the Company's financial instruments are as follows as of December 31, 2001 and 2000, respectively:

                                                     2001                    2000
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
Cash and equivalents.......................  $  5,671    $  5,671    $ 32,027    $ 32,027
Redeemable Preferred stock.................    20,348         374      21,111       1,815
Long term debt obligations.................  $311,077    $ 43,789    $299,253    $121,758

  Significant Group Concentrations of Credit Risk

     One customer accounted for 15% and 10% of net sales in 2001 and 1999, respectively. Two customers accounted for 23% of trade receivables as of December 31, 2001.

NOTE 20

  SUBSIDIARIES AND JOINT VENTURES

     In 2001 the Company formed FW Holdings, Inc. in connection with its sale and leaseback of its Foster-Wheeler Steam Generating Plant. See discussion in
Note 6, "Financing Arrangements."

  MetalSite

     MetalSite, Inc. ("MetalSite") was originally formed as a partnership in November 1998 to develop and offer a secure web-based marketplace for the online purchase of metal products from various suppliers and to provide the latest industry news and information.

     Prior to December 29, 1999, the Company had a majority interest in MetalSite. On December 29, 1999, the Company sold a portion of its investment in MetalSite to Internet Capital Group, Inc., resulting in a net pretax gain of $170.1 million. MetalSite's results of operations are consolidated with the Company's results through December 29, 1999, and are reported under the equity method thereafter.

     During the first quarter of 2001, MetalSite continued to incur significant losses. Additionally, the difficulties experienced by other Internet and e-commerce companies, as well as questions about MetalSite's capacity to obtain additional financing, raised doubts about the Company's ability to realize its investment in MetalSite. As such, the Company incurred equity losses, including a charge to write its investment in MetalSite to zero, of $5.8 million during the first quarter of 2001. The Company maintains a zero equity investment balance related to MetalSite on its balance sheet.

  GalvPro

     GalvPro LP ("GalvPro" formerly "GalvStar LP") was formed in 1998 with affiliates of Dutch steelmaker Koninklijke Hoogovens (now a unit of Corus Group plc) for the purpose of constructing and operating a 300,000 ton hot-dipped galvanizing line.

     During the first quarter of 2001, the temporary idling of GalvPro's manufacturing facility, the continued adverse market conditions for galvanized product and the strategic alternatives being discussed by the Company and Corus were all factors considered by the Company during its periodic review of its investment in GalvPro. While the Company's management believed the quality of GalvPro's property and equipment provided strong potential for future economic benefit, it also recognized that there was considerable doubt about whether or not the Company would be able to realize those future benefits. As such, the Company incurred equity losses, including a charge to write its investment in GalvPro to zero, of $12.2 million during the first quarter of 2001.

     In August 2001, GalvPro filed for Chapter 11 bankruptcy. The Company has no direct liability from GalvPro's filing and therefore continues to carry a zero balance for its investment in GalvPro as of December 31, 2001.

  WeBCo

     WeBCo International LLC ("WeBCo") was formed in 1997 with the Balli Group, plc. The primary function of WeBCo is to market and sell the partners' products globally. As of December 31, 2001, the Company owned 50% of WeBCo, and the carrying amount of the Company's investment in WeBCo was $1.1 million.

  W&A

     W&A Manufacturing LLC ("W&A") was formed in 1998 with ATAS International for the purpose of manufacturing steel roofing products. As of December 31, 2001, the Company owned 50% of W&A, and the carrying amount of the Company's investment in W&A was $0.5 million.

     The Company accounts for its investments in WeBCo and W&A using the equity method of accounting.

  Related Party Transactions

     The Company's purchases of goods and services from unconsolidated subsidiaries totaled $31.1 million, $27.4 million and $62.6 million in 2001, 2000 and 1999, respectively. The Company's sales of steel to unconsolidated subsidiaries totaled $9.0 million, $42.8 million and $36.0 million in 2001, 2000 and 1999, respectively. These transactions arose in the ordinary course of business and were transacted at arms-length. Pursuant to certain service agreements, the Company provides services to unconsolidated subsidiaries. The Company billed for these arrangements at amounts approximating the cost to provide the service. Such amounts totaled $0.5 million in 2001, $0.3 million in 2000, $0.4 million in 1999. At December 31, 2001 and 2000, the Company had outstanding trade receivables from unconsolidated subsidiaries of $3.0 million and $3.9 million respectively.

     At December 31, 2000 and 1999, MetalSite had borrowed $9.4 million and $3.2 million, respectively, from the Company under a partner loan facility at the PNC Bank prime interest rate plus 1%. Also at December 31, 2000 and 1999, the Company had a promissory note from MetalSite for $1.8 million at an 8% fixed interest rate. The Company's equity in MetalSite's losses was netted against the Note, the partner loan facility and the promissory note.

     In 2000, the Company received a distribution of $1.0 million from WeBCo. There were no dividends or partnership distributions received from equity affiliates in 2001 or 1999.

NOTE 21

  SALE OF METALSITE INVESTMENT

     Prior to December 29, 1999, the Company had a majority interest in MetalSite. On December 29, 1999, the Company sold a portion of its investment in MetalSite to Internet Capital Group, Inc. ("ICG") resulting in a net pretax gain of $170.1 million. MetalSite's results of operations are consolidated with the Company's results through December 29, 1999, and are reported under the equity method thereafter.

                       SELECTED QUARTERLY FINANCIAL DATA

(DOLLARS IN MILLIONS,       QUARTERLY PERIODS IN 2001               QUARTERLY PERIODS IN 2000
EXCEPT PER SHARE       ------------------------------------    ------------------------------------
DATA)                   4TH       3RD       2ND       1ST       4TH       3RD       2ND       1ST
---------------------  ------    ------    ------    ------    ------    ------    ------    ------
Net sales(3).........  $  226    $  242    $  240    $  252    $  210    $  273    $  305    $  330
Gross profit.........     (15)      (26)      (29)      (11)      (25)       14        38        37
Operating income
 (loss)..............    (169)(5)    (51)     (54)      (48)(6)    (50)     (14)       12        12
Net income (loss)....    (180)      (60)     (218)(4)    (75)     (60)      (26)      0.5       0.7
Basic earnings per
 share...............  $(4.34)   $(1.45)   $(5.24)   $(1.81)   $(1.46)   $(0.63)   $ 0.01    $ 0.02
Diluted earnings per
 share...............  $(4.34)   $(1.45)   $(5.24)   $(1.81)   $(1.46)   $(0.63)   $ 0.01    $ 0.02

(DOLLARS IN MILLIONS,       QUARTERLY PERIODS IN 1999
EXCEPT PER SHARE       ------------------------------------
DATA)                   4TH       3RD       2ND       1ST
---------------------  ------    ------    ------    ------
Net sales(3).........  $  290    $  290    $  276    $  274
Gross profit.........       9        17        25         3
Operating income
 (loss)..............     (62)(1)     (6)     0.1       (22)
Net income (loss)....      82 (2)    (14)      (9)      (28)
Basic earnings per
 share...............  $ 1.96    $(0.33)   $(0.22)   $(0.67)
Diluted earnings per
 share...............  $ 1.88    $(0.33)   $(0.22)   $(0.67)

---------------

 (1) Includes an asset impairment charge of $22.5 million and a profit sharing provision of $15.5 million.

 (2) Includes gain on sale of investment of $170.1 million.

 (3) In accordance with Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," the Company reclassed from net sales to cost of sales shipping and handling costs incurred by the Company.

 (4) Includes a charge of $153.8 million to fully reserve deferred tax assets.

 (5) Includes a restructuring charge of $129.0 million related to workforce reduction associated with the Company's strategic restructuring plan.

 (6) Includes a restructuring charge of $12.3 million related to the 2001 Workforce Downsizing Program.

     You or your broker, dealer, commercial bank, trust company or other nominee should send your consent and letter of transmittal, certificate(s) for the outstanding notes and any other required documents to:

                           J.P. MORGAN TRUST COMPANY,
                              NATIONAL ASSOCIATION

By Registered or Certified Mail:    By Hand Before 4:30 p.m.:         By Overnight Courier:

 Institutional Trust Services     Institutional Trust Services    Institutional Trust Services
         P.O. Box 2320                   55 Water Street                2001 Bryan Street
   Dallas, Texas 75221-2320                 Room 234                        9th Floor
       Attn: Frank Ivins                Windows 20 and 21              Dallas, Texas 75201
   Personal and Confidential        New York, New York 10041            Attn: Frank Ivins
                                                                    Personal and Confidential

     Any questions regarding procedures for tendering outstanding notes and delivering consents or requests for additional copies of this prospectus or the consent and letter of transmittal should be directed to:

                             D.F. KING & CO., INC.
                         77 Water Street, 20(th) Floor
                            New York, New York 10005
                            Banks and Brokers call:
                                 (212) 269-5550
                                 (call collect)
                                All others call:
                           (800) 431-9643 (toll-free)

     Any other questions regarding the terms of this exchange offer and consent solicitation should be directed to:

                              LEHMAN BROTHERS INC.
                           Liability Management Group
                         745 Seventh Ave., 3(rd) Floor
                               New York, NY 10019
                               Attn: Hyonwoo Shin
                         (212) 528-7581 (call collect)
                           (800) 438-3242 (toll-free)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its forms directors, officers, employees and agents and those who serve, at the corporation's request, in such capacity with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent, that a court determines that such person fairly and reasonably is entitled to indemnity for the costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Certificate of Incorporation and Bylaws of Weirton provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     The following is a list of all the exhibits filed as part of this Registration Statement.


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   3.1   Restated Certificate of Incorporation of the Company
         (incorporated by Reference to Exhibit 3.1 to the Company's
         Registration Statement on Form S-1 filed May 3, 1989,
         Commission File No. 33-28515).
   3.2   Certificate of Amendment to the Restated Certificate of
         Incorporation of the Company (incorporated by reference to
         Exhibit 3.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1994, Commission File No.
         1-10244).
   3.3   By-laws of the Company (incorporated by reference to Exhibit
         3.3 to the Company's Registration Statement on Form S-1
         filed May 3, 1989, Commission File No. 33-28515).
   3.4   Amendment to the by-laws of the Company (incorporated by
         reference to Exhibit 3.2 to the Company's Annual Report on
         Form 10-K for the fiscal Year ended December 31, 1994,
         Commission File No. 1-10244).
   3.5   Certificate of the Designations, Powers, Preferences and
         Rights of the Convertible Voting Preferred Stock, Series A
         (incorporated by reference to Exhibit 3.2 to the Company's
         Annual Report on Form 10-K for the fiscal Year ended
         December 31, 1989, Commission File No. 1-10244).
   3.6   Form of Certificate of Designations, Powers, Preferences and
         Rights of Convertible Redeemable Preferred Stock, Series C
         (filed herewith).
   4.2   Indenture dated as of June 12, 1995 between the Company and
         Bankers' Trust Company, as trustee, relating to $125,000,000 principal amount of 10 3/4% Senior Unsecured Notes due 2005, including Form of Note (incorporated by reference to Exhibit
         4.4 to the Company's Registration Statement on Form S-4
         filed on July 27, 1995, Commission File No. 33-61345).
   4.3   First Supplemental Indenture dated as of August 12, 1996
         between the Company and Bankers' Trust Company, as trustee, relating to the Company's 10 3/4% Senior Unsecured Notes due
         2005 (incorporated by reference to Exhibit 4.1 to the
         Company's Quarterly Report on Form 10-Q for the quarter
         ended June 30, 1996, Commission File No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   4.4   Indenture dated July 3, 1996 between the Company and
         Bankers' Trust Company, as trustee, relating to the
         Company's 11 3/8% Notes due 2004 (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on
         Form S-4 filed on July 10, 1996, Commission File No.
         333-07913).
   4.5   Form of Indenture between the Company and J.P. Morgan Trust
         Company, National Association, as trustee, relating to the
         Company's 10% Senior Secured Notes due 2008.*
   4.6   Form of Deed of Trust between the Company and Mary Clare
         Eros for the benefit of J.P. Morgan Trust Company, National
         Association, as trustee, relating to the Company's 10%
         Senior Secured Notes due 2008.*
   4.7   Form of First Supplemental Indenture between the Company and
         Bankers' Trust Company, as trustee, relating to the
         Company's 11 3/8% Senior Notes due 2004.*
   4.8   Form of Second Supplemental Indenture between the Company
         and Bankers' Trust Company, as trustee, relating to the
         Company's 10 3/4% Senior Notes due 2005.*
   4.9   Loan Agreement dated November 1, 1989 between the Company
         and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds due 2014 (previously filed).
   4.10  Form of First Amendment to Loan Agreement between the
         Company and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds due 2014.*
   4.11  Form of Agreement between the Company and the City of
         Weirton, West Virginia, as issuer, relating to the Secured
         Series 2002 Bonds due 2012.*
   4.12  Form of Deed of Trust between the Company and the City of
         Weirton, West Virginia relating to the Company's Secured
         Series 2002 Bonds due 2012.*
   4.13  Intercreditor Agreement dated            , 2002 among Fleet
         Capital Corporation, as agent, and the trustee under the
         Indenture relating to the 10% Senior Secured Notes due 2008 and the Indenture relating to the Secured Series 2002
         Bonds.*
   4.14  Form of Collateral Agency and Second Lien Intercreditor
         Agreement dated            , 2002 by and among J.P. Morgan
         Trust Company, National Association, as trustee for the
         holders of the Senior Secured Notes and J.P. Morgan Trust
         Company as trustee for the holders of the Secured Series
         2002 Bonds, and J.P. Morgan Trust Company as Collateral
         Agent.*
   4.15  Form of Security Agreement dated            , 2002 among the
         Company, J.P. Morgan Trust Company as trustee for the
         holders of the Senior Secured Notes and the City of
         Weirton.*
   4.16  Indenture of Trust, dated as of November 1, 1989, by and between the City of Weirton and Pittsburgh National Bank, as
         Trustee (filed herewith).
   4.17  Form of Indenture of Trust by and between the City of
         Weirton and J.P. Morgan Trust Company, as Trustee.*
   5.1   Form of Opinion of Kirkpatrick & Lockhart LLP (filed
         herewith).
   8.1   Tax Opinion of Kirkpatrick & Lockhart LLP (previously
         filed).
  10.1   Redacted Pellet Sale and Purchase Agreement dated as of
         September 30, 1991 between Cleveland-Cliffs Iron Company and the Company (incorporated by reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, Commission File No. 1-10244).
  10.2   Coke Sale Agreement dated December 9, 1996 between the
         Company and USX Corporation (incorporated by reference to
         Exhibit 10.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1996, Commission File No.
         1-10244).
  10.3   Note and Warrant Purchase Agreement among MetalSite, Inc.
         and the Company dated as of October 10, 2000 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.4   Securities Purchase Agreement evidencing the sale of a
         portion of the Company's interest in MetalSite L.P.
         (incorporated by reference to Exhibit 2.1 to the Current
         Report on Form 8-K of Internet Capital Group, Inc., filed on
         January 11, 2000, Commission File No. 000-26929).
  10.5   Loan and Security Agreement dated as of November 17, 1999
         among various financial institutions, Bank of America and
         the Company (incorporated by reference to Exhibit 10.5 to
         the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.6   First Amendment dated as of February 29, 2000 to Loan and
         Security Agreement (incorporated by reference to Exhibit
         10.6 to the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 2000, Commission File No.
         1-10244).
  10.7   Amended and Restated Receivables Participation Agreement
         among Weirton Steel Corporation, various financial
         institutions and PNC Bank (incorporated by reference to
         Exhibit 10.4 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1999, Commission File No.
         1-10244).
  10.8   Waiver and Amendment No. 2 dated as of August 23, 2000 to
         Amended and Restated Receivables Participation Agreement
         (incorporated by reference to Exhibit 10.8 to the Company's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 2000, Commission File No. 1-10244).
  10.9   Amendment No. 3 dated as of March 2, 2001 to Amended and
         Restated Receivables Participation Agreement (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.10  Waiver dated as of November 21, 2000 to Amended and Restated
         Receivables Participation Agreement (incorporated by
         reference to Exhibit 10.10 to the Company's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.11  Ball Receivables Participation Agreement dated as of August
         6, 1999 among the Company, various financial institutions
         and PNC Bank (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.12  1984 Employee Stock Ownership Plan, as amended and restated
         (incorporated by reference to Exhibit 10.3 to the Company's
         Annual Report on Form 10-K For the fiscal year ended
         December 31, 1989, Commission File No. 1-10244).
  10.13  1989 Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on
         Form 10-K for the fiscal year Ended December 31, 1989,
         Commission File No. 1-10244).
  10.14  Amendments to the 1984 and 1989 Employee Stock Ownership
         Plans, effective May 26, 1994 (incorporated by reference to
         Exhibit 10.5 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1995).
  10.15  Weirton Steel Corporation 1987 Stock Option Plan
         (incorporated by reference to Exhibit 10.5 to the Company's
         Registration Statement on Form S-1 filed May 3, 1989,
         Commission File No. 33-28515).
  10.16  Weirton Steel Corporation 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.17  Deferred Compensation Plan for Directors, as amended and restated through December 1, 2000 (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.18  Weirton Steel Corporation Executive Healthcare Program
         effective date July 1, 1999 (incorporated by reference to
         Exhibit 10.11 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 1999, Commission File
         No. 1-10244.)
  10.19  Weirton Steel Corporation Supplemental Senior Executive
         Retirement Plan (incorporated by reference to Exhibit 10.10 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File No. 1-10244).
  10.20  Weirton Steel Corporation Supplemental Executive Retirement
         Plan (incorporated by reference to Exhibit 10.11 of the
         Company's Annual Report on Form 10-K for the fiscal year
         ended December 31, 1997, Commission File No. 1-10244).
  10.21  Employment Agreement between John H. Walker and the Company dated December 20, 2001 (previously filed).
  10.22  Employment Agreement between David L. Robertson and the
         Company dated February 2000 (incorporated by reference to
         Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.23  Employment Agreement between Mark E. Kaplan and the Company dated December 21, 2001 (previously filed).
  10.24  Employment Agreement between Thomas W. Evans and the Company dated September 25, 2000 (incorporated by reference to
         Exhibit 10.24 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.25  Employment Agreement between William R. Kiefer and the
         Company dated December 21, 2001 (previously filed).
  10.26  Employment Agreement between Frank G. Tluchowski and the
         Company dated December 21, 2001 (previously filed).
  10.27  Employment Agreement between Edward L. Scram and the Company dated December 21, 2001 (previously filed).
  10.28  Employment Agreement between Michael J. Scott and the
         Company dated December 21, 2001 (previously filed).
  10.29  Form of Stand Still Agreement for certain optionees to refrain from exercising options in exchange for monetary
         compensation (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.30  Purchase Agreement dated as of October 26, 2001 by and among
         MABCO Steam Company, LLC, FW Holdings, Inc., and the Company
         (previously filed).
  10.31  Lease Agreement dated as of October 26, 2001 between MABCO
         Steam Company, LLC, and FW Holdings, Inc (previously filed).
  10.32  Loan and Security Agreement dated as of October 26, 2001 by and among the Company, various lenders party thereto, and
         Fleet Capital Corporation as agent for the lenders
         (previously filed).
  10.33  Amended and Restated Loan and Security Agreement, dated as
         of April     , 2002 by and among the Company, various
         lenders party hereto, and Fleet Capital Corporation as agent for the lenders.*

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  12.1   Statement regarding computation of ratio of earnings to
         fixed charges (previously filed).
  21.1   Subsidiaries of the Company (previously filed).
  23.1   Consent of Arthur Andersen LLP, independent public
         accountants (filed herewith).
  23.2   Consent of Kirkpatrick & Lockhart LLP (included in Exhibits
         5.1 and 8.1).
  23.3   Consent of American Appraisal Associates, Inc. (previously filed).
  24.1   Power of Attorney (previously filed as part of signature
         page).
  25.1   Statement of Eligibility of Trustee (filed herewith).
  99.1   Consent and Letter of Transmittal (filed herewith).



---------------


* To be filed by amendment.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

     Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weirton, West Virginia on the 23rd day of April, 2002.


                                          WEIRTON STEEL CORPORATION

                                          By:      /s/ MARK E. KAPLAN
                                            ------------------------------------
                                              Name: Mark E. Kaplan
                                              Title: Vice President and Chief
                                                     Financial
                                                     Officer (Principal
                                                     Financial and
                                                     Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                  TITLE                          DATE
                  ---------                                  -----                          ----
             /s/ JOHN H. WALKER*               President and Chief Executive           April 23, 2002
---------------------------------------------  Officer (Principal Executive
               John H. Walker                  Officer)

             /s/ MARK E. KAPLAN*               Vice President and Chief Financial      April 23, 2002
---------------------------------------------  Officer (Principal Financial and
               Mark E. Kaplan                  Accounting Officer)

             /s/ MICHAEL BOZIC*                Director                                April 23, 2002
---------------------------------------------
                Michael Bozic

            /s/ RICHARD R. BURT*               Director                                April 23, 2002
---------------------------------------------
               Richard R. Burt

       /s/ ROBERT J. D'ANNIBALLE, JR.*         Director                                April 23, 2002
---------------------------------------------
         Robert J. D'Anniballe, Jr.

          /s/ GEORGE E. DOTY, JR.*             Director                                April 23, 2002
---------------------------------------------
             George E. Doty, Jr.

            /s/ MARK G. GLYPTIS*               Director                                April 23, 2002
---------------------------------------------
               Mark G. Glyptis

             /s/ RALPH E. REINS*               Director                                April 23, 2002
---------------------------------------------
               Ralph E. Reins

           /s/ ROBERT S. REITMAN*              Director                                April 23, 2002
---------------------------------------------
              Robert S. Reitman

          /s/ RICHARD F. SCHUBERT*             Director                                April 23, 2002
---------------------------------------------
             Richard F. Schubert

           /s/ THOMAS R. STURGES*              Director                                April 23, 2002
---------------------------------------------
              Thomas R. Sturges

           /s/ RONALD C. WHITAKER*             Director                                April 23, 2002
---------------------------------------------
             Ronald C. Whitaker

            /s/ D. LEONARD WISE*               Director                                April 23, 2002
---------------------------------------------
               D. Leonard Wise


*By:    /s/ MARK E. KAPLAN
     ---------------------------
     Pursuant to Power of
     Attorney

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   3.1   Restated Certificate of Incorporation of the Company
         (incorporated by Reference to Exhibit 3.1 to the Company's
         Registration Statement on Form S-1 filed May 3, 1989,
         Commission File No. 33-28515).
   3.2   Certificate of Amendment to the Restated Certificate of
         Incorporation of the Company (incorporated by reference to
         Exhibit 3.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1994, Commission File No.
         1-10244).
   3.3   By-laws of the Company (incorporated by reference to Exhibit
         3.3 to the Company's Registration Statement on Form S-1
         filed May 3, 1989, Commission File No. 33-28515).
   3.4   Amendment to the By-laws of the Company (incorporated by
         reference to Exhibit 3.2 to the Company's Annual Report on
         Form 10-K for the fiscal Year ended December 31, 1994,
         Commission File No. 1-10244).
   3.5   Certificate of the Designation, Powers, Preferences and
         Rights of the Convertible Voting Preferred Stock, Series A
         (incorporated by reference to Exhibit 3.2 to the Company's
         Annual Report on Form 10-K for the fiscal Year ended
         December 31, 1989, Commission File No. 1-10244).
   3.6   Form of Certificate of Designation, Powers, Preferences and
         Rights of Convertible Redeemable Preferred Stock, Series C
         (filed herewith).
   4.2   Indenture dated as of June 12, 1995 between the Company and
         Bankers' Trust Company, as trustee, relating to $125,000,000 principal amount of 10 3/4% Senior Unsecured Notes due 2005, including Form of Note (incorporated by reference to Exhibit
         4.4 to the Company's Registration Statement on Form S-4
         filed on July 27, 1995, Commission File No. 33-61345).
   4.3   First Supplemental Indenture dated as of August 12, 1996
         between the Company and Bankers' Trust Company, as trustee, relating to the Company's 10 3/4% Senior Unsecured Notes due
         2005 (incorporated by reference to Exhibit 4.1 to the
         Company's Quarterly Report on Form 10-Q for the quarter
         ended June 30, 1996, Commission File No. 1-10244).
   4.4   Indenture dated July 3, 1996 between the Company and
         Bankers' Trust Company, as trustee, relating to the
         Company's 11 3/8% Notes due 2004 (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on
         Form S-4 filed on July 10, 1996, Commission File No.
         333-07913).
   4.5   Form of Indenture between the Company and J.P. Morgan Trust
         Company, National Association, as trustee, relating to the
         Company's 10% Senior Secured Notes due 2008.*
   4.6   Form of Deed of Trust between the Company and Mary Clare
         Eros for the benefit of J.P. Morgan Trust Company, National
         Association, as trustee, relating to the Company's 10%
         Senior Secured Notes due 2008.*
   4.7   Form of First Supplemental Indenture between the Company and
         Bankers' Trust Company, as trustee, relating to the
         Company's 11 3/8% Senior Notes due 2004.*
   4.8   Form of Second Supplemental Indenture between the Company
         and Bankers' Trust Company, as trustee, relating to the
         Company's 10 3/4% Senior Notes due 2005.*
   4.9   Loan Agreement dated November 1, 1989 between the Company
         and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds due 2014 (previously filed).
   4.10  Form of First Amendment to Loan Agreement between the
         Company and the City of Weirton, West Virginia, as issuer, relating to the Series 1989 Bonds due 2014.*
   4.11  Form of Secured Loan Agreement between the Company and the
         City of Weirton, West Virginia, as issuer, relating to the
         Secured Series 2002 Bonds due 2012.*

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   4.12  Form of Deed of Trust between the Company and the City of
         Weirton, West Virginia relating to the Company's Secured
         Series 2002 Bonds due 2012.*
   4.13  Intercreditor Agreement dated            , 2002 among Fleet
         Capital Corporation, as agent, and the trustee under the
         Indenture relating to the 10% Senior Secured Notes due 2008 and the Indenture relating to the Secured Series 2002
         Bonds.*
   4.14  Form of Collateral Agency and Second Lien Intercreditor
         Agreement dated            , 2002 by and among J.P. Morgan
         Trust Company, National Association, as trustee for the
         holders of the Senior Secured Notes and J.P. Morgan Trust
         Company as trustee for the holders of the Secured Series
         2002 Bonds, and J.P. Morgan Trust Company as Collateral
         Agent.*
   4.15  Form of Security Agreement dated            , 2002 among the
         Company, J.P. Morgan Trust Company as trustee for the
         holders of the Senior Secured Notes and the City of
         Weirton.*
   4.16  Indenture of Trust, dated as of November 1, 1989, by and between the City of Weirton and Pittsburgh National Bank, as
         Trustee (filed herewith).
   4.17  Form of Indenture of Trust by and between the City of
         Weirton and J.P. Morgan Trust Company, as Trustee.*
   5.1   Form of Opinion of Kirkpatrick & Lockhart (filed herewith).
   8.1   Tax Opinion of Kirkpatrick & Lockhart LLP (previously
         filed).
  10.1   Redacted Pellet Sale and Purchase Agreement dated as of
         September 30, 1991 between Cleveland-Cliffs Iron Company and the Company (incorporated by reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, Commission File No. 1-10244).
  10.2   Coke Sale Agreement dated December 9, 1996 between the
         Company and USX Corporation (incorporated by reference to
         Exhibit 10.2 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1996, Commission File No.
         1-10244).
  10.3   Note and Warrant Purchase Agreement among MetalSite, Inc.
         and the Company dated as of October 10, 2000 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.4   Securities Purchase Agreement evidencing the sale of a
         portion of the Company's interest in MetalSite L.P.
         (incorporated by reference to Exhibit 2.1 to the Current
         Report on Form 8-K of Internet Capital Group, Inc., filed on
         January 11, 2000, Commission File No. 000-26929).
  10.5   Loan and Security Agreement dated as of November 17, 1999
         among various financial institutions, Bank of America and
         the Company (incorporated by reference to Exhibit 10.5 to
         the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.6   First Amendment dated as of February 29, 2000 to Loan and
         Security Agreement (incorporated by reference to Exhibit
         10.6 to the Company's Annual Report on Form 10-K for the
         fiscal year ended December 31, 2000, Commission File No.
         1-10244).
  10.7   Amended and Restated Receivables Participation Agreement
         among Weirton Steel Corporation, various financial
         institutions and PNC Bank (incorporated by reference to
         Exhibit 10.4 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1999, Commission File No.
         1-10244).
  10.8   Waiver and Amendment No. 2 dated as of August 23, 2000 to
         Amended and Restated Receivables Participation Agreement
         (incorporated by reference to Exhibit 10.8 to the Company's
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 2000, Commission File No. 1-10244).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.9   Amendment No. 3 dated as of March 2, 2001 to Amended and
         Restated Receivables Participation Agreement (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.10  Waiver dated as of November 21, 2000 to Amended and Restated
         Receivables Participation Agreement (incorporated by
         reference to Exhibit 10.10 to the Company's Annual Report on
         Form 10-K for the fiscal year ended December 31, 2000,
         Commission File No. 1-10244).
  10.11  Ball Receivables Participation Agreement dated as of August
         6, 1999 among the Company, various financial institutions
         and PNC Bank (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.12  1984 Employee Stock Ownership Plan, as amended and restated
         (incorporated by reference to Exhibit 10.3 to the Company's
         Annual Report on Form 10-K For the fiscal year ended
         December 31, 1989, Commission File No. 1-10244).
  10.13  1989 Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on
         Form 10-K for the fiscal year Ended December 31, 1989,
         Commission File No. 1-10244).
  10.14  Amendments to the 1984 and 1989 Employee Stock Ownership
         Plans, effective May 26, 1994 (incorporated by reference to
         Exhibit 10.5 to the Company's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1995).
  10.15  Weirton Steel Corporation 1987 Stock Option Plan
         (incorporated by reference to Exhibit 10.5 to the Company's
         Registration Statement on Form S-1 filed May 3, 1989,
         Commission File No. 33-28515).
  10.16  Weirton Steel Corporation 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.17  Deferred Compensation Plan for Directors, as amended and restated through December 1, 2000 (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.18  Weirton Steel Corporation Executive Healthcare Program
         effective date July 1, 1999 (incorporated by reference to
         Exhibit 10.11 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 1999, Commission File
         No. 1-10244.)
  10.19  Weirton Steel Corporation Supplemental Senior Executive
         Retirement Plan (incorporated by reference to Exhibit 10.10 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File No. 1-10244).
  10.20  Weirton Steel Corporation Supplemental Executive Retirement
         Plan (incorporated by reference to Exhibit 10.11 of the
         Company's Annual Report on Form 10-K for the fiscal year
         ended December 31, 1997, Commission File No. 1-10244).
  10.21  Employment Agreement between John H. Walker and the Company dated December 20, 2001 (previously filed).
  10.22  Employment Agreement between David L. Robertson and the
         Company dated February 2000 (incorporated by reference to
         Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
         for the quarter ended June 30, 2000, Commission File No.
         1-10244).
  10.23  Employment Agreement between Mark E. Kaplan and the Company dated December 21, 2001 (previously filed).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.24  Employment Agreement between Thomas W. Evans and the Company dated September 25, 2000 (incorporated by reference to
         Exhibit 10.24 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 2000, Commission File
         No. 1-10244).
  10.25  Employment Agreement between William R. Kiefer and the
         Company dated December 21, 2001 (previously filed).
  10.26  Employment Agreement between Frank G. Tluchowski and the
         Company dated December 21, 2001 (previously filed).
  10.27  Employment Agreement between Edward L. Scram and the Company dated December 21, 2001 (previously filed).
  10.28  Employment Agreement between Michael J. Scott and the
         Company dated December 21, 2001 (previously filed).
  10.29  Form of Stand Still Agreement for certain optionees to refrain from exercising options in exchange for monetary
         compensation (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File No. 1-10244).
  10.30  Purchase Agreement dated as of October 26, 2001 by and among
         MABCO Steam Company, LLC, FW Holdings, Inc., and the Company
         (previously filed).
  10.31  Lease Agreement dated as of October 26, 2001 between MABCO
         Steam Company, LLC, and FW Holdings, Inc. (previously
         filed).
  10.32  Loan and Security Agreement dated as of October 26, 2001 by and among the Company, various lenders party thereto, and
         Fleet Capital Corporation, as agent of the lenders
         (previously filed).
  10.33  Amended and Restated Loan and Security Agreement, dated as
         of April   , 2002 by and among the company, various lenders
         party thereto, and Fleet Capital Corporation as agent for
         the lenders.*
  12.1   Statement regarding computation of ratio of earnings to
         fixed charges (previously filed).
  22.1   Subsidiaries of the Company (previously filed).
  23.1   Consent of Arthur Andersen LLP, independent public
         accountants (filed herewith).
  23.2   Consent of Kirkpatrick & Lockhart LLP (included in Exhibits
         5.1 and 8.1).
  23.3   Consent of American Appraisal Associates, Inc. (previously filed).
  24.1   Power of Attorney (previously filed as part of signature
         page).
  25.1   Statement of Eligibility of Trustee (filed herewith).
  99.1   Consent and Letter of Transmittal (filed herewith).


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* To be filed by amendment.